As filed with the Securities and Exchange Commission on January 5, 2026

Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Twenty One Capital, Inc.

(Exact name of registrant as specified in its charter)

Texas	6199	39-2506682
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Twenty One Capital, Inc.
111 Congress Avenue, Suite 500
Austin, Texas 78701
(206) 552-9859
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System
1999 Bryan Street, Suite 900
Dallas, TX 75201-3136
(214) 979-1172
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq.

Maria Protopapa, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
United Kingdom
+44 20 7519 7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED January 5, 2026

TWENTY ONE CAPITAL, INC.

1.00% Convertible Notes due 2030

Up to 35,068,912 Shares of Class A Common Stock Underlying 2030 Convertible Notes

This prospectus relates to the resale by the selling holders (the “Selling Securityholders”) of up to $486,500,000 in aggregate principal amount of 1.00% convertible senior notes due 2030 (the “Convertible Notes”) issued by Twenty One Capital, Inc. (“Company” or “Pubco” or “Twenty One Capital”), which includes (i) $340,200,000 in aggregate principal amount of Convertible Notes (the “Subscription Notes”) issued pursuant to subscription agreements entered into on April 22, 2025, by and among the Company and Cantor Equity Partners, Inc., a Cayman Islands exempted company (“CEP”), (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Note Investors”, and such subscription, the “Initial Convertible Notes PIPE”), (ii) $100,000,000 in aggregate principal amount of additional Convertible Notes (the “Option Notes”) issued pursuant to an option granted by the Company to Convertible Note Investors pursuant to the Convertible Notes Subscription Agreements on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE (the “Option”), which Option Notes have been fully subscribed for by the Convertible Note Investors and Cantor EP Holdings, LLC, a Delaware limited liability company (the “Sponsor”) (pursuant to the Sponsor Convertible Notes Subscription Agreement (as defined below)), (iii) $46,300,000 in aggregate principal amount of Convertible Notes issued to the upon the consummation of the transactions contemplated by the Business Combination Agreement (as defined below) (the “Closing”) pursuant to the Securities Exchange Agreement (as defined below).

This prospectus also relates to the resale or disposition from time to time by the Selling Securityholders of up to 35,068,912 shares of Class A common stock of Twenty One Capital, par value $0.01 per share (“Class A Common Stock”) issuable upon conversion of the Convertible Notes.

On April 22, 2025, CEP, Twenty One Capital, Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Twenty One Capital (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended on July 26, 2025, the “Business Combination Agreement”).

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Twenty One Capital and the Sponsor entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Twenty One Capital and the Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which the Sponsor agreed to exchange a number of its shares of Class A Common Stock as determined in accordance with the Securities Exchange Agreement (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”) equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Twenty One Capital, CEP and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an engagement letter (as amended by the amendment thereto, dated as of June 25, 2025, the “PIPE Engagement Letter”), which provided, among other matters, CF&Co. may receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement (as defined below), (ii) 1.5% of the gross proceeds received by the Company and CEP pursuant to the April PIPE Investments (as defined below), subject to certain adjustments and (iii) $98,963 in additional consideration. Pursuant to the Securities Exchange Agreement, at Closing, the Sponsor exchanged 4,630,000 shares of Class A Common Stock in exchange for $46,300,000 principal amount of Convertible Notes. CF&Co. did not receive any Engagement Letter Notes.

The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Class A Common Stock or Convertible Notes registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices or as distributions in kind to their members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

We will pay all fees and expenses and fees in connection with the registration of the Class A Common Stock or the Convertible Notes and will not receive proceeds from the sale of the shares of Class A Common Stock or the Convertible Notes by the Selling Securityholders.

Our Class A Common Stock is listed on NYSE under the symbol “XXI.” The Convertible Notes are not, and will not be, listed for trading on any national securities exchange.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2026.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

About This Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the Convertible Notes or shares of Class A Common Stock issuable upon the conversion of the Convertible Notes described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.” The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See the section entitled “Plan of Distribution.”

Basis of Presentation

Twenty One Capital

Twenty One Capital was incorporated in Texas on March 7, 2025, for the purpose of effectuating the Business Combination. The financial statements of Twenty One Capital included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Cep

The financial statements of CEP included in this prospectus have been prepared in accordance with U.S. GAAP.

Twenty One

Twenty One was incorporated in Delaware on March 7, 2025, as a Delaware corporation, and converted into a Delaware limited liability company on April 17, 2025. The financial statements of Twenty One included in this prospectus have been prepared in accordance with U.S. GAAP.

This prospectus contains:

●	the audited financial statements of the Company as of June 30, 2025 and for the period from March 7, 2025 to June 30, 2025 and the unaudited financial statements of Company as of September 30, 2025 and for the three months ended September 30, 2025 and for the period from March 7, 2025 (inception) to September 30, 2025.

●	the audited financial statements of CEP as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 and the unaudited financial statements of CEP as of September 30, 2025 and for the three and nine months ended September 30, 2025 and 2024.

●	the audited financial statements of Twenty One as of April 30, 2025, and for the period from April 17, 2025 (inception) to April 30, 2025 and the unaudited financial statements of Twenty One as of September 30, 2025 and for the three months ended September 30, 2025 and for the period from April 17, 2025 (inception) to September 30, 2025.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the audited and unaudited financial statements of the Company, CEP and Twenty One, as applicable, included in this prospectus.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” and “our” refers to Twenty One Assets, LLC prior to the Business Combination and Twenty One Capital, Inc. and its subsidiaries after giving effect to the Business Combination, as the context suggests. In this document the following terms, when capitalized, have the following meanings, unless the context otherwise requires.

“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.

“Accrual Period” means the actual number of calendar days for the period beginning on and including the applicable Accrual Start Date to, but excluding, the Closing Date.

“Accrual Rate” means the sum of (A) the arithmetic average (rounded to the nearest five decimal places) of the Term SOFR Screen Rate on each U.S. Government Securities Business Day during the Accrual Period and (B) 3.00%.

“Additional PIPE Bitcoin” means the 4,422.688667 Bitcoin purchased by Tether (being equal to 10,500 Bitcoin minus (i) the Initial PIPE Bitcoin, minus (ii) the Option PIPE Bitcoin, and minus (iii) the April In-Kind PIPE Bitcoin).

“Additional PIPE Bitcoin Purchase Price” means an amount equal to the Additional PIPE Bitcoin multiplied by the Signing Bitcoin Price.

“Additional Shares” means additional shares of Class A Common Stock surrendered for conversion under certain circumstances described in the Indenture, increasing the Conversion Rate for the Convertible Notes.

“Affiliate(s)” when used with respect to a particular person, means any other person directly or indirectly controlling, controlled by or under common control with such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Bylaws” means the amended and restated bylaws of Twenty One Capital adopted in connection with Closing.

“Amended and Restated Certificate of Formation” or “Amended and Restated Company Charter” means the amended and restated certificate of formation of Twenty One Capital adopted in connection with Closing.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Agreement executed at Closing by and among Twenty One Capital, CEP, the Sponsor, Tether, Bitfinex and SoftBank.

“Amendment No. 1 to the Business Combination Agreement” means Amendment No. 1 to the Business Combination Agreement, dated as of July 26, 2025, by and among CEP, Twenty One, Twenty One Capital, CEP Merger Sub, the Sellers and, solely for certain limited purposes, SoftBank.

“Anchorage” means Anchorage Digital Bank, NA, a digital asset custodian servicing institution.

“Ancillary Agreement(s)” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit, and the other agreements, certificates and instruments executed or delivered by any of the Parties in connection with or pursuant to the Business Combination Agreement or the Transactions, including the Contribution Agreement, the Sponsor Support Agreement, the Securities Exchange Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Equity PIPE Subscription Agreements, the Convertible Notes Subscription Agreements, the Services Agreement, the Organizational Documents and the SoftBank Purchase Agreement.

“Anniversary Release” means six months after the date of the Closing.

“Applicable Rate” means a percentage (rounded to the nearest five decimal places) obtained by multiplying the Accrual Rate by (A) the Accrual Period, divided by (B) 365 (as mutually agreed by SoftBank and Tether).

“April Equity PIPE” means the issuance and sale by CEP of the April Equity PIPE Shares to the April Equity PIPE Investors which occurred immediately prior to the CEP Merger.

“April Equity PIPE Investors” means the investors that entered into the April Equity PIPE Subscription Agreements with CEP and Twenty One Capital.

“April Equity PIPE Shares” means the 20,000,000 CEP Class A Ordinary Shares issued by CEP to the April Equity PIPE Investors prior to the CEP Merger.

“April Equity PIPE Subscription Agreements” means the Subscription Agreements, dated April 22, 2025, by and among CEP, Twenty One Capital and each of the April Equity PIPE Investors.

“April In-Kind PIPE Bitcoin” means the 259.2396 Bitcoin that certain April Equity PIPE Investors have agreed to contribute to CEP in exchange for April Equity PIPE Shares pursuant to their Equity PIPE Subscription Agreements.

“April PIPE Bitcoin” means, collectively, the Initial PIPE Bitcoin and the Option PIPE Bitcoin.

“April PIPE Bitcoin Cost Amount” means (A) the quotient of (x) the Initial PIPE Bitcoin plus the Option PIPE Bitcoin, in each case valued at the average of the Bitcoin Price for the ten-day period ending on the Business Day immediately prior to the closing of the Twenty One Merger and (y) three, multiplied by (B) the Applicable Rate.

“April PIPE Investments” means, collectively, the April Equity PIPE and the Convertible Notes PIPE.

“ASU 2023-08” means the updated accounting standards issued by the Financial Accounting Standards Board to address accounting and disclosure of certain crypto assets.

“ATS(s)” means alternative trading system.

“Bitcoin Price” or “BRRNY” means with respect to any given day, the CME CF Bitcoin Reference Rate—New York Variant index for such day.

“Bitfinex” means iFinex, Inc., a British Virgin Islands company.

“Board of Governors of the Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States.

“BPS” means a ratio calculated by dividing the amount of Bitcoin held by Twenty One by the outstanding shares of Twenty One Capital Stock.

“BRR” means the rate at which BPS grows over time.

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“Business Combination” or “Transactions” means, collectively, the Mergers and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 22, 2025, by and among CEP, Twenty One, Twenty One Capital, the CEP Merger Sub, the Sellers and, solely for certain limited purposes, SoftBank, as amended by Amendment No. 1 to the Business Combination Agreement.

“Business Combination Marketing Agreement” means the letter agreement, dated August 12, 2024, by and between CF&Co. and CEP.

“Business Day(s)” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Austin, Texas, and the Cayman Islands are authorized to close for business or for purposes of the Pre-Closing Restructuring, any day on which the Delaware Secretary of State is authorized to close for business.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, an affiliate of the Sponsor and CF&Co. and, prior to the Closing, CEP.

“Cantor F&F Sale” means the sale by Tether to the Sponsor of an aggregate of 500,000 shares of Class A Common Stock at a price of $10.00 per share pursuant to the Cantor F&F SPA.

“Cantor F&F SPA” means the sale and purchase agreement, dated as of October 16, 2025, by and between Tether and the Sponsor.

“Cash Settlement” means the settlement by the Company of the conversion of a Convertible Note, in accordance with the terms of the Indenture, by paying the applicable amount of cash to the relevant converting Holder, as further described under “Description of Securities—Convertible Notes—Conversion—Conversion Procedures.”

“Cayman Act” or means the Companies Act (As Revised) of the Cayman Islands.

“CEP” means Cantor Equity Partners, Inc., a Cayman Islands exempted company. CEP merged with and into CEP Merger Sub at Closing.

“CEP Board” means the board of directors of CEP.

“CEP Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of CEP.

“CEP Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of CEP.

“CEP Founder Shares” or “Founder Shares” means, initially, the 2,500,000 CEP Class B Ordinary Shares purchased by the Sponsor for $25,000 in a private placement prior to the CEP IPO; provided that following the Closing, CEP Founder Shares refers to the shares of Class A Common Stock received by the Sponsor in exchange for CEP Class A Ordinary Shares in the CEP Merger, after the conversion of CEP Class B Ordinary Shares into CEP Class A Ordinary Shares pursuant to the CEP Memorandum and Articles and after giving effect to the consummation of the transactions contemplated by the Sponsor Support Agreement and Securities Exchange Agreement.

“CEP IPO” means the initial public offering of the Public Shares by CEP which was consummated on August 14, 2024.

“CEP Memorandum and Articles” means the amended and restated memorandum and articles of association of CEP as of the date hereof, as amended and in effect under the Cayman Act.

“CEP Merger” means the merger of CEP with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Company.

“CEP Merger Sub” means Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly owned subsidiary of Twenty One Capital.

“CEP Ordinary Shares” means collectively, the CEP Class A Ordinary Shares and the CEP Class B Ordinary Shares.

“CEP Plan of Merger” means the plan of merger entered into by CEP Merger Sub, CEP and Twenty One Capital.

“CEP Pre-Closing Statement” means the pre-Closing statement delivered by CEP prior to the Closing in accordance with the Business Combination Agreement.

“CEP Private Placement” means the sale of the 300,000 CEP Class A Ordinary Shares to the Sponsor that occurred concurrently with the CEP IPO.

“CEP Shareholders” means the holders of CEP Ordinary Shares.

“CEP Subsidiary A” means CEP Sub A, Inc., a Delaware corporation and a wholly owned subsidiary of CEP.

“CEP Subsidiary B” means CEP Sub B, Inc., a Delaware corporation and a wholly owned subsidiary of CEP Subsidiary A.

“CEP Surviving Subsidiary” means CEP Merger Sub continuing as the surviving entity after CEP merges with and into CEP Merger Sub in the CEP Merger.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership, the representative of the underwriters in the CEP IPO and an affiliate of the Sponsor, Cantor and, prior to the Closing, CEP.

“CFGM” means CF Group Management, Inc., a New York corporation, the managing general partner of Cantor.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Capitalization” means, pursuant to the Incentive Plan, in each case of an event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares, other change in corporate structure or a similar corporate event affecting the Class A Common Stock.

“CLARITY Act” means the Digital Asset Market Clarity Act passed by the U.S. House of Representatives on July 17, 2025, that is now awaiting Senate action.

“Class A Common Stock” means the shares of class A common stock, par value $0.01 per share, of Twenty One Capital.

“Class B Common Stock” means the shares of class B common stock, par value $0.01 per share, of Twenty One Capital.

“Class A Merger Consideration Shares” means an aggregate number of shares of Class A Common Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price ($84,863.57), divided by (b) $10.00.

“Class B Merger Consideration Shares” means an aggregate number of shares of Class B Common Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price ($84,863.57), divided by (b) $10.00.

“Closing” means the closing of the Transactions.

“Closing Date” means the date of the Closing.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively, whether now existing or hereafter from time to time arising and whether now owned or hereafter from time to time acquired by the Company: (i) the Collateral Accounts; (ii) all Crypto Assets (as defined in the Security Agreement) at any time on deposit in any Collateral Account, including all income, deposits, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing; (iii) any property into which any of the foregoing is converted, whether cash or non-cash proceeds; (iv) any and all other amounts paid or payable under or in connection with any of the foregoing; (v) all “security entitlements” (as defined in Section 8-102(a)(17) of the NYUCC) of Twenty One Capital in any and all of the foregoing; (vi) and all rights, claims and causes of action, if any, that the Company may have against any person in respect of the foregoing.

“Collateral Accounts” means the segregated accounts established by Anchorage holding the collateral as Securities Intermediary, as set out in the Security Agreement.

“Collateral Agent” means Anchorage Digital Bank, N.A.

“Combination Period” means the 24-month period that CEP has to consummate an initial business combination from the closing of the CEP IPO to August 14, 2026, or such earlier date as determined by the CEP Board, or as such date may be extended pursuant to the CEP Memorandum and Articles.

“Combination Settlement” means the settlement by the Company of the conversion of a Convertible Note, in accordance with the terms of the Indenture, by delivering and paying, as applicable, a combination of cash and shares of Class A Common Stock to the relevant converting Holder, as further described under “Description of Securities—Convertible Notes—Conversion—Conversion Procedures.”

“Commodity Exchange Act” means the Commodity Exchange Act of 1936.

“Company” or “Pubco” or “Twenty One Capital” means Twenty One Capital, Inc., a Texas corporation.

“Company Board” means the board of directors of Twenty One Capital.

“Company Stock” means the shares of common stock, par value $0.01 per share, of Twenty One Capital.

“Contribution” means the contribution made immediately prior to Closing, pursuant to the Contribution Agreement, of (i) 24,500 Bitcoin by Tether to Twenty One, and (ii) 7,000 Bitcoin by Bitfinex to Twenty One, for an aggregate contribution of 31,500 Bitcoin.

“Contribution Agreement” means the Contribution Agreement, dated April 22, 2025, by and among Twenty One, Tether and Bitfinex.

“Convertible Note Investors” means the investors that entered into the Convertible Notes Subscription Agreements with CEP and Twenty One Capital.

“Convertible Notes” means the 1.00% convertible senior secured notes due 2030 issued by the Company pursuant to the Indenture.

“Convertible Notes PIPE” means the sale and issuance of Convertible Notes pursuant to the Convertible Notes Subscription Agreements and the agreements with the Sponsor and CF&Co. in an aggregate principal amount of $486,500,000 (inclusive of the Option Notes).

“Convertible Notes Subscription Agreements” means the Subscription Agreements, dated April 22, 2025, by and among Twenty One Capital, CEP and each of the Convertible Note Investors.

“Conversion Date” means the date that the Holder has complied with the requirements of conversion in the Indenture.

“Conversion Price” means as of any date, $1,000, divided by the Conversion Rate as of such date.

“Conversion Rate” means the initial conversion rate determined based on the formula set forth in the Indenture as calculated at the Closing, subject to customary adjustments.

“Corporate Event” means each of a Fundamental Change, Make-Whole Fundamental Change or Share Exchange Event.

“Custody Agreement” means the custody agreement entered into prior to Closing among the Company, Twenty One and the Securities Intermediary regarding the custody of Collateral.

“Deemed Redemption” has the meaning given in “Description of Securities—Conversion—Conversion Upon Call for Redemption.”

“Directors” means the directors of Twenty One Capital from time to time, and each a Director.

“DTC” means The Depository Trust Company.

“Effective Date” means the date this Registration Statement is effective.

“Engagement Letter Notes” means the Convertible Notes, if any, issued to CF&Co. pursuant to the PIPE Engagement Letter.

“Equity PIPE Investors” means, collectively, the April Equity PIPE Investors and the June Equity PIPE Investors.

“Equity PIPE Shares” means the 27,857,143 CEP Class A Ordinary Shares issued by CEP to the Equity PIPE Investors prior to the CEP Merger.

“Equity PIPE Subscription Agreements” means, collectively, the April Equity PIPE Subscription Agreements and the June Equity PIPE Subscription Agreements.

“Equity PIPEs” means, collectively, the April Equity PIPE and the June Equity PIPE.

“ETF(s)” means exchange-traded funds.

“ETP(s)” means exchange-traded products.

“Event of Default” means each of the events as set out in the section “Description of Securities—Event of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the $46,300,000 principal amount of Convertible Notes issued to the Sponsor immediately after the Closing pursuant to the Securities Exchange Agreement.

“Exchange Shares” means the Founder Shares that the Sponsor transferred and assigned to the Company in exchange for the Exchange Notes pursuant to the Securities Exchange Agreement, in an amount of 4,630,000 Class A Common Stock, being equal to the number of CEP Class A Ordinary Shares received by the Sponsor in exchange for its CEP Class B Ordinary Shares and retained by the Sponsor in accordance with the Sponsor Support Agreement, less 3,415,104.

“Ex-Dividend Date” means the first date on which shares of the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, as further described under the Indenture.

“FCA” means the United Kingdom’s Financial Conduct Authority.

“FDIC” means Federal Deposit Insurance Corporation.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-4 Registration Statement” means the registration statement on Form S-4 (File No. 333-290246) filed by the Company and Twenty One with the SEC.

“FSMA 2023” means the Financial Services and Markets Act 2023 adopted and implemented by the United Kingdom in June 2023.

“Fundamental Change” means any of the occurrences as set out in the section “Description of Securities—Fundamental Change Repurchase.”

“Fundamental Change Repurchase Date” means the date specified by the Company pursuant to the Indenture, where if a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Convertible Notes or any portion thereof that is equal to $1,000 or an integral multiple of $1,000.

“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act passed by the U.S. Congress on July 17, 2025, which was signed into law by President Donald Trump on July 18, 2025.

“Governance Agreement” means the Governance Agreement entered into at Closing, by and among the Company, Tether, Bitfinex and SoftBank.

“Governance Term Sheet” means the Governance Term Sheet, dated April 22, 2025, by and among Tether, Bitfinex and SoftBank.

“Holder(s)” or “Securityholder(s)” means the registered holder of a Convertible Note.

“In-Kind PIPE Bitcoin” means, collectively, the April In-Kind PIPE Bitcoin and the June In-Kind PIPE Bitcoin.

“Incentive Plan” means the Twenty One Capital, Inc. 2025 Stock Incentive Plan, adopted at Closing and effective as of December 8, 2025, as amended from time to time.

“Indenture” means the Indenture executed at Closing by the Company, the Collateral Agent and the Trustee.

“Initial Convertible Notes PIPE” means the proposed sale and issuance of the Subscription Notes pursuant to the Convertible Notes Subscription Agreements with an aggregate principal amount of $340.2 million.

“Initial PIPE Bitcoin” means the 4,812.220927 Bitcoin that Tether purchased within ten (10) business days of the execution of the Business Combination Agreement in an amount equal to the Initial PIPE Net Proceeds.

“Initial PIPE Net Proceeds” means $458.7 million, being equal to the aggregate gross cash proceeds of the April PIPE Investments less a holdback of $52 million.

“Insider Letter” means the letter agreement, dated as of August 12, 2024, and as amended, by and among CEP, the Sponsor and the officers and directors of CEP at the time of the CEP IPO.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means United States Inflation Reduction Act of 2022.

“Issue Date” means the date the Convertible Notes are issued.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“June Equity PIPE” means the issuance and sale by CEP of the June Equity PIPE Shares to the June Equity PIPE Investors immediately prior to the CEP Merger.

“June Equity PIPE Investors” means the investors that entered into the June Equity PIPE Subscription Agreements with CEP and Twenty One Capital.

“June Equity PIPE Shares” means the up to 7,857,143 CEP Class A Ordinary Shares issued by CEP to the June Equity PIPE Investors prior to the CEP Merger.

“June Equity PIPE Subscription Agreements” means the Subscription Agreements, dated June 19, 2025, by and among CEP, Twenty One Capital and each of the June Equity PIPE Investors.

x

“June In-Kind PIPE Bitcoin” means the 132.9547 Bitcoin that certain June Equity PIPE Investors have agreed to contribute to CEP in exchange for June Equity PIPE Shares pursuant to their respective June Equity PIPE Subscription Agreements.

“June PIPE Bitcoin” means the 1,381.15799423 Bitcoin that Tether purchased in an amount equal to the June Equity PIPE Net Proceeds.

“June PIPE Bitcoin Cost Amount” means (A) the June PIPE Bitcoin valued at the average of the Bitcoin Price for the ten-day period ending on the Business Day immediately prior to the closing of the Twenty One Merger multiplied by (B) SoftBank’s percentage ownership of Twenty One Capital at the Closing after giving effect to the transfer of the SoftBank Shares pursuant to the SoftBank Purchase Agreement, but excluding the effect of the June Equity PIPE, multiplied by (C) the Applicable Rate.

“June PIPE Bitcoin Sale and Purchase Agreement” means the June PIPE Bitcoin Sale and Purchase Agreement, dated as of June 23, 2025, by and among Twenty One Capital, Tether, SoftBank and CEP.

“June PIPE Net Proceeds” means an amount equal to approximately $147.5 million, being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million.

“Last Reported Sale Price” means the last reported sale price of the Class A Common Stock, as determined and specified under the Indenture.

“Lock-Up Agreement(s)” means the Lock-Up Agreement executed at Closing by the Company and each of the Sellers and SoftBank.

“M&A Engagement Letter” means the letter agreement, dated as of April 22, 2025, by and between CEP and CF&Co. for CF&Co. to provide financial advisory services to CEP in connection with the Business Combination.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (after giving effect to any exceptions to or exclusions from such definition, but without regard to clause (i) of the proviso in clause (2) of the definition of Fundamental Change).

“Maturity Date” means December 1, 2030.

“Measurement Period” means the period prior to the close of business on the business day immediately preceding the date that is six (6) months prior to the Maturity Date, where a Holder may surrender all or any portion of its Convertible Notes for conversion at any time during the five business day period immediately after any five consecutive trading day period.

“Merger Consideration Shares” means the Class A Merger Consideration Shares together with the Class B Merger Consideration Shares.

“Mergers” means the CEP Merger and the Twenty One Merger.

“MiCA” means the European Union’s Markets in Crypto Assets Regulation.

“MLRs” means the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.

“MTM” means marked-to-market.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-U.S. Holder” means a beneficial owner of Convertible Notes and/or Class A Common Stock that is not a U.S. Holder.

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency of the United States.

“Option” means the option granted by the Company during the Option Period to the Convertible Notes Investors to purchase $100,000,000 additional principal amount of Convertible Notes, which was fully subscribed for by Convertible Notes Investors and the Sponsor.

“Option Notes” means the additional Convertible Notes subscribed to by certain Convertible Note Investors and the Sponsor on May 22, 2025, pursuant to the Option.

“Option Period” means the 30-day period from April 22, 2025, to May 22, 2025, during which Convertible Note Investors electing to do so exercised the Option.

“Option PIPE Bitcoin” means the 917.47360612 Bitcoin purchased by Tether within ten (10) Business Days of the end of the Option Period in an amount equal to the Option PIPE Bitcoin Purchase Amount.

“Option PIPE Net Proceeds” means $99,500,000, being an amount equal to the gross proceeds of the Option Notes less a holdback of 0.5% of the gross proceeds of the Option Notes.

“Optional Redemption” means the redemption of all or any portion of the Notes by the Company at the Redemption Price on or after the date that is three years from the Issue Date, in accordance with the provisions of to the Indenture.

“Organizational Documents” means the Amended and Restated Company Charter and the Amended and Restated Bylaws.

“Partial Redemption Limitation” means the requirement that if the Company elects to redeem fewer than all of the outstanding Convertible Notes, at least $25,000,000 aggregate principal amount of Convertible Notes must be outstanding and not subject to Optional Redemption as of the time Twenty One Capital delivers, and after giving effect to the delivery of, the Redemption Notice.

“Parties” means the parties to the Business Combination Agreement, being CEP, Twenty One, Twenty One Capital, CEP Merger Sub, Tether, Bitfinex and SoftBank.

“Permitted Liens” means any:

●	liens which are junior in priority to the lien securing the Convertible Notes and subject to an intercreditor agreement that is on customary terms (as determined by the Company in good faith);

●	liens in favor of the Securities Intermediary (as defined in the Security Agreement);

●	liens for taxes, assessments or governmental charges, claims or levies that are (i) not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor for any such liens described in clause (ii);

●	liens arising or imposed by law, including carriers’, warehousemen’s, landlord’s, mechanics’ liens and other like liens, and customary liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such persons to the Company or any of its subsidiaries and liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

●	liens in favor of a banking institution arising as a matter of law encumbering deposits (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code) that are within the general parameters customary to the banking industry;

●	liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

●	liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

●	liens incurred as a result of a judgment by a court of competent jurisdiction that does not otherwise give rise to an Event of Default under the Indenture;

●	liens arising solely by virtue of the holding of the Collateral by a custodian, including any technical, administrative or contractual liens in favor of such custodian pursuant to the terms of the custodial arrangement; provided that such liens secure only obligations of the custodian in its capacity as such and do not secure any indebtedness; and

●	liens securing the Convertible Notes (other than Additional Notes (as defined in the Indenture)).

“PFIC(s)” means a passive foreign investment company.

“Physical Settlement” means the settlement by the Company of the conversion of a Convertible Note, in accordance with the terms of the Indenture, by delivering the applicable number of shares of Class A Common Stock to the relevant converting Holder, as further described under “Description of Securities—Convertible Notes—Conversion—Conversion Procedures.”

“PIPE” means private investment in public equity.

“PIPE Bitcoin” means the Option PIPE Bitcoin, the Initial PIPE Bitcoin and the June PIPE Bitcoin.

“PIPE Bitcoin Cost Amount” means the April PIPE Bitcoin Cost Amount and the June PIPE Bitcoin Cost Amount.

“PIPE Engagement Letter” means the letter agreement, dated April 22, 2025, by and among CF&Co., CEP and Twenty One Capital, as amended by the amendment thereto, dated as of June 25, 2025, pursuant to which CF&Co. has agreed to provide placement agent services in connection with each of the PIPE Investments and certain future capital markets advisory and other non-financial advisory services to Twenty One Capital.

“PIPE Investments” means the Equity PIPEs and the Convertible Notes PIPE.

“PIPE Investors” means the Equity PIPE Investors and the Convertible Note Investors.

“PIPE Subscription Agreements” means, collectively, the Equity PIPE Subscription Agreements, the Convertible Notes Subscription Agreements and the Sponsor Convertible Notes Subscription Agreement.

“Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of Twenty One Capital.

“prospectus” means this prospectus included in the Registration Statement.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the 10,000,000 CEP Class A Ordinary Shares issued in the CEP IPO.

“QEF” means qualified electing fund.

“Redemption Event” has the meaning set forth in the definition of Sponsor Note.

“Redemption Notice” means a notice delivered by the Company with respect to an Optional Redemption, in accordance with the provisions of the Indenture.

“Registration Statement” or “Resale Registration Statement” means this registration statement on Form S-1 filed by the Company with the SEC to register the resale of the shares of Class A Common Stock underlying the Convertible Notes, of which this prospectus forms a part.

“Regulation S-K” means Regulation S-K of the Securities Act.

“Repurchase Date” means the date where each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash on the date that is three (3) years as of the date of issuance of the Convertible Notes.

“RFIA” Responsible Financial Innovation Act of 2025.

“SAB” means the Staff Accounting Bulletin issued by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Agreement” means the Securities Exchange Agreement executed by and between Twenty One Capital and the Sponsor at Closing.

“Securities Intermediary” means Anchorage, in its capacity as securities intermediary under the Security Agreement.

“Security Agreement” means the Security Agreement executed at Closing by the Company, the Securities Intermediary and the Collateral Agent.

“Sellers” means the shareholders of Twenty One prior to the Closing, being Tether and Bitfinex.

“Selling Securityholder(s)” means Holders of Convertible Notes that may sell any or all of the Convertible Notes as set out in the table in section “Selling Securityholders”.

“Services Agreement” means the Services Agreement executed at Closing by and between the Company and Tether.

“Share Exchange Event” means in each case as a result of which the common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) in accordance with the provisions of the Indenture.

“Share Reserve” means 24,358,536 shares of Class A Common Stock reserved for issuance under the Incentive Plan.

“Signing Bitcoin Price” means $84,863.57 (which is equal to the average Bitcoin Price for the ten-day period ending April 21, 2025, the day prior to the date of the Business Combination Agreement).

“SoftBank” means Stellar Beacon LLC, a Delaware limited liability company.

“SoftBank Bitcoin Amount” means 10,500 multiplied by the Bitcoin Price on the Business Day immediately prior to the closing of the Twenty One Merger.

“SoftBank Purchase Agreement” means the sale and purchase agreement, dated as of April 22, 2025, as amended and restated on June 23, 2025, by and between Tether and SoftBank.

“SoftBank Shares” means an equal number of shares of Class A Common Stock and Class B Common Stock purchased by SoftBank pursuant to the SoftBank Purchase Agreement.

“Sponsor” means Cantor EP Holdings, LLC, a Delaware limited liability company, which is 100% owned by Cantor.

“Sponsor Convertible Notes Subscription Agreement” means the subscription agreement, dated May 22, 2025, by and among the Sponsor, CEP and Twenty One Capital.

“Sponsor Loan” means the amended and restated promissory note entered into by CEP in favor of the Sponsor on November 5, 2024, and effective as of August 12, 2024, evidencing the loan of up to $1,750,000 committed to CEP by the Sponsor to fund CEP’s expenses after the CEP IPO and prior to a business combination relating to investigating and selecting an acquisition target and other working capital requirements.

“Sponsor Note” means the promissory note entered into by CEP in favor of the Sponsor on August 12, 2024, evidencing the loan the Sponsor made to CEP in connection with the consummation of a business combination, an extension of the Combination Period or CEP’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event are added to the Trust Account and paid to the holders of the applicable redeemed Public Shares.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated April 22, 2025, by and among Twenty One Capital, CEP and the Sponsor.

“Sponsor Support Agreement Amendment” means Amendment No. 1 to Sponsor Support Agreement, dated June 25, 2025, by and among Twenty One Capital, CEP and the Sponsor.

“Strike” means Strike Limited.

“Subscription Notes” means Convertible Notes with an aggregate principal amount of $340.2 million.

“TBOC” means the Texas Business Organizations Code.

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate for a three-month tenor administered by CME (or any successor administrator determined by Purchaser in consultation with Seller) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Purchaser in consultation with Seller).

“Tether” means Tether Investments, S.A. de C.V., an El Salvador Sociedad anónima de capital variable.

“Texas Business Combination Law” means the Business Organizations Code adopted by the State of Texas.

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury.

“Trust Account” means the trust account of CEP that holds the net proceeds of the CEP IPO and the CEP Private Placement.

“Trustee” means U.S. Bank Trust Company, National Association.

“Twenty One” means Twenty One Assets, LLC, a Delaware limited liability company.

“Twenty One Class A Interests” means class A common membership interests of Twenty One.

“Twenty One Class B Interests” means class B common membership interests of Twenty One.

“Twenty One Interests” means Twenty One Class A Interests and Twenty One Class B Interests.

“Twenty One Merger” means the merger of Twenty One with and into Twenty One Merger Sub, with Twenty One Merger Sub as the Twenty One Surviving Subsidiary.

“Twenty One Merger Sub” means CEP Merger Sub C, Inc., a Delaware corporation and a wholly owned subsidiary of CEP Subsidiary B.

“Twenty One Surviving Subsidiary” means the surviving company after the Twenty One Merger.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Working Capital Loans” means the funds that the Sponsor or an affiliate of the Sponsor, or certain of CEP’s officers and directors may, but are not obligated to, loan CEP as may be required if the Sponsor Loan is insufficient to cover the working capital requirements of CEP.

Market and Industry Data

In this prospectus, we rely on and refer to industry data, information and statistics regarding the markets in which we compete from publicly available information, industry and general publications and research and studies conducted by third parties. We have taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Finally, while we believe our own internal estimates and research are reliable, and we are not aware of any misstatements regarding such information and data presented in this prospectus, such research has not been verified by any independent source. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding CEP, Twenty One Capital, Twenty One and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	financial results or strategies regarding the Company,

●	Twenty One and the Transactions, the Cantor F&F Sale and statements regarding the anticipated benefits of the Transactions and the Cantor F&F Sale,

●	the assets held by the Company,

●	the price and volatility of Bitcoin,

●	Bitcoin’s growing prominence as a digital asset and as the foundation of a new financial system,

●	the macro and political conditions surrounding Bitcoin,

●	the planned business strategy including Twenty One Capital’s ability to develop a corporate architecture capable of supporting financial products built with and on Bitcoin and future innovations that will replace legacy financial tools with Bitcoin-aligned alternatives,

●	Twenty One Capital’s ability to grow its Bitcoin per share, and Bitcoin return rate,

●	Twenty One Capital’s ability to build Bitcoin financial services and build on top of Bitcoin with high-margin, high-growth cash flow opportunities,

●	Twenty One Capital’s ability to give its shareholders Bitcoin exposure to participate in Bitcoin in the capital markets plans and use of proceeds as well as any potential future capital raises,

●	objectives of management for future operations of Twenty One Capital,

●	the upside potential and opportunity for investors,

●	Twenty One Capital’s plan for value creation and strategic advantages, market size and growth opportunities, technological and market trends, and

●	future financial condition and performance and expected financial impacts of the Transactions and the Cantor F&F Sale.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors,” as well as:

●	the failure of Twenty One Capital to maintain the listing of its securities on NYSE;

●	costs related to the Transactions and as a result of Twenty One Capital becoming a public company;

●	changes in business, market, financial, political and regulatory conditions;

●	risks relating to Twenty One Capital’s operations and business, including the highly volatile nature of the price of Bitcoin;

●	the risk that Twenty One Capital’s stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease at any time after the Closing;

●	risks related to increased competition in the industries in which Twenty One Capital operates;

●	risks relating to significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin;

●	risks relating to the treatment of crypto assets for U.S. and foreign tax purposes;

●	risks that Twenty One Capital experiences difficulties managing its growth and expanding operations;

●	the risks that growing Twenty One Capital’s learning programs and educational content could be difficult;

●	challenges in implementing Twenty One Capital’s business plan including Bitcoin-related financial and advisory services, due to operational challenges, significant competition and regulation;

●	the outcome of any potential legal proceedings that may be instituted against Twenty One Capital or others following the Transactions.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Information contained on or accessible through Twenty One Capital’s website is not a part of this prospectus, and the inclusion of Twenty One Capital’s website address in this prospectus is an inactive textual reference only.

Summary of the Prospectus

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Twenty One’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Twenty One Capital

The Company was incorporated in Texas on March 7, 2025, solely for the purpose of effectuating the Business Combination described herein. As of the Closing, the Company engages in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. The Company’s Class A Common Stock has been listed on NYSE under the ticker “XXI” since December 9, 2025. For descriptions of the Company’s securities, see “Description of Securities.”

The mailing address of the Company’s registered office is 111 Congress Avenue, Suite 500, Austin, Texas 78701 and its telephone number is (206) 552-9859.

The Business Combination and related transactions

On April 22, 2025, CEP, the Company, CEP Merger Sub, Twenty One, Tether, Bitfinex and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement (as amended on July 26, 2025).

Pursuant to the Business Combination Agreement, on December 8, 2025, upon the consummation (the “Closing”) of the Transactions, (i) CEP merged with and into CEP Merger Sub, pursuant to the Plan of Merger, with CEP Merger Sub continuing as the surviving entity, as a result of which CEP Shareholders received one share of Class A Common Stock for each CEP Class A Ordinary Share held by such CEP Shareholder, and (ii) Twenty One merged with and Company Merger Sub, with Company Merger Sub continuing as the surviving company, as a result of which the Sellers received shares of Class A Common Stock and Class B Common Stock in exchange for their membership interests in the Company.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into the SoftBank Purchase Agreement as amended and restated on June 23, 2025 (the “SoftBank Purchase Agreement”), pursuant to which, among other things, immediately following the Closing, Tether transferred to SoftBank 89,106,748 shares of Class A Common Stock and Class B Common Stock (the “SoftBank Shares”), and SoftBank paid Tether a consideration of $999,300,487.76, based on a formula described thereunder.

On October 16, 2025, Tether and the Sponsor entered into the Cantor F&F SPA, pursuant to which, the Sponsor agreed to purchase from Tether, and Tether agreed to sell to the Sponsor, (i) 490,000 shares of Class A Common Stock immediately after the consummation of the CEP Merger, and (ii) 10,000 shares of Class A Common Stock immediately after the completion of the sale of SoftBank Shares, for an aggregate purchase price of $5,000,000 payable in cash. Such shares are subject to the same lock-up terms as the Class A Common Stock that Sponsor received in exchange for the CEP Founder Shares at Closing.

The PIPE Financings

Convertible Notes Subscription Agreements, the Indenture and the Security Agreement

Contemporaneously with the execution of the Business Combination Agreement, Twenty One Capital and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase $340.2 million aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, Twenty One Capital granted the Convertible Note Investors an option to purchase, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, additional Convertible Notes in an aggregate principal amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE. This option was fully subscribed as of the expiration of the Option Period on May 22, 2025 by the Convertible Note Investors and the Sponsor. In addition, in connection with the full exercise of the Option by the Convertible Note Investors and the Sponsor, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its $12,791,000 pro rata allotment of the Option Notes. The Convertible Notes were issued on December 8, 2025. The total aggregate principal value of the Convertible Notes is $486.5 million.

The Convertible Notes are senior, secured obligations of Twenty One Capital and accrue interest at a rate of 1.00% per annum payable semi-annually in arrears and will mature on December 1, 2030, unless earlier converted, redeemed or repurchased. The initial conversion rate was determined based on the formula set forth in the Indenture as calculated at the Closing, of 72.0841 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes. The conversion price is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten consecutive days prior to April 22, 2025, and is subject to a 30% premium. If Twenty One Capital undergoes a Fundamental Change, holders of the Convertible Notes may require Twenty One Capital to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, holders of the Convertible Notes have the right to require Twenty One Capital to repurchase for cash all or any portion of their Convertible Notes beginning three years from the Issue Date at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any.Pursuant to the Security Agreement, subject to certain exceptions, the Convertible Notes are secured by a first priority security interest in 16,116.31574065 Bitcoin representing $1,459.5 million, calculated based on the Bitcoin Price as averaged over the ten consecutive days immediately prior to the Closing.

The descriptions of the terms of the Convertible Notes Subscription Agreements in this section are also applicable to the Sponsor Convertible Notes Subscription Agreement.

Equity PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CEP and Twenty One Capital entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, pursuant to which, at Closing, CEP issued, and the April Equity PIPE Investors purchased, the April Equity PIPE Shares for an aggregate purchase price of $200 million ($10.00 per share). On June 19, 2025, CEP and Twenty One Capital entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which, at Closing, CEP issued, and the June Equity PIPE Investors purchased, the June Equity PIPE Shares for an aggregate purchase price of $165 million ($21.00 per share). Pursuant to the terms of the Business Combination Agreement and the June PIPE Bitcoin Sale and Purchase Agreement, the net proceeds from the Equity PIPEs and the Convertible Notes PIPE were used by Twenty One Capital to purchase the PIPE Bitcoin from Tether.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences generally applicable to the ownership and disposition of the Convertible Notes and Class A Common Stock, see the section entitled “U.S. Federal Income Tax Considerations.”

Emerging Growth Company

As of the date of this prospectus, the Company is an “emerging growth company” as defined in the JOBS Act. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Twenty One Capital has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of shares of Company Stock held by non-affiliates exceeds $700 million as of the last business day of Twenty One Capital’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. The Company intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Twenty One Capital’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Twenty One Capital has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Twenty One Capital, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Twenty One Capital’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Twenty One’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Emerging Growth Company Status.” See “Risk Factors—Risks Related to Being a Public Company—The Company is an “emerging growth company” and a “smaller reporting company.” The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.”

Controlled Company

As of this prospectus, the Company is a “controlled company” under the NYSE rules. Under the NYSE rules, for example, a company may elect to utilize exemptions from certain of NYSE’s corporate governance requirements, as applicable, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. See “Risk Factors—Risks Related to Being a Public Company—Twenty One Capital expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.”

Smaller Reporting Company

We are also a “smaller reporting company,” and we will continue to be a “smaller reporting company” if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosures and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. See “Risk Factors—Risks Related to Being a Public Company—The Company is an “emerging growth company” and a “smaller reporting company.” The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.”

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 7 before making a decision to invest in the Convertible Notes or the Common Stock underlying the Convertible Notes. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks associated with the Company:

●	Twenty One has limited operating history and has not yet produced any revenues, which make it difficult to evaluate Twenty One Capital’s business and future prospects, and Twenty One Capital may not be able to achieve or maintain profitability in any given period.

●	Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.

●	We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.

●	A substantial part of Twenty One Capital’s assets is its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. Although the Company is expected to have certain other operations, the Company will depend on such retained cash and cash equivalents to pay its debts and other obligations.

●	The issuance of additional shares or convertible securities by the Company could make it difficult for another company to acquire the Company, may dilute the ownership of Twenty One Capital shareholders and could adversely affect the price of Class A Common Stock.

●	The Company is an “emerging growth company” and a “smaller reporting company.” The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.

●	Because our Class A Common Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of our Class A Common Stock and Convertible Notes.

●	Tether, Bitfinex and SoftBank, whose interests may conflict with yours, can individually exercise significant influence over the Company. You will have no voting rights of Class A Common Stock except as required by the TBOC and the concentrated ownership of Company Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the TBOC will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Company Stock, and that may adversely affect the trading price of Class A Common Stock.

●	Tether and Bitfinex, through their voting control of Twenty One Capital, are in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

●	Twenty One Capital may or may not pay cash dividends in the foreseeable future.

●	Twenty One Capital is a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.

●	Twenty One Capital’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

●	Twenty One Capital’s obligation to offer to redeem the Convertible Notes upon the occurrence of a Fundamental Change will be triggered only by certain specific transactions, and may discourage a transaction that could be beneficial to the holders of Class A Common Stock and the Convertible Notes.

●	Twenty One Capital may not be able to generate sufficient cash to service all of its indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful or be on commercially reasonable terms, which would materially and adversely affect Twenty One Capital’s financial position and results of operations and Twenty One Capital’s ability to satisfy its obligations under the Convertible Notes.

●	The Indenture contains terms which restrict Twenty One Capital’s current and future operations, particularly its ability to respond to changes or to take certain actions.

●	Our obligation to repurchase the Convertible Notes at the Convertible Note Investors’ option could significantly strain our liquidity and financial condition.

●	The increase in the conversion rate applicable to the Convertible Notes that holders convert in connection with a Make-Whole Fundamental Change or Notice of Redemption may not adequately compensate you for the lost option time value of your Convertible Notes as a result of that Make-Whole Fundamental Change.

●	Liquidity, regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Convertible Notes and the ability of investors to implement a convertible note arbitrage trading strategy.

●	Upon conversion of the Convertible Notes, you may receive less valuable consideration than expected because of the value of Class A Common Stock may decline after you exercise your conversion right but before the Company settles the conversion obligation.

●	The Indenture contains cross-default provisions that could result in the acceleration of all of Twenty One Capital’s indebtedness.

●	A lowering or withdrawal of the ratings assigned to Twenty One Capital’s debt securities by rating agencies, if any, may increase Twenty One Capital’s future borrowing costs and reduce its access to capital.

●	There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture.

●	There is no existing public trading market for the Convertible Notes, and a holder of the Convertible Notes ability to sell such notes will be limited.

●	The accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Twenty One Capital’s reported financial results.

●	The market price of the Class A Common Stock, which may fluctuate significantly, may directly affect the market price for the Convertible Notes.

●	As a holder of the Convertible Notes, you will not be entitled to any rights with respect to the Class A Common Stock, but you will be subject to all the changes made with respect to the Class A Common Stock.

●	The Convertible Notes are convertible into Class A Common Stock, which will not be entitled to voting rights even after the Convertible Notes are converted. As a result, you will be subject to all the risks associated with holding Class A Common Stock.

●	Other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

The Offering

Resale of Class A Common Stock and Convertible Notes

Convertible Notes Offered by the Selling Securityholders	Up to $486,500,000 aggregate principal amount of Convertible Notes.

Class A Common Stock Offered by the Selling Securityholders	Up to 35,068,912 shares of Class A Common Stock underlying the Convertible Notes.

Shares of Class A Common Stock outstanding (as of January 2, 2026)	346,548,153 shares

Offering Prices for Resales	The Selling Securityholders will determine when and how they will dispose of the Convertible Notes and Class A Common Stock registered under this prospectus for resale.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock or Convertible Notes by the Selling Securityholders.

Market for Class A Common Stock	The Company Class A Common Stock is listed on NYSE under the symbol “XXI.”

No Market for Convertible Notes	The Convertible Notes are not, and will not be, listed on any stock exchange.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following events occur, our business, prospects, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” and other similar terms refer to Twenty One Capital and/or Twenty One Assets prior to the Business Combination and Twenty One Capital and its subsidiaries after giving effect to the Business Combination, the context requires.

Risks Related to the Business and Strategy of Twenty One Capital

Twenty One Capital has limited operating history and has not yet produced any revenues, which make it difficult to evaluate Twenty One Capital’s business and future prospects, and Twenty One Capital may not be able to achieve or maintain profitability in any given period.

Twenty One Capital was incorporated as a Texas corporation on March 7, 2025. Twenty One Capital has limited operating history and the volatile nature of the price of Bitcoin, which constitutes a substantial part of our assets, makes it difficult to evaluate our future prospects. Twenty One Capital’s lack of operating history also makes it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including Twenty One Capital’s ability to grow its BPS and BRR, and the market size and growth opportunities in each of Twenty One Capital’s anticipated lines of business.

Twenty One Capital’s initial business strategy depends on its ability to raise capital to continue to acquire additional Bitcoin and fund its learning programs and educational content. Twenty One Capital cannot guarantee its ability to raise additional capital, or to raise additional capital on favorable terms, which may adversely impact our business. See “—Twenty One Capital’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Twenty One Capital’s failure to raise capital when needed could harm its business, operating results and financial condition.”

Twenty One Capital’s ability to generate cash flow is largely dependent on its ability to raise capital to acquire additional Bitcoin and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. Twenty One Capital expects to commence the provision of Bitcoin-related financial and advisory services once it is generating sufficient revenues from its Bitcoin accumulation and management activities. Twenty One Capital’s business strategy may not be realized as quickly as hoped, or even at all. Further, even if we achieve growth, in future periods, that growth could slow or decline for a number of reasons, including, but not limited to, Bitcoin volatility, increased competition, digital coins that compete with and may result in a decline in utilization of Bitcoin or replace Bitcoin, our inability to develop, improve or effectively scale Bitcoin acquisition or the educational programs or financial and advisory services, government regulation or Twenty One Capital’s failure, for any reason, to continue to take advantage of growth opportunities.

Bitcoin market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. There is no assurance that any estimates driving Bitcoin acquisition strategies will accurately reflect any particular level of revenue or growth prospects for Twenty One Capital.

We will encounter risks and difficulties as described in this section. If we do not manage these risks successfully, our business may be adversely impacted. If Twenty One Capital’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change adversely, or if the Company does not address these risks successfully, Twenty One Capital’s operating and financial results could differ materially from its expectations, and its business could suffer. If our revenue growth rate, when we are at a revenue generation stage, were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If we are not able to achieve or maintain positive cash flow from operations, or if the price of Bitcoin declines significantly, our business may be adversely impacted and we may require additional financing, which may not be available on favorable terms or at all, may restrict the distribution of dividends or other payments to shareholders, or may be dilutive to our shareholders.

Twenty One Capital may not be able to successfully execute its business strategies.

A significant part of Twenty One Capital’s strategy is Bitcoin acquisition, however:

●	our acquisition strategy is susceptible to various risks associated with Bitcoin, including volatility;

●	we may compete with others to acquire Bitcoin, and as competition increases, decreased availability or increased prices for acquisition could result;

●	we may experience difficulty in anticipating the timing and availability of Bitcoin acquisition;

●	we may not be able to obtain further financing, on favorable terms or at all, to finance any of our potential Bitcoin acquisitions; and

●	we may not be able to generate the cash necessary to execute our Bitcoin acquisition strategy.

The occurrence of any of these factors could adversely affect our Bitcoin acquisition strategy.

Twenty One Capital also expects to develop learning programs and educational content geared towards greater adoption of Bitcoin, and in the future Bitcoin-related financial and advisory services, both of which are subject to significant risks. See “—We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.” See also “We seek to engage in the future in other Bitcoin-related activities, including Bitcoin-related financial and advisory services, Bitcoin-related debt and equity structured products and Bitcoin-related lending activities, all of which are subject to regulation. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation.”

Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.

Our operating results are dependent on the broader Bitcoin economy. Due to the rapidly evolving nature of digital assets and the volatile price of Bitcoin, which has experienced and continues to experience significant volatility, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Bitcoin economy. We expect that our operating results will fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

●	fluctuations in the price of Bitcoin, of which we have significant holdings, and in which we expect we will continue to make significant purchases and announcements about our transactions in Bitcoin;

●	regulatory, commercial and technical developments related to Bitcoin or the Bitcoin blockchain;

●	investor perception of Twenty One Capital, including as compared to investment vehicles that are designed to track the price of Bitcoin, such as spot Bitcoin ETPs;

●	changes in the legislative or regulatory environment or actions by U.S. or Non-U.S. governments or regulators, including fines, orders or consent decrees;

●	regulatory changes or scrutiny that impact our ability to offer certain products or services;

●	pricing for or temporary suspensions of products and services we expect to offer in the future in accordance with our strategy;

●	investments we may make in the development of products and services, and sales and marketing;

●	market conditions of, and overall sentiment towards, Bitcoin, including negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example: (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) previous, pending, or expected civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem, including the SEC’s dismissed enforcement actions against Coinbase, Inc., Payward Ventures, and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations and other actors related to the energy resources consumed in the Bitcoin mining process;

●	the fact that Bitcoin holdings have been and may continue to be concentrated among Bitcoin treasuries, in particular that the largest Bitcoin wallets are believed to hold, in aggregate, a significant percentage of the Bitcoin in circulation; it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Bitcoin, even if they individually only hold a small amount; concentrated Bitcoin holdings may permit large holders of Bitcoin, alone or in coordination, to manipulate the price of Bitcoin by restricting or expanding the supply of Bitcoin; or the market price of Bitcoin may be susceptible to large sales or distribution by such holders, whether purposeful or forced as a result of such holders becoming illiquid; and the concentration of Bitcoin holdings, and susceptibility to such holders, may also erode investor confidence in Bitcoin and investment strategies of Bitcoin treasuries;

●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection, such as FTX Trading Ltd., which in late 2023 and early 2024 sold several billion dollars worth of digital assets, including Bitcoin, and the transfer and sale of Bitcoin associated with significant hacks, seizures or forfeitures, such as the transfers of Bitcoin to (a) creditors of the hacked cryptocurrency exchange Mt. Gox which began in July 2024, (b) claimants following restitution proceedings allocating $9 billion of recovered Bitcoin related to a 2016 hack of Bitfinex, (c) the German government following the seizure of about 50,000 Bitcoin in January 2024 from the operator of the website Movie2k.to, or (d) the government of the United Kingdom after £5 billion worth of Bitcoin seizures from criminal defendants, (e) the United States government after the Southern District of New York seized 51,680 Bitcoin in late 2021 and early 2022 from a defendant convicted of wire fraud or (f) the U.S. Department of Justice which in January 2025 gained approval from the Northern District Court of California to liquidate 69,370 Bitcoin seized from the Silk Road marketplace; and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin ETPs;

●	macroeconomic conditions, including interest rates, inflation and central banking policies;

●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

●	the development and introduction of existing and new products and services by our competitors;

●	competition from other digital assets that exhibit better speed, security, scalability or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions, such as the temporary or total loss of value of the stablecoins Terra USD, USDT and USDC in recent years, including to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

●	disruptions, failures, unavailability or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading Ltd. that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance Holdings Ltd. discontinuing all fiat deposits and withdrawals in the U.S.;

●	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto;

●	the development and introduction of new products and services by us;

●	our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;

●	system failure, outages or interruptions, including with respect to our Bitcoin custodian and our platforms, including those due to third-party actions;

●	our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses or other similar software failures, outages, breaches and losses;

●	breaches of security or privacy;

●	further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

●	transaction congestion and fees associated with processing transactions on the Bitcoin network;

●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing or new applications of current knowledge in these fields, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective;

●	legal, commercial and regulatory uncertainty regarding Bitcoin and other digital assets due to their novelty, see “—Bitcoin and other digital assets are novel assets, which expose the Company to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Twenty One Capital’s financial position, operations and prospects”;

●	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict and the broadening of the Israel-Hamas conflict to other countries in the Middle East;

●	our ability to establish and maintain any future partnerships, collaborations, joint ventures or strategic alliances with third parties; and

●	our ability to attract and retain talent.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

Further, we cannot predict what further action may be taken with respect to tariffs or trade relations between the U.S. and other governments. Any such changes could fundamentally alter the competitive and regulatory landscape in which we operate, and political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets, all of which could potentially having a material adverse effect on our business, financial condition and results of operation.

In addition, the stock market and the markets for both Bitcoin-influenced and technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in those markets. In particular, future trading prices in Class A Common Stock may reflect market dynamics that are not connected to valuation methods commonly associated with operating companies in similar industries or with companies engaged predominantly in passive investments in Bitcoin or other commodities, such as ETFs. Equity market capitalizations of other such companies are often in excess of stockholders’ equity calculated in accordance with U.S. GAAP, and in excess of valuations that might traditionally be expected based on their operating performances, cash flows and net assets. Investors may therefore be unable to assess the value of the shares of Class A Common Stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. We cannot predict how these dynamics may evolve over time, or whether or how long they may last. These market and industry factors may significantly harm the market price of Class A Common Stock, regardless of our actual operating performance. Further, to the extent that a market develops in the Convertible Notes, the trading prices of the Convertible Notes will likely be affected by the trading prices of our Class A Common Stock, and therefore, the Convertible Notes trading prices will also likely be affected by these factors.

Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin.

Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin, including the following:

Bitcoin is a highly volatile asset. For example, based on BRRNY, Bitcoin has traded below $77,000 per Bitcoin and above $125,000 per Bitcoin over the course of 2025. The trading price of Bitcoin significantly increased during 2024 and has traded between approximately $40,000 and $105,000 per Bitcoin. As of November 1, 2025, the price of Bitcoin had increased by over 2,800% in U.S. dollar terms since January 1, 2019. However, Between November 1, 2025 and December 31, 2025, BRRNY dropped from $110,040.70 to $87,315.53, according to Bloomberg. Volatility may continue in the future and historical trends could reverse dramatically. See “—Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.” See also “—We may suffer losses due to abrupt and erratic market movements.”

Bitcoin does not pay interest, dividends or other returns and we can only generate cash from our Bitcoin holdings if we sell our Bitcoin or implement strategies to create income streams or otherwise generate cash by using our Bitcoin holdings, for example, through provisions of financial and advisory services that we may offer in the future. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our Bitcoin holdings, and any such strategies may subject us to additional risks.

Our Bitcoin holdings may significantly impact our financial results and in turn may impact the market price of Class A Common Stock. If we continue to increase our overall holdings of Bitcoin relative to the other parts of our business in the future, our Bitcoin holdings will have an even greater impact on our financial results and the market price of Class A Common Stock. We intend to purchase additional Bitcoin and increase our overall holdings of Bitcoin in the future. The concentration of our Bitcoin holdings limits the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Bitcoin acquisition strategy. See “—Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.” See also “—We may suffer losses due to abrupt and erratic market movements.”

Our Bitcoin acquisition strategy has not been tested by us to date. While certain issuers have operating histories that involve a Bitcoin acquisition strategy that may be comparable to the Bitcoin acquisition strategy the Company executes, these have not been tested over an extended period of time or under different market conditions. We will continuously examine the risks and rewards of our Bitcoin acquisition strategy. For example, although we believe Bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our Bitcoin acquisition strategy or actions we undertake to implement it. If Bitcoin Prices were to decrease or our Bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations and the market price of Class A Common Stock may be materially adversely impacted. See also “—A significant decrease in the market value of our Bitcoin holdings could adversely affect our ability to satisfy our financial obligations.”

Our Bitcoin acquisition strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes the inability or refusal of a counterparty to perform for any reason, including because of a deterioration in the counterparty’s financial condition and liquidity. Custodians, or other counterparties might fail to perform in accordance with the terms of future agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses. Although we implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the Bitcoin in custody accounts at U.S.-based, custodians that service institutions and negotiating contractual arrangements intended to establish that our property interest in custodially-held Bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. While all of our custodians are expected to be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. If our custodially-held Bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such Bitcoin and this may ultimately result in the loss of the value related to some or all of such Bitcoin. Even if we are able to prevent our Bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our Bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of Class A Common Stock.

Our primary counterparty risk with respect to our Bitcoin is expected to be custodian performance obligations under the custody arrangements we will enter into. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our Bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our Bitcoin, could have a material adverse effect on our business, prospects, financial condition and operating results. See “—The Company faces risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin. If Twenty One Capital or its third-party service providers, including Anchorage, experience a security breach or cyberattack and unauthorized parties obtain access to the Company’s Bitcoin, or if Twenty One Capital’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, the Company may lose some or all of its Bitcoin and Twenty One Capital’s financial condition and results of operations could be materially adversely affected.”

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price and use of Bitcoin. For example, a series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, BlockFi Lending, Core Scientific, FTX Trading, Alameda Research and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Silicon Valley Bank, Signature Bank and Silvergate Bank, the potential of SEC enforcement actions, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlements of lawsuits by the New York Attorney General against Galaxy Digital Holdings, Genesis Global Capital, Genesis’ parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, had highlighted the counterparty risks applicable to owning and transacting in digital assets. Bankruptcies, closures, liquidations and other events may impact our access to Bitcoin and could negatively impact the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price and use of Bitcoin, limit the availability to us of financing collateralized by Bitcoin or create or expose additional counterparty risks.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. See “—Bitcoin and other digital assets are novel assets, which expose the Company to significant legal, commercial, regulatory and technical uncertainty, which could materially and adversely affect Twenty One Capital’s financial position, operations and prospects.”

A significant decrease in the market value of our Bitcoin holdings could adversely affect our ability to satisfy our financial obligations.

As of the Closing, our outstanding indebtedness was $486.5 million. As part of our Bitcoin strategy, we may incur or continue to incur additional indebtedness and other fixed charges. If our businesses do not generate cash flow in future periods sufficient to satisfy our financial obligations, including our debt and other financial obligations, we intend to fund our obligations using cash flow generated by equity or debt financings. Our ability to obtain equity or debt financing may in turn depend on, among other factors, the value of our Bitcoin holdings, investor sentiment and the general public perception of Bitcoin, our strategy and our value proposition. Accordingly, a significant decline in the market value of our Bitcoin holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact our ability to secure sufficient equity or debt financing to satisfy our financial obligations, including our debt and other financial obligations. These risks could materialize at times when Bitcoin is trading below its carrying value on our most recent balance sheet or below our cost basis. As Bitcoin constitutes a substantial part of our balance sheet, if we are unable to generate revenue from our anticipated development of Bitcoin-related learning programs and educational content or, in the future, Bitcoin-related financial and advisory services or secure equity or debt financing in a timely manner, on favorable terms, or at all, we may be required to sell Bitcoin to satisfy these obligations. Any such sale of Bitcoin may have a material adverse effect on our operating results and financial condition, and could impair our ability to secure additional equity or debt financing in the future. Our inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our Bitcoin in amounts and at prices sufficient to satisfy our financial obligations, including our debt service obligations, could cause us to default under such obligations. Any default on our indebtedness may have a material adverse effect on our financial condition.

The Company operates in a highly competitive environment and competes against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Twenty One Capital’s business, operating results and financial condition may be adversely affected if the Company is unable to compete effectively.

The digital assets industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Bitcoin-based services. Our main competition falls into the following categories:

●	traditional financial firms that have entered the Bitcoin market in recent years and offer overlapping features targeted at our future customers;

●	financial technology providers that do not focus on Bitcoin and may attempt to position themselves as a safer alternative to our future products and services;

●	companies with significant Bitcoin holdings; and

●	companies focused on the Bitcoin market, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new Bitcoin-based products and services due to a different standard of regulatory scrutiny.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

The range of options to gain exposure to Bitcoin may expand in the future. If investors choose to gain such exposure through ETPs, companies with significant Bitcoin holdings or other similar strategies, rather than shares of Class A Common Stock, Twenty One Capital’s business, operating results and financial condition may be adversely affected.

Investors may view Class A Common Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of Class A Common Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level as we may be, or the other risks that may affect other parts of our business. Additionally, unlike spot Bitcoin ETPs, we (i) use BPS and BRR and do not seek for our shares of Class A Common Stock to passively track the value of the underlying Bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Texas corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our Bitcoin holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Class A Common Stock. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures ETFs, leveraged Bitcoin futures ETFs and similar vehicles offered on international exchanges, any premium or discount in Class A Common Stock relative to the value of our Bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for Bitcoin and other digital assets could have a material adverse effect on the market price of Class A Common Stock.

We may suffer losses due to abrupt and erratic market movements.

The Bitcoin market has been characterized by significant volatility and unexpected price movements, and has previously experienced significant declines. Bitcoin may become more volatile and less liquid in a very short period of time. As previously discussed in this section, a series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. See “Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.”

These bankruptcies, closures, liquidations and other events have created significant volatility in the markets for cryptocurrency generally and for Bitcoin particularly. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of Bitcoin, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of Bitcoin, as well as the lack of a standard price, could lead consumers to see Bitcoin as an unsafe asset. In addition, if we were to attempt to monetize the Bitcoin we hold on our balance sheet, such price volatility could lead to trading losses, impacting our financial position.

For example, based on the BRRNY index, on May 31, 2024, the price of Bitcoin was $67,488.19 On December 31, 2025, the price of Bitcoin was $87,315.53. Between those dates, Bitcoin experienced significant volatility. For example, on August 1, 2024, the price of Bitcoin was $63,212.98, and on August 5, 2024, the price of Bitcoin was $53,127.99. On August 23, 2024, the price of Bitcoin had risen again to $63,575.17. In 2023, price swings were even more drastic, with prices as low as $16,606 at the beginning of the year and as high as $44,103 at the end of the year. Such volatility will impact the overall value of our business and could cause volatility in the price of our stock.

The trading volume of Bitcoin typically increases during periods of extreme volatility. For example, in the days following the U.S. federal elections in November 2024, the price of Bitcoin rose sharply from $69,289.27 on November 2, 2024, to $87,250.43 on November 14, 2024, and volumes increased from $18,184,612,091 to $87,616,705,248 during that time period according to aggregate data from US exchange markets collected by CoinMarketCap. Such volume increases can lead to extreme pressures on trading platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms, and we may experience outages. Outages can lead to increased service expense, can cause reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which we may be responsible, any of which could harm our business.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Twenty One Capital’s business.

As a result of our Bitcoin acquisition strategy, a substantial part of our assets is concentrated in our Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on our financial condition. As of December 31, 2024, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to Bitcoin.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency project was made available to consumers in January 2022, and governments including the United States, the European Union, and Israel have been discussing the potential creation of new central bank digital currencies. Whether or not they incorporate blockchain or similar technology, central bank digital currencies, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

The Company is highly dependent on the services of Jack Mallers, who is our Chief Executive Officer and President.

The Company is highly dependent on the services of Jack Mallers, who is our Chief Executive Officer and President. Although Jack Mallers spends a substantial portion of his business time and attention on the Company and is highly active in our management, he does not devote his full time and attention to Twenty One Capital. Jack Mallers continues to remain Chief Executive Officer of Zap Solutions Holding, Inc. and its direct or indirect subsidiaries (doing business as Strike). As a result, he may devote less time to us than if he was not engaged in other business activities; he owes fiduciary duties to our shareholders, and may owe fiduciary duties to shareholders of other companies with which he may be affiliated. Further, there may be potential competition between the products Twenty One Capital may offer in the future and products that Strike currently offers, or may offer in the future. We do not have “key person” life insurance policies. Jack Mallers is not bound by his employment agreement for any specific term and, if we are unable to retain him, we may not be able to successfully attract and retain a qualified replacement. If we are not successful in managing these risks, our business, financial condition and operating results may be harmed.

The Company relies on Tether, which has a controlling interest in the Company, for certain administrative and operational services.

The Company relies on Tether to provide certain services including information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services, pursuant to the terms of the Services Agreement at a cost of $30,000 per calendar quarter, which was entered into in connection with the consummation of the Business Combination. Tether may have interests that are not aligned with our interests or the interests of our other shareholders and which could affect Tether’s performance of services to Twenty One Capital.

In the event of a default under or termination of the Services Agreement, we may be unable to contract with substitute service providers on similar terms, in a timely fashion, or at all, and the costs of substituting service providers may be substantial. In addition, a substitute service provider may not be able to provide the same level of services due to a lack of pre-existing knowledge or synergies. Any termination of our relationship with Tether, or decrease in provision of services by Tether, and any delay in appointing or finding a suitable replacement provider, if one exists, could adversely and negatively impact our business.

Stablecoins compete with Bitcoin in certain ways. Tether, our controlling shareholder, currently operates the largest stablecoin by market capitalization. There can be no assurance we will not experience competition from Tether.

Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Stablecoin is generally seen as more suitable for digital financing, specifically for transaction payments and business settlements, which accounts for its growing market share among digital currencies, and there have been significant developments in the U.S. stablecoin regulatory environment that may result in an increase in competition. Additionally, Tether, our controlling shareholder, operates the largest stablecoin by market capitalization. There can be no assurance we will not experience competition from Tether, including on any future Bitcoin-related financial or advisory services we may offer that may compete with any future products or services Tether may offer.

Twenty One Capital’s Bitcoin holdings are less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Twenty One Capital.

A substantial part of Twenty One Capital’s assets are Bitcoin. Pursuant to the Indenture for the Convertible Notes issued at Closing, 16,116.31574065 Bitcoin, being the number of Bitcoin equal to the aggregate principal amount of all Convertible Notes issued at Closing multiplied by 3, and then divided by the BRRNY as averaged over the ten consecutive days immediately prior to the Closing, are held as collateral to the Convertible Notes. The Bitcoin that serves as collateral to the Convertible Notes cannot be used as a source of liquidity for Twenty One Capital.

Further, historically, the Bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Bitcoin at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022, although the Coinbase, Inc. exchange has, to date, not done so. As a result, our Bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, Bitcoin held by custodians, including our custodians, does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans, bonds or other capital raising transactions collateralized by our unencumbered Bitcoin or otherwise generate funds using our Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If we are unable to sell our Bitcoin, enter into additional capital raising transactions using unencumbered Bitcoin as collateral, or otherwise generate funds using our Bitcoin holdings, or if we are forced to sell our Bitcoin at a significant loss, in order to meet our debt obligations, or our working capital requirements, our business and financial condition could be negatively impacted.

The Company faces risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin. If Twenty One Capital or its third-party service providers, including Anchorage, experience a security breach or cyberattack and unauthorized parties obtain access to the Company’s Bitcoin, or if Twenty One Capital’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, the Company may lose some or all of its Bitcoin and Twenty One Capital’s financial condition and results of operations could be materially adversely affected.

We hold our Bitcoin with a regulated custodian that has duties to safeguard our private keys. Generally, custodial services contracts do not restrict the ability to reallocate Bitcoin among custodians. However, all of the Bitcoin that we own is initially held in custody accounts at Anchorage, a digital asset custodian servicing institution. In light of the significant amount of Bitcoin we hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our Bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable or take other measures to custody our Bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services could be materially adversely affected.

Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets held in cold storage, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to Twenty One Capital, and may not be available or sufficient to protect Twenty One Capital from any or all possible losses or sources of losses.

Insurance to cover losses of our Bitcoin holdings will likely only cover a small fraction of the value of the entirety of the Bitcoin holdings, and there can be no guarantee that such insurance may be obtained or maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our Bitcoin. Moreover, our use of custodians exposes us to the risk that the Bitcoin our custodians will hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we will maintain related to our Bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

Security breaches and cyberattacks are of particular concern with respect to our Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase, Inc. exchange, although the flaw was subsequently fixed and Coinbase, Inc. reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading Ltd. digital asset exchange and reportedly stole over $400 million in digital assets from customers. In 2024, hackers stole an estimated total of $2.2 billion in digital assets from cryptocurrency platforms. In February 2025, $1.5 billion of digital assets was stolen from a single cryptocurrency exchange, Bybit, operated by Bybit Fintech Limited. A successful security breach or cyberattack could result in:

●	a partial or total loss of our Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Bitcoin;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties may attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time or until launched against a target and we may not be able to implement adequate preventative measures. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.

Our limited insurance protection exposes us and our shareholders to the risk of loss of our Bitcoin for which no person is liable.

We do not expect to maintain insurance coverage for our Bitcoin holdings, which are held in custody by our custodians. Therefore, a loss may be suffered with respect to our Bitcoin that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us. Our future custodians may maintain a certain insurance coverage of such types and amounts as they assert to be commercially reasonable for their custodial services provided under our custody agreements with them, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft. However, such insurance coverage may be insufficient to protect us against all losses of our Bitcoin holdings held in custody with our custodians, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. Therefore, a loss may be suffered with respect to our Bitcoin that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us.

The accounting treatment of our Bitcoin holdings is likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.

In December 2023, the Financial Accounting Standard Board (“FASB”) issued ASU 2023-08, effective for fiscal years beginning after December 15, 2024. The Company is required to adopt ASU 2023-08, which will require us to measure in-scope crypto assets (including our Bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our Bitcoin in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our Bitcoin holdings, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of Bitcoin, we expect ASU 2023-08 to have a material impact on our financial results in future periods, including the volatility of our financial results, and affect the carrying value of our Bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of Class A Common Stock (and correspondingly, any trading prices of the Convertible Notes).

Additionally, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. In January 2025, the staff of the SEC issued SAB No. 122 (“SAB 122”), which rescinds the previously issued interpretive guidance included within SAB 121.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results and financial condition.

Bitcoin and other digital assets are novel assets, which expose the Company to significant legal, commercial, regulatory and technical uncertainty, which could materially and adversely affect Twenty One Capital’s financial position, operations and prospects.

Bitcoin and other forms of digital assets are relatively novel and have been the source of much regulatory uncertainty, resulting in differing definitional outcomes without a single unifying statement, which subjects them to significant uncertainty that could adversely impact their price.

Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. Certain governments have prohibited certain digital asset activities or have severely curtailed the use of digital assets by prohibiting the acceptance of payment in Bitcoin and other digital assets for consumer transactions and barring banking institutions from accepting deposits of digital assets. Other nations, however, allow digital assets to be used and traded without restriction. In some jurisdictions, such as in the United States, digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. There is a risk that relevant authorities in any jurisdiction may impose more onerous regulation on Bitcoin, for example banning its use, regulating its operation or otherwise changing its regulatory treatment. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that may introduce a cost of compliance, or have a material impact on our business model, and therefore impact our financial performance and shareholder returns and/or adversely affect the price of Bitcoin. The U.S. federal government, states, regulatory agencies and foreign countries have recently enacted and may also enact additional new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin, the ability of individuals or institutions such as us to own or transfer Bitcoin and/or the competitive landscape for our products and services. For example:

●	On January 23, 2025, President Trump signed an Executive Order to promote the growth and use of digital assets, blockchain technology and related technologies across all sectors of the economy. Among other things, the Executive Order established a working group comprised of representatives from key federal agencies, tasked with developing a federal regulatory framework for digital assets and evaluating measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries. On July 30, 2025, the working group published a report on strengthening American leadership in digital financial technology, which recommended several regulatory and legislative proposals to advance President Trump’s January 2025 Executive Order. The Executive Order also instructed the U.S. Department of Treasury, the SEC, and other relevant agencies to identify regulations, guidance, documents, orders and other items affecting the digital asset sector and submit recommendations for what should be rescinded, modified or, to the extent applicable, adopted into regulations. Additionally, it revoked President Biden’s prior Executive Order from March 9, 2022, relating to cryptocurrencies, and all policies, directives and guidance issued pursuant to that Executive Order, including the Department of the Treasury’s framework for international engagement on digital assets issued on July 7, 2022, and the White House framework for digital asset development released on September 16, 2022. The establishment of a new working group within the National Economic Council to propose a federal regulatory framework for digital assets could lead to significant changes in market structure, oversight, consumer protection and risk management. The evolving regulatory environment may pose challenges to our operations, particularly if new regulations introduce additional compliance costs or restrict certain activities.

●	There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets, including certain legislation to establish a federal supervisory framework for payment stablecoins. With respect to stablecoins, on July 17, 2025, the U.S. Congress passed the Guiding and Establishing National Innovation for U.S. Stablecoins Act (“GENIUS Act”), which was signed into law by President Donald Trump on July 18, 2025. The GENIUS Act introduces the first federal regulatory framework for payment stablecoins, addressing consumer protection, financial stability, national security and anti-money laundering compliance, and establishes prudential requirements for the issuance, reserve backing and supervision of U.S.-dollar-pegged stablecoins. However, it is not yet in effect and certain provisions depend on final implementing regulations, which are issued by the primary federal stablecoin regulators. As a result, we may be subject to certain regulatory requirements and restrictions. This may implicate new costs for us and our management may have to devote increased time and attention to regulatory matters or change aspects of our business. Additionally, the regulatory treatment of fiat-backed stablecoins across other jurisdictions remains uncertain.

●	Increased regulation may also result in limitations on the use cases of Bitcoin. In addition, regulatory developments may require us to comply with certain existing and new regulatory regimes, such as if any of our activities cause us to be deemed a “money service business” under the regulations promulgated by the Financial Crimes Enforcement Network of the United States under the authority of the U.S. Bank Secrecy Act, including those that would require us to implement certain anti-money laundering programs, submit certain reports to Financial Crimes Enforcement Network of the United States and maintain certain records.

●	In addition to the stablecoin legislation, the U.S. Congress has continued to take steps towards enacting legislation regarding the digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the Digital Asset Market Clarity Act (“CLARITY Act”), which—if ultimately enacted—would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” and is now awaiting Senate action. Additionally, the U.S. Senate Committee on Banking, Housing, and Urban Affairs also released an initial discussion draft of the Responsible Financial Innovation Act of 2025 (“RFIA”) in July 2025, and a second discussion draft in September 2025, which is currently under negotiation. The RFIA proposes a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction, enhancing consumer protections and fostering innovation. It seeks to resolve whether digital assets should be regulated as securities or commodities by introducing a classification system based on decentralization and functionality. Under this classification system, more decentralized digital assets would be regulated by the CTFC and more centralized digital assets would be regulated by the SEC. The classification of digital assets under the RFIA would be subject to change over time under the classification system. However, the RFIA materially differs from the CLARITY Act by providing a more significant role for the SEC to determine the classification of a crypto-asset, and it is an open question as to how the Senate will proceed.

●	The U.S. federal banking agencies have revoked prior guidance that restricted the ability of financial institutions to engage in digital asset related activities. On March 7, 2025, the Office of the Comptroller of the Currency (“OCC”) issued a letter rescinding its previous guidance that required national banks and federal savings associations to receive prior written non-objection before engaging in crypto-asset-related activities, and reaffirmed these institutions are permitted to provide crypto-asset custody, hold stablecoin reserves and use distributed ledger and stablecoins to engage in payment activities. On March 28, 2025, the Federal Deposit Insurance Corporation (“FDIC”) issued a letter rescinding a previous letter from 2022 that required prior notification from FDIC-supervised institutions that wanted to engage in crypto-related activities, and confirmed that such institutions may engage in certain permissible digital assets-related activities, if they adequately manage the associated risks (including market and liquidity, operational and cybersecurity and anti-money laundering risks). On April 24, 2025, the Board of Governors of the Federal Reserve System of the United States (“Board of Governors of the Federal Reserve”) announced that it had withdrawn previous guidance that required state member banks to provide advance notification and, in certain cases, obtain nonobjections to engage in certain crypto-asset and dollar-token activities. In July 2025, the OCC, the Board of Governors of the Federal Reserve, and the FDIC issued a statement for banking organizations regarding the safekeeping of digital assets, which focused on how existing laws, regulations and risk management principles apply to such activities, and signaled additional progress in the increasing regulatory clarity for digital assets by key financial regulators in the United States. As a result of these regulatory changes, competition on the offering of certain of our products and services may increase, potentially impacting our revenue, as well as the market price of Bitcoin and in turn may adversely affect the market price of Class A Common Stock. On May 7, 2025, the OCC issued a letter confirming that national banks and federal savings associations may provide and outsource cryptocurrency custody and execution services on behalf of customers. Additionally, on December 9, 2025, the OCC issued a new letter, confirming that national banks may, as part of their business of banking, engage in riskless principal crypto-asset transactions, which involve a bank acting as principal in a crypto-asset transaction with one customer while simultaneously entering into an offsetting transaction with another. See “—The Company operates in a highly competitive environment and competes against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Twenty One Capital’s business, operating results and financial condition may be adversely affected if the Company is unable to compete effectively.”

●	The U.S. federal banking agencies have enhanced the supervision of novel activities conducted by banking organizations, especially following the failures of Silicon Valley Bank, Signature Bank and Silvergate Bank in March 2023, which were entities perceived as integral to the digital asset ecosystem, causing a number of digital asset industry participants to struggle in finding banks willing to work with them. Reports have also suggested that U.S. regulatory agencies, including the Department of the Treasury, may have advised financial institutions to approach crypto-related clients with caution. While some policymakers and industry participants have argued that this activity constituted a coordinated effort to limit banking access to crypto companies, regulators have not publicly confirmed such an initiative. Congressional hearings continue to explore the extent to which government influence may have contributed to banking challenges for crypto businesses. While recent regulatory developments suggest a more measured approach to crypto-related banking services, as discussed above, and shifts on risk management practices signaling that debanking of digital asset industry participants without individualized risk assessments would not be supported, there is no guarantee that similar measures will not be reintroduced in the future. If banking restrictions tighten due to a shift in U.S. regulatory priorities, the digital asset ecosystem could face challenges in securing banking relationships, which could impact digital asset liquidity, market stability, operational security and institutional adoption, all of which could negatively affect the digital assets market and therefore the value of digital assets.

●	On September 8, 2022, the White House Office of Science and Technology Policy issued a report in coordination with other federal agencies relating to the climate and energy implications of digital assets, including Bitcoin, in the United States. Among its finding are that digital assets are energy intensive and drive significant environmental impacts, and the report recommends further study of the environmental impact of digital assets and the development of environmental performance regulations for digital asset miners, which may include limiting or eliminating digital assets that use high energy intensity consensus mechanisms, including the proof-of-work consensus mechanisms on which the Bitcoin blockchain is based. In addition to the United States, other governments or governmental bodies globally have introduced or are contemplating environmental and energy legislative and regulatory changes in response to the increasing focus on power consumption required to operate large-scale data centers. A changing legislative environment could create economic and regulatory uncertainty for our business because the industries in which we operate, with their high energy demand, could become targets for future environmental and energy regulations.

●	On April 14, 2023, the SEC re-opened the comment period for its proposal to amend the definition of “exchange” under Exchange Act Rule 3b-16 to encompass trading and communication protocol systems for digital asset securities and trading systems that use distributed ledger or blockchain technology, including both so-called “centralized” and “decentralized” trading systems. On June 12, 2025, the SEC issued a notice to withdraw this proposal. If the SEC seeks to adopt a similar proposal in the future, the new definition would have a sweeping impact on digital asset trading venues and other digital asset industry participants.

●	On January 21, 2025, the SEC announced that then-Acting SEC Chairman Mark Uyeda “launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for crypto assets.” The task force is focused on helping the SEC “draw clear regulatory lines, provide realistic paths to registration, craft sensible disclosure frameworks and deploy enforcement resources judiciously.” While the SEC has formed the crypto task force to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend practical policy measures that aim to foster innovation and protect investors, the task force has only recently begun. Additionally, on April 4, 2025, the SEC issued a statement concluding that “covered stablecoins” do not involve the offer or sale of securities within the meaning of the Securities Act or Exchange Act. While it provided a definition of what is a “covered stablecoin,” it is still unclear how this determination would affect non-covered stablecoins, and how it would interact with other proposed bills and regulations proposed by other agencies.

●	On April 8, 2025, CFTC Acting Chairman Caroline Pham directed CFTC Staff, pursuant to Executive Order 14219, to deprioritize actions involving violations of registration requirements under the Commodity Exchange Act unless there is evidence that the non-registrant knew of the registration requirement and violated it willfully. The CFTC’s deprioritization of such enforcement actions, including against unregistered intermediaries who offer derivatives trading on crypto-assets, could add risk to the digital asset ecosystem.

●	The European Union’s Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and provision of services in relation to digital assets, like Bitcoin, became effective in June 2023, with various requirements phasing into effect through 2024. MiCA regulates the authorization requirement for and supervision of crypto-asset service providers, as well as crypto-asset issuers, offerors and persons seeking admission to trading of crypto-assets in the European Union. In addition, MiCA also requires the European Commission (i) to provide a report on the environmental impact of crypto-assets and (ii) based upon such report, introduce measures that might be warranted to mitigate the adverse impacts on the environment of technologies employed in markets in crypto-assets like the consensus mechanisms such as mandatory minimum sustainability standards for consensus mechanisms, including the proof-of-work consensus mechanisms on which the Bitcoin blockchain is based.

●	In November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency, which the SEC agreed to dismiss on March 3, 2025. Additionally, individual states have the ability to file similar lawsuits on the grounds of violations of state securities laws. For example, the Oregon state attorney general filed a lawsuit against Coinbase, Inc. in April 2025, for alleged violations of Oregon state securities law, and there have been similar claims against other digital asset industry participants at a state level.

●	Firms engaging in crypto-asset activities in the UK must currently be registered with the Financial Conduct Authority (the “FCA”) under the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (“MLRs”), and are subject to various requirements and obligations as a result. The marketing of crypto-assets is also restricted and may only be conducted by firms that are authorized by the FCA or registered under the MLRs. The FCA has also introduced rules prohibiting the marketing and sale of derivatives that reference certain types of crypto-assets to retail customers in the UK. A similar ban on the marketing and sale of exchange-traded notes referencing crypto-assets to retail customers was lifted in October 2025. The UK regulatory framework for crypto-assets continues to evolve rapidly, and firms operating in this space face an increasingly complex and restrictive compliance landscape. The FSMA 2023 established a framework to bring certain crypto-asset activities, including issuance and trading, within the UK’s financial regulatory perimeter. In December 2025, His Majesty’s Treasury laid draft legislation before the UK Parliament to bring a wide range of crypto-asset activities within the scope of the UK’s regulatory perimeter, including operating a crypto-asset trading venue, providing custody services and dealing in crypto-assets. The legislation will come into effect following approval from both Houses of Parliament, which is expected to be a formality, and the new regime will start to apply on 25 October 2027. Further detailed rules relating to the regime are still under consultation by the FCA. In particular, the FCA is consulting in respect of the issuance of stablecoins, the custody of crypto-assets and prudential requirements for crypto-asset businesses. The final rules are expected to come into force in parallel with the broader regime.

●	In June 2023, the SEC filed a complaint against Coinbase, Inc. charging it with operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. Recently, in February 2025, the SEC announced the filing of a joint stipulation with Coinbase, Inc and Coinbase Global Inc. to dismiss the civil enforcement action against their crypto platform.

●	In November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, the CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States.

●	In China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country. Other jurisdictions, including Egypt, Morocco and the Dominican Republic have also made the use of Bitcoin illegal. If the use of Bitcoin is made illegal in other jurisdictions, particularly where Bitcoin is currently traded in heavy volumes, the available market for Bitcoin may contract. Additionally, if another government with considerable economic power were to ban digital assets or related activities, this could have further impact on the price of Bitcoin. As a result, the markets and opportunities discussed herein may not reflect the markets and opportunities available to us in the future.

While the current administration has expressed support regarding the development and use of digital assets and the U.S. enacted the GENIUS Act in July 2025, the specific regulatory frameworks, including the potential adoption of the CLARITY Act or the RFIA, are still to be developed. The exact timeline and impact of these efforts on our business is uncertain, and there is uncertainty regarding enforcement actions by several U.S. agencies involving digital asset issuers and trading platforms. Additionally, it is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or the impact of any such additional authorities, including the authority that Congress has already granted to the banking agencies under the GENIUS Act. It is also not possible to predict how additional legislation, regulation or other form of regulatory or supervisory oversight—such as the implementing regulations under the GENIUS Act or any Senate amendments to the CLARITY Act or the RFIA—might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and Bitcoin specifically.

We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of Bitcoin and materially and adversely impact our business. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of Bitcoin and any other digital assets we may hold or expect to hold at such time and in turn adversely affect the market price of Class A Common Stock.

Moreover, the risks of engaging in a Bitcoin acquisition strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The novelty of Bitcoin may increase the risk of employee or service provider misconduct or error, which may adversely impact the business of Twenty One Capital. Employee or service provider misconduct or error could subject us to legal liability, financial losses and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity. Employee or service provider errors could expose us to the risk of material losses even if the errors are detected. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel Bitcoin products and services which we may offer in the future. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, or any contractors and agents we may contract with, could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a means of payment and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term. In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken, and may in the future take, further actions that may have an adverse effect on our business or the market price of Class A Common Stock.

Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.

The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, Twenty One Capital may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect its business, financial condition and operations.

As crypto assets have grown in both popularity and market size, various U.S. federal, state and local and foreign governmental organizations, as well as consumer agencies and public advocacy groups, have increasingly scrutinized the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises. In addition, the safety and soundness of platforms and other service providers that hold crypto assets for users have drawn regulatory and public attention. These concerns have led to calls for heightened regulatory oversight, and new laws and regulations.

Unlike traditional financial institutions, which have cultivated long-standing relationships with policymakers and regulators, participants in the cryptoeconomy are relatively new to the U.S. legislative and regulatory landscape. While engagement with policymakers and regulators has begun, it is still at a relatively nascent stage and may be insufficient to influence future legislation and regulation. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that adversely affect the cryptoeconomy or crypto asset platforms. Consequently, Twenty One Capital may be disproportionately impacted by such developments, potentially restricting its ability to operate or innovate. Additionally, any future political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

Several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot Bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our Bitcoin holdings.

As also noted above, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illicit activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to ongoing war between Russia and Ukraine. If we are found to have purchased any of our Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by us may be restricted or prohibited.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the bankruptcy of FTX Trading Ltd., one of the world’s largest cryptocurrency exchanges, in November 2022, which has been widely cited as a catalyst for increased regulatory and enforcement focus on the digital assets industry and certain market participants and practices. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant compliance and other costs on the Company, significantly limit our ability to hold and transact in Bitcoin or materially reduce the value of Twenty One Capital’s Bitcoin holdings.

Bitcoin’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Bitcoin-related products, and services in general, is subject to a high degree of uncertainty, and if the Company is unable to properly characterize such product or service offering, Twenty One Capital may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Twenty One Capital’s business, operating results and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of an investment contract that is offered or sold as a “security” under the U.S. federal securities laws. The legal test for determining whether any given crypto asset, product or service that is offered and sold is an investment contract was set forth in the 1946 U.S. Supreme Court case SEC v. W.J. Howey Co. and requires a highly complex, fact-driven analysis. Accordingly, whether any given crypto asset, product or service that would be ultimately deemed to be offered and sold as a security is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed to be offered or sold as a “security” or “securities offering” under applicable laws.

Public statements made by previous senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin (as currently offered and sold) is a “security” under the U.S. federal securities laws. As of the date of this prospectus, Bitcoin is a crypto asset which senior officials at the SEC have publicly stated is unlikely to be considered a “security.” However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other crypto asset. In addition, the SEC and courts have taken the position that a crypto asset that is not itself a security can be offered and sold in securities transactions, which carry many of the same regulatory risks and consequences summarized above. For example, the SEC has taken the position that yield, lending products, services or protocols can constitute the offer and sale of security even if the underlying crypto asset is not a security.

Any enforcement action by the SEC or any international or state securities regulator asserting that Bitcoin should be offered and sold as a “security” or a court decision to that effect, or any international or state securities regulator asserting that Bitcoin itself is a “security”, would be expected to have an immediate material adverse impact on the trading value of Bitcoin, as well as our business.

Several foreign jurisdictions have taken a broad-based approach to classifying crypto assets, products and services that are being offered or sold as “securities”, while other foreign jurisdictions have adopted a narrower approach. As a result, certain crypto assets, products or services, including those relating to Bitcoin, may be deemed to be offered and sold as a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of crypto assets, products or services that are offered or sold as “securities.”

The classification of a crypto asset, product or service that is offered and sold as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is offered and sold as a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are offered or sold as securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are offered or sold as securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. If Bitcoin should be offered and sold as a “security”, these intermediaries may be unable to buy and sell Bitcoin under current SEC regulations, which may cease facilitation of Bitcoin trading by these intermediaries and have a significant adverse impact on the liquidity and price of Bitcoin. Foreign jurisdictions may have similar licensing, registration and qualification requirements.

In its initial business activities, which constitute (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy, Twenty One Capital does not plan to offer or sell Bitcoin as “investment contracts” or otherwise as a “security”. The Company is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange or ATS (or foreign equivalents), and we believe that Bitcoin in itself or as a result of the manner in which we intend to purchase or sell Bitcoin in our initial business activities, is not a security (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either Bitcoin itself or a product or service that we may offer or sell in the future related to Bitcoin, such as lending, rewards or savings products, could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given Bitcoin product or service that is offered and sold as a security or non-security, or that the SEC, foreign regulatory authority or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service that is offered or sold by us in the future is a security, we would not be able to offer such product or service until we are able to do so in a legally compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that is offered or sold constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer certain future products or services even if the SEC or another regulator alleges that the product or service is offered or sold as a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other cryptoeconomy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results and financial condition.

Regulatory changes classifying Bitcoin as a “security” could lead to Twenty One Capital’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of shares of Class A Common Stock.

While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the U.S. federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to substantially change the manner in which we conduct our business.

In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of shares of Class A Common Stock.

The Company is not subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors.

We believe we are currently not subject to, and do not otherwise voluntarily comply with, these laws and regulations. Consequently, shareholders of Twenty One Capital do not have the regulatory protections provided to shareholders in registered and regulated investment companies, which, for example, require investment companies to have a certain percentage of disinterested directors and regulate the relationship between the investment company and certain of its affiliates. Further, Twenty One Capital may hold or trade in commodity futures contracts in order to hedge its Bitcoin holdings. A futures contract, which is a type of derivative, is subject to the risk of loss caused by unanticipated market movements, which are potentially unlimited. In addition, there may at times be an imperfect correlation between the movement in the prices of futures contracts and the value of their underlying instruments or indexes, and there may at times not be a liquid secondary market for certain futures contracts leading to the possible inability to sell or close out a futures contract at the desired time or price. Commodity futures are regulated by the Commodity Exchange Act, as administered by the CFTC. We do not believe that we are a commodity pool for purposes of the Commodity Exchange Act. Consequently, shareholders will not have the regulatory protections provided to shareholders in Commodity Exchange Act-regulated instruments or commodity pools.

This means, among other things, that the execution of, or changes to, our Bitcoin acquisition and management strategy, our use of leverage, the manner in which our Bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Bitcoin acquisition strategy would require the approval of the Company Board, no shareholder or regulatory approval would be necessary. Consequently, the Company Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Bitcoin. In the future, the Company could be deemed to be a commodity pool based on CFTC guidance or changes in the regulatory environment, such as passage of the CLARITY Act, which could subject the Company to additional regulatory requirements and compliance burdens.

Due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Twenty One Capital’s Bitcoin holdings.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many Bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2022, there were reports claiming that more than half of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC has also brought actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived false trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our Bitcoin. Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading Ltd., and BlockFi filed for bankruptcy, following which the market prices of Bitcoin and other digital assets significantly declined. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of Bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the current U.S. administration has dismissed these enforcement actions, it is uncertain when or whether new enforcement actions may be brought. The price of Class A Common Stock may be affected by the value of our Bitcoin holdings and the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of Company Stock.

Twenty One Capital’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Twenty One Capital’s reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations and rules is largely dependent on the establishment, maintenance and scaling of our compliance, internal audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that our policies and procedures will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Any potential regulators who may have jurisdiction over us, including in the future, may periodically review our compliance program, including our policies and procedures, and with applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, that may prohibit us from engaging in some of our business activities, or revoke any licenses we have or may obtain in the future. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and potential future financial institution partners. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.

A central pillar of Twenty One Capital’s mission is to accelerate Bitcoin adoption and literacy at both institutional and retail levels, through online learning programs, publishing educational content, and partnering with institutions. The Company and its management have not previously engaged in the business of online learning programs or the business of publishing educational content. The creation of new online academic programs may not be accepted by prospective customers.

Building awareness of our online learning programs is critical to our ability to acquire prospective customers and generate revenue. A substantial portion of our online learning program expenses will likely be attributable to developing, marketing, and selling our online learning programs, which we cannot guarantee will result in successfully attracting customers. We seek to generate revenue based on prospective customers purchasing our online learning programs, so it is critical to our success that we identify prospective customers in a cost-effective manner and that any customers who purchase our products remain active in our offerings.

In addition, our efforts to develop online learning programs may be materially adversely affected by increased competition in the online education market and our competitors’ increasing use of artificial intelligence and machine learning, or because of problems with the performance or reliability of our future online program infrastructure.

We seek to engage in other Bitcoin-related activities, including Bitcoin-related financial and advisory services, Bitcoin-related debt and equity structured products and Bitcoin-related lending activities, all of which are subject to regulation. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation.

It is our long-term strategy to expand our operations in the future to include Bitcoin-related financial and advisory services. This may include Bitcoin-related debt and equity structured products and Bitcoin-related lending activities. We may also incur indebtedness or enter into other financial instruments in the future that may be collateralized by our Bitcoin holdings or pursue other strategies to create income streams or otherwise generate funds using our Bitcoin holdings. These offerings are expected to be highly regulated, any failure to obtain or maintain necessary money transmission, banking services and/or virtual currency business activity registrations and licenses, or comply with any applicable laws, rules and regulations could adversely affect our ability to offer these services. See risk factor “Bitcoin’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Bitcoin-related products, and services in general, is subject to a high degree of uncertainty, and if the Company is unable to properly characterize such product or service offering, Twenty One Capital may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Twenty One Capital’s business, operating results and financial condition.” Regulators and payment processors have historically taken actions relating to access to banking services. Heightened scrutiny by regulators could be detrimental to our long-term strategy and failure to comply with regulators during and after our engagement in such activities could damage our brand, reputation, business, operating results and financial condition.

Further, Twenty One Capital has not previously engaged in such Bitcoin-related services, and may be unable to implement a business strategy to successfully deliver these services. We cannot guarantee our success in delivering these services. However, if we fail to keep pace with rapid industry changes to provide new and innovative products and services, and are unable to offer such financial services to generate revenue, this could adversely impact our business, operating results and financial condition. The further development and acceptance of cryptocurrency networks and other cryptocurrencies financial services, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. Conversely, the slowing or stopping of the development or acceptance of digital asset systems may also adversely affect our ability to implement this business strategy.

Even if we are able to expand our operations to include Bitcoin-related financial and advisory services, we cannot guarantee that we will convince our customers to use these services. If our customers decrease their level of engagement with our products, services and platform, our business, operating results and financial condition may be significantly harmed.

Twenty One Capital may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in the Company.

The only digital asset held by the Company is Bitcoin.

From time to time, Twenty One Capital may come into possession of, acquire, or otherwise establish dominion and control over, digital assets or other assets or rights, or be entitled to acquire any of the foregoing, incidental to Twenty One Capital’s ownership of Bitcoin and that arise without any action of Twenty One Capital (“Incidental Rights”, and such digital assets, other assets and rights, “IR Virtual Currency”). Incidental Rights can arise in a number of ways, including a fork in the Bitcoin blockchain, or an airdrop to holders of Bitcoin (each described below). Twenty One Capital may elect not to take advantage of such Incidental Rights, or may be unable to do so, or may irrevocably abandon the Incidental Rights or IR Virtual Currency, even if this may be economically detrimental to the Company.

Network Forks.

Bitcoin, along with many other digital assets, are open-source projects. As a result, any individual can propose modifications or improvements through one or more software upgrades that could alter the protocol layer of the Bitcoin network. In most cases, when a modification is proposed, a substantial majority of miners adopt it, especially if the new version would be incompatible with the then-current version. However, when a substantial majority of miners do not adopt the modified version, the result is a “hard fork” with two incompatible networks and two incompatible digital assets. Bitcoin has undergone a number of hardforks since its inception. For example, on August 1, 2017, after extended debates among developers as to how to improve the Bitcoin network’s transaction capacity, the Bitcoin network was forked by a group of developers and miners resulting in the creation of a new blockchain, which underlies the new digital asset “Bitcoin Cash.” Bitcoin and Bitcoin Cash now operate on separate, independent blockchains. Since then, the Bitcoin network has forked several times to launch new digital assets, such as Bitcoin Gold, Bitcoin Silver and Bitcoin Diamond. Litecoin was also the result of a fork from the original Bitcoin blockchain.

Forks can occur for other reasons as well. For example, after a significant security breach, stakeholders on the network could elect to “fork” the network to its state before the hack, effectively reversing the hack. A fork could also be introduced unintentionally through a software bug or network activity.

Significant forks are typically announced several months in advance. The circumstances of each fork are unique, and their relative significance varies. It is possible that a particular fork may result in a significant disruption to Bitcoin and, potentially, may result in broader market disruption should pricing become difficult following the fork. It is not possible to predict with accuracy the impact that any anticipated fork could have or for how long any resulting disruption may exist.

Forks may have a detrimental effect on the value of Bitcoin, including by negatively affecting cryptocurrency allocations or by failing to capture of the full value of the newly forked Bitcoin if it is excluded from the BRRNY index. Forks can also introduce new security risks. For example, forks may result in “replay attacks,” or attacks in which transactions from one network were rebroadcast to nefarious effect on the other network. After a hard fork, it may become easier for an individual miner or mining pool’s hashing power to exceed 50% of the processing power of the digital asset network, thereby making digital assets that rely on proof of work more susceptible to attack. For example, when the Ethereum and Ethereum Classic networks, two other digital asset networks, split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum exchanges through at least October 2016. An Ethereum exchange announced in July 2016 that it had lost 40,000 Ethereum Classic, worth about $100,000 at that time, as a result of replay attacks. Similar replay attack concerns occurred in connection with the Bitcoin Cash and Bitcoin SV networks split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to significant amounts of mining power remaining on one network or migrating instead to the new forked network.

A hard fork may adversely affect the price of Bitcoin at the time of announcement or adoption. For example, the announcement of a hard fork could lead to increased demand for the pre fork digital asset, in anticipation that ownership of the pre fork digital asset would entitle holders to a new digital asset following the fork. The increased demand for the pre fork digital asset may cause the price of the digital asset to rise. After the hard fork, it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork. While the Company will determine which network is generally accepted as the Bitcoin network and should therefore be considered the appropriate network for Twenty One Capital’s purposes, there is no guarantee that the Company will choose the network and the associated digital asset that is ultimately the most valuable fork. Either of these events could therefore adversely impact the value of the shares of Class A Common Stock. When Bitcoin Cash forked from the Bitcoin network, the value of Bitcoin went from $2,800 to $2,700.

In principle, a hard fork could change the source code for the Bitcoin network, including the source code which limits the supply of Bitcoin to 21 million. Although many observers believe this is unlikely at present, there is no guarantee that the current 21 million supply cap for outstanding Bitcoin, which is estimated to be reached by approximately the year 2140, will not be changed. If a hard fork changing the 21 million supply cap is widely adopted, the limit on the supply of Bitcoin could be lifted, which could have an adverse impact on the value of Bitcoin and the value of the shares of Class A Common Stock.

If Bitcoin were to fork into two digital assets, Twenty One Capital may hold, in addition to its existing Bitcoin balance, a right to claim an equivalent amount of the new “forked” asset following the hard fork. However, BRRNY index does not track forks involving Bitcoin. The holder of Bitcoin has no discretion in a hard fork; it merely has the right to claim the new Bitcoin on a pro rata basis while it continues to hold the same number of Bitcoin.

Anchorage, which is the custodian of Twenty One Capital’s Bitcoin, retains the right to determine whether or not to support (or cease supporting) a forked network. The outcome of such decisions by Anchorage may impact the price of Class A Common Stock.

Airdrops.

Owners of Bitcoin may also become subject to an “airdrop.” In an airdrop, the promotors of a different digital asset, typically one that is newly launched, will send that digital asset to the wallet of holders of an existing digital asset for no charge. Airdrops are not always announced and while in some cases the wallet owner needs to take a step to “claim” the new digital asset, in other cases, the wallet owner possesses the new digital asset without taking any actions. For example, in March 2017, the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. Airdrops are not included in BRRNY index under its current methodology. Twenty One Capital may or may not participate in airdrops.

If Twenty One Capital notifies Anchorage in writing of an upcoming airdrop, Anchorage may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets. The outcome of such decisions by Anchorage may impact the price of Class A Common Stock.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Twenty One Capital may purchase Bitcoin through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Class A Common Stock.

The blockchain infrastructure could be used by certain market participants to exploit arbitrage opportunities through schemes such as front-running, spoofing, pump-and-dump and fraud across different systems, platforms or geographic locations. As a result of reduced oversight, these schemes may be more prevalent in digital asset markets than in the general market for financial products.

The SEC has identified possible sources of fraud and manipulation in the Bitcoin market generally, including, among others (1) “wash trading”; (2) persons with a dominant position in Bitcoin manipulating Bitcoin pricing; (3) hacking of the Bitcoin network and trading platforms; (4) malicious control of the Bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in Bitcoin, new sources of demand for Bitcoin, etc.) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” including Tether; and (7) fraud and manipulation at Bitcoin trading platforms.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Twenty One Capital may purchase Bitcoin through spot markets. Over the past several years, a number of Bitcoin spot markets have been closed or faced issues due to fraud. In many of these instances, the customers of such Bitcoin spot markets were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges.

In 2022, there were reports claiming that more than half of Bitcoin trading volume on digital asset exchanges was fake. Such reports alleged that certain overseas exchanges have displayed suspicious trading activity suggestive of a variety of manipulative or fraudulent practices. Other academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain Bitcoin exchanges. For example, in a 2017 paper titled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of Bitcoin to increase from around $150 to more than $1,000 over a two-month period. In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling Bitcoin and Bitcoin Cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influence the price of such assets.

The potential consequences of a spot market’s failure or failure to prevent market manipulation could adversely affect the value of the shares of Class A Common Stock. Any market abuse, and a loss of investor confidence in Bitcoin, may adversely impact pricing trends in Bitcoin markets broadly, as well as an investment in shares of Class A Common Stock.

The price of Bitcoin on available spot markets may be exposed to wash trading.

Spot markets on which Bitcoin trades, through which Twenty One Capital may purchase Bitcoin, may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.

Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Bitcoin and/or negatively affect the market perception of Bitcoin.

To the extent that wash trading either occurs or appears to occur in spot markets on which Bitcoin trades, investors may develop negative perceptions about Bitcoin and the digital assets industry more broadly, which could adversely impact the price Bitcoin and, therefore, the price of shares of Class A Common Stock. Wash trading also may place more legitimate digital asset exchanges at a relative competitive disadvantage.

The price of Bitcoin on available spot markets may be exposed to front-running.

Spot markets on which Bitcoin trades, through which Twenty One Capital may purchase Bitcoin, may be susceptible to “front-running,” which refers to the process when someone uses technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running happens via manipulations of gas prices or timestamps, also known as slow matching. To extent that front-running occurs, it may result in investor frustrations and concerns as to the price integrity of digital asset exchanges and digital assets more generally.

Bitcoin is susceptible to various types of malicious attacks, including a “51% attack” and such an attack, even temporarily, could adversely impact the price of Bitcoin and the value of shares of Class A Common Stock.

Digital asset networks, including the Bitcoin network, are subject to control by entities that capture a majority of the network’s computational power. If a single attacker, or a group of attackers acting in concert, control (even temporarily) a majority of the network mining power (known as hash rate) of the Bitcoin network, known as a “51%” attack, they could engage in harmful acts that could threaten the integrity of the network. For example, such attackers could reverse completed transactions, approve or reject transactions solely for their own benefit, or modify the ordering of transactions. This might allow these malicious actors to “double-spend” their own Bitcoin (i.e., spend the same Bitcoin in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actors did not yield its control of the processing power on the Bitcoin network or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the Bitcoin network may not be possible.

Further, a malicious actor could create a flood of transactions in order to slow down confirmations of transactions on the Bitcoin network. For example, on June 2, 2018, the Horizen network was the target of a double-spend attack by an unknown actor that gained more than 50% of the processing power of the Horizen network. The attack was the result of delayed submission of blocks to the Horizen network. The core developers of Zen subsequently implemented mitigation procedures to significantly increase the difficulty of attacks of this nature by introducing a penalty for delayed block submissions.

Bitcoin mining pools, where miners combine their computational resources (hash power) to increase their chances of mining new blocks and earning rewards, have become a crucial part of the Bitcoin network. If large mining pools were to combine their resources and act maliciously, it could increase the risk of a 51% attack. Moreover, if a majority of miners used the same hardware to mine Bitcoin and such hardware contained malicious code, it is possible that the distributor of that code could launch a 51% attack. For example, in May 2019, the Bitcoin Cash network, a proof-of-work network, experienced a >50% attack when two large mining pools reversed a series of transactions to stop an unknown miner from taking advantage of a flaw in a recent Bitcoin Cash protocol upgrade. Although this particular attack was arguably benevolent, certain individuals believe it negatively impacted the Bitcoin Cash network.

A 51% attack is more likely to happen in the context of digital assets with smaller market capitalizations due to the reduced computing power threshold required to control a majority of a given network. Nevertheless, it is theoretically possible to mount a similar 51% attack on Bitcoin or other digital assets with large market capitalization. If the feasibility of a bad actor gaining control of the processing power on the Bitcoin network increases, there may be a negative effect on the value of Bitcoin and the value of the shares of Class A Common Stock.

There are only a few developers who have the authority to maintain the Bitcoin code. A malicious actor could obtain control over the Bitcoin network by influencing or exerting control over one more maintainers. The malicious actor could, for example, convince or pressure a maintainer to modify the code in a manner that benefits the malicious actor. If such amended code is then unknowingly incorporated by a majority of miners, the malicious actor might be able to manipulate the bitcoin network to their benefit. To the extent the malicious actor is successful, and such amendments enable the malicious exploitation of the Bitcoin network, the risk that a malicious actor may be able to obtain control of the Bitcoin network in this manner exists, which may adversely affect the value of Class A Common Stock.

To the extent that the Bitcoin ecosystem, including the core developers and the administrators of mining pools, does not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin network will increase, which may adversely affect the value of the shares of Class A Common Stock.

If any of these exploitations or attacks occur, it could result in a loss of public confidence in Bitcoin and a decline in the value of Bitcoin and, as a result, adversely impact shares of Class A Common Stock.

Although the Company has relevant due diligence procedures regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject the Company to criminal and civil liabilities and impact the value of the shares of Class A Common Stock and the trading price of the Convertible Notes.

Although transaction details of peer-to-peer transactions are recorded on the Bitcoin blockchain, a buyer or seller of digital assets on a peer-to-peer basis directly on the Bitcoin network may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. In addition, certain technologies may obscure the origin or chain of custody of digital assets. The opaque nature of the market poses asset verification challenges for market participants, regulators and auditors and gives rise to an increased risk of manipulation and fraud, including the potential for Ponzi schemes, bucket shops and pump and dump schemes. Digital assets have in the past been used to facilitate illicit activities. If a digital asset was used to facilitate illicit activities, businesses that facilitate transactions in such digital assets could be at increased risk of potential criminal or civil lawsuits, or of having banking or other services cut off, and such digital asset could be removed from digital asset exchanges. Any of the aforementioned occurrences could adversely affect the price of the relevant digital asset, the attractiveness of the respective blockchain network and an investment in shares of Class A Common Stock and the Convertible Notes. If Twenty One Capital were to transact with a sanctioned entity, we would be at risk of potential criminal or civil lawsuits or liability.

Twenty One Capital aims to take measures with the objective of reducing illicit financing risks in connection with our activities. However, illicit financing risks are present in the digital asset markets, including markets for Bitcoin. There can be no assurance that the measures employed by the Company will prove successful in reducing illicit financing risks, and the Company will be subject to the complex illicit financing risks and vulnerabilities present in the digital asset markets. If such risks eventuate, Twenty One Capital could face civil or criminal liability, fines, penalties, or other punishments, be subject to investigation, have our assets frozen, lose access to banking services or services provided by other service providers, or suffer disruptions to their operations, any of which could negatively affect Twenty One Capital’s ability to operate or cause losses in the value of the shares of Class A Common Stock or the Convertible Notes.

At Closing, the Company adopted and implemented policies and procedures that are designed to ensure that Twenty One Capital does not violate applicable AML and sanctions laws and regulations and to comply with any applicable KYC laws and regulations. Twenty One Capital aims to only interact with known authorized third-party service providers with respect to whom it has engaged in a due diligence process to ensure a thorough KYC process, such as Anchorage.

Anchorage has adopted and implemented an anti-money laundering and sanctions compliance program, which provides additional protections to ensure that Twenty One Capital does not transact with a sanctioned party. Notably, Anchorage performs Know-Your-Transaction (“KYT”) screening using blockchain analytic tools, screening systems, and in-house built systems to identify, detect, and mitigate the risk of transacting with a sanctioned or other unlawful actor. Pursuant to Anchorage’s KYT program, any Bitcoin that is delivered to Twenty One Capital’s custody account will undergo screening to ensure that the origins of that Bitcoin are not illicit.

There is no guarantee that such procedures will always be effective. If third parties have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or Twenty One Capital’s diligence is ineffective, violations of such laws could result, which could result in regulatory liability for the Company under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by Anchorage. Any of the foregoing could impact the value of the shares of Class A Common Stock or negatively affect Twenty One Capital’s ability to operate.

Twenty One Capital’s business activities may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain business activities are subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or such approval or clearance are subject to conditions that are not acceptable to us, we may not be able to engage in such activities.

Among other things, the offering of certain financial products may be subject to state, federal or foreign laws or regulations. U.S. or foreign laws or regulations may also affect our ability to acquire interests in other businesses. In the United States, certain mergers that may affect competition may require filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Risks Related to Being a Public Company

The market price of Class A Common Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment. Similarly, the trading prices of the Convertible Notes, if a market develops, may be volatile.

The trading price of Class A Common Stock may be volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Class A Common Stock at an attractive price due to a number of factors such as the following:

●	Twenty One Capital’s operating and financial performance and prospects;

●	risk of Twenty One Capital’s credit rating being downgraded;

●	Twenty One Capital’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

●	conditions that impact demand for Twenty One Capital’s future products and/or services;

●	future announcements concerning Twenty One Capital’s business, its customers’ businesses or its competitors’ businesses;

●	the public’s reaction to Twenty One Capital’s press releases or other public announcements and filings with the SEC;

●	the market’s reaction to Twenty One Capital’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

●	the size of Twenty One Capital’s public float;

●	volatility in Bitcoin, Twenty One Capital’s principal asset;

●	the control by Tether and Bitfinex over the Company, which results in Twenty One Capital being a “controlled company” under securities exchange rules, and may create conflicts of interest between the Company and Tether or Bitfinex;

●	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

●	market and industry perception of Twenty One Capital’s success, or lack thereof, in pursuing its strategy;

●	strategic actions by the Company or its competitors, such as acquisitions or restructurings;

●	changes in laws or regulations which adversely affect Twenty One Capital’s industry or Twenty One Capital;

●	privacy and data protection laws, privacy or data breaches, or the loss of data;

●	changes in Twenty One Capital’s accounting standards, policies, guidance, interpretations or principles;

●	changes in Twenty One Capital’s senior management or key personnel;

●	issuances, exchanges or sales, or expected issuances, exchanges or sales of Class A Common Stock;

●	changes in Twenty One Capital’s dividend policy;

●	the lack of voting rights;

●	failure by the Company to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects our operations;

●	adverse resolution of new or pending investigation, regulatory action or litigation against Twenty One Capital; and

●	changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

Broad market and industry factors may materially reduce the market price of Class A Common Stock, regardless of Twenty One Capital’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Class A Common Stock is low. As a result, you may suffer a loss on your investment.

Twenty One Capital’s share price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and Twenty One Capital expects that increased focus to continue. Twenty One Capital may be subject to increased scrutiny by the SEC and other government agencies on holders of Twenty One Capital securities as a result, which could adversely affect the price of Class A Common Stock. Similarly, the trading prices of the Convertible Notes, if a market develops, may be volatile.

A substantial part of Twenty One Capital’s assets is its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. Although the Company is expected to have certain other operations, the Company will depend on such retained cash and cash equivalents to pay its debts and other obligations.

As of consummation of the Business Combination, a substantial part of Twenty One Capital’s assets is its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. While Twenty One Capital plans to generate revenue through its educational content platforms and, in the future, its provision of Bitcoin-related financial and advisory services, as well as active management of its Bitcoin holdings, these business strategies are subject to risks as described in this section. Twenty One Capital’s ability to pay taxes and operating expenses, as well as its debt service obligations in the future, if any, is largely dependent upon the financial results and cash flows resulting from its business strategies. There can be no assurance that the Company will generate sufficient cash flow from its educational programs or financial and advisory services, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of Bitcoin that secures then-outstanding notes in order to fund working capital needs. Twenty One Capital may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow additional funds, it could adversely affect Twenty One Capital’s liquidity and subject it to additional restrictions imposed by lenders. If Twenty One Capital enters into additional financing or other agreements in the future, Twenty One Capital cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.

Twenty One Capital’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Twenty One Capital’s failure to raise capital when needed could harm its business, operating results and financial condition.

Twenty One Capital cannot be certain if it will generate sufficient cash through its educational content platforms and, in the future, its provision of Bitcoin-related financial and advisory services, or the active management of its Bitcoin holdings to fund future operations or growth of its business. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, Twenty One Capital may be unable to invest in future growth opportunities, which could harm Twenty One Capital’s business, operating results and financial condition. The Company incurred debt at Closing pursuant to the issuance of the Convertible Notes, and may from time to time issue additional notes in order to further its Bitcoin acquisition strategy. If Twenty One Capital incurs additional debt, the debt holders could also have rights senior to holders of Company Stock to make claims on Twenty One Capital’s assets. The terms of any debt could restrict Twenty One Capital’s operations, including its ability to pay dividends on Class A Common Stock. As a result, the Company shareholders bear the risk of future issuances of debt securities, reducing the value of the shares of Class A Common Stock.

The issuance of additional shares or convertible securities by the Company could make it difficult for another company to acquire Twenty One Capital, may dilute the ownership of Twenty One Capital shareholders and could adversely affect the price of Class A Common Stock.

Twenty One Capital may obtain additional financing and may issue additional shares and/or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or preferred shares. Issuing additional shares of Company Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Twenty One Capital’s existing shareholders, reduce the market price of outstanding shares of Class A Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Twenty One Capital’s ability to pay dividends to the holders of Class A Common Stock. The potential issuance of additional securities may delay or prevent a change in control of us, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Class A Common Stock. Twenty One Capital’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Class A Common Stock bear the risk that Twenty One Capital’s future offerings and exercise of any options under any stock option plans that Twenty One Capital may implement may reduce the market price of Class A Common Stock and dilute their percentage ownership.

Future resales of Class A Common Stock may cause the market prices of Twenty One Capital’s securities to drop significantly, even if Twenty One Capital’s business is doing well.

Pursuant to the Lock-Up Agreements and the Insider Letter (which were amended at Closing in accordance with the Sponsor Support Agreement), subject to certain exceptions, the Company Stock received by the Sponsor, Tether, Bitfinex and the Company Stock transferred by Tether to SoftBank is locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

However, following the expiration of such lock-up, the Sponsor, Tether, Bitfinex and SoftBank will not be restricted from selling Company Stock held by them, other than by applicable securities laws. As of completion of the Business Combination (and the Cantor F&F Sale), the Sponsor, Tether, Bitfinex and SoftBank collectively beneficially own approximately 88% of the outstanding shares of Class A Common Stock, excluding the 35,068,912 shares of Class A Common Stock issuable upon conversion of the Convertible Notes based on the initial conversion rate of 72.0841, determined based on the formula set forth in the Indenture as calculated at the Closing, or the shares issuable under the Incentive Plan.

In addition, pursuant to the Ancillary Agreements, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, shares of Class A Common Stock that are held by the Sponsor, Tether, Bitfinex and SoftBank. Pursuant to the Ancillary Agreements, such parties have customary registration rights, including demand and piggy-back rights. 309,182,606 shares of Class A Common Stock held by such holders is subject to registration rights following Closing

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Class A Common Stock and the market price of Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The Company incurs significant costs as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

The Company incurs significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. The Company incurs significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and NYSE, or any other national securities exchange on which it may list its securities in the future. As of the Business Combination, Twenty One Capital expects these laws and regulations to increase its legal and financial compliance costs and to render some activities more time-consuming and costly, although the Company is currently unable to estimate these costs with any degree of certainty. The Company may need to hire more employees or engage outside consultants to comply with these requirements, which will increase its costs and expenses. These laws and regulations could make it more difficult or costly for the Company to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Twenty One Capital may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for the Company to attract and retain qualified persons to serve on the Company Board or board committees or as executive officers. Furthermore, if the Company is unable to satisfy its obligations as a public company, it could be subject to delisting of its Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Twenty One Capital’s management team has limited experience managing and operating a U.S. public company.

Certain members of Twenty One Capital’s management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects the Company to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from Twenty One Capital’s senior management and could divert their attention away from the day-to-day management of its business. Twenty One Capital may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, the Company plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Twenty One Capital’s business, financial condition and results of operations could be adversely affected.

If Twenty One Capital is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

Twenty One Capital plans to manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, but there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it is able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. Twenty One Capital cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation. See also “Twenty One Capital’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Twenty One Capital’s reputation, operating results and financial condition.”

Twenty One Capital’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act requires the Company to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of its internal control over financial reporting beginning with its first Annual Report on Form 10-K for the year in which the Business Combination is consummated. Additionally, once Twenty One Capital ceases to be an emerging growth company, its independent registered accounting firm will also be required to attest to the effectiveness of its internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. Twenty One Capital may, in the future, identify material weaknesses or significant deficiencies that it may be unable to remedy before the requisite deadline for those reports. Twenty One Capital’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across its company. Twenty One Capital expects these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, the Company will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm its operating results and cause it to fail to meet its financial reporting obligations or result in material misstatements in its financial statements, which could adversely affect our business and reduce the market price of Class A Common Stock.

The Company is an “emerging growth company” and a “smaller reporting company”. The reduced public company reporting requirements applicable to emerging growth companies may make Class A Common Stock less attractive to investors.

The Company qualifies as an “emerging growth company”, as defined in the JOBS Act. While Twenty One Capital remains an emerging growth company, it is permitted to and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Twenty One Capital’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Twenty One Capital’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Twenty One Capital provides is different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

Additionally, the Company qualifies as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Twenty One Capital cannot predict whether investors will find Class A Common Stock less attractive if it relies on these exemptions. If some investors find Class A Common Stock less attractive as a result, there may be a less active trading market for Class A Common Stock. The market price of Class A Common Stock may be more volatile.

Twenty One Capital expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Twenty One Capital has total annual gross revenue of at least $1.235 billion, or (3) in which the Company is deemed to be a large accelerated filer, which means the market value of Company Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Twenty One Capital has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. The Company expects to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Company’s ordinary shares held by non-affiliates is equal to or exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues is equal to or exceeds $100 million during such completed fiscal year and the market value of the Company’s ordinary shares held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter.

If securities or industry analysts do not publish research or reports about Twenty One Capital’s business or publish negative reports, the market price of Class A Common Stock could decline.

The trading market for Class A Common Stock is influenced by the research and reports that industry or securities analysts publish about Twenty One Capital’s business. Twenty One Capital may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Company, the price and trading volume of Twenty One Capital’s securities would likely be negatively impacted. If any of the analysts that may cover the Company change their recommendation regarding Twenty One Capital’s securities adversely, or provide more favorable relative recommendations about Twenty One Capital’s competitors, the price of Twenty One Capital’s securities would likely decline. If any analyst that may cover the Company ceases covering the Company or fails to regularly publish reports on the Company, it could lose visibility in the financial markets, which could cause the price or trading volume of Twenty One Capital’s securities to decline. If one or more of the analysts who cover the Company downgrades Class A Common Stock or if Twenty One Capital’s reporting results do not meet their expectations, the market price of Class A Common Stock could decline. Moreover, the market price of Class A Common Stock may decline after the Business Combination if the Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Twenty One Capital’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Company Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Class A Common Stock. In addition, a decline in the market price of Class A Common Stock following the consummation of the Business Combination could adversely affect Twenty One Capital’s ability to issue additional securities and to obtain additional financing in the future.

Twenty One Capital may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Twenty One Capital’s business, financial condition and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we may from time to time become subject to government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

●	substantial payments to satisfy judgments, fines or penalties;

●	substantial outside counsel, advisor and consultant fees and costs;

●	substantial administrative costs, including arbitration fees;

●	additional compliance and licensure requirements;

●	loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

●	loss of productivity and high demands on employee time;

●	criminal sanctions or consent decrees;

●	termination of certain employees, including members of our executive team;

●	barring of certain employees from participating in our business in whole or in part;

●	orders that restrict our business or prevent us from offering certain products or services;

●	changes to our business model and practices;

●	an inability to deliver on our strategy;

●	delays to planned transactions, product launches or improvements; and

●	damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

The Company’s Amended and Restated Certificate of Formation includes (a) an exclusive forum provision, which could limit a shareholder’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or other employees and (b) a jury trial waiver for any “internal entity claim”.

The Company’s Amended and Restated Certificate of Formation provides that unless the Company consents in writing to the selection of an alternative forum for the following purposes, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director or officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the TBOC or the Company’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving the Company governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas); provided, however, that such exclusive forum provision shall not apply to direct claims under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder. the Company’s Amended and Restated Certificate of Formation also includes a jury trial waiver consisting of the following language: TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, AND CONSISTENT WITH THE PROVISIONS OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF FORMATION, THE COMPANY, EACH SHAREHOLDER, EACH DIRECTOR, AND EACH OFFICER OF THE COMPANY, AS WELL AS EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY SHARES OF STOCK OF THE COMPANY, IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF STOCK OF THE COMPANY WILL BE DEEMED TO HAVE NOTICE OF, AND TO HAVE KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF FORMATION.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and the Company’s shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the exclusive forum provision of the Company’s Amended and Restated Bylaws.

Any person or entity purchasing or otherwise acquiring any interest in any Company Stock will be deemed to have notice of and consented to each of the exclusive forum provision and the waiver of jury trial provision, in each case, as set forth in the Company’s Amended and Restated Certificate of Formation. This exclusive forum provision in the Company’s Amended and Restated Certificate of Formation may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, or could result in increased costs for a shareholder to bring a claim, particularly if they do not reside in or near Texas, both of which may discourage the filing of lawsuits with respect to such claims. Alternatively, if a court were to find the exclusive forum provision contained in the Company’s Amended and Restated Certificate of Formation to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such actions in other jurisdictions, which could adversely affect the Company’s business, operating results and financial condition.

Furthermore, the Amended and Restated Certificate of Formation contains a waiver of the right to trial by jury with respect to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC. The Company, each shareholder, director and officer of the Company, and each other person who acquires an interest in any shares of stock of the Company will be bound by this provision. Section 2.115(a) of the TBOC defines “internal entity claim” as “a claim of any nature, including a derivative claim in the right of an entity, that is based on, arises from, or relates to the internal affairs of the entity.” In turn, Section 1.105 of the TBOC defines “internal affairs” as “(1) the rights, powers, and duties of its governing authority, governing persons, officers, owners, and members; and (2) matters relating to its membership or ownership interests.” To our knowledge, the scope of “internal entity claim” under the TBOC or whether the applicable jury trial waiver set forth in the Company’s Amended and Restated Certificate of Formation includes claims arising under the federal securities laws has not been finally adjudicated by any applicable federal or state court.

We believe this waiver of the right to trial by jury with respect to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies, and to the extent that this provision is enforceable, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers, employees and shareholders, including, but not limited to, increased costs to bring such lawsuits or claims; however, the Company shareholders will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder. If a lawsuit is brought against any of the Company’s directors, officers, employees and shareholders, it may be heard only by a judge or justice of the applicable court as set forth in the exclusive forum provision of the Company’s Amended and Restated Certificate of Formation, which would be conducted according to different procedures and may result in different outcomes than a trial by jury would have.

We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Texas. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the applicable agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial.

We believe that this is the case with respect to the waiver of jury trial provision set forth in the Company’s Amended and Restated Certificate of Formation. You should consult legal counsel regarding the waiver of this jury trial provision prior to purchasing or otherwise acquiring any interest in any Company Stock. Alternatively, if a court were to find the waiver of jury trial provision set forth in the Company’s Amended and Restated Certificate of Formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions or before a jury, which could harm our business, results of operations, and financial condition.

Furthermore, investors bringing a claim subject to the waiver of jury trial provision set forth in the Company’s Amended and Restated Certificate of Formation may face increased costs and delays compared to a traditional jury trial, as alternative dispute resolution mechanisms (such as arbitration, which is often a condition of such waivers) can sometimes be more expensive and may not offer the same avenues for discovery or appeal. The waiver of jury trial provision set forth in the Company’s Amended and Restated Certificate of Formation may also discourage or limit investors from bringing lawsuits against us or our directors and officers, even in instances where they might otherwise have a valid claim, due to the perceived disadvantages of a non-jury process or the potential for increased costs. We believe this provision is beneficial to us by helping to control litigation costs and focus disputes on legal and factual arguments, but prospective investors should carefully consider the implications of this waiver before making an investment decision.

Because our Class A Common Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of our Class A Common Stock and Convertible Notes.

Because our Class A Common Stock is non-voting, significant holders of our common stock are exempt from the obligation to file reports under Sections 13(d), 13(g), and 16 of the Exchange Act. These provisions generally require periodic reporting of beneficial ownership by significant stockholders, including changes in that ownership. As a result of our capital structure, holders are not obligated to disclose changes in ownership of our Class A Common Stock, so there can be no assurance that you, or we, will be notified of any such changes. Our directors and officers are required to file reports under Section 16 of the Exchange Act. Our significant stockholders, other than directors and officers, are not subject to the reporting or the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. As such, stockholders will be unable to bring derivative claims for disgorgement of profits for trades by significant stockholders under Section 16(b) of the Exchange Act unless the significant stockholders are also directors or officers.

Since our Class A Common Stock is our only class of stock registered under Section 12 of the Exchange Act and that class is non-voting, we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, unless a vote of the Class A Common Stock is required by applicable law. Accordingly, legal causes of action and remedies under Section 14 of the Exchange Act for inadequate or misleading information in proxy statements may not be available to holders of our Class A Common Stock. If we do not deliver any proxy statements, information statements, annual reports, and other information and reports to the holders of our Class B Common Stock, then we will similarly not provide any of this information to holders of our Class A Common Stock. Because we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement, or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. But some information required in a proxy statement or information statement is not required in any other public filing. For example, we are not required to comply with the proxy access rules or the “pay versus performance” disclosure rules under Section 14 of the Exchange Act. If we take any action in an extraordinary meeting of stockholders where the holders of Class A Common Stock are not entitled to vote, we will not be required to provide the information required under Section 14 of the Exchange Act. Nor will we be required to file a preliminary proxy statement under Section 14 of the Exchange Act. If that information is also not required in a Form 10-K, holders of Class A Common Stock may not receive the information required under Section 14 of the Exchange Act with respect to extraordinary meetings of stockholders. In addition, we are not subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd–Frank Act. As a result, holders of our Class A Common Stock do not have an opportunity to provide a non-binding vote on the compensation of our executive officers. Moreover, holders of our Class A Common Stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor can they submit stockholder proposals under Rule 14a-8 of the Exchange Act.

Risks Related to Ownership of Company Stock

Tether, Bitfinex and SoftBank, whose interests may conflict with yours, can individually exercise significant influence over the Company. You will have no voting rights of Class A Common Stock except as required by the TBOC and the concentrated ownership of Company Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the TBOC will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Company Stock, and that may adversely affect the trading price of Class A Common Stock.

As of the Closing, and reflecting the transfer of Company Stock pursuant to the Cantor F&F SPA, Tether, Bitfinex and SoftBank each beneficially own approximately 45.1%, 17.1% and 25.7%, respectively, of the issued and outstanding shares of Class A Common Stock. Further, only Class B Common Stock has voting rights at the Company and all shares of Class B Common Stock are owned by Tether, Bitfinex and SoftBank. For so long as Tether, Bitfinex and SoftBank hold large shares of the voting interests of Twenty One Capital through their ownership of Class B Common Stock, they will each individually have the ability to significantly influence decision-making with respect to Twenty One Capital’s business direction and policies.

Class B Common Stock is not transferable by Tether, Bitfinex and SoftBank, other than as permitted under the Amended and Restated Bylaws. However, the Organizational Documents of Twenty One Capital provide that the shares of Class B Common Stock shall be canceled pro rata upon any transfer of shares of Class A Common Stock by Tether, Bitfinex or SoftBank to any third party (other than their respective Affiliates). Transfers of Class A Common Stock will be subject to the provision of the Lock-Up Agreements that the Company entered into at Closing, pursuant to which Tether, Bitfinex and SoftBank agreed not to, subject to certain exceptions, transfer its shares of Company Stock for a period of six months from the Closing, which may be extended pursuant to the terms of such Lock-Up Agreements. The shares of Class A Common Stock shall acquire full voting rights upon cancellation of all shares of Class B Common Stock. Twenty One Capital cannot predict when Class A Common Stock may gain voting rights, if at all.

Tether and SoftBank are also entitled to board designation rights under the Organizational Documents and the Governance Agreement. Matters over which Tether, Bitfinex and SoftBank may individually, directly or indirectly, exercise significant influence include: (i) the election of the directors on the Company Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Twenty One Capital’s shareholders receiving a premium price for their shares; (iii) amendments to the Amended and Restated Company Charter; (iv) increases or decreases in the size of the Company Board; and (v) the other matters identified as 20% Reserved Matters and 10% Reserved Matters. Such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for Company Stock that you may feel are in your best interest as one of Twenty One Capital’s shareholders. As a result, such concentrated control may adversely affect the market price of Class A Common Stock.

Tether and Bitfinex, through their voting control of Twenty One Capital, are in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

As of Closing, Tether owns approximately 51.3% of the outstanding shares of Class B Common Stock, and Bitfinex owns approximately 19.5% of the outstanding shares of Class B Common Stock, based on the shares issued at Closing and reflecting the transfer pursuant to the Cantor F&F SPA. As a result, Tether and Bitfinex have the ability to exercise control over certain decisions requiring shareholder approval, including the election of directors, amendments to the Amended and Restated Company Charter and approval of significant corporate transactions, such as a merger or other sale of Twenty One Capital or our assets. In addition, the Company Board consists of seven persons, including four directors designated by Tether, although two of them are required to qualify as independent directors under the rules of NYSE or another national securities exchange. Accordingly, Tether and Bitfinex have significant influence over us and our decisions, including the appointment of management and any other action requiring a vote of the Company Board. In addition, this concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of Class A Common Stock.

Holders of Class A Common Stock do not have voting rights. Other than as required by applicable law, the holders of shares of Class A Common Stock shall only acquire full voting rights upon cancellation of all shares of Class B Common Stock. The shares of Class B Common Stock will be canceled pro rata to each of Tether, Bitfinex and SoftBank’s ownership of Class B Common Stock, upon any transfer of shares of Class A Common Stock by Tether, Bitfinex or SoftBank to any third party (other than their respective Affiliates). Transfers of Class A Common Stock are subject to the provision of the Lock-Up Agreements that the Company entered into at Closing, pursuant to which Tether, Bitfinex and SoftBank agreed not to, subject to certain exceptions, transfer its shares of Company Stock for a period of six months, which may be extended pursuant to the terms of such Lock-Up Agreements. The Company cannot predict when holders of Class A Common Stock may gain voting rights, if at all.

Tether’s and Bitfinex’s interests may be different from or conflict with our interests or the interests of our other shareholders. Tether is one of the largest holders and acquirers of Bitcoin and, as a result, may have interests in the price and performance of Bitcoin that are not aligned with our interests or the interests of the other shareholders and which could affect the timing, scale or nature of Twenty One Capital’s Bitcoin-related activities. Tether, Bitfinex and their respective affiliates provide products and services, and may develop products and services, that may compete directly or indirectly with our future products and services. Furthermore, Tether and its respective affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Tether and Bitfinex may also pursue acquisition opportunities that are complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Accordingly, the interests of Tether and Bitfinex may not always coincide with our interests or the interests of other shareholders, and Tether and Bitfinex may seek to cause us to take courses of action that, in their judgment, could enhance their investment in Twenty One Capital, but which might involve risks to our other shareholders or adversely affect us or our other shareholders.

Volatility in Twenty One Capital’s share price could subject the Company to securities class action litigation.

The market price of the shares of Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Twenty One Capital may be the target of this type of litigation and investigations. Securities litigation against Twenty One Capital could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Twenty One Capital’s business.

Public Shareholders and future shareholders of Twenty One Capital cannot be sure about whether the shares of Class A Common Stock will develop an active trading market or whether the Company is able to maintain the listing of Class A Common Stock in the future, which could limit investors’ ability to make transactions in shares of Class A Common Stock and subject the Company to additional trading restrictions.

As of the Business Combination, each outstanding CEP Class A Ordinary Share (including the CEP Class A Ordinary Shares issued upon conversion of the outstanding CEP Class B Ordinary Shares) was converted automatically into one share of Class A Common Stock. Twenty One Capital is a newly formed entity and prior to the Business Combination, it had not issued any securities in the U.S. markets or elsewhere nor had there been extensive information about it, its businesses or its operations publicly available. A successful listing does not ensure that a market for the shares of Class A Common Stock will develop or the price at which the shares will trade or that the Company will be able to maintain the listing of Class A Common Stock in the future. No assurance can be provided as to the demand for or trading price of the shares of Class A Common Stock following the Closing.

Even if Twenty One Capital is successful in developing a public market, there may not be enough liquidity in such market to enable Twenty One Capital’s shareholders to sell their shares of Class A Common Stock. If a public market for the shares of Class A Common Stock does not develop, investors may not be able to re-sell their shares of Class A Common Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. The Company cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Class A Common Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Class A Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of the Company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Class A Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Class A Common Stock. Many of these factors and conditions are beyond the control of the Company or shareholders of the Company.

Reports published by analysts, including projections in those reports that differ from Twenty One Capital’s actual results, could adversely affect the price and trading volume of Company Stock.

Twenty One Capital’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Twenty One Capital actually achieves. Twenty One Capital’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Twenty One Capital downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Twenty One Capital or fails to publish reports on it regularly, its share price or trading volume could decline. While Twenty One Capital’s management expects research analyst coverage, if no analysts commence coverage of Twenty One Capital, the trading price and volume for Company Stock could be adversely affected.

Twenty One Capital may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future is made at the discretion of the Company Board and will depend on, among other things, applicable law, regulations, restrictions, Twenty One Capital’s and Twenty One’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Twenty One Capital and Twenty One and other factors that the Company Board may deem relevant. In addition, Twenty One Capital’s ability to pay dividends depends significantly on the extent to which it receives dividends from Twenty One and there can be no assurance that Twenty One will pay dividends. As a result, capital appreciation, if any, of Class A Common Stock is an investor’s sole source of gain for the foreseeable future.

Twenty One Capital is a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.

Twenty One Capital is a “controlled company” as defined under the NYSE rules, or any other national securities exchange on which its shares may be listed, since Tether and Bitfinex together beneficially own more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are also permitted to elect to rely on certain exemptions from corporate governance rules. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For example, Twenty One Capital expects to utilize the exemption that controlled companies are not required to have a Board that is composed of a majority of “independent directors”, as defined under the rules of NYSE or another national securities exchange.

Risks Related to the Convertible Notes

Twenty One Capital’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

In the future, we may seek to raise or borrow additional funds to expand our product or business development efforts, make acquisitions or otherwise fund or grow our business and operations. Our indebtedness could have important consequences to the holders of Company Stock, including:

●	increasing our vulnerability to general adverse economic and industry conditions;

●	requiring us to dedicate a portion of our cash flow from operations to principal and interest payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

●	making it more difficult for us to optimally capitalize and manage the cash flow for our businesses;

●	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

●	possibly placing us at a competitive disadvantage compared to our competitors that have less debt;

●	limiting our ability to borrow additional funds or to borrow funds at rates or on other terms that we find acceptable;

●	federal and state fraudulent transfer laws may permit a court to void the Convertible Notes and, if that occurs, the noteholders may not receive any payments on the Convertible Notes;

●	Twenty One Capital may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes, repurchase the Convertible Notes upon a fundamental change, purchase the Convertible Notes if tendered at the option of holders at the date specified in the indenture or repay the Convertible Notes in cash at their maturity, and Twenty One Capital’s future debt may contain limitations on its ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes;

●	the accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Twenty One Capital’s reported financial results; and

●	the market price of the Convertible Notes, which may fluctuate significantly, may directly affect the market price for the Class A Common Stock.

We may be able to incur significant additional indebtedness in the future and this could result in additional risk. Although the Indenture contains certain restrictions on the incurrence of additional secured indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

If we incur any additional indebtedness that ranks equally with the Convertible Notes, subject to any collateral arrangements, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up as a company. This may have the effect of reducing the amount of proceeds paid to our creditors and shareholders. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could increase. Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Twenty One Capital’s obligation to offer to redeem the Convertible Notes upon the occurrence of a Fundamental Change will be triggered only by certain specific transactions, and may discourage a transaction that could be beneficial to the holders of Class A Common Stock and the Convertible Notes.

If a Fundamental Change occurs prior to the maturity date of the Convertible Notes, holders of the Convertible Notes will have the right, at their option, to require us to repurchase all or a portion of their Convertible Notes. In addition, if a Make-Whole Fundamental Change occurs prior to the Maturity Date, we will in some cases be required to increase the conversion rate for a holder that elects to convert all or a portion of their Convertible Notes in connection with such Make-Whole Fundamental Change. Furthermore, the Indenture prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Convertible Notes. These and other provisions in the Indenture could deter or prevent a third party from acquiring us even when the acquisition may be favorable to you.

Twenty One Capital may not be able to generate sufficient cash to service all of its indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful or be on commercially reasonable terms, which would materially and adversely affect Twenty One Capital’s financial position and results of operations and Twenty One Capital’s ability to satisfy its obligations under the Convertible Notes.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Convertible Notes, depends on our financial condition and results of operations, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Convertible Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Convertible Notes. Our ability to restructure or refinance our debt will depend on, among other things, the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture that governs the Convertible Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Further, the Indenture that governs the Convertible Notes contains provisions that restrict our ability to dispose of assets and use the proceeds from any such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

There are no assurances that the Company will have sufficient funds available to satisfy the Convertible Notes at the Maturity Date, or that the holders will elect to convert the Convertible Notes into shares of Class A Common Stock. Pursuant to the Indenture, 16,116.31574065 Bitcoin, being the number of Bitcoin equal to the aggregate principal amount of all Convertible Notes issued at Closing multiplied by 3, and then divided by the BRRNY as averaged over the ten consecutive days immediately prior to the Closing, are held as collateral to the Convertible Notes. If we cannot make scheduled payments on our indebtedness, or if we breach the covenants under the Indenture, or any other indebtedness to the extent applicable, we will be in default; holders of the Convertible Notes or our other indebtedness could declare all outstanding principal and interest to be due and payable and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in the noteholders losing their entire investment in the Convertible Notes. Such defaults may also adversely and significantly affect our financial results and business, and if our assets are insufficient to repay such debt in full, our equity holders could experience a partial or total loss of their investment. Even if we are able to repay any indebtedness on an event of default, the repayment of these sums may significantly reduce our working capital and impair our ability to operate as planned.

The Indenture contains terms which restrict Twenty One Capital’s current and future operations, particularly its ability to respond to changes or to take certain actions.

The Indenture governing the Convertible Notes contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to incur indebtedness secured by the same collateral as the Convertible Notes.

These restrictive covenants could adversely affect our ability to:

●	finance our operations;

●	make needed capital expenditures;

●	make strategic acquisitions or investments or enter into joint ventures;

●	withstand a future downturn in our business, the industry or the economy in general;

●	engage in business activities, including future opportunities, that may be in our best interest; and

●	plan for or react to market conditions or otherwise execute our business strategies.

These restrictions may affect our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

As a result of these restrictions, we are limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and the termination of future funding commitments by our lenders. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our obligation to repurchase the Convertible Notes at the Convertible Note Investors’ option could significantly strain our liquidity and financial condition.

Under the terms of the Indenture, Convertible Note Investors have the one-time right to require us to repurchase all or a portion of their notes for cash beginning on the third anniversary of the Closing Date. The repurchase price will be 100% of the principal amount plus accrued and unpaid interest. If a significant number of Convertible Note Investors exercise this put right, we could be required to expend a substantial amount of cash. Our ability to satisfy these repurchase demands will depend on our financial resources at such time, including cash flows from operations and access to capital markets. We may not have sufficient funds available to meet all such obligations, which could materially and adversely affect our liquidity, financial condition, and results of operations. Our inability to satisfy these obligations could also trigger defaults under other debt agreements or necessitate the issuance of additional equity or debt on unfavorable terms, further diluting existing holders of Class A Common Stock or increasing our leverage.

The increase in the conversion rate applicable to the Convertible Notes that holders convert in connection with a Make-Whole Fundamental Change or Notice of Redemption may not adequately compensate you for the lost option time value of your Convertible Notes as a result of that Make-Whole Fundamental Change.

If a Make-Whole Fundamental Change occurs before the Maturity Date of the Convertible Notes or if we deliver a Redemption Notice, we will under certain circumstances increase the conversion rate applicable to holders who convert their Convertible Notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the Make-Whole Fundamental Change becomes effective or the date of the notice of redemption, as the case may be, and the applicable price described in the Indenture. See “Description of Securities—Conversion—Increased Conversion Rate Upon Make-Whole Fundamental Changes and Redemption Notice.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your Convertible Notes as a result of the Make-Whole Fundamental Change or in connection with the relevant redemption, as the case may be, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

●	you surrender a Convertible Note for conversion in connection with a Make-Whole Fundamental Change we have announced, but the Make-Whole Fundamental Change is not consummated; or

●	the price of Class A Common Stock is greater than $100 per share or less than $10 per share, subject to adjustment.

Furthermore, a holder will not receive the Additional Shares as a result of the increase in the conversion rate until the effective date of the Make-Whole Fundamental Change, the relevant redemption, or even later, which could be a significant period of time after the date the holder has surrendered its Convertible Notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 100 shares per $1,000 principal amount of Convertible Notes.

Liquidity, regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Convertible Notes and the ability of investors to implement a convertible note arbitrage trading strategy.

Investors in, and potential purchasers of, the Convertible Notes may employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments would typically implement such a strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while continuing to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on Class A Common Stock in lieu of or in addition to short selling Class A Common Stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to Class A Common Stock could adversely affect the ability of investors in, or potential purchasers of, the Convertible Notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Convertible Notes. This could, in turn, adversely affect the trading price and liquidity of the Convertible Notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including Class A Common Stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority (“FINRA”) and the national securities exchanges of a “Limit Up-Limit Down” mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Convertible Notes to effect short sales of our common stock, borrow Class A Common Stock or enter into swaps on Class A Common Stock could adversely affect the trading price and the liquidity of the Convertible Notes.

Upon conversion of the Convertible Notes, you may receive less valuable consideration than expected because of the value of Class A Common Stock may decline after you exercise your conversion right but before the Company settles the conversion obligation.

Under the Convertible Notes, a converting holder will be exposed to fluctuations in the value of Class A Common Stock during the period from the date such holder surrenders Convertible Notes for conversion until the date we settle our conversion obligation.

Upon conversion of the Convertible Notes, we have the option to pay or deliver, as the case may be, cash, shares of Class A Common Stock, or a combination of cash and shares of Class A Common Stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of Class A Common Stock, the amount of consideration that you will receive upon conversion of your Convertible Notes will be determined by reference to the volume-weighted average prices of Class A Common Stock. Accordingly, if the price of Class A Common Stock decreases compared to the volume-weighted average, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of Class A Common Stock at the end of such period is below the average volume-weighted average price of Class A Common Stock during such period, the value of any shares of Class A Common Stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our Class A Common Stock upon conversion of the Convertible Notes, we will be required to deliver the shares of Class A Common Stock, together with cash for any fractional share. Accordingly, if the price of Class A Common Stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the Convertible Notes on the Conversion Date.

The Indenture contains cross-default provisions that could result in the acceleration of all of Twenty One Capital’s indebtedness.

A breach of the covenants under the Indenture could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. If we were unable to repay amounts due and payable under the Indenture, those noteholders could proceed against the collateral granted to them to secure that indebtedness. In the event our noteholders accelerate the repayment of our borrowings, we and our guarantors may not have sufficient assets to repay that indebtedness. Additionally, we may not be able to borrow money from other lenders to enable us to refinance our indebtedness.

A lowering or withdrawal of the ratings assigned to Twenty One Capital’s debt securities by rating agencies, if any, may increase Twenty One Capital’s future borrowing costs and reduce its access to capital.

There can be no assurances that any rating assigned to our debt securities will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Convertible Notes. Credit ratings are not recommendations to purchase, hold or sell the Convertible Notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Convertible Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Convertible Notes is subsequently lowered or withdrawn for any reason, our noteholders may not be able to resell their Convertible Notes at a favorable price or at all.

There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture, and notwithstanding any future decline in the value of the Bitcoin serving as collateral, there is no mechanism to reinstate the collateral once it is released.

The amount of Bitcoin that currently secures the Convertible Notes was determined based on the Bitcoin Price at Closing. Bitcoin is a highly volatile asset and a significant decrease in the value of Bitcoin may prevent sufficient collateral to pay all or any portion of the Convertible Notes. See “—Twenty One Capital’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Class A Common Stock.” Given the volatile nature of the price of Bitcoin, in the event of a foreclosure, liquidation, bankruptcy or a similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to repay all of the Convertible Notes in the event of enforcement. Furthermore, the value of the collateral in the event of liquidation may be materially different. In the event of a foreclosure, liquidation, bankruptcy or a similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay the Convertible Notes, in full or at all.

Releases of collateral from the liens securing the Convertible Notes will be permitted under some circumstances, including the following circumstances as described in the Indenture:

●	as of the end of each calendar quarter, if the Average Bitcoin Price (as defined in the Indenture) is greater than the Qualifying Bitcoin Price (as defined in the Indenture), then the Liens granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Average Closing Bitcoin Price and multiplied by (y) the Collateralized Bitcoin Amount, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (each such release, a “Bitcoin Price Collateral Release”). For each calendar quarter subsequent to a Bitcoin Price Collateral Release, additional Bitcoin Price Collateral Releases shall occur only to the extent that the Average Bitcoin Price calculated as of the end of such quarter exceeds the highest Average Bitcoin Price at which any previous Bitcoin Price Collateral Release occurred (the “Prior Average Bitcoin Price”). In such event, the Liens granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Prior Average Bitcoin Price multiplied by (y) the Collateralized Bitcoin Amount, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (and, for avoidance of doubt, be considered a “Bitcoin Price Collateral Release”); and

●	as of the end of each calendar quarter, if the Public Float (as defined in the Indenture) is greater than the Qualifying Public Float (as defined in the Indenture), then the Liens granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Qualifying Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (each such release, a “Public Float Collateral Release”). For each calendar quarter subsequent to a Public Float Collateral Release, additional Public Float Collateral Releases shall occur only to the extent that the Public Float calculated as of the end of such quarter exceeds the highest Public Float at which any previous Public Float Collateral Release occurred (the “Prior Public Float”). In such event, the Liens granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Prior Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (and, for avoidance of doubt, be considered a “Public Float Collateral Release”).

When collateral is released, the security interest granted to the Collateral Agent will be irrevocably released. Even if there is a subsequent decline in the value of Bitcoin, there is no mechanism by which the collateral would be increased or reinstated once it is released.

There is no existing public trading market for the Convertible Notes, and a holder of the Convertible Notes ability to sell such notes will be limited.

There is no existing public market for the Convertible Notes. No market for the Convertible Notes may develop, and any market that develops may not persist. We cannot assure you as to the liquidity of any market that may develop for the Convertible Notes, your ability to sell your Convertible Notes or the price at which you would be able to sell your Convertible Notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not intend to apply for listing of the Convertible Notes on any securities exchange or other market. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

The accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Twenty One Capital’s reported financial results.

In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, to reduce the number of accounting models for convertible debt instruments. The elimination of the separate accounting to reduce the interest expense that we have recognized and expect to recognize in the future for the notes for accounting purposes. Under ASU 2020-06, the embedded conversion features are no longer separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, the notes are accounted for as a single liability measured at amortized cost. Further, ASU 2020-06 eliminated the use of the treasury stock method for convertible instruments that can be settled in whole or in part with equity, and instead requires application of the “if-converted” method. Under that method, diluted earnings per share would generally be calculated assuming that all the notes were converted solely into shares of Class A Common Stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their notes and could materially reduce our reported working capital.

The market price of the Class A Common Stock, which may fluctuate significantly, may directly affect the market price for the Convertible Notes.

We expect that the trading price of the Convertible Notes will be significantly affected by the market price of Class A Common Stock. The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of Class A Common Stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Class A Common Stock would likely adversely impact the trading price of the Convertible Notes. The market price of Class A Common Stock could also be affected by possible sales of Class A Common Stock by investors who view the Convertible Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving Class A Common Stock. This trading activity could, in turn, affect the trading price of the Convertible Notes. Holders who receive Class A Common Stock upon conversion of the Convertible Notes will also be subject to the risk of volatility and depressed prices of Class A Common Stock.

As a holder of the Convertible Notes, you will not be entitled to any rights with respect to the Class A Common Stock, but you will be subject to all the changes made with respect to the Class A Common Stock.

As a holder of the Convertible Notes, you will not be entitled to any rights with respect to Class A Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on Class A Common Stock), but you will be subject to all changes affecting Class A Common Stock. You will only acquire rights with respect to our Class A Common Stock deliverable upon conversion of your Convertible Notes on the date you are deemed to be the record holder of such shares. Such date is on the relevant Conversion Date, if we have elected to deliver solely shares of Class A Common Stock (other than solely cash in lieu of any fractional share upon conversion of the Convertible Notes), or on the last trading day of the applicable observation period, if we have elected to deliver cash in respect of a portion of the conversion obligation, and only to the extent that we are obligated to deliver to you shares of Class A Common Stock in respect of your conversion obligation. For example, in the event that an amendment is proposed to our charter or bylaws requiring approval of holders of Class A Common Stock and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the record holder of the shares of Class A Common Stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights relating to Class A Common Stock. In addition, because the Convertible Notes may only be converted under certain circumstances and subject to the settlement method we elect, you may not be able to convert your Convertible Notes at any given time, and you may not receive any shares upon conversion.

The Convertible Notes are convertible into Class A Common Stock, which will not be entitled to voting rights even after the Convertible Notes are converted. As a result, you will be subject to all the risks associated with holding Class A Common Stock.

The Convertible Notes are convertible into Class A Common Stock (if we have elected to deliver shares of Class A Common Stock) which will not be entitled to voting rights even after the Convertible Notes are converted. See risk factors “—Tether, Bitfinex and SoftBank, whose interests may conflict with yours, can individually exercise significant influence over the Company. You will have no voting rights of Class A Common Stock except as required by the TBOC and the concentrated ownership of Company Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the TBOC will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Company Stock, and that may adversely affect the trading price of Class A Common Stock” and “Tether and Bitfinex, through their voting control of Twenty One Capital, are in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.” As a result, holders of the Convertible Notes will be subject to all the risk associated with holding Class A Common Stock. See also “Risk Factors—Risks Related to Ownership of Company Stock.”

The Convertible Notes will be secured by a substantial portion of the assets of Twenty One Capital. As a result of these security interests, such assets would only be available to satisfy claims of Twenty One Capital’s general creditors or to holders of Twenty One Capital’s equity securities if Twenty One Capital were to become insolvent to the extent the value of such assets exceeded the amount of Twenty One Capital’s secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect Twenty One Capital’s financial flexibility.

A substantial portion of Twenty One Capital’s Bitcoin holdings are expected to be used as the required collateral for the Convertible Notes. In the event of Twenty One Capital’s insolvency, liquidation, dissolution, or reorganization, the assets securing the Convertible Notes will be available to satisfy the claims of the holders of the Convertible Notes and other secured creditors before any remaining value is available to satisfy the claims of Twenty One Capital’s unsecured creditors or holders of its equity securities. If the value of the secured assets is insufficient to repay all amounts owed under the Convertible Notes and other secured obligations, Twenty One Capital’s general creditors and equity holders may not receive any recovery. Because a significant portion of Twenty One Capital’s assets consist of Bitcoin, the value of the collateral securing the Convertible Notes is subject to extreme volatility.

Furthermore, the existence of these security interests may limit Twenty One Capital’s ability to incur additional secured indebtedness, dispose of assets, or obtain additional financing, thereby reducing its financial flexibility and ability to respond to business opportunities or adverse developments.

Federal and state fraudulent transfer laws may permit a court to void the Convertible Notes and, if that occurs, the Convertible noteholders may not receive any payments on the Convertible Notes.

Under U.S. federal and state laws, a court may void or otherwise decline to enforce the Convertible Notes, or subordinate the Convertible Notes to other obligations of Twenty One Capital, if it finds that, at the time the Convertible Notes were issued, Twenty One Capital received less than reasonably equivalent value or fair consideration for the Convertible Notes and, among other things, (i) was insolvent or rendered insolvent by reason of the issuance of the Convertible Notes, (ii) was engaged in a business or transaction for which Twenty One Capital’s remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as they mature. In addition, a court could void the Convertible Notes if it finds that they were issued with actual intent to hinder, delay, or defraud creditors. If a court were to take any such action, noteholders could lose their right to payment on the Convertible Notes, which would have a material adverse effect on their investment.

The conversion rate of the Convertible Notes may not be adjusted for all dilutive events that may occur.

The terms of the Convertible Notes provide for adjustments to the conversion rate in certain circumstances, such as stock splits, stock or cash dividends, certain distributions, tender or exchange offers or a Make-Whole Fundamental Change. However, the conversion rate will not be adjusted for every event that could have a dilutive effect on the value of the Convertible Notes or the underlying Twenty One Capital Stock. As a result, events may occur that adversely affect the value of the Convertible Notes or the Company Stock into which the Convertible Notes are convertible, but that do not result in an adjustment to the conversion rate. This could result in noteholders receiving less value upon conversion than they would have if the conversion rate had been adjusted for all such events.

Risks Related to Taxation

You may be subject to tax if we adjust, or fail to adjust, the conversion rate of the Convertible Notes, even though you will not receive a corresponding cash distribution.

We will adjust the conversion rate of the Convertible Notes for certain events, including the payment of cash dividends. If we adjust the conversion rate as a result of a dividend that is taxable to holders of Class A Common Stock, such as a cash dividend, then you may be deemed, for U.S. federal income tax purposes, to have received a taxable dividend to the extent of our earnings and profits, without the receipt of any cash or other property. In addition, if we do not adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us, then you could be deemed to have received a taxable dividend. If a make-whole fundamental change occurs prior to the maturity date, then, under some circumstances, we will increase the conversion rate for Convertible Notes converted in connection with that make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. In the case of Non-U.S. Holders (defined below under “U.S. Federal Income Tax Considerations”), any such deemed dividends may be subject to U.S. federal withholding tax, which may be withheld from interest on the Convertible Notes, shares of the Class A Common Stock, or proceeds from a sale. See “U.S. Federal Income Tax Considerations” for additional U.S. federal income tax considerations applicable to an investment in the Convertible Notes.

Unrealized fair value gains on our Bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, we are required to adopt ASU 2023-08, under which Bitcoin holdings must be measured at fair value in our statement of financial position, with gains and losses from changes in the fair value of our Bitcoin recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year. On September 30, 2025, the IRS announced that it intends to revise the proposed regulations and provided interim guidance that, for purposes of determining whether CAMT applies, companies may exclude unrealized gains or losses with respect to certain assets such as Bitcoin assuming certain requirements are met. Taxpayers are generally allowed to rely on such interim guidance until such proposed regulations are issued.

If we do become subject to CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Use of Proceeds

All of the shares of Class A Common Stock and the Convertible Notes offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their account. We will not receive any of the proceeds from these sales.

Determination of Offering Price

The Company Class A Common Stock is listed on NYSE. The Convertible Notes are not listed on any securities exchange.

The offering by the Selling Securityholders will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Stockholders or as otherwise described in the section entitled “Plan of Distribution”.

The initial conversion rate was determined based on the formula set forth in the Indenture as calculated at the Closing, of 72.0841 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes. The conversion price was based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten consecutive days prior to April 22, 2025, and is subject to a 30% premium.

The conversion rate is subject to customary anti-dilution adjustments. In addition, upon the occurrence of certain events prior to the maturity date or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances. The specific methodology for calculating the conversion price is set forth in the Indenture.

Market Price for Our Securities and Dividend Policy

Market Price Information

The Company Class A Common Stock are listed on NYSE under the ticker symbol “XXI”. As of the date of this prospectus, Twenty One Capital had 19 holders of record of its Class A Common Stock.

Dividends

Twenty One Capital has not paid any cash dividends on its equity securities to date. The payment of cash dividends by the Company in the future is dependent upon the revenues and earnings, if any, capital requirements and general financial condition. The Company Board will consider whether or not to institute a dividend policy. It is presently intended that the Company will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Company Board will declare dividends in the foreseeable future. Further, if the Company incurs further indebtedness, its ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Description of Registrant’s Securities

A description of our capital stock and Convertible Notes is in the section entitled “Description of Securities.”

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of CEP, the Company and Twenty One, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes that the Business Combination occurred September 30, 2025. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, presents pro forma effect to the Business Combination as if it had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined Company’s financial condition or results of operations would have been if the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been derived from:

●	The historical unaudited financial statements of CEP as of September 30, 2025, and the related notes thereto included elsewhere in this prospectus;

●	The historical unaudited consolidated financial statements of the Company as of September 30, 2025, and the related notes thereto included elsewhere in this prospectus; and

●	The historical unaudited financial statements of Twenty One as of September 30, 2025, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, has been derived from:

●	The historical unaudited financial statements of CEP for the nine months ended September 30, 2025, and the related notes thereto included elsewhere in this prospectus;

●	The historical unaudited consolidated financial statements of the Company for the period from March 7, 2025 (Inception) to September 30, 2025, and the related notes thereto included elsewhere in this prospectus; and

●	The historical unaudited financial statements of Twenty One for the period from April 17, 2025 (Inception) to September 30, 2025, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been derived from the historical audited financial statements of CEP for the year ended December 31, 2024, and the related notes thereto included elsewhere in this prospectus. The Company was incorporated on March 7, 2025, and Twenty One was incorporated on April 17, 2025; therefore, there is no historical statement of operations for the year ended December 31, 2024, included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this prospectus which incorporates Transaction Accounting Adjustments. The Company, Twenty One and CEP have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of the Company, Twenty One and CEP included in this prospectus and the section “Twenty One’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Transactions

Business Combination

As previously disclosed, on April 22, 2025, CEP, the Company, CEP Merger Sub, Twenty One, Tether, the Sellers and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement.

On December 3, 2025, CEP held an extraordinary general meeting of its shareholders (the “Meeting”) in connection with the Business Combination. At the Meeting, CEP shareholders voted to approve the Business Combination and the other related proposals. After giving effect to redemption reversals, a total of 1,596 CEP Class A Ordinary Shares were presented for redemption for cash at a price of approximately $10.75 per share in connection with the Meeting.

Pursuant to the Contribution Agreement, immediately prior to the Closing, Tether and Bitfinex contributed (the “Contribution”) to Twenty One 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 Twenty One Class A Interests and 208 Twenty One Class B Interests, and (ii) in the case of Bitfinex, 59 Twenty One Class A Interests and 59 Twenty One Class B Interests.

Pursuant to the Business Combination Agreement, on December 8, 2025, upon the Closing, (i) CEP merged with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving entity (such surviving entity, the “CEP Surviving Subsidiary,” such transaction, the “CEP Merger”), as a result of which CEP Shareholders received one share of Class A Common Stock for each CEP Class A Ordinary Share held by such CEP Shareholder, and (ii) Twenty One merged with and into CEP Merger Sub C, Inc., a Delaware corporation and an indirect subsidiary of CEP (“Twenty One Merger Sub”), with Twenty One Merger Sub continuing as the surviving company (such surviving company, the “Twenty One Surviving Subsidiary,” such transaction, the “Twenty One Merger” and Twenty One Merger together with the CEP Merger, the “Mergers”), as a result of which the Sellers received shares of Class A Common Stock and Class B Common Stock, in exchange for their membership interests in Twenty One. Immediately following the Business Combination, CEP Surviving Subsidiary and Twenty One Surviving Subsidiary became wholly owned subsidiaries of Company.

Further, as previously disclosed, on April 22, 2025, Company and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, who agreed to make a private investment in Company by purchasing the Convertible Notes with an aggregate principal amount of $340.2 million (the “Subscription Notes” and such subscription, the “Initial Convertible Notes PIPE” and together with the option for the Option Notes, the exchange for the Exchange Notes and any issuance of the Engagement Letter Notes, the “Convertible Notes PIPE”). Pursuant to the Convertible Notes Subscription Agreements, Company granted the Convertible Note Investors an option to purchase up to an aggregate of $100 million additional principal amount of Convertible Notes (the “Option Notes”) at any time before May 22, 2025 (the “Option Period”) on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (the “Option”). In connection therewith, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes. At the Closing, Company issued $486.5 million of Convertible Notes to the Convertible Notes Investors and the Sponsor.

Further, as previously disclosed, on April 22, 2025, the Company and CEP also entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares for $200 million in the aggregate, which includes the value of an aggregate of 259.2396 Bitcoin (the “April In-Kind PIPE Bitcoin”) invested by certain April Equity PIPE Investors instead of cash (the “April Equity PIPE” and together with the Convertible Notes PIPE, the “April PIPE Investments”). On June 19, 2025, CEP and the Company entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A ordinary shares (the “June Equity PIPE Shares”) for an aggregate purchase price of $165 million ($21.00 per share), which includes the value of an aggregate of 132.9547 Bitcoin (the “June In-Kind PIPE Bitcoin” and together with the April In-Kind PIPE Bitcoin, the “In-Kind PIPE Bitcoin”) invested by certain June Equity PIPE Investors instead of cash (the “June Equity PIPE,” together with the April Equity PIPE, the “Equity PIPEs,” and collectively with the Convertible Notes PIPE, the “PIPE Investments”). The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

At the Closing, the Company issued 20,000,000 shares of Class A Common Stock to the April Equity PIPE Investors and 7,857,143 shares of Class A Common Stock to the June Equity PIPE Investors.

Pursuant to the Business Combination Agreement, (i) Tether purchased 4,812.220927 Bitcoin (the “Initial PIPE Bitcoin”) for an aggregate purchase price of $458.7 million (the “Initial PIPE Net Proceeds”), being equal to the aggregate gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a holdback of $52 million, and, at Closing, Tether sold the Initial PIPE Bitcoin to the Company for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased 917.47360612 Bitcoin (the “Option PIPE Bitcoin”) for an aggregate purchase price of $99.5 million (the “Option PIPE Net Proceeds”), being equal to the gross proceeds of the Option Notes less a holdback of $500,000, and, at Closing, Tether sold the Option PIPE Bitcoin to Company at a purchase price equal to the Option PIPE Net Proceeds.

Additionally, as previously disclosed, on June 23, 2025, Tether, the Company, SoftBank and, solely for certain limited purposes, CEP, entered into the June PIPE Bitcoin Sale and Purchase Agreement, pursuant to which Tether has purchased 1,381.15799423 Bitcoin (the “June PIPE Bitcoin” and together with the Initial PIPE Bitcoin and the Option PIPE Bitcoin, the “PIPE Bitcoin”) for an aggregate purchase price of approximately $147.5 million (the “June PIPE Net Proceeds”) being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million. At the Closing and upon the funding of the June Equity PIPE, the Company purchased from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

The sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to the Company are referred to herein as the “PIPE Bitcoin Sale.” Pursuant to the Business Combination Agreement, Tether agreed to purchase a number of Bitcoin (the “Additional PIPE Bitcoin”), if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. Tether has purchased 4,422.688667 Bitcoin as the Additional PIPE Bitcoin and immediately prior to Closing, Tether contributed such amount of Bitcoin to Company at Closing (such contribution, the “Additional PIPE Bitcoin Sale”) in exchange for additional shares of 37,532,514 shares of Class A Common Stock and 37,532,514 shares of Class B Common Stock.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, the Company and the Sponsor entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Company and Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which Sponsor agreed to exchange a number of its shares of Class A Common Stock (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”), and (ii) the Company, CEP and CF&Co. entered into the PIPE Engagement Letter, pursuant to which, among other matters, CF&Co. may receive the Engagement Letter Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement dated April 22, 2025 among Tether, Bitfinex and Twenty One, (ii) 1.5% of the gross proceeds received by the Company and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Pursuant to the Securities Exchange Agreement, at Closing, the Sponsor exchanged 4,630,000 shares of Class A Common Stock in exchange for $46,300,000 principal amount of Convertible Notes. CF&Co. did not receive any Engagement Letter Notes.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into the SoftBank Purchase Agreement, pursuant to which, among other things, immediately following the Closing, Tether transferred to SoftBank 89,106,748 shares of Class A Common Stock and Class B Common Stock (the “SoftBank Shares”), and SoftBank paid Tether a consideration of $999,300,487.76 based on a formula described thereunder.

As previously disclosed, on October 16, 2025, Tether and the Sponsor entered into a sale and purchase agreement (the “Cantor Sale and Purchase Agreement”), pursuant to which, at Closing, the Sponsor purchased from Tether, and Tether sold to the Sponsor, (i) 490,000 shares of Class A Common Stock immediately after the consummation of the CEP Merger, and (ii) 10,000 shares of Class A Common Stock immediately after the completion of the sale of SoftBank Shares, for an aggregate purchase price of $5,000,000 payable in cash (the “Cantor F&F Sale”).

Lock-Up Agreement

Concurrently with the Closing, Tether, Bitfinex and SoftBank each entered into a Lock-Up Agreement with the Company (the “Lock-up Agreements”), pursuant to which each Seller and SoftBank agreed that the shares of Class A Common Stock received by each Seller and the shares of Class A Common Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Class A Common Stock held by each Seller and SoftBank will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Company’s shareholders having the right to exchange their shares of the Company Stock for cash, securities or other property.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, the Company, the Sponsor, each Seller and SoftBank entered into an Amended and Restated Registration Rights Agreement that amended and restated the registration rights agreement entered into between CEP and the Sponsor at the time of CEP’s initial public offering and pursuant to which Company (i) assumed the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Class A Common Stock and (ii) provides registration rights with respect to the resale of shares of Class A Common Stock held by the Sponsor, each Seller and SoftBank. Pursuant to the Amended and Restated Registration Rights Agreement, at least once in any 12-month period, Significant Specified Holders (as defined in the Amended and Restated Registration Rights Agreement) may request to sell all or any portion of their Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $25 million. The Company has also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement provides that Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

309,182,606 shares of Class A Common Stock are subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement.

Services Agreement

Concurrently with the Closing, Company and Tether entered into the Services Agreement, pursuant to which Tether agreed to provide, or cause to be provided, certain services to Company and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amounts as may be agreed by the parties thereto.

Securities Exchange Agreement

At Closing, the Company and the Sponsor entered into the Securities Exchange Agreement, pursuant to which the Sponsor exchanged 4,630,000 shares of Class A Common Stock for $46,300,000 principal amount of Exchange Notes. The Exchange Notes and shares of Class A Common Stock issuable upon conversion thereof have the same registration rights as set forth in the Convertible Notes Subscription Agreements. The Securities Exchange Agreement includes customary representations and warranties for both Company and the Sponsor.

Indenture

Concurrently with the Closing, pursuant to the Convertible Notes Subscription Agreements, the Company, the Trustee, and Collateral Agent, entered into the Indenture, pursuant to which Company issued the Convertible Notes. The Convertible Notes were issued at 100% of the aggregate principal amount. The Convertible Notes will mature on December 1, 2030 and bear interest at 1.00% per year. The interest on the Convertible Notes is payable on June 15 and December 15 of each year, beginning on June 15, 2026. The Notes are senior, secured obligations of Company.

The initial conversion rate was determined based on the formula set forth in the Indenture as calculated at the Closing, of 72.0841 shares of Clas A Common Stock per $1,000 principal amount of convertible notes. The conversion price is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten (10) consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten (10) consecutive days prior to April 22, 2025, and is subject to a 30% premium.

The conversion rate is subject to customary anti-dilution adjustments. In addition, upon the occurrence of certain events prior to the maturity date or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances. The specific methodology for calculating the conversion price is set forth in the Indenture.

The Convertible Notes will be convertible into cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock, at the Company’s election. Commencing after the calendar quarter ending on December 31, 2025 and prior to the close of business on the Business Day immediately preceding the date that is six (6) months prior to the maturity date, the Convertible Notes will be convertible at the option of holders only upon the satisfaction of certain conditions and during certain periods, including if the last reported sale price of Class A Common Stock exceeds 130% of the conversion price for certain specified periods. Thereafter, holders of the Convertible Notes may convert their Convertible Notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

The Company may redeem for cash all or any portion of the Convertible Notes, at its option, on or after the date that is three (3) years after the Issue Date if the last reported sale price of Class A Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company undergoes a Fundamental Change, holders of the Convertible Notes may require the Company to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, holders of the Convertible Notes have the right to require the Company to repurchase for cash all or any portion of their Convertible Notes beginning three years from the Issue Date at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of all the Convertible Notes, and the interest accrued on such Convertible Notes, if any, to be immediately due and payable. Upon events of default involving specified bankruptcy events involving the Company, the Convertible Notes will be due and payable immediately.

The Indenture provides that, if the Company fails to meet certain registration deadlines described in the Indenture, the interest rate on the Convertible Notes will increase by 3.00% per annum for so long as such failure continues.

Security Agreement

Concurrently with the Closing, pursuant to the Convertible Notes Subscription Agreements, the Company and Anchorage Digital Bank, N.A., as collateral agent and securities intermediary, entered into the Security Agreement. Pursuant to the Security Agreement, subject to certain exceptions, the Convertible Notes are secured by a first priority security interest in 16,116.31574065 Bitcoin, representing $1,459.5 million, calculated based on the Bitcoin Price as averaged over the ten (10) consecutive days immediately prior to the Closing.

Governance Agreement

Concurrently with the Closing, the Sellers, SoftBank and the Company entered into the Governance Agreement (the “Governance Agreement”) which provides that, among other things, Company will be incorporated pursuant to the TBOC, and Company will utilize certain of the controlled company exemptions of its relevant national securities exchange, and also provides guidance as to the selection of the chair of the Company Board, meeting quorum, reserved matters and committees to be established by the Company Board as well as the appointment of the key management team and the corporate policies to be adopted by the Company Board after Closing.

Indemnification Agreements

Concurrently with the Closing, the Company entered into separate indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and the advancement of certain expenses incurred by each such director or executive officer in any action or proceeding arising out of their services as one of Company’s directors or executive officers.

Insider Letter Agreement and Amendment

On December 5, 2025, pursuant to the Sponsor Support Agreement, CEP, the Sponsor and the Company entered into an amendment to the Insider Letter (the “Insider Letter Amendment”) to (a) add the Company as a party to the Insider Letter; (b) revise the terms of the Insider Letter to include Class A common stock of the Company, par value $0.01 per share, which pursuant to the Business Combination Agreement is issued in exchange for the CEP’s Class A ordinary shares; and (c) shorten the lock-up restrictions applicable to the Founder Shares from one (1) year to six (6) months and amend the terms of the lock-up set forth in Section 7 of the Insider Letter to reflect the terms of the lock-up agreements to be entered into pursuant to the Business Combination Agreement, at Closing.

The following table summarizes the pro forma number of shares of Company Stock outstanding following the consummation of the Business Combination and the Cantor F&F Sale, discussed further in the sections below, excluding the potential dilutive effect of the shares underlying the Convertible Notes.

Equity Capitalization Summary	Shares	%
Twenty One Class A members	304,852,729	88.0%
Public Shareholders	9,508,404	2.7%
Sponsor	4,339,847	1.3%
Equity PIPE Investors	27,857,143	8.0%
Total shares of Class A Common Stock outstanding	346,548,153	100.0%

	Shares	%
Twenty One Class B members	304,842,759	100.0%
Total shares of Class B Common Stock outstanding	304,842,759	100.0%

The following table shows the per share value of Company Stock held by non-redeeming holders of Class A Common Stock:

Shares	346,548,153
Book equity per share	$10.34

Accounting for the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP with CEP being treated as the acquired company for financial reporting purposes and Twenty One as the accounting “acquirer.” Accordingly, the financial statements of Twenty One Capital will represent a continuation of the financial statements of Twenty One with the business combination treated as the equivalent of Twenty One issuing stock for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Twenty One.

This determination was primarily based on the assumption that:

●	Twenty One’s members hold a majority of the voting power of Company post Business Combination;

●	The Company Board consists of seven directors, four directors designated by Tether with at least two of them qualifying as independent directors under applicable securities exchange rules, two directors designated by SoftBank, with at least one of them qualifying as an independent director under applicable securities exchange rules and the Chief Executive Officer of the Company;

●	Twenty One’s operations will substantially comprise the ongoing operations of Company; and

●	Twenty One’s senior management will comprise the senior management of Company.

Another determining factor was that CEP does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CEP will be stated at historical cost, with no goodwill or other intangible assets recorded.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2025(1)

	Company (Historical)	Twenty One (Historical)	Contribution Agreement Transaction Accounting Adjustments		Twenty One Pro Forma Adjusted	CEP (Historical)	Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$-	$808,230	$-		$808,230	$25,000	$105,989,694	B	$440,200,000	G	$178,000,000	A	$119,335,864
							(43,641,113	)C			150,799,992	N
							(99,500,000	)G
							343,104	)J
							(9	)J
							(466,200,000	)O
							(147,499,995	)P
							(239	)S
							11,200	U
Prepaid expenses	-	-	-		-	218,208	382,500	C	-		-		9,850,708
							9,250,000	H
Due from affiliate	-	15,600	-		15,600	-	(15,600	)W	-		-		-
Receivable from related party	-	-	-		-	11,200	(11,200	)U	-		-		-
Total current assets	-	823,830	-		823,830	254,408	(640,891,658)		440,200,000		328,799,992		129,186,572
Non-current assets
Available-for-sale debt securities held in Trust Account	-	-	-		-	105,301,074	(105,989,589	)B	-		-		-
							705,434	L
							239	R
							(17,158	)R
Digital assets	-	-	2,852,652,600	M	2,852,652,600	-	83,086,777	G	-		23,476,844	A	3,940,655,449
							443,800,122	O			12,040,431	N
							125,078,220	P
							400,520,455	Q
Forward sale securities asset	-	-	-		-	1,559,663	(1,559,663	)V	-		-		-
Other assets	-	-	-		-	105	(105	)B	-		-		-
Total non-current assets	-	-	2,852,652,600		2,852,652,600	106,860,842	945,624,732		-		35,517,275		3,940,655,449
Total assets	$-	$823,830	$2,852,652,600		$2,853,476,430	$107,115,250	$304,733,074		$440,200,000		$364,317,267		$4,069,842,021

LIABILITIES
Current liabilities
Accrued expenses	$49,954	$639,982	-		639,982	$1,111,688	$(1,264,505	)C	-		-		$537,119
Accounts payable	-	47,300	-		47,300	-	(26,190	)C	-		-		21,110
Due to related party	15,600	-	-		-	-	(15,600	)W	-		-		-
Notes payable - related party	-	-	-		-	904,335	343,104	J	-		-		-
							(1,247,439	)J
Sponsor note payable	-	-	-		-	-	239	R	-		-		-
							(239	)S

Total current liabilities	65,554	687,282	-		687,282	2,016,023	(2,210,630)		-		-		558,229
Non-current liabilities
Convertible notes payable	-	-	-		-	-			440,200,000	G	-		486,500,000
									46,300,000	H
Debt issuance costs	-	-	-		-	-	(2,201,000	)C			-		(2,201,000)
Total non-current liabilities	-	-	-		-	-	(2,201,000)		486,500,000		-		484,299,000
Total liabilities	65,554	687,282	-		687,282	2,016,023	(4,411,630)		486,500,000		-		484,857,229

Class A ordinary shares subject to possible redemption	-	-	-		-	106,801,179	(105,989,694	)F	-		-		-
							705,434	L
							(1,500,000	)L
							239	R
							(17,158	)R
EQUITY
Twenty One Class A Interests	-	-	-		-	-	-		-		-		-
Twenty One Class B Interests	-	-	-		-	-	-		-		-		-
Company Class A Common Stock	-	-	-		-	-	2,673,202	D	-		-		3,465,481
							416,954	K
							375,325	Q
Company Class B Common Stock	-	-	-		-	-	2,673,202	D	-		-		3,048,427
							375,325	Q
							(100	)T
CEP preference shares	-	-	-		-	-	-		-		-		-
CEP Class A Ordinary Shares	-	-	-		-	30	1,000	F	-		2,000	A	-
							342	I			786	N
							(4,170	)K
							12	J
CEP Class B Ordinary Shares	-	-	-		-	250	92	H	-		-		-
							(342	)I
Additional paid-in capital	-	1,200,000	2,852,652,600	M	2,853,852,600	-	(33,154,066	)C	(46,300,000	) H	201,474,844	A	3,642,635,005
							(5,346,404	)D			162,839,637	N
							(6,574,747	)E
							105,988,694	F
							9,249,908	H
							(412,784	)K
							1,247,418	J
							399,769,805	Q
							100	T
Accumulated deficit	(65,554)	(1,063,452)	-		(1,063,452)	(1,717,262)	(6,612,852	)C	-		-		(64,164,121)
							6,574,747	E
							15,030	F
							(16,413,223	)G
							1,500,000	L
							(22,399,878	)O
							(22,421,775	)P
							(239	)R
							(1,559,663	)V
Accumulated other comprehensive income	-	-	-		-	15,030	(15,030	)F	-		-		-
Total equity (deficit)	(65,554)	136,548	2,852,652,600		2,852,789,148	(1,701,952)	415,945,883		(46,300,000)		364,317,267		3,584,984,792
Total equity and liabilities	$-	$823,830	$2,852,652,600		$2,853,476,430	$107,115,250	$304,733,074		$440,200,000		$364,317,267		$4,069,842,021

(1)	The unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical unaudited balance sheet of Twenty One as of September 30, 2025, with the historical unaudited consolidated balance sheet of Company as of September 30, 2025, and with the historical unaudited balance sheet of CEP as of September 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025(2)

	Company (Historical Statement of Operations)	Twenty One (Historical Statement of Operations)	Contribution Agreement Transaction Accounting Adjustments	Twenty One Pro Forma Adjusted	CEP (Historical Statement of Operations and Other Comprehensive Income)	Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments	Pro Forma Combined
General and administrative costs	$(57,798)	$(980,152)	$-	$(980,152)	$(1,621,662)	(47,813	)CC	$-		$-	$(2,707,425)
Sales and marketing	-	(83,300)	-	(83,300)	-	-					(83,300)
Compensation expense	-	-	-	-	-	(14,595,965	)HH	-		-	(14,595,965)
Administrative expenses - related party	-	-			(90,000)	90,000	BB	-		-	-
Loss from operations	(57,798)	(1,063,452)	-	(1,063,452)	(1,711,662)	(14,553,778)		-		-	(17,386,690)

Other income (expense):
Interest income on investments held in Trust Account	-	-	-	-	3,404,414	(3,404,414	)AA	-		-	-
Realized gain on sale of available-for-sale debt securities	-	-	-	-	-	15,030	EE	-		-	-
						(15,030	)EE
Change in fair value of forward sale securities	-	-	-	-	1,559,663	(1,559,663	)GG	-		-	-
Interest expense	-	-	-	-	-	-		(3,648,750	)DD	-	(3,978,900)
								(330,150	)FF
Other income, net	-	-	-	-	4,964,077	(4,964,077)		(3,978,900)		-	(3,978,900)

Net (loss) income	$(57,798)	$(1,063,452)	$-	$(1,063,452)	$3,252,415	$(19,517,855)		$(3,978,900)		$-	$(21,365,590)

Other Comprehensive Income (Loss):
Change in unrealized depreciation of available-for-sale debt securities	-	-	-	-	(79,606)	79,606	EE	-		-	-
Total other comprehensive income (loss)	-	-	-	-	(79,606)	79,606		-		-	-
Comprehensive income (loss)	$(57,798)	$(1,063,452)	$-	$(1,063,452)	$3,172,809	$(19,438,249)		$(3,978,900)		$-	$(21,365,590)

Basic and diluted net income per share	$(57,798)	$(1,063,452)			$0.25

Pro forma weighted average number of shares outstanding - basic and diluted											346,548,153 (1)
Pro forma loss per share - basic and diluted											$(0.06)

(1)	Please refer to Note 3 (“Net Loss per Share”) for details.

(2)	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, combines the historical unaudited statement of operations of Company for the period from March 7, 2025 (Inception) to September 30, 2025 with the unaudited statement of operations of Twenty One for the period April 17, 2025 (Inception) through September 30, 2025, with the historical unaudited statement of operations of CEP for the nine months ended September 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024(2)

	Company (Historical Statement of Operations)	Twenty One (Historical Statement of Operations)	Other Related Transaction Accounting Adjustments	Twenty One Pro Forma Adjusted	CEP (Historical Statement of Operations and Other Comprehensive Income)	Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments	Pro Forma Combined
General and administrative costs	$-	$-	$-	$-	$(297,816)	$(4,812,852	)CC	$-		$-	$(5,174,418)
						(63,750	)FF
Transaction costs						(1,800,000	)DD	-		-	(1,800,000)
Compensation expense	-	-	-	-	-	(19,461,287	)JJ	-		-	(19,461,287)
Administrative expenses - related party	-	-	-	-	(46,129)	46,129	BB	-		-	-
Total operating expenses	-	-	-	-	(343,945)	(26,091,760)		-		-	(26,435,705)
Loss from operations	-	-	-	-	(343,945)	(26,091,760)		-		-	(26,435,705)

Other income (expense):
Interest income on investments held in Trust Account	-	-	-	-	1,881,736	(1,881,736	)AA	-		-	-
Realized gain on sale of available-for-sale debt securities	-	-	-	-	-	94,636	HH	-		-	-
						(94,636	)HH
Interest expense	-	-	-	-	-	-		(4,865,000	)GG	-	(5,305,200)
								(440,200	)II
Loss on settlement of derivative liability	-	-	-	-	-	(61,234,876	)EE	-		-	(61,234,876)
Other income (expense):	-	-	-	-	1,881,736	(63,116,612)		(5,305,200)		-	(66,540,076)

Net income (loss)	$-	$-	$-	$-	$1,537,791	$(89,208,372)		$(5,305,200)		$-	$(92,975,781)

Other Comprehensive Income:
Change in unrealized appreciation of available-for-sale debt securities	-	-	-	-	94,636	(94,636	)HH	-		-	-
Total other comprehensive income	-	-	-	-	94,636	(94,636)		-		-	-
Comprehensive income (loss)	$-	$-	$-	$-	$1,632,427	$(89,303,008)		$(5,305,200)		$-	$(92,975,781)

Basic and diluted net income per share					$0.24

Pro forma weighted average number of shares outstanding - basic and diluted											346,548,153 (1)
Pro forma loss per share - basic and diluted											$(0.27)

(1)	Please refer to Note 3 — “Net Loss per Share” for details.

(2)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, contains the historical audited statement of operations of CEP for the year ended December 31, 2024. Company was incorporated on March 7, 2025, and Twenty One was incorporated on April 17, 2025, therefore there are no historical statement of operations for the year ended December 31, 2024, included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 Note 1 — Basis of Presentation and Accounting Policies

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP with CEP being treated as the acquired company for financial reporting purposes and Twenty One as the accounting “acquirer.” Under this method of accounting, although CEP acquired all the outstanding equity interests of Twenty One in the Business Combination, CEP was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Company issuing stock for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Twenty One.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes that the Business Combination and related transactions occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and the year ended December 31, 2024, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2024.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

●	CEP’s unaudited balance sheet as of September 30, 2025, and the related notes for the nine months ended September 30, 2025, included in this prospectus;

●	Company’s unaudited consolidated balance sheet as of September 30, 2025, and the related notes for the period from March 7, 2025 (Inception) through September 30, 2025, included in this prospectus; and

●	Twenty One’s unaudited balance sheet as of September 30, 2025, and the related notes for the period from April 17, 2025 (Inception) through September 30, 2025, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

●	CEP’s unaudited statement of operations for the nine months ended September 30, 2025, and the related notes, included in this prospectus;

●	Company’s unaudited consolidated statement of operations for the period from March 7, 2025 (Inception) through September 30, 2025, and the related notes, included in this prospectus; and

●	Twenty One’s unaudited statement of operations for the period from April 17, 2025 (Inception) through September 30, 2025, and the related notes, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been derived from the historical audited financial statements of CEP for the year ended December 31, 2024, and the related notes thereto included elsewhere in this prospectus. Company was incorporated on March 7, 2025, and Twenty One was incorporated on April 17, 2025; therefore, there are no historical statement of operations for the year ended December 31, 2024, included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The historical financial statements of Company and Twenty One have been prepared in accordance with U.S. GAAP. The historical financial statements of CEP have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Twenty One.

Upon consummation of the Business Combination, management has performed a comprehensive review of the three entities’ accounting policies. As a result of the review, management has not identified differences between the accounting policies of the three entities which have a material impact on the financial statements of the Company. Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Company has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Company, Twenty One and CEP have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2025, are as follows:

A.	Reflects the proceeds received from the April Equity PIPE of $178.0 million and 259.2396243 Bitcoin, valued at $90,528.44 per Bitcoin as of the Closing date of December 8, 2025, or $23.5 million, pursuant to the April Equity PIPE Subscription Agreements, for the issuance of 20,000,000 CEP Class A Ordinary Shares at $10 per share, par value $0.0001.

B.	Reflects the liquidation and reclassification of $106.0 million of funds held in the Trust Account to cash that became available following the Business Combination.

C.	Reflects the payment of $10.1 million of CEP transaction costs at the Closing of which $1.0 million of these fees were accrued as of September 30, 2025. The $4.3 million of these fees related to the PIPE Investments have been recorded as additional paid-in capital. The remaining amount of $4.8 million is reflected as an adjustment to accumulated losses.

Reflects the payment of $33.5 million of Twenty One transaction costs at the Closing of which $0.3 million of these fees were accrued as of September 30, 2025. The legal success fee of $1.8 million has been recorded to accumulated deficit, the $0.4 million for the D&O tail policy with a term of six years has been recorded as prepaid expenses, the $2.2 million related to the debt issuance has been recorded to debt issuance costs and the remaining $28.9 million has been recorded to additional paid-in capital.

D.	Represents the exchange of Twenty One Interests for the issuance of 267,320,426 shares of Class A Common Stock and Class B Common Stock upon Closing.

E.	Represents the elimination of CEP’s historical accumulated losses after recording the transaction costs incurred by CEP of $4.8 million as described in (C) above, the reversal of the $0.15 per public share accrual in ordinary shares subject to redemption of $1.5 million, as described in (L) below, the reversal of $0.02 million of the accumulated other comprehensive income in adjustment (F) below, the recording of interest earned in the Trust of $0.7 million as described in (L) below, the accretion of ordinary shares subject to redemption of $0.7 million as described in (L) below, and the reversal of the forward sale securities asset of $1.6 million as described in (V) below.

F.	Reflects the reclassification of 9,998,404 CEP Class A ordinary shares subject to possible redemption to permanent equity.

G.	Reflects the proceeds received in connection with Initial Convertible Note PIPE for the issuance of the Convertible Notes with an aggregate principal of $340.2 million and the Option Notes with an aggregate principal amount of $100.0 million. Company analyzed the accounting treatment of the Convertible Notes and determined the Convertible Notes are required to be classified as a liability under ASC 480 and the conversion features do not meet the definition of an embedded derivative under ASC 815. As such Company recorded the proceeds from the Convertible Notes less a debt discount representing debt issuance costs on the date of the issuance.

H.	Reflects the purchase of 917.4736061 Bitcoin at an aggregate purchase price of $99.5 million. Pursuant to the Business Combination agreement, Tether purchased 917.47360612 Bitcoin for an aggregate purchase price of $99.5 million at an average price per Bitcoin of $108,449.99 and placed such Bitcoin in a digital wallet held or operated by or on behalf of Tether. At inception this agreement was determined to meet the definition of a derivative pursuant to ASC 815 which requires the fair valuing of a liability at inception with changes in fair value recorded in the Company’s profit and loss statement. The digital assets were valued at the per Bitcoin value of $90,560.40 as of the Closing date of December 8, 2025, or $83.1 million, and a loss of $16.4 million was recognized for the difference between the digital asset value and the purchase price which reflects the settlement of the derivative liability at the Closing.

I.	Reflects 9,463,886 CEP Class A ordinary shares issued to the Sponsor upon conversion of its CEP Class B ordinary shares pursuant to the anti-dilution right in the CEP Memorandum and Articles of which there were 2,500,000 existing CEP Class B Ordinary Shares, an additional 915,104 Class B ordinary shares issued, 1,418,782 CEP Class A Ordinary Shares forfeited and 4,630,000 CEP Class A Ordinary Shares issued, exchanged for an equal number of shares of Class A Common Stock and then canceled in exchange for Convertible Notes at $10 per share. Also reflects the Cantor advisory services fee of $9.3 million recognized at the Closing for services to be performed at a future time.

J.	Reflects the conversion of CEP Class B Ordinary Shares into CEP Class A Ordinary Shares upon the Closing.

K.	Reflects the additional draw on the Sponsor loan subsequent to September 30, 2025, of $0.3 million and the conversion of the CEP Sponsor loan of $1.2 million into CEP Class A Ordinary Shares at a conversion price of $10.00 per share upon the Closing.

L.	Reflects the conversion of CEP Class A Ordinary Shares into shares of Class A Common Stock upon the consummation of the CEP Merger at the Closing.

M.	Reflects the reversal of the accrual of the $0.15 per public shares for the redeeming Public Shareholders of $1.5 million, the interest earned in the Trust Account subsequent to September 30, 2025 of $0.7 million and the accretion of the Class A ordinary shares subject to redemption of $0.7 million.

N.	Reflects the contribution of 31,500 Bitcoin, valued at $90,560.40 per Bitcoin as of the Closing date of December 8, 2025, or $2.9 billion, by Tether and Bitfinex for (i) 208 Twenty One Class A Interests and 208 Twenty One Class B Interests for Tether and (ii) 59 Twenty One Class A Interests and 59 Class B Interests for Bitfinex upon the Closing. At inception the Contribution Agreement was determined to meet the definition of a liability under ASC 815-40, which requires fair valuing at inception with changes in fair value recorded on the Company’s profit and loss statement.

O.	Reflects proceeds received from the June Equity PIPE of $150.8 million and 132.9546968 Bitcoin, valued at $90,560.40 per Bitcoin as of the Closing date of December 8, 2025, or $12.0 million, pursuant to the June Equity PIPE Subscription Agreements, for the issuance of 7,857,143 CEP Class A Ordinary Shares at $21.00 per share, par value $0.0001.

P.	Reflects the sale of 4,900.598072 Bitcoin from Tether to Company for a purchase price of $466.2 million. This agreement meets the definition of a derivative pursuant to ASC 815 and requires the fair valuing of a liability at inception with changes in fair value recorded in Twenty One’s profit and loss statement. The digital assets were valued at a per Bitcoin price of $90,560.40 as of the Closing date of December 8, 2025, or $443.8 million and a loss of $22.4 million was recognized for the difference between the Bitcoin value and the purchase price which reflects the settlement of the derivative liability at Closing.

Q.	Reflects the sale of 1,381.157994 Bitcoin from Tether to Company for a purchase price of $147.5 million. This agreement meets the definition of a derivative pursuant to ASC 815 and requires the fair valuing of a liability at inception with changes in fair value recorded in Twenty One’s profit and loss statement. The digital assets were valued at a per Bitcoin price of $90,560.40 as of the Closing date of December 8, 2025, or $125.1 million and a loss of $22.4 million was recognized for the difference between the Bitcoin value and the purchase price which reflects the settlement of the derivative liability at Closing.

R.	Reflects the contribution of the Additional PIPE Bitcoin of 4,422.68867 Bitcoin by Tether to Company for shares of Class A Common Stock and Class B Common Stock with a value of $84,863.57 per Bitcoin, or $375.3 million, at $10.00 per share, or 37,532,514 shares, pursuant to Amendment No. 1 to the Business Combination Agreement, at $10 per share, par value $0.01. The digital assets were valued at a per Bitcoin price of $90,560.40 as of the Closing date of December 8, 2025, or $400.5 million.

S.	Reflects the draw on the Sponsor note of $239.40 for the $0.15 per public share for the 1,596 public shares redeemed that was deposited in the Trust Account. Reflects the redemption of 1,596 shares at a redemption price of $10.75, or $17,158.

T.	Reflects the payment of the Sponsor note payable upon the Closing.

U.	Reflects the 10,000 shares of Class B Common Stock cancelled pursuant to the Cantor F&F Sale.

V.	Reflects the payment of the receivable due from related party upon the Closing.

W.	Reflects the reversal of the forward sale securities asset upon the issuance of the shares in the April Equity PIPE as described in (A) above and the June Equity PIPE as described in (N) above.

X.	Reflects the elimination of the intercompany balances between Company and Twenty One upon the Closing.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, are as follows:

AA.	Reflects the elimination of the interest income earned on funds in the Trust Account which funds were released from the Trust Account upon the Closing .

BB.	Reflects the elimination of the administrative service fees that ceased to be paid upon the Closing.

CC.	Reflects the amortization of the prepaid D&O insurance policy for the nine months ended September 30, 2025, amortized over a term of 6 years.

DD.	Reflects the accrual of interest expense on the Convertible Notes at 1.00% per year for the period ended September 30, 2025.

EE.	Reflects the realization of unrealized depreciation of available-for-sale debt securities and the elimination of the realized gain.

FF.	Reflects the amortization of the debt issuance costs, based on the 5 year term of the Convertible Notes.

GG.	Reflects the reversal of the change in fair value of forward sale securities upon the issuance of the shares in the April Equity PIPE as described in (A) above and the June Equity PIPE as described in (N) above.

HH.	Reflects the recognition of compensation expense for 1,267,230 options that vest over a four-year period and 12,179,268 options that vest over a five-year period at a fair value of $7.07 per share, upon the closing of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, are as follows:

AA.	Reflects the elimination of the interest income earned on funds in the Trust Account which were released from the Trust Account upon the Closing .

BB.	Reflects the elimination of the administrative service fees that ceased to be paid upon the Closing.

CC.	Reflects the transaction costs of CEP.

DD.	Reflects the success fee paid to legal advisors upon Closing.

EE.	Reflects the loss on the settlement of the derivative liabilities for the sale of Bitcoin from Tether to Company as described in (G), (O) and (P) above for an aggregate amount of $61.2 million.

FF.	Reflects the amortization of the prepaid D&O insurance policy for the year ended December 31, 2024, amortized over a term of 6 years.

GG.	Reflects the accrual of interest expense on the Convertible Notes at 1.00% per year for the year ended December 31, 2024.

HH.	Reflects the realization of unrealized depreciation of available-for-sale debt securities and the elimination of the realized gain.

II.	Reflects the amortization of the debt issuance costs, based on the 5-year term of the Convertible Notes.

JJ.	Reflects the recognition of compensation expense for 1,267,230 options that vest over a four-year period and 12,179,268 options that vest over a five-year period at a fair value of $7.07 per share, upon the closing of the Business Combination.

Note 3 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions of Public Shares by CEP’s Public Shareholders for the nine months ended September 30, 2025, and the year ended December 31, 2024:

Nine Months Ended September 30, 2025
Pro forma net loss	$(21,365,590)
Weighted average shares outstanding of Class A Common Stock – basic and diluted (1)	346,548,153
Net loss per share – basic and diluted	$(0.06)

Year Ended December 31, 2024
Pro forma net loss	$(92,975,781)
Weighted average shares outstanding of Class A Common Stock – basic and diluted (1)	346,548,153
Net loss per share – basic and diluted	$(0.27)

(1)	The 35,068,912 potentially dilutive shares underlying the Convertible Notes and the 13,446,498 potentially dilutive shares underlying the options were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

Business

Unless otherwise indicated or the context otherwise requires, references in this section of the prospectus to “Twenty One”, “we,” “us” “our,” and other similar terms refer to Twenty One Capital, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Twenty One Capital is a newly formed operating company focused exclusively on Bitcoin-related business lines that, among other things, offer shareholders a differentiated opportunity to gain exposure to Bitcoin through the equity markets. With a Bitcoin-native operating structure and a strategy designed to deliver long-term value, Twenty One Capital intends to become a leading vehicle for capital-efficient Bitcoin accumulation and related business development.

Twenty One Assets, LLC was incorporated in Delaware on March 7, 2025, and converted to a Delaware limited liability company on April 17, 2025. Twenty One Capital was incorporated in Texas on March 7, 2025.

Our Business Strategies

Twenty One is an operating company engaged in a number of businesses focused on Bitcoin. Twenty One engages in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. In addition, following these initial activities, Twenty One expects to engage in Bitcoin-centric financial services that would leverage Twenty One’s Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin. Preparation for the launch of these financial services is expected to begin shortly, with launch timing subject to regulatory approvals, market needs, and the macroeconomic environment.

Bitcoin Accumulation and Management Strategy

Twenty One’s Bitcoin accumulation and management strategy involves (i) the acquisition of Bitcoin (from initial investments, debt and equity financings, and operating cash flows in excess of operating expenses) according to a discretionary, macro-driven investment thesis, (ii) active management of its Bitcoin holdings, subject to market conditions and other factors, and (iii) the issuance of debt or equity securities or other capital raising transactions, from time to time, subject to market conditions and other factors, with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses. Twenty One does not currently intend to hold any other cryptocurrencies as a treasury asset.

Twenty One is committed to a long-term Bitcoin accumulation strategy grounded in its belief that Bitcoin represents a superior monetary asset and a foundation for long-term shareholder value. Twenty One’s active management of its Bitcoin holdings does not involve speculative trading based on short-term market movements. Instead, it consists of ongoing assessment and adjustment of our capital allocation strategy in accordance with its long-term, macro-driven Bitcoin investment thesis.

Determinations with respect to Twenty One’s Bitcoin accumulation and management strategy will be made from time to time by assessing market factors including, but not limited to, (i) the current market price of Bitcoin, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment, (iv) Twenty One’s relative stock performance, (v) the availability and cost of capital of equity and debt financing to Twenty One, and (vi) the price per share of Twenty One’s stock relative to the Net Asset Value of its Bitcoin holdings.

In pursuit of this strategy, Twenty One currently intends to utilize Bitcoin-specific key performance indicators including Bitcoin per share (“BPS”) and Bitcoin Rate of Return (“BRR”) to assess its performance guide its operations. These KPIs are intended to efficiently communicate Twenty One’s mission of providing the best vehicle for Bitcoin exposure in the market. This strategy also contemplates that Twenty One may, from time to time, subject to market conditions and other factors, (i) sell Bitcoin under exceptional circumstances as described below, (ii) enter into additional capital raising transactions, and (iii) consider the pursuit of strategies which monetize or otherwise utilize its Bitcoin holdings to generate funds or income streams through the development and commercialization of Bitcoin-centric financial services and products. While Twenty One expects to allocate the majority of its available treasury capital into Bitcoin over time, it retains flexibility to manage liquidity and operations prudently.

At present, Twenty One has no intention to sell Bitcoin, and views its Bitcoin position as a strategic reserve asset. However, we may consider selling Bitcoin under exceptional circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue high-conviction strategic investments, or for general corporate purposes, subject to oversight by management and the Board.

Twenty One does not currently plan to engage in hedging its Bitcoin exposure. We believe that our long-term thesis on Bitcoin’s appreciation and adoption makes hedging unnecessary. We will revisit this policy periodically as part of our risk management processes.

Our Bitcoin Holdings

The initial Bitcoin holdings have been acquired through a combination of purchases and contributions made by Tether and Bitfinex in accordance with the Business Combination Agreement and related agreements, as described below.

During the 10-day period following the signing of the Business Combination Agreement, pursuant to the terms of the Business Combination Agreement, Tether purchased 4,812.220927 Bitcoin at an aggregate purchase price of $458.7 million, being equal to the net cash proceeds from the April Equity PIPE and Convertible Notes PIPE. These Bitcoin were acquired by the Company at Closing at the same aggregate purchase price.

During the 10-day period following the expiry of the Option Period for Convertible Note Investors as granted pursuant to the Convertible Notes Subscription Agreements, Tether purchased an additional 917.47360612 Bitcoin at an aggregate purchase price of $99.5 million, being equal to the net proceeds from the full exercise of the Option, which were acquired by the Company at Closing at the same aggregate purchase price, in each case in accordance with the terms of the Business Combination Agreement.

During the 10-day period following the signing of the June Equity PIPE Subscription Agreements, pursuant to the terms of the June PIPE Bitcoin Sale and Purchase Agreement, Tether purchased 1,381.15799423 Bitcoin at an aggregate purchase price of $147.5 million, being equal to the net cash proceeds from the June Equity PIPE. These Bitcoin were acquired by the Company at Closing at the same aggregate purchase price that Tether paid to purchase such Bitcoin.

In addition, at the Closing, pursuant to the terms of the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement, the Company acquired 4,422.688667 Bitcoin from Tether at a value of $84,863.57 per Bitcoin, such that, with the addition of this Bitcoin, the sum of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the April In-Kind PIPE Bitcoin equals 10,500 Bitcoin.

At Closing, certain April Equity PIPE Investors invested an aggregate of 259.2396 Bitcoin, and certain June Equity PIPE Investors will invest an aggregate of 132.9547 Bitcoin, in each case in lieu of cash consideration, and in accordance with the terms of their respective subscription agreements.

Pursuant to the terms of the Business Combination Agreement and the Contribution Agreement, at the Closing and prior to the Mergers, Tether contributed 24,500 Bitcoin to Twenty One, and Bitfinex contributed 7,000 Bitcoin to Twenty One, in each case at a value of $84,863.57 per Bitcoin.

As a result of these transactions, Twenty One held approximately 43,500 Bitcoin as of the Closing.

Custody of our Bitcoin

As of the Closing, we hold all of our Bitcoin in custody accounts with Anchorage, a U.S.-based, institutional-grade custodian that has demonstrated records of regulatory compliance and information security. Anchorage is a qualified custodian under the Investment Advisers Act of 1940 and chartered by the U.S. Office of the Comptroller of the Currency (“OCC”) to custody clients’ digital assets in trust on their behalf. As a result, the primary counterparty risk we are exposed to with respect to our Bitcoin is performance obligations under the custody arrangements into which we entered with Anchorage. Our Bitcoin holdings are, and from time to time may be, concentrated with a single custodian.

Our custodial services contracts do not restrict our ability to reallocate our Bitcoin among multiple custodians. In light of the significant amount of Bitcoin we hold, we may seek to engage additional digital asset custodians to diversify the custody of our Bitcoin and our potential risk exposure to any one custodian

We have and will continue to carefully select our Bitcoin custodians after undertaking a due diligence process. As part of our custodian selection process, we have and will continue to evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep our Bitcoin. In addition, our custodial services agreements specify that the private keys that control our Bitcoin are to be held in a cold storage compliant manner, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. We also negotiate liability provisions in our custodial contracts, pursuant to which our custodians are held liable in certain situations for their failure to safekeep our Bitcoin. In addition to our custodial arrangements, we also utilize affiliates of our Bitcoin custodians to execute Bitcoin acquisition and disposition transactions on our behalf. We leverage the due diligence we conduct in connection with our custodial arrangements when conducting due diligence of these trade execution service providers.

We also plan to conduct due diligence reviews during the custodial relationship to monitor the safekeeping of our Bitcoin. As part of our process, we will obtain and review our custodians’ Services Organization Controls reports. We are also contractually entitled to periodically review and discuss our custodians’ relevant internal controls. We expect to conduct in the future, supplemental due diligence when we believe it is warranted by market circumstances or otherwise.

We negotiate specific contractual terms and conditions with our custodians that we believe will help establish, under existing law, that our property interest in the Bitcoin held by our custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. All of our custodians are subject to regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Based on existing law and the terms and conditions of our contractual arrangements with our custodians, we believe that the Bitcoin held on our behalf by our custodians would not be considered part of a custodian’s bankruptcy estate were one or more of our custodians to enter bankruptcy, receivership or similar insolvency proceedings.

In addition, the following provides a more detailed description of the material terms of our custody arrangement with Anchorage:

At Closing, the Company entered into a custody agreement with Anchorage (the “Custody Agreement”). The Custody Agreement has an initial term of three (3) years. The agreement automatically renews for successive one-year periods unless either provides written notice of non-renewal at least thirty (30) days prior to the end of the then-current term.

The Custody Agreement may be terminated by either party for cause under several specific conditions. These include a reasonable determination that the services may violate applicable laws or pose material regulatory, risk or reputational issues. The agreement may also be terminated if the other party acts fraudulently, files for bankruptcy, is declared insolvent or violates the confidentiality provisions outlined in the agreement.

Pursuant to the Custody Agreement, Twenty One’s Bitcoin is held in a cold storage compliant manner in a segregated digital wallet, which is unique to Twenty One and not commingled with the assets of other Anchorage clients or Anchorage’s proprietary assets. Only designated and authorized personnel of Twenty One have the authority to initiate transactions from our custody account. This authority is subject to a multi-party approval process that is implemented and managed by Anchorage. The existence and balance of our Bitcoin held with Anchorage is verifiable at any time by any party by using a publicly available wallet address and a blockchain explorer.

Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets it custodies, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to Twenty One, and may not be available or sufficient to protect Twenty One from any or all possible losses or sources of losses. For a discussion of risks relating to the custody of our Bitcoin, see “Risk Factors—Risks Related to the Business and Strategy of Twenty One Capital”.

Policies on Airdrops, Forks, and Incidental Rights

As a holder of Bitcoin, Twenty One may from time to time become entitled to receive additional rights or assets in the form of airdrops, forks, or other incidental entitlements. These events are not initiated by us and are not part of our business strategy.

Twenty One will not proactively seek or rely upon any such entitlements, and does not consider them to be material to its business or investment thesis.

Anchorage, as the custodian of Twenty One’s Bitcoin following Closing, retains the right to determine whether or not to support (or cease supporting) a forked network. Similarly, if Twenty One notifies Anchorage in writing of an upcoming airdrop, Anchorage may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets.

Twenty One does not intend to hold or invest in any digital assets other than Bitcoin. Any value realized from incidental rights, if material, will be disclosed in accordance with applicable accounting standards and regulatory requirements.

Potential Advantages and Disadvantages of Holding Bitcoin

We believe that Bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is insulated from certain external factors such as governments and financial firms. Due to Bitcoin’s immutable, verifiable supply limit of 21 million Bitcoin, Bitcoin has the potential to serve as a hedge against inflation and currency devaluation in the long-term and, if its adoption increases, the opportunity for appreciation in value.

Bitcoin exists entirely in digital form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in Bitcoin are recorded and authenticated not by a central repository or authority, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the Bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to Bitcoin because the Bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated. However, while the Bitcoin network as a whole is decentralized, the private keys used to access Bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding Bitcoin. Consequently, Bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make Bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets. See “Risk Factors—Risks Related to the Business and Strategy of Twenty One Capital”.

In addition, the Bitcoin network relies on open-source developers to maintain and improve the Bitcoin protocol. Accordingly, Bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Bitcoin Education and Branding Strategy

Education and Twenty One branded content are a central pillar of Twenty One’s mission to accelerate Bitcoin adoption and Bitcoin literacy at both institutional and retail levels. Shortly following the consummation of the Business Combination, Twenty One will create an education division that will commence the creation of high-quality content tailored for policymakers, institutional investors, financial advisors, corporations, and retail investors. With the accelerating institutional adoption of Bitcoin and digital assets-and the growing demand for education that is both credible and brand-compatible, Twenty One will create and license modular educational content, produce branded video media, and act as the go-to content partner for major conferences, Web3 firms, and fintech institutions. Although preparation of educational materials and branded content will commence shortly after the Closing, the timing of the deployment and commercialization of the educational and branded content will depend on a number of factors, including Twenty One’s determinations relating to operational conditions and optimal market demand for its content.

Twenty One believes its education efforts can generate both direct revenue and indirect value for us and our shareholders. We plan to create and monetize high-quality educational content through channels such as subscriptions, licensing fees for enterprises, and sponsored partnerships, which are expected to contribute to our revenue streams. Furthermore, by advancing Bitcoin literacy and accelerating adoption, our educational initiatives are designed to have a material, indirect benefit. As more individuals and institutions understand and embrace Bitcoin, demand for the asset is expected to increase, which could contribute to its long-term appreciation. As a company holding a significant Bitcoin treasury, Twenty One’s financial performance and shareholder value are tied to the value of Bitcoin, Twenty One’s educational initiatives will directly support its overall financial objectives. In essence, Twenty One views its educational efforts as a strategic investment in both the broader Bitcoin ecosystem and as a source of direct revenues.

Initially, much of Twenty One’s educational reach is expected to be driven by its co-founder and CEO, whose existing platform and voice in the crypto-asset industry is intended to allow us to catalyze meaningful public discourse around Bitcoin. We believe that this strategy will prove to be a powerful and cost-effective means of brand-building and community engagement.

In order to successfully monetize its content through subscriptions, licensing fees and sponsored partnerships, Twenty One plans to scale its educational initiatives over time, which is expected to involve a number of development steps. Twenty One expects to build a dedicated content team and infrastructure capable of producing and distributing a broad range of educational materials. This is expected to involve the creation of multimedia educational materials-short-form videos, explainers, interviews, and white-labelled learning modules-designed to be informative, visually engaging, and easily distributed. Twenty One plans to develop all content in collaboration with economists, technical experts, and compliance consultants to seek to ensure intellectual integrity and accessibility. These materials will be designed to scale across audiences, from financial advisors and journalists to developers and policymakers. Twenty One plans to continually update to reflect new developments in the Bitcoin ecosystem and tailor its content for impact across geographies.

Initial development costs are estimated at $1 million to $2 million, including content production, platform development, legal/compliance review, and early hiring. Twenty One anticipates these costs will be funded through operating cash flow and existing capital resources.

Twenty One expects to be working at the intersection of content, conferences, and community, as described in more detail below.

Content Development

Twenty One plans to develop an extensive multimedia content library as part of its education and branding strategy. While development is subject to ongoing resource allocation and market conditions, Twenty One currently anticipates that the content library will include:

(1)	Modular Educational Video Series

Twenty One intends to produce professionally developed video segments, which may range from 3 to 7 minutes in length, covering topics such as:

●	Bitcoin fundamentals: history, technical design, decentralization

●	Macroeconomic narratives: inflation hedge, monetary alternatives

●	Mining and energy use: sustainability, hardware, policy

●	Regulatory frameworks: U.S., EU, Asia-Pacific compliance landscapes

●	Bitcoin vs. crypto: narrative clarity and market distinctions

●	Custody: methods to securely storing Bitcoin for individuals and institutions

(2)	Branded and Sponsored Thought Leadership

Twenty One is exploring potential opportunities to create branded content aligned with industry events and sponsor engagement, which may include:

●	Panels and interviews filmed live at 20+ major conferences annually

●	Branded content packages featuring industry leaders and sponsors

●	Post-production content designed for social media and digital distribution

(3)	White-Labeled Enterprise Modules

Twenty One is also evaluating opportunities to offer customizable educational solutions for enterprise clients, such as:

●	Customizable packages for onboarding, training and client education

●	Legal and compliance reviews for institutional distribution

●	Integration with client platforms via secure API or LMS solutions

While these plans remain subject to further evaluation, Twenty One believes that a multimedia content library could serve as a strategic asset to support revenue growth. Twenty One recognizes challenges, including regulatory scrutiny of financial content, localization for international audiences, and ensuring institutional-grade compliance. However, Twenty One believes its direct connection with the Bitcoin community, deep subject-matter expertise and clear brand identity uniquely position it to succeed in this domain.

Memberships

As part of its strategic plan to diversify and expand its revenue streams, Twenty One intends to develop a three-tiered membership program designed to generate recurring revenue and support community engagement. While no final decisions have been made, the membership model under consideration includes the following tier structure:

(1)	Foundational Membership

This entry-level tier would provide individual users with access to core educational and community features, including:

●	Full access to Twenty One’s video library;

●	Monthly live webinars with educators and Bitcoin experts;

●	A research newsletter focused on Bitcoin and macroeconomic trends; and

●	Priority access to conference recordings and digital events.

(2)	Professional Membership

This tier would be designed for professionals seeking enhanced educational resources and client-facing content rights, including all benefits of the Foundational Membership, in addition to:

●	Continuing education credits for financial professionals;

●	Licensing rights to redistribute content to clients or students; and

●	Early access to research briefings and video interviews.

(3)	Institutional Partnership

Tailored for enterprise clients, this highest tier would offer fully customized content and data services, including:

●	Fully customizable content packages;

●	Private onboarding workshops and strategic briefings;

●	Branded studio production and integration with enterprise platforms; and

●	Quarterly usage reports and learning analytics.

Twenty One believes that this multi-tiered membership structure would enable scalable monetization of future intellectual property and educational resources, while also strengthening user engagement and brand positioning.

Technology Infrastructure

Twenty One plans to design its platform for scale. Twenty One expects the backend architecture will be designed to support content hosting, analytics, API distribution and secure B2B delivery. The planned membership site is expected to include features for video streaming, learning management, credentialing and enterprise integration. This infrastructure is intended to support delivery of content both broadly (via social media and media partnerships) and deeply (within institutional training environments).

Event & Conference Partnerships

In addition to the foregoing, Twenty One will explore ways to integrate its educational products with the global calendar of technology and finance events by producing branded content at these events—moderated panels, keynote interviews and behind-the-scenes segments. Twenty One’s future production teams may travel to conferences to generate real-time, high-quality media that can be streamed, published or used for internal training, with the goal of making Twenty One not only a media partner but an educational layer within the conference economy.

Education Team

Twenty One’s education efforts will be led by CEO and President Jack Mallers, a globally recognized voice in the Bitcoin space known for his work advancing Bitcoin literacy through public speaking, media and high-impact content. Our CEO’s personal platform has been instrumental in shaping the narrative around Bitcoin’s role in monetary history, economic sovereignty and global financial inclusion.

Initially, our CEO will be supported by our Head of Brand & Communication Strategy and two unaffiliated agencies: a communications agency supporting media positioning, messaging strategy and distribution and a creative agency focused on animation, video production and branded visual content.

Operational Relationship with Tether

Concurrently with the consummation of the Business Combination, Twenty One entered into the Services Agreement with Tether pursuant to which Tether provides certain support services. Under the Services Agreement, Tether provides Twenty One and its subsidiaries with access to select services The services include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services such as payroll and benefits administration; and investor relations services. These services are available on an as-needed basis and are administered under customary commercial terms for such services. The Services Agreement is designed to enhance Twenty One’s operational efficiency and reduce overhead costs during early growth stages.

Tether’s support reflects a deep strategic alignment between Twenty One and its controlling shareholder. As one of the most successful and established companies in the digital asset industry, Tether brings world-class expertise, infrastructure, and operational excellence. Twenty One believes that its ability to selectively leverage these capabilities positions it to accelerate its go-to-market efforts, strengthen compliance readiness, and operate with leaner fixed costs, in particular during its initial growth phase.

While Twenty One benefits from Tether’s operational support, Twenty One’s Board of Directors is responsible for all material business decisions, strategic direction, risk management and regulatory compliance. Twenty One maintains its own Board of Directors, executive team, treasury management policies and hiring plans. The Services Agreement does not confer any management rights to Tether and may be terminated under mutually agreed conditions or pursuant to its contractual terms.

This structure enables Twenty One to combine the independence and transparency of a public company with the support of a globally recognized digital asset leader, creating a scalable foundation for long-term value creation. For additional information, see the risk factor titled “The Company relies on Tether, which will have a controlling interest in the Company, for certain administrative and operational services.”

Financial Services Strategy

Following its initial activities of actively accumulating and managing Bitcoin and commencing development of educational materials and branded content, Twenty One will explore the potential for providing Bitcoin-centric financial services that would leverage its Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin. These may include, among other possibilities, Bitcoin-related financial and advisory services, the offering of structured debt and equity products linked to Bitcoin, and Bitcoin-related lending.

The launch of these financial services will require significant preparation and planning, which will commence once Twenty One is generating sufficient revenues from its initial activities. Twenty One will need to develop and implement the necessary organizational and compliance structures for each service it plans to offer, which may include the offering of Bitcoin-related debt and equity structured products and Bitcoin-related lending. Because these activities are pervasively regulated, Twenty One will be required to address a wide range of regulatory considerations, including compliance with the rules and regulations of the Securities and Exchange Commission, the Commodity Futures Trading Commission, FinCen, and various state financial and business regulators. Additionally, we will be required to develop and implement anti-money laundering (AML) protocols and comply with various domestic and potentially foreign laws and regulations. The timing, cost and feasibility of these efforts are highly uncertain and subject to numerous variables, including the evolving regulatory landscape, our financial resources and the overall macroeconomic and market environment for Bitcoin and related services.

Our Competitive Strengths

Twenty One believes it is well-positioned to become a differentiated public market vehicle for investors seeking exposure to Bitcoin. Twenty One is being established as a purpose-built platform for Bitcoin investment via the public equity markets, with a strategy focused exclusively on Bitcoin-related operations. Twenty One’s model is intended to unlock a potentially compelling opportunity for long-term value creation through multiple Bitcoin-focused business lines.

Twenty One’s business strategy is based on a Bitcoin-native operating structure designed to result in significantly lower operating costs relative to other companies that hold Bitcoin on their balance sheets but operate unrelated legacy businesses. This structure also enables Twenty One to prioritize Bitcoin-centric key performance indicators, such as BPS and BRR, which Twenty One expects to use in guiding its capital allocation and strategic decisions.

Twenty One intends to utilize proceeds from future financings to pursue strategic acquisitions of Bitcoin—an asset that has historically exhibited significant long-term performance characteristics—and to support the execution of its broader growth initiatives. Twenty One believes it can strategically raise and deploy capital with the goal of increasing BPS over time.

Twenty One is launched with an initial holding of approximately 43,500 Bitcoin and will seek to execute a capital-efficient accumulation strategy. Twenty One believes this structure offers a potentially more favorable growth trajectory relative to existing large-scale Bitcoin-holding companies whose greater scale may reduce the marginal impact of incremental capital deployment on per-share metrics.

As of the Closing, Twenty One is majority-owned by Tether, the world’s largest issuer of U.S. dollar-pegged stablecoins, and Bitfinex, a global digital asset trading platform, with significant minority ownership by SoftBank, a leading global technology investment firm. Twenty One believes that this ownership structure provides meaningful alignment with its Bitcoin-focused strategy and long-term vision.

As a Bitcoin-native entity, Twenty One offers several structural and operational advantages over existing public vehicles for Bitcoin exposure, including:

●	Exclusive focus on Bitcoin-related business lines, with no unrelated legacy business;

●	Strategic accumulation of Bitcoin rather than passive holding;

●	Simplified balance sheet providing flexibility for future strategic capital raises;

●	Bitcoin-specific operational metrics (BPS, BRR) to guide performance;

●	Deliberate financing strategy to deliver superior performance for shareholders; and

●	A long-term goal of promoting the global adoption of Bitcoin as a treasury reserve asset.

Twenty One plans to grow responsibly and in accordance with prevailing market conditions, while maintaining its strategic focus on maximizing long-term value for holders of its common stock.

Overview of the Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the Bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the Bitcoin blockchain, on which Bitcoin holdings and all validated transactions that have ever taken place on the Bitcoin network are recorded. Balances of Bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of Bitcoin. The Bitcoin blockchain can be updated without any single entity owning or operating the network.

Creation of New Bitcoin and Limits on Supply

The Bitcoin protocol limits the total number of Bitcoins that can be generated over time to 21 million. As of July 30, 2025, approximately 19.9 million Bitcoins have been generated. The remaining approximately 1 million Bitcoin are expected to be generated over the next 120 years. New Bitcoins are created and allocated by the Bitcoin protocol through a “mining” process that rewards users that validate transactions in the Bitcoin blockchain. Validated transactions are added in approximately 144 daily “blocks”. The mining process serves to validate transactions and secure the Bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work”.

To incentivize miners to incur the costs of mining Bitcoin, the Bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated Bitcoin. As of December 30, 2025, the current reward for miners that successfully validate a block of transactions is 3.125 Bitcoin per mined block. The mining reward is reduced by half, which is referred to as a Bitcoin halving, after every 210,000 blocks are mined. Given the approximately 144 daily blocks and 3.125 Bitcoin per block, there are approximately 450 Bitcoin generated daily. The next Bitcoin halving is expected to occur in April 2028, at which point the mining reward will reduce to 1.5625 Bitcoin per block.

Modifications to the Bitcoin Protocol

Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintains the code for the Bitcoin protocol, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, Bitcoin is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the Bitcoin protocol only if the proposed changes are accepted by participants collectively having more than 50% of the processing power, known as hash rate, on the network. If a certain percentage of the nodes reject the changes, then a “fork” takes place, and participants can choose the version of the software they want to run. For additional information, see the risk factor titled “Company may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in the Company.”

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has many built-in security features that make it difficult for hackers and other malicious actors to corrupt the protocol or blockchain. However, as with any computer network, the Bitcoin network may be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold Bitcoin and direct attacks, like “51% attacks” or “denial-of-service attacks” on the Bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. Private keys used to access Bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding Bitcoin.

A “51% attack” may occur when a group of miners attain more than 50% of the Bitcoin network’s mining power, thereby enabling them to control the Bitcoin network and protocol and manipulate the blockchain. The Bitcoin network is designed to discourage 51% attacks by making the economic incentive for mining greater than the economic incentive of re-mining all necessary blocks to manipulate the blockchain. See “Creation of New Bitcoin and Limits on Supply” above. A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The Bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of Bitcoin.

Bitcoin Industry Participants

The primary Bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners range from Bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine Bitcoin blocks. See “Creation of New Bitcoin and Limits on Supply” above.

Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold and sell Bitcoin or Bitcoin-based derivatives. As Bitcoin adoption accelerates, large institutions are becoming increasingly significant Bitcoin investors. As of June 30, 2025, over 10% of Bitcoin’s supply is held by corporations, governments and large institutions.

Digital asset exchanges provide trading venues for purchases and sales of Bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on Bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for Bitcoin also exist. The value of Bitcoin within the market is determined, in part, by the supply of and demand for Bitcoin in the global Bitcoin market, market expectations for the adoption of Bitcoin as a store of value, the number of merchants that accept Bitcoin as a form of payment and the volume of peer-to-peer transactions, among other factors. For a discussion of risks associated with digital asset exchanges, see “Risk Factors—Risks Related to the Business and Strategy of Twenty One Capital”.

Service providers offer a multitude of services to other participants in the Bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by Bitcoin collateral and financial advisory services. If adoption of the Bitcoin network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for the Bitcoin network.

Bitcoin Education Market

Educational products focused specifically on Bitcoin represent a growing niche within the broader trend towards financial literacy among individuals and the adoption of Bitcoin among institutions, globally. Twenty One sees a gap in the market for high-quality, non-promotional, multilingual educational material that collates and presents Bitcoin’s key features in an accessible and digestible format for novice and professional users alike.

We believe that a substantial market opportunity exists to develop and scale a purpose-built Bitcoin education platform that creates and distributes courses designed to address two distinct, large and under-served segments. These segments are (i) the retail market, which consists of individual investors, investment advisors and other professionals seeking a trustworthy guide to financial decision-making, protection against fraud & misuse and up-to-date guidance on tax treatment and compliance regulations and (ii) the institutional market, which consists of asset managers, college and university systems, governments and any business integrating Bitcoin into its operations and strategy. The institutional segment requires the same key resources needed in the retail market as well as guidance for enhanced security, utilization and application, and credentialing—in many cases across borders or in multiple regions.

Twenty One intends to provide users at all levels of proficiency with access to a dedicated platform that delivers this information in a structured, digestible and modular format.

Competition

Our Bitcoin strategy generally involves from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin and (ii) acquiring Bitcoin with our liquid assets that exceed working capital requirements. When we engage in such capital raising transactions, we compete for capital with, among others, other companies that hold Bitcoin or other digital assets as treasury reserve assets, ETPs, Bitcoin miners, digital assets exchanges, other digital assets service providers, private funds that invest in Bitcoin and other digital assets, and similar vehicles. The current average daily buying volume from other companies that hold Bitcoin as treasury reserve assets already exceeds the current average number of Bitcoin mined per day. This trend is likely to continue given future Bitcoin halving events and the ongoing growth in popularity of Bitcoin treasury strategies. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for our Bitcoin purchases, and thereby could adversely affect the market price of shares of Class A Common Stock.

The market for Bitcoin education products is highly fragmented but rapidly evolving and characterized by low barriers to entry. Companies operating in this market compete on a variety of factors, including (i) quality of educational content, (ii) brand reputation, (iii) user experience (iv) pricing, and (v) accessibility across geographies, languages, and proficiency levels.

Existing providers include a range of participants such as (i) traditional education platforms (e.g., Coursera and Udemy), (ii) financial services firms with content offerings (e.g., Binance), and (iii) publicly accessible media channels (e.g., YouTube-based content creators). Additionally, we could face competition from any number of new entrants from (i) crypto-native platforms, (ii) content creators, and (iii) non-profit & academic organizations.

The market for Bitcoin education products is subject to material uncertainties, including volatility in public interest, changes in regulatory treatment of cryptocurrencies, and reputational risks associated with the broader cryptocurrency sector. These and other factors may materially impact the business, financial condition, and results of operations of companies operating in this sector.

Government Regulation

The laws and regulations applicable to Bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets. Certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, FINRA, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Bitcoin, the markets for Bitcoin in general, and our activities in particular, our business and our Bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Bitcoin strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider Bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in Bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies could close or blacklist Bitcoin platforms or other Bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving Bitcoin held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. In order to address these risks, as of Closing, Twenty One has implemented and will maintain policies and procedures reasonably designed to promote compliance with applicable AML, KYC and sanctions laws and regulations. Twenty One’s compliance framework is designed to primarily rely on transacting with regulated third-party entities, such as registered money services businesses or financial institutions, that are themselves subject to robust AML, KYC, and related compliance rules in the United States, thereby mitigating these risks. For additional information, see the risk factor titled “Although the Company will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject the Company to criminal and civil liabilities and impact the value of the shares of Class A Common Stock.”

As noted above, activities involving Bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress, including the CLARITY Act, the RFIA and the GENIUS Act (which became law in July 2025) that propose to establish additional regulation and oversight of the digital asset markets. For additional information, see the risk factor titled “Bitcoin and other digital assets are novel assets, which will expose the Company to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Twenty One Capital’s financial position, operations and prospects.”

Intellectual Property

As of the date of this prospectus, Twenty One does not own or have the right to use any Bitcoin educational products. We anticipate that its intellectual property portfolio will expand over time through the iterative development of (i) new course materials, (ii) technical updates, and (iii) regionally customized content. Twenty One will regularly review and update its educational materials in response to developments in technology, regulation, user feedback and market trends.

Twenty One also maintains and uses trade names, registered and unregistered trademarks, domain names and logos, which it considers material to its brand identity. Twenty One may pursue registration of certain marks or content in additional jurisdictions as appropriate.

Human Capital

Twenty One has three employees, who are based in the United States. None of our employees are covered by a collective bargaining agreement. We may engage third-party contractors and consultants on an as-needed basis. The executives and board members of Twenty One may hire additional employees as needed based on operational expansions.

Human capital management is critical to our ongoing business success, which requires investing in our people. Our aim is to create a highly engaged and motivated workforce where employees are inspired by leadership, engaged in purpose-driven, meaningful work and have opportunities for growth and development.

Legal Proceedings

From time to time, Twenty One or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. None of Twenty One or any of their respective subsidiaries is currently a party to any legal proceedings, the outcome of which, if determined adversely, would individually or in the aggregate have a material adverse effect on their business or financial condition.

TWENTY ONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Twenty One’s financial condition and results of operations together with Twenty One’s audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Twenty One’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, Twenty One’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Twenty One’s forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

On December 8, 2025, Twenty One Assets LLC (“Twenty One Assets”) completed its business combination with Cantor Equity Partners, Inc. (“CEP”) pursuant to a double-dummy merger structure. The business combination, consummated on December 8, 2025, was accounted for as a reverse recapitalization under ASC 805-40. As part of the transaction, both Twenty One and CEP became wholly owned subsidiaries of a newly formed parent company, Twenty One Capital Inc. (“Twenty One”, “the Company” or “Pubco”). This Registration Statement on Form S-1 is filed by Twenty One Capital Inc. under its current name and CIK. However, because the business combination closed after the period covered by this report (September 30, 2025), the financial statements and related disclosures presented herein reflect the historical operations of Twenty One and Pubco os stand-alone companies. CEP filed its Form 10-Q on November 14, 2025. The operations of Twenty One and CEP will be included in the Company’s consolidated financial statements beginning with the Form 10-K for the period ending December 31, 2025.

For purposes of Management’s Discussion and Analysis, the references to “we”, “us”, “our” or "Twenty One", refers to the combined entities of Twenty One, Pubco and CEP .

Overview

Twenty One is a newly formed operating company focused exclusively on Bitcoin-related business lines that among other things, offer shareholders a differentiated opportunity to gain exposure to Bitcoin through the capital markets. With a Bitcoin-native operating structure and a strategy designed to deliver long-term value, Twenty One intends to become a leading vehicle for capital-efficient Bitcoin accumulation and related business development.

Twenty One engages in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. In addition, following these initial activities, Twenty One expects to engage in Bitcoin-centric financial services that would leverage the Bitcoin accumulated by Twenty One. Preparation for the launch of these financial services is expected to begin shortly, with launch timing subject to regulatory approvals, market needs and the macroeconomic environment. Twenty One’s ability to generate revenue sufficient to achieve profitability will depend on its ability to raise capital and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. In connection with the consummation of the Business Combination, Twenty One merged with and into Twenty One Merger Sub, with Twenty One Merger Sub continuing as Twenty One Surviving Subsidiary and a wholly owned subsidiary of Company.

Business Combination with CEP

On April 22, 2025, CEP, Company, CEP Merger Sub, Twenty One Assets, Tether, Bitfinex and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement (as amended on July 26, 2025). Pursuant to the Business Combination Agreement, on December 8, 2025 (Closing), (i) CEP merged with and into CEP Merger Sub in the CEP Merger, with CEP Merger Sub continuing as the CEP Surviving Subsidiary, as a result of which CEP Shareholders received one share of Class A Common Stock for each CEP Class A Ordinary Share held by such CEP Shareholder (including the CEP Class A Ordinary Shares issued upon conversion of the CEP Class B Ordinary Shares in accordance with the CEP Memorandum and Articles), and (ii) Twenty One Assets merged with and into Twenty One Merger Sub in Twenty One Merger, with Twenty One Merger Sub continuing as Twenty One Surviving Subsidiary, as a result of which the Sellers received shares of Company Stock in exchange for their Twenty One Interests.

Concurrently with the signing of the Business Combination Agreement, on April 22, 2025, Tether, Bitfinex and Twenty One Assets entered into the Contribution Agreement pursuant to which, immediately prior to Closing, such parties consummated the Contribution whereby (i) Tether contributed to Twenty One Assets 24,500 Bitcoin, and (ii) Bitfinex contributed to Twenty One Assets 7,000 Bitcoin, for an aggregate contribution of 31,500 Bitcoin, in each case in exchange for an equal number Twenty One Class A Interests and Twenty One Class B Interests. Following completion of the Contribution, but immediately prior to Closing, the Sellers owned 100% of the issued and outstanding Twenty One Interests.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1 to the Business Combination Agreement”) which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price (as defined in the Business Combination Agreement) used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Twenty One Assets at the Closing and the number of shares of Company Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Twenty One Assets shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Principal Factors Affecting Our Results of Operations and Material Trends

Twenty One’s future results are expected to be impacted by the highly volatile nature of Bitcoin’s valuation, as well as conditions and trends relating to demand for Bitcoin or other digital assets, and other factors including the successful execution of Twenty One’s business lines including the Bitcoin acquisition strategy, regulatory and technical developments surrounding Bitcoin and cryptocurrencies, and the effectiveness of our marketing and sales efforts to develop a robust and diverse client base with respect to Twenty One’s educational and branding strategy. The primary factors that are expected to impact Twenty One’s results and present significant opportunities, as well as pose risks and challenges, are described below. Twenty One believes that its performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this prospectus.

The following macroeconomic factors and trends as they relate to Bitcoin may specifically impact our business:

●	Price of Bitcoin: Our business is expected to be heavily dependent on the price of Bitcoin, which has historically experienced significant volatility. As of Closing, we have acquired Bitcoin, and may in the future acquire additional Bitcoin through at-market purchases to build our strategic reserve of Bitcoin. Under ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), Bitcoin is revalued at fair value at the end of each reporting period, with changes in fair value recognized in net income. As a result, fluctuations in the price of Bitcoin may significantly impact our results of operations.

●	Awareness: The perception of Bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness is expected to impact adoption rates. Due to the rapidly evolving nature of digital assets and the volatile price of Bitcoin, which has experienced and continues to experience significant volatility, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Bitcoin economy.

●	Regulation: The global regulatory landscape for Bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

●	Institutional Adoption: Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth.

●	Political Environment: Bitcoin has entered the political conversation in the United States and abroad. We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of Bitcoin and materially and adversely impact our business.

●	Monetary Policy: Central bank monetary policies, especially those related to interest rates and monetary supply, can influence Bitcoin adoption. Low-interest rates and expansive monetary policies that lead to currency debasement may lead to a search for alternative investments like Bitcoin.

●	Technological Innovation: Advances in blockchain technology, improvements in scalability, and enhanced security protocols can increase Bitcoin adoption and integration into various financial systems. At the same time, we expect competition to further intensify in the future. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Bitcoin-based services.

Plan of Operations and Expected Revenue Sources

Twenty One anticipates revenue generation through the following key business lines in the initial period following the Business Combination:

●	Actively accumulating Bitcoin and managing its Bitcoin holdings: Twenty One’s Bitcoin accumulation and management strategy will involve (i) the acquisition of Bitcoin (from initial investments, debt and equity financings, and operating cash flows in excess of operating expenses) according to a discretionary, macro-driven investment thesis, (ii) active management of its Bitcoin holdings, subject to market conditions and other factors, and (iii) the issuance of debt or equity securities or other capital raising transactions, from time to time, subject to market conditions and other factors, with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses. Twenty One may, from time to time, subject to market conditions and other factors, (i) sell Bitcoin under exceptional circumstances as described “Business — Bitcoin Accumulation and Management Strategy” in this prospectus, (ii) enter into additional capital raising transactions pursuant to which its Bitcoin holdings serve as collateral, and (iii) consider the pursuit of strategies which monetize or otherwise utilize its Bitcoin holdings to generate funds or income streams through the development and commercialization of Bitcoin-centric financial services and products. While Twenty One expects to allocate the majority of its available treasury capital into Bitcoin over time, it retains flexibility to manage liquidity and operations prudently.

●	Commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy: Education and Twenty One branded content will be a central pillar of Twenty One’s mission to accelerate Bitcoin adoption and Bitcoin literacy at both institutional and retail levels. Shortly following the consummation of the Business Combination, Twenty One will create an education division that will commence the creation of high-quality content tailored for policymakers, institutional investors, financial advisors, corporations, and retail investors. With the accelerating institutional adoption of Bitcoin and digital assets-and the growing demand for education that is both credible and brand-compatible, Twenty One will create and license modular educational content, produce branded video media, and act as the go-to content partner for major conferences, Web3 firms, and fintech institutions. Twenty One expects to build a dedicated content team and infrastructure capable of producing and distributing a broad range of educational materials. Although preparation of educational materials and branded content will commence shortly after the Closing, the timing of the deployment and commercialization of the educational and branded content will depend on a number of factors, including Twenty One’s determinations relating to operational conditions and optimal market demand for its content. Twenty One plans to create and monetize high-quality educational content through channels such as subscriptions, licensing fees for enterprises, and sponsored partnerships, which are expected to contribute to its revenue streams.

Results of Operations

Results of Operations – Twenty One Assets LLC (Predecessor)

From April 17, 2025 (inception) through September 30, 2025, Twenty One Assets, LLC did not have any operating history and had not yet generated any revenue.

For the three months ended September 30, 2025 and the period from April 17, 2025 (inception) to September 30, 2025, Twenty One Assets, LLC had a net loss of approximately $656,070 and $1,063,452, respectively, which consists primarily of general and administrative expenses and sales and marketing expenses.

Results of Operations – Twenty One Capital, Inc. (Successor)

From March 7, 2025 (inception) through September 30, 2025, Twenty One Capital, Inc. did not have any operating history and had not yet generated any revenue., For the three months ended September 30, 2025 and the period from March 7, 2025 (inception) to September 30, 2025, Twenty One Capital, Inc. had a net loss of approximately $57,798 and $65,554, respectively, which consists primarily of general and administrative expenses.

Our ability to generate revenue sufficient to achieve profitability will depend on our ability to successfully raise capital and to develop and improve our learning programs and educational content towards greater adoption of Bitcoin. As part of its strategic plan to diversify and expand its revenue streams, Twenty One expects to engage clients on its educational content platform through a three-tiered membership program designed to generate recurring revenue and support community engagement.

Risks and Uncertainties Associated with Future Results of Operations

Our lack of operating history will also make it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including Company’s ability to grow its BPS and BRR, and the market size and growth opportunities in each of our anticipated lines of business.

Our ability to generate cash flow initially will largely be dependent on its ability to raise capital and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. Company expects to commence the provision of Bitcoin-related financial and advisory services once it is generating sufficient revenues from its initial activities. Our business strategy may not be realized as quickly as hoped, or even at all. Further, even if we achieve growth, in future periods, that growth could slow or decline for a number of reasons, including, but not limited to, Bitcoin volatility, increased competition, digital coins that compete with and may result in a decline in utilization of Bitcoin or replace Bitcoin, our inability to develop, improve or effectively scale Bitcoin acquisition or the educational programs or financial and advisory services, government regulation or our failure, for any reason, to continue to take advantage of growth opportunities.

For additional information see the section entitled “Risk Factors — Risks Related to the Business and Strategy of Twenty One Capital” beginning on page 7 of this prospectus.

Liquidity and Capital Resources

Twenty One Capital, Inc. reported loss from operations of $65,554 for the period from March 7, 2025 (inception) to September 30, 2025. As of September 30, 2025, Twenty One Capital, Inc. had no cash and a net working capital deficit and accumulated deficit of $65,554.

Twenty One Assets, LLC reported loss from operations of $1,063,452 for the period from April 17, 2025 (inception) to September 30, 2025. As of September 30, 2025, Twenty One Assets, LLC had an aggregate cash balance of $808,230, a net working capital of $136,548 and accumulated deficit of $1,063,452.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs, as well as outstanding debt, obligations under that debt and the value of its Bitcoin holdings. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other liquidity needs.

The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors. In order to finance its growth, the Company will need to raise additional financing. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all.

If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date our financial statements included elsewhere in this prospectus. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the closing of the Business Combination, the Company received net cash proceeds of approximately $119.3 million.

Critical Accounting Estimates

Twenty One’s unaudited condensed financial statements and the accompanying notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Given the limited operating history, we currently do not have any critical accounting policies. See Note 3, Summary of Significant Accounting Policies of Twenty One Asset, LLC’s unaudited condensed financial statements included elsewhere in this prospectus for a description of our significant accounting policies.

Off-Balance Sheet Arrangements

Other than as otherwise described in this prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of our unaudited condensed financial statements included in this prospectus.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Bitcoin market price risk

Our Bitcoin treasury assets will be measured using observed prices from active exchanges which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” on the statements of operations. Therefore, negative swings in the market price of Bitcoin could have a material impact on our earnings and on the carrying value of our digital assets.

Custodian Risk

The Company’s Bitcoin is held with third-party custodians, currently Anchorage, which we select based on various factors, including their financial strength and industry reputation. Custodian risk refers to the potential loss, theft, or misappropriation of our Bitcoin assets due to operational failures, cybersecurity breaches, or financial difficulties experienced by these third parties. Although we periodically monitor the financial health, insurance coverage, and security measures of our custodians, reliance on such third parties inherently exposes us to risks that we cannot fully mitigate.

Management

Management and the Company Board

The following sets forth certain information, concerning the persons who currently serve as executive officers and members of the Company Board.

Name	Age	Title
Executive Officers
Jack Mallers	31	Chief Executive Officer, President, Director
Steven Meehan	61	Chief Financial Officer
James Nguyen	42	General Counsel, Chief Compliance Officer
Directors
Paolo Ardoino	41	Director
Zachary Lyons	34	Director
Robert “Bo” Hines	30	Director
Raphael Zagury	49	Director
Jack Mallers	31	Chief Executive Officer, President, Director
Jared Roscoe	42	Director
Vikas J. Parekh	43	Director

Biographical Information

Biographical information on our directors and executive officers is set forth below.

Pursuant to the Government Agreement entered into at Closing, the Company Board is made up of seven directors, including four designated by Tether (with at least two (2) of them qualifying as independent directors under NYSE rules), two designated by SoftBank (with at least one of them qualifying as an independent director under NYSE rules) and the seventh being the Chief Executive Officer of Twenty One Capital. Mr. Ardoino, Mr. Lyons, Mr. Hines and Mr. Zagury are designees of Tether. Mr. Roscoe and Mr. Parekh are designees of SoftBank.

Jack Mallers

Jack Mallers serves as the Chief Executive Officer, President and a director of Twenty One Capital. Mr. Mallers is a visionary entrepreneur and one of Bitcoin’s most influential advocates, shaping its perception and furthering its adoption by institutions, corporations and governments. As the Founder & CEO of Strike, he built one of the world’s leading digital payment providers built on Bitcoin’s Lightning Network, pioneering Bitcoin brokerage infrastructure and Bitcoin’s integration into corporate balance sheets. His leadership was instrumental in El Salvador’s historic decision to become the first nation to adopt Bitcoin as an official currency, a major milestone in sovereign Bitcoin policy. Beyond Strike, Mr. Mallers is a key advocate for Bitcoin’s integration into global finance, engaging with institutional investors, policymakers and enterprises to accelerate its adoption as the world’s premier monetary asset. Now, as Co-Founder & Chief Executive Officer of Twenty One, he is building the first true Bitcoin-native public company, designed to maximize Bitcoin Per Share and redefine corporate treasury strategy for the Bitcoin era.

We believe Mr. Mallers is well suited to serve on the Company Board due to his position as Twenty One Capital’s Chief Executive Officer, as well as his leadership and strong advocacy for Bitcoin’s integration into global finance and years of experience in the sector.

Steven Meehan

Steven Meehan serves as the Chief Financial Officer of Twenty One Capital. Mr. Meehan is a financial services & management professional with 25+ years of financial and operational leadership experience spanning corporate strategy, M&A, capital raising and financial planning and analysis. Previously, Mr. Meehan served as the CFO of Kadmon Holdings, Inc., a publicly traded life science company, where he assisted in the development of a drug from the lab to FDA approval, and the subsequent sale for ~$2 Billion to Sanofi. Before Kadmon, Mr. Meehan served as a partner in the Healthcare Group of Moelis & Company, leading their effort in Life Sciences and Advanced Diagnostics. Prior to Moelis, Mr. Meehan was Head of Life Sciences within the Global Healthcare Group in the New York office of UBS Investment Bank. During his tenure at UBS, Mr. Meehan was Chief Executive Officer of UBS Russia and the former Soviet Union across all businesses, including securities, banking and wealth management.

He was also a member of the UBS Group’s EMEA Management Committee. Mr. Meehan also served as a Managing Director/Head of M&A and Co-Head of Life Sciences at Scale Consulting where he provided advisory and due diligence consultancy services for private equity companies. During his investment banking career, Mr. Meehan also held senior roles in M&A, leveraged finance and capital markets at Salomon Smith Barney, NatWest Securities and Drexel Burnham Lambert. In addition, he has served on several healthcare boards of directors and advisors. Mr. Meehan holds a B.S. in Business Administration/Finance from the University of Massachusetts at Lowell.

James Cong Hoan Nguyen

James Nguyen serves as General Counsel of the Company, where he leads the Company’s legal function. Mr. Nguyen is an experienced general counsel with prior leadership roles in the crypto and tech industries. Prior to joining the Company, Mr. Nguyen served as General Counsel at Sky Mavis, a global blockchain and technology company that pioneered the use and adoption of blockchain technology in digital gaming and experiences. Prior to Sky Mavis, Mr. Nguyen was an executive at Robinhood serving in various leadership roles until he departed, having last served as General Counsel and Chief Compliance Officer of its crypto business. Early in his career, Mr. Nguyen represented leading financial services and technology companies in private practice while at Morrison & Foerster. Mr. Nguyen holds a J.D. from Berkeley Law, as well as an M.P.P. from Harvard Kennedy School and a B.A. in Economics and Political Science from California State University San Marcos.

Paolo Ardoino

Paolo Ardoino is the CEO of Tether since December 2023 and the CTO of Bitfinex. He is a technology scientist with a background in distributed systems and cryptography. Paolo’s career journey has seen him co-found Keet, a secure video calling app, and assume leadership positions in the cryptocurrency and tech sectors, in addition to his 10 years of experience at Tether. He’s a driving force behind innovation in finance and technology, empowering global communications and promoting financial freedom. At Tether, Paolo leads the global team daily, with deep focus on strategy, technology and execution.

We believe Mr. Ardoino is well suited to serve on the Company Board due to his more than 20 years’ experience in technology engineering and research, with a strong focus on cryptography, distributed applications and decentralization, as well as his position as the CEO of Tether, which is a majority shareholder of Twenty One Capital’s Class B Common Stock.

Zachary Lyons

Zachary Lyons is the Deputy Chief Investment Officer of Tether, where he heads Tether’s venture investment arm.

In addition to his work with Tether over the last seven years, he is also the Principal of Marlin Capital Partners, a Fund Management and Advisory firm located in Nassau, Bahamas. Previously, he was Chief Investment Officer at BankPro Limited, where he led the development of the investment product offering of BankPro’s “digital private banking” service. Zachary was a Senior Investment Analyst at Deltec Bank & Trust, where he co-built the Institutional Asset Management business, and led the management of the Deltec Dynamic Cash Management Fund. Prior to Deltec, Zachary worked as an Investment Specialist at BSI (Overseas) Bahamas branch. Zachary graduated magna cum laude from the Wharton School of the University of Pennsylvania with a B.Sc. in Economics, and a minor in Italian. He has been a CFA charter holder since 2019.

We believe Mr. Lyons is well suited to serve on the Company Board due to his extensive financial and capital markets experience spanning over a decade, a vision for leading innovation and development and his position as the Deputy Chief Investment Officer of Tether.

Robert “Bo” Hines

Robert “Bo” Hines is a legal and policy expert specializing in financial regulation, digital assets and blockchain technology. He formerly served as the Executive Director of the Presidential Council of Advisers for Digital Assets, where he played a critical role in shaping policy and regulatory frameworks for the evolving digital economy. Mr. Hines is currently a strategic advisor for Tether, the world’s largest issuer of stablecoins.

He earned his Bachelor of Arts degree from Yale University, where he also played as a wide receiver for the Yale Bulldogs football team. He later obtained his Juris Doctor from Wake Forest University School of Law in 2022.

With a background in law, public policy and financial regulation, Bo has been actively involved in legal strategy, legislative affairs and financial innovation. His expertise spans regulatory compliance, digital asset governance and the intersection of blockchain technology with institutional finance. Prior to his current role, he worked extensively on legislative initiatives and policy development, focusing on capital markets, financial technology and the responsible integration of blockchain solutions within regulatory frameworks.

Mr. Hines’ leadership in digital assets and financial policy continues to position him as a key voice in the future of blockchain regulation and digital finance.

We believe Mr. Hines is well suited to serve on the Company Board due to his policy expertise and experience in shaping policy and regulatory frameworks for the evolving digital economy, as well as his background in law and financial regulation.

Raphael Zagury

Raphael Zagury is the Chief Executive Officer and Founder of Elektron Energy, a Bitcoin mining and energy infrastructure company. From 2023 to 2024, Mr. Zagury was Chief Investment Officer at Swan Bitcoin. Before that, he founded One Partners, an investment bank, and co-founded OpenCo, a lending fintech, where he also served as Chief Financial Officer, leading multiple capital raises through Series D with global investors. Earlier in his career, Mr. Zagury was based in New York City, where he held executive and trading roles at Goldman Sachs, Merrill Lynch, and Deutsche Bank. Mr. Zagury holds an MBA from Yale University and a B.A. in Economics from IBMEC.

We believe Mr. Zagury is well suited to serve on the Company board due to his experience in the Bitcoin space as well as his career in the financial industry.

Jared Roscoe

Jared Roscoe serves as Partner, Deputy General Counsel, and Senior Advisor for Government Affairs at SoftBank Group International, where he leads global disputes, investigations, and regulatory matters, negotiates cross-border M&A transactions, and advises on policy and government affairs. He also serves on the boards of Stack AV, an autonomous trucking company, and Graphcore, an AI chip developer.

Prior to joining SoftBank in 2019, Mr. Roscoe was a senior aide to U.S. Senator Mark R. Warner. He previously held senior roles at the U.S. Department of the Treasury and worked for Congresswoman Zoe Lofgren. He began his legal career at Sullivan & Cromwell LLP, following a clerkship with Judge Roger L. Gregory of the U.S. Court of Appeals for the Fourth Circuit.

Mr. Roscoe holds a B.A. from Pomona College and a J.D. from New York University School of Law.

We believe Mr. Roscoe is well suited to serve on the Company Board due to his experience in navigating regulatory and governmental affairs both in the public and private sectors, and his extensive legal experience at SoftBank.

Vikas J. Parekh

Vikas J. Parekh is a Managing Partner at SoftBank Group International, where he leads investments and initiatives in AI, robotics, automation, and next-generation infrastructure technologies. He serves on the board of several leading public and private companies, including Symbiotic Inc., WeWork Inc. and Autostore Holdings Ltd. Prior to joining SoftBank in 2016, Vikas worked in private equity at KKR and at Boston Consulting Group. He holds an MBA from Harvard Business School, where he was a George F. Baker Scholar, and an MS and BSc in Electrical & Computer Engineering from Georgia Institute of Technology.

We believe Mr. Parekh is well suited to serve on the Company Board due to his extensive business and investment experience at SoftBank, as well as his experience serving on public company boards.

Governance of Twenty One Capital

Board Composition

The Company’s business and affairs are managed under the direction of the Company Board. Pursuant to the terms and conditions of the Governance Agreement, all members of the Company Board are elected for a one (1) year term and may be re-elected for successive terms without limitations. The Company Board is composed of seven (7) directors, including:

●	four (4) directors designated by Tether, with at least two (2) of them qualifying as independent directors under NYSE rules;

●	two (2) directors designated by SoftBank, with at least one (1) of them qualifying as an independent director under NYSE rules; and

●	the President/Chief Executive Officer of Twenty One Capital.

Tether is entitled to designate, pursuant to the terms and conditions of the Governance Agreement, (i) four (4) directors as long as Tether and Bitfinex hold (in aggregate) 50% or more of the Company’s voting rights, (ii) three (3) directors as long as Tether and Bitfinex hold (in aggregate) 30% or more of the Company’s voting rights, (iii) two (2) directors as long as Tether and Bitfinex hold (in aggregate) 20% or more of the Company’s voting rights, (iv) one (1) director as long as Tether and Bitfinex hold (in aggregate) 10% or more of the Company’s voting rights and (v) no directors, if Tether and Bitfinex hold less than 10% of the Company’s voting rights.

SoftBank is entitled to designate, pursuant to the terms and conditions of the Governance Agreement, (a) two (2) directors as long as it holds 20% or more of the Company’s voting rights, (b) one (1) director as long as it holds 10% or more of the Company’s voting rights and (c) no directors, if SoftBank holds less than 10% of the Company’s voting rights.

The Company Board selects the chairperson of the Company Board from among the independent directors, who exercise such powers and perform such other duties as shall be determined from time to time by the Company Board, in accordance with the Company Organizational Documents and shall not have any special voting rights or casting vote in the event of a tie.

All members of the Company Board shall be elected for a one-year term and may be re-elected for successive terms.

Board Meetings and Quorum

A majority of members of the Company Board constitute a quorum for the transaction of any business; provided that (a) at least two (2) directors designated by Tether as long as Tether is entitled to designate at least two (2) directors, or one (1) director designated by Tether as long as Tether is entitled to designate only one (1) director, (b) one (1) director designated by SoftBank as long as SoftBank is entitled to designate one or more directors, and (c) one (1) independent director is present.

If a quorum is not met, the meeting will adjourn to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met in the second meeting, the meeting will adjourn again for seven (7) calendar days, and any directors present at such meeting will constitute a valid quorum; provided that they represent a majority of the members of the Company Board.

The Company Board holds regular quarterly meetings which may be held either in person or by teleconference. Tether, Bitfinex and SoftBank together may change the frequency of such meetings.

Board Decisions

Pursuant to the terms and conditions of the Governance Agreement, all decisions of the Company Board must be adopted by a simple majority of directors in attendance and voting at a duly convened meeting of the Company Board, unless these decisions are 20% Reserved Matters (as defined below) or 10% Reserved Matters (as defined below).

All decisions of the Company Board relating to the matters listed below, subject to Texas law and as set forth in the Governance Agreement, require approval by all the directors designated by such party who holds 20% or more of the Company’s voting rights (the “20% Reserved Matters”):

●	any material alteration in the nature of the business of the Company and its subsidiaries (the “Group”), including changes to the scope of the Company or any of its subsidiary’s asset management activities, including its management of cash and Bitcoin reserves, and any changes that would result in the Company or any subsidiary becoming an investment company;

●	any sale of Bitcoin by the Group, other than sales needed for the purpose of funding operations of the Company with a maximum aggregate value in any fiscal year not to exceed the lesser of (a) $1 million, and (b) ten percent (10%) of the annual operating expenses budget approved by the Board;

●	approval of the terms and conditions of any financing transaction involving the Group, including any issuance of bonds, shares, rights, convertible securities or equity-linked securities;

●	amendments of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws or other constituent documents of the Company that are adverse to a party that holds 20% Reserved Matters rights;

●	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Company Stock;

●	change in size of the Company Board;

●	approval of the remuneration of the directors;

●	any transaction involving a related party exceeding $100,000 in value (whether cash or in kind), individually, or $500,000 in value (whether cash or in kind), in the aggregate or any amendments or modifications thereto, waivers related thereto or non-automatic renewals thereof or any amendments or modifications to. non-automatic renewals of or waivers of any related-party agreements, contracts or arrangements that exist as of the Closing, including the Services Agreement;

●	any changes to decisions that require approval by the Company’s audit committee;

●	any changes to material governance policies;

●	any change to the jurisdiction of incorporation/organization of the Company;

●	any merger or acquisition transaction with an aggregate value exceeding $1 million in aggregate transaction value or consideration;

●	any declaration and issuance/payment of any dividends or buybacks;

●	the selection of the Company’s independent auditor;

●	any contract, arrangement or engagement involving fees paid to any financial advisory service firm, investment bank or similar firm, in each case exceeding an aggregate value of $1 million in any twelve- month (12) period;

●	changes to the compensation of the initial Chief Executive Officer, initial Chief Financial Officer and initial chief compliance officer;

●	the dismissal or termination of the Chief Executive Officer, Chief Financial Officer and chief compliance officer; and

●	the appointment of any replacement of the Chief Executive Officer, Chief Financial Officer and chief compliance officer and any compensation determinations with respect to such replacements.

All decisions of the Company Board relating to the matters listed below, subject to Texas law and as set forth in the Governance Agreement, require approval by all the directors designated by such party who holds 10% or more of the Company’s voting rights (the “10% Reserved Matters”):

●	amendments of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws or other constituent documents of the Company that are adverse to a party that holds 20% Reserved Matters rights;

●	any material alteration in the nature of the Group’s business, including changes to the scope of the Company or any of its subsidiary’s asset management activities, including its management of cash and Bitcoin reserves, and any changes that would result in the Company or any subsidiary becoming an investment company;

●	any sale of Bitcoin by the Group, other than sales needed for the purpose of funding operations of the Company with a maximum aggregate value in any fiscal year not to exceed the lesser of (a) $1 million, and (b) ten percent (10%) of the annual operating expenses budget approved by the Board;

●	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Company Stock;

●	change in size of the Company Board;

●	any transaction involving a related party exceeding $100,000 in value (whether cash or in kind), individually, or $500,000 in value (whether cash or in kind), in the aggregate, or any amendments or modifications thereto, waivers related thereto or non-automatic renewals thereof or any amendments or modifications to, non-automatic renewals of or waivers of any related-party agreements, contracts or arrangements that exist as of the Closing, including the Services Agreement;

●	any changes to decisions that require approval by the Company ‘s audit committee;

●	any changes to material governance policies;

●	any change to the jurisdiction of incorporation/organization of the Company; and

●	any contract, arrangement or engagement involving fees paid to any financial advisory service firm, investment bank or similar firm, in each case exceeding an aggregate value of $1 million in any twelve (12) month period.

Subject to prior consultation with the Company’s audit committee, the Company Board has the authority to approve (a) the issuance of any equity securities of the Company and (b) the incurrence or issuance of any indebtedness or debt securities by the Company.

Corporate Governance

The Company structures its corporate governance in a manner that it believes closely aligns its interests with those of its shareholders. Notable features of this corporate governance include:

●	The Company has independent director representation on its audit, compensation and nominating committees and its independent directors meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

●	The Company’s audit committee is comprised entirely of “independent directors” under the NYSE rule and Rule 10A-3 under the Exchange Act;

●	at least one of the Company’s directors qualify as an “audit committee financial expert” as defined by the SEC; and

●	the Company implements a range of other corporate governance best practices, including implementing a robust director education program.

Director Independence

The Company considers each of Bo Hines, Jared Roscoe, Vikas J. Parekh and Raphael Zagury to be an “independent director,” as defined under the rules of the NYSE or another national exchange, as applicable.

Board Committees

The Company Board directs the management of the Company’s business and affairs, as provided by Texas law, and conducts its business through meetings of the Company Board and standing committees. Following the Closing, the Company has a standing audit committee, nominating committee and compensation committee.

In addition, from time to time, special committees may be established under the direction of the Company Board when necessary to address specific issues. For so long as any of Tether, Bitfinex or SoftBank holds 10% or more of the Company’s voting rights, such shareholder’s designees will have proportionate representation on any ad hoc/special committee unless prohibited by applicable law or an actual conflict would prevent such designee from serving on such committee.

Audit Committee

Twenty One Capital’s audit committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;

●	discussing with its independent registered public accounting firm their independence from management;

●	reviewing, with its independent registered public accounting firm, the scope and results of their audit;

●	overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;

●	overseeing its financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing its policies on risk assessment and risk management;

●	reviewing its related person policy, procedures and transactions;

●	reviewing its code of conduct and ethics policy, procedures and transactions; and

●	reviewing confidential anonymous submissions of concerns regarding questionable accounting, internal controls or auditing matters.

In addition to any approval required by the 20% Reserved Matters and the 10% Reserved Matters, the audit committee reviews and approves the declaration and issuance/payments of dividends or buybacks, capital expenditures exceeding an aggregate value of USD 5 million and perquisites.

The audit committee consists solely of three independent directors. For so long as SoftBank holds 10% or more of the Company’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the audit committee.

The Company’s audit committee consists of Bo Hines, Jared Roscoe and Raphael Zagury with Bo Hines serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that the Company’s audit committee must be composed entirely of independent members. The Company Board has affirmatively determined that Bo Hines, Jared Roscoe and Raphael Zagury each meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of the Company’s audit committee also meets the financial literacy requirements of the NYSE listing standards. In addition, the Company Board has determined that Raphael Zagury qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Company Board has adopted a written charter for the audit committee, which is available on the Company’s website at https://investors.xxi.money/. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Twenty One Capital’s compensation committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving or recommending, as applicable, the compensation of its Chief Executive Officer and other executive officers;

●	administering any incentive compensation plans of the Company approved by the Company Board;

●	making recommendations to the Company Board regarding the compensation of the Company’s directors; and

●	retaining and overseeing any compensation consultants.

The compensation committee consists of three independent directors. For so long as SoftBank holds 10% or more of the Company’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the compensation committee.

The Company’s compensation committee consists of Bo Hines, Jared Roscoe and Raphael Zagury with Bo Hines serving as chair. The Company Board has affirmatively determined that Bo Hines, Jared Roscoe and Raphael Zagury each meets the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The Company Board adopted a written charter for the compensation committee, which is available on the Company’s website at https://investors.xxi.money/. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating & Governance Committee

Twenty One Capital’s nominating and governance committee is responsible for, among other things:

●	developing the criteria and qualifications for membership on the Company Board;

●	recruiting, reviewing, nominating and recommending candidates for election to the Company Board or to fill vacancies on the Company Board; and

●	reviewing candidates proposed by shareholders and conducting appropriate inquiries into the background and qualifications of any such candidates.

The nominating and governance committee consists of three independent directors. For so long as SoftBank holds 10% or more of the Company’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the nominating and governance committee.

The Company’s nominating and governance committee consists of Bo Hines, Jared Roscoe and Raphael Zagury with Bo Hines serving as chair. The Company Board has affirmatively determined that Bo Hines, Jared Roscoe and Raphael Zagury each meets the definition of “independent director” under the NYSE rules. The Company Board adopted a written charter for the nominating and governance committee, which is available on the Company’s website at https://investors.xxi.money/. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

One of the key functions of the Company Board is informed oversight of the Company’s risk management process. The Company Board does not anticipate having a standing risk management committee, but rather administers this oversight function directly through the Company Board as a whole, as well as through various standing committees of the Company Board that address risks inherent in their respective areas of oversight. In particular, the Company Board is responsible for monitoring and assessing strategic risk exposure, and the Company’s audit committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee also assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the Company’s website at https://investors.xxi.money/. The nominating and corporate governance committee of the Company is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, the Company intends to post on Twenty One Capital’s website all disclosures that are required by law or the NYSE listing standards, or the listing standards of another national securities exchange, concerning any amendments to, or waivers from, any provision of the code. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Status as a Controlled Company

Twenty One Capital is a “controlled company” under NYSE listing standards. The Company has two classes of shares , with Class A Common Stock having no voting rights (except as required by applicable law), while any shares of Class B Common Stock are outstanding, and Class B Common Stock having voting rights. Only Tether, Bitfinex, SoftBank and their permitted transferees are permitted to own shares of Class B Common Stock. Since Tether and Bitfinex together hold more than 50% of Class B Common Stock, and together beneficially own more than 50% of Twenty One Capital’s total voting power, the Company is a controlled company under NYSE listing standards.

As a controlled company, under NYSE rules, for example, the Company is able to utilize the controlled company exemptions. Under these rules, the Company may elect to utilize exemptions from certain of NYSE’s corporate governance requirements, as applicable. The Company utilized the exemption from the requirement that a majority of the board consists of independent directors. See “Risk Factors—Risks Related to Ownership of Company Stock—Twenty One Capital expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.”

Limitation of Liability and Indemnification of Officers and Directors

As authorized by Chapters 7 and 8 of the TBOC, the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer, as applicable, subject to certain exceptions.

The Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that its directors and officers are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty in their capacity as a director or officer to the fullest extent provided by applicable Texas law. A director or officer may, however, be found personally liable for:

●	any breach of the director’s or officer’s duty of loyalty to the Company or its shareholders;

●	acts or omissions not in good faith that constitute a breach of the director’s or officer’s duty to the Company;

●	acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director or officer receives an improper benefit; and

●	acts or omissions for which the liability of the director or officer is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for their service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.052 of the TBOC provides that a court may also order indemnification under various circumstances, and Section 8.105 provides that officers must be indemnified to the same extent as directors.

To the fullest extent permitted by TBOC, the Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that the Company will indemnify (and advance expenses to) its directors and officers, and may indemnify its agents (and any other persons to which the TBOC permits the Company to provide indemnification) through provisions set forth in the Amended and Restated Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

The TBOC permits the Company to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, the Company may purchase and maintain such insurance at its expense for any director, officer, employee or agent of the Company.

Executive and Director Compensation

Twenty One Capital

The Company is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.

As Twenty One Capital was incorporated on March 7, 2025, it had no management or directors as of December 31, 2024. No compensation was paid by the Company to its named executive officers during the fiscal years ended December 31, 2023, and December 31, 2024, and no compensation was paid by the Company to its directors as of December 31, 2024. There are no outstanding equity awards held by the Company’s named executive officers or directors as of December 31, 2024.

CEO Employment Agreement

The Company and Jack Mallers entered into an employment agreement on December 8, 2025, effective as of the Closing Date, pursuant to which Mr. Mallers is employed as the Chief Executive Officer of the Company (the “CEO Employment Agreement”). Pursuant to the CEO Employment Agreement, Mr. Mallers will be paid an annual base salary of $600,000, and he will be eligible to receive an annual performance-based bonus of up to $700,000, subject to (i) the achievement of individual and company performance criteria established by the Board in consultation with Mr. Mallers, and (ii) Mr. Mallers’ continued employment through the payment date. The actual annual bonus, to the extent payable, will be paid 50% in cash and 50% in freely tradeable shares of Class A Common Stock, subject to trading restrictions under applicable securities laws and the Company’s insider trading policy, and applicable withholding. According to the CEO Employment Agreement, around the Closing Date, Mr. Mallers will receive an award of stock options to purchase 12,179,268 shares of Class A Common Stock (the “CEO Initial Award”), subject to the Equity Incentive Plan and an award agreement entered into by the Company and Mr. Mallers evidencing such award (the “CEO Option Award Agreement”). Please refer to the below subsection entitled “CEO Option Award Agreement” for additional details of the CEO Initial Award. In addition, pursuant to the CEO Employment Agreement, Mr. Mallers will receive an award of restricted stock units of the Company covering 3,215,732 shares of Class A Common Stock (“CEO RSU Award”) as soon as practicable following the Closing Date and after the Company becomes eligible to file a registration statement on Form S-8. The CEO RSU Award will be subject to the same vesting and acceleration conditions and be in the same proportions as the CEO Initial Award, and will be subject to the terms and conditions under the Equity Incentive Plan and an award agreement to be entered into by the Company and Mr. Mallers evidencing such award. After the fifth anniversary of the grant date of the CEO Initial Award, Mr. Mallers will be eligible to receive annual equity grants, consistent with Mr. Mallers’ role as the Chief Executive Officer of the Company, as reasonably determined by the Board based on its good faith assessment and in consultation with Mr. Mallers.

If Mr. Mallers’ employment is terminated by the Company without Cause (as defined in the CEO Employment Agreement), or Mr. Mallers resigns his employment for Good Reason (as defined in the CEO Employment Agreement), then, in addition to certain accrued amounts, he is entitled to the following severance, subject to his execution of a release of all claims against the Company and related persons and continued compliance with certain restrictive covenants: (i) continued payment of his base salary for 12 months following his termination; (ii) reimbursement of the monthly premium for coverage under the Company’s group health plans or an equivalent monthly cash payment thereof, until the earlier to occur of the end of the 12 months following his termination, or the date on which Mr. Mallers obtains health and welfare benefits from a subsequent employer; and (iii) any rights with respect to the equity awards that Mr. Mallers might have under the applicable award agreements evidencing such equity awards.

The CEO Employment Agreement contains restrictive covenants, including non-competition and non-solicitation covenants effective for 12 months following termination of employment.

CFO Employment Agreement

The Company and Steven Meehan entered into an employment agreement on December 8, 2025, effective as of the Closing, pursuant to which Mr. Meehan is employed as the Chief Financial Officer of the Company (the “CFO Employment Agreement”). Pursuant to the CFO Employment Agreement, Mr. Meehan will be paid an annual base salary of $500,000, and he will be eligible to receive an annual performance-based bonus of up to $500,000, subject to (i) the achievement of individual and company performance criteria established by the Board, and (ii) Mr. Meehan’s continued employment through the payment date. According to the CFO Employment Agreement, around the Closing Date, Mr. Meehan will receive an award of stock options to purchase 941,620 shares of Class A Common Stock (the “CFO Initial Award”), subject to the Equity Incentive Plan and an award agreement entered into by the Company and Mr. Meehan evidencing such award. Please refer to the below subsection entitled “CFO Option Award Agreement” for additional details of the CFO Initial Award and the amendment thereto. In addition, pursuant to the CFO Employment Agreement, Mr. Meehan will receive an award of restricted stock units of the Company covering 248,619 shares of Class A Common Stock (“CFO RSU Award”) as soon as practicable following the Closing Date and after the Company becomes eligible to file a registration statement on Form S-8. The CFO RSU Award will be subject to the same vesting and acceleration conditions as the CFO Initial Award, and will be subject to the terms and conditions under the Equity Incentive Plan and an award agreement to be entered into by the Company and Mr. Meehan evidencing such award.

If Mr. Meehan’s employment is terminated by the Company without Cause (as defined in the CFO Employment Agreement), or Mr. Meehan resigns his employment for Good Reason (as defined in the CFO Employment Agreement), then, in addition to certain accrued amounts, he is entitled to the following severance, subject to his execution of a release of all claims against the Company and related persons and continued compliance with certain restrictive covenants: (i) continued payment of his base salary for 12 months following his termination; (ii) reimbursement of the monthly premium for coverage under the Company’s group health plans or an equivalent monthly cash payment thereof, until the earlier to occur of the end of the 12 months following his termination, or the date on which Mr. Meehan obtains health and welfare benefits from a subsequent employer; and (iii) any rights with respect to the equity awards that Mr. Meehan might have under the applicable award agreements evidencing such equity awards.

The CFO Employment Agreement contains restrictive covenants, including non-competition and non-solicitation covenants effective for 12 months following termination of employment.

CEO Option Award Agreement

Pursuant to the CEO Employment Agreement, on December 8, 2025, Jack Mallers and the Company entered into the CEO Option Award Agreement, where Mr. Mallers received the CEO Initial Award of stock options to purchase 12,179,268 shares of Class A Common Stock, with an exercise price of $14.43 per share. 50% of the CEO Initial Award is subject to service-based vesting conditions (such portion of the CEO Initial Award, the “CEO Time-Based Award”) and 50% of the CEO Initial Award is subject to both performance-based vesting conditions and service-based vesting conditions (such portion of the CEO Initial Award, the “CEO Performance-Based Award”).

The CEO Time-Based Award will vest as follows: (x) 20% of the CEO Time-Based Award will vest on the first anniversary of April 1, 2025, and (y) 80% of the CEO Time-Based Award will vest quarterly in equal installments between the first anniversary and the fifth anniversary of April 1, 2025, in each case, subject to Mr. Mallers’ continued employment through the applicable vesting date. The CEO Performance-Based Award will vest in 3 equal tranches, with each tranche subject to the satisfaction of the following performance and service conditions: (x) the addition of an incremental 42,000 Bitcoins for each such tranche to the Company’s treasury after the Closing Date and prior to April 1, 2030, excluding the first 42,000 Bitcoins owned by the Company as of the Closing Date (the “Bitcoin Target”), (y) the achievement of the required growth rate of at least 15% in Bitcoins per share of Class A Common Stock on a fully diluted basis from the Closing Date to the date of the satisfaction of the Bitcoin Target applicable to such tranche (the “Growth Rate Condition”), and (z) Mr. Mallers’ continued employment through the date of the achievement of such performance-based conditions.

In the event that Mr. Mallers is terminated by the Company without Cause (as defined in the CEO Employment Agreement), due to death or disability, or if Mr. Mallers resigns for Good Reason (as defined in the CEO Employment Agreement) (each such termination, a “Qualifying Termination”), and if the Qualifying Termination occurs within 3 months before or 12 months after a change in control of the Company (the “CIC Period”), then the CEO Initial Award shall fully vest on the later of (a) the closing date of such change in control, and (b) the date of such Qualifying Termination. If the Qualifying Termination occurs outside the CIC Period, then (a) the portion of the CEO Time-Based Award which would have vested in the following 12 months after the termination date will vest immediately on the termination date, (b) the Performance-Based Award will remain outstanding for 6 months following the termination date and be eligible to vest during such period if each of the Bitcoin Target and the Growth Rate Condition is satisfied during such 6 month-period, and (c) the remaining portion of the CEO Initial Award will be canceled and forfeited immediately as of Mr. Mallers’ termination date, with no consideration to Mr. Mallers.

In the event that a change in control occurs, and the CEO Initial Award, to the extent outstanding, is not assumed or substituted in connection therewith by the successor of the Company, the CEO Initial Award will vest in full and become exercisable immediately prior to the consummation of the change in control.

CFO Option Award Agreement

Pursuant to the CFO Employment Agreement, on December 8, 2025, Steven Meehan and the Company entered into an option award agreement, where Mr. Meehan received the CFO Initial Award of stock options to purchase 941,620 shares of Class A Common Stock, with an exercise price of $14.43 per share (the “Prior Option Award Agreement”). On January 2, 2026, Mr. Meehan and the Company entered into a new option award agreement (the “CFO Amended Option Award Agreement”), which superseded and replaced the Prior Option Award Agreement. Pursuant to the CFO Amended Option Award Agreement, January 2, 2026, Mr. Meehan received an award of stock options to purchase 970,201 shares of Class A Common Stock, with an exercise price of $14.43 per share (such award, the “CFO Amended Award”). Of the CFO Amended Award, options covering 796,951 shares of Class A Common Stock are subject to service-based vesting conditions (such portion of the CFO Amended Award, the “CFO Time-Based Award”), and options covering 173,250 shares of Class A Common Stock are subject to both performance-based vesting conditions and service-based vesting conditions (such portion of the CFO Amended Award, the “CFO Performance-Based Award”).

The CFO Time-Based Award will vest as follows: (x) 25% of the CFO Time-Based Award will vest on April 1, 2026, and (y) the remaining 75% of the CFO Time-Based Award will vest quarterly in equal installments between April 1, 2026 and April 1, 2029, in each case, subject to Mr. Meehan’s continued employment through the applicable vesting date. The CFO Performance-Based Award will vest annually in 4 equal tranches on each of the first 4 anniversaries of April 1, 2025, starting on April 1, 2026, and each such tranche will vest subject to (x) Mr. Meehan’s continued employment through the applicable performance vesting date; and (y) the satisfaction of each of the following performance conditions during the applicable vesting year, as determined by the Board in good faith: (i) the annual operating budget of the Company shall be within 10% of estimates as approved by the Board; (ii) the Company shall have an unqualified audit of financials, and an unqualified internal controls audit; (iii) there is no loss or misappropriation of, or loss of access to, the Company’s or its subsidiaries’ digital assets (including any digital assets held by a custodian or other third-party on behalf of the Company or its subsidiaries), excluding a loss or loss of access where the Board’s actions materially contributed to such loss or loss of access; and (iv) the growth rate in Bitcoin per share of Class A Common Stock on a fully diluted basis is at least 15% between the Closing Date and the applicable performance vesting date.

In the event that Mr. Meehan is terminated by the Company without Cause (as defined in the CFO Employment Agreement), or if Mr. Meehan resigns for Good Reason (as defined in the CFO Employment Agreement), Mr. Meehan will be entitled to exercise the portion of the CFO Amended Award that has vested as of such termination, to the extent not exercised, in accordance with the CFO Amended Option Award Agreement. The remaining portion of the CFO Amended Award will be canceled and forfeited as of the termination date, with no consideration to Mr. Meehan.

In the event that a change in control occurs, and the CFO Amended Award, to the extent outstanding, is not assumed or substituted in connection therewith by the successor of the Company, the CFO Amended Award will vest in full and become exercisable immediately prior to the consummation of the change in control.

Summary of the Material Terms of the Incentive Plan. The Company adopted the Incentive Plan, which became effective on December 8, 2025, with the following material terms:

Eligibility

Officers, employees, non-employee directors and consultants of Twenty One Capital and its subsidiaries will be eligible to receive awards under the Incentive Plan.

Administration

The Company Board, or a committee of directors or any person or group of persons authorized by the Company Board will administer the Incentive Plan (the “plan administrator”). Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the Incentive Plan to one or more officers of Twenty One Capital.

The plan administrator will have the authority to exercise all powers either specifically granted under the Incentive Plan or necessary and advisable in the administration of the Incentive Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted thereunder to participants; (iii) to determine the number of shares of Class A Common Stock to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the Incentive Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the Incentive Plan, which will govern all written instruments evidencing awards; (vi) to determine the “Fair Market Value” (as such term is defined in the Incentive Plan) in accordance with the terms of the Incentive Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Incentive Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Incentive Plan; and (x) to construe and interpret the terms and provisions of the Incentive Plan and any award issued under the Incentive Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the Incentive Plan and to exercise all powers and authorities either specifically granted under the Incentive Plan or necessary and advisable in the administration of the Incentive Plan.

Shares Available; Limitation on Awards and No Repricing

The maximum number of shares of Class A Common Stock reserved for issuance under the Incentive Plan is 24,358,536 shares of Class A Common Stock (the “Share Reserve”); provided, however, that the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date (as such term is defined in the Incentive Plan), in an amount equal to the lesser of (i) 1% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Class A Common Stock determined by the plan administrator. All the shares reserved for issuance under the Incentive Plan as of the Effective Date (as such term is defined in the Incentive Plan) may be granted as incentive stock options.

Shares of Class A Common Stock subject to an award under the Incentive Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the Incentive Plan. However, shares of Class A Common Stock that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the Incentive Plan, as well as any shares of Class A Common Stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the Incentive Plan. To the extent an award is paid or settled in cash, the number of shares of Class A Common Stock previously subject to the award will again be available for grants pursuant to the Incentive Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of Class A Common Stock available for grant under the Incentive Plan.

Notwithstanding the foregoing, but subject to equitable adjustments as discussed below, Twenty One Capital not, without first obtaining the approval of Twenty One Capital’s shareholders, (i) amend the terms of outstanding options or stock appreciation rights (“SARs”) to reduce the exercise price or base price, as applicable, of such options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or SARs or (iii) cancel outstanding options or SARs with an exercise price or base price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

Non-employee directors may not be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees during such calendar year, exceed $500,000 in total value.

Equitable Adjustments

The Incentive Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares, other change in corporate structure or a similar corporate event affecting the Class A Common Stock (in each case, a “Change in Capitalization”) (including a change in control, as described below), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of shares of Class A Common Stock reserved under the Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Incentive Plan, (iii) the kind, number and purchase price of shares of Class A Common Stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, restricted stock units, stock bonuses, other stock-based awards and cash awards granted under the Incentive Plan and (iv) the performance goals and performance periods applicable to any awards granted under the Incentive Plan. The plan administrator may make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration, subject in all events to the requirements of Section 409A of the Code. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of Class A Common Stock, cash or other property covered by such award, the Company Board may cancel the award without the payment of any consideration to the holder.

Awards

Restricted stock units (“RSUs”) and restricted stock may be granted under the Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Incentive Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of holders of RSUs and restricted stock upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to receive dividends declared with respect to such restricted stock; provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of Class A Common Stock in respect of the related RSUs are delivered to the participant. Any dividend or dividend equivalent awarded with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSUs.

Twenty One Capital may issue stock options under the Incentive Plan. Options granted under the Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code as set forth in the applicable individual option award agreement. The exercise price of all options granted under the Incentive Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of Class A Common Stock on the date of grant. The maximum term of all options granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time or times and subject to such terms and conditions as determined by the plan administrator in the applicable individual award agreement. Prior to exercise, participants with options will generally not have any rights of a stockholder.

SARs may be granted under the Incentive Plan either alone or in conjunction with all or part of any option granted under the Incentive Plan. A free-standing SAR granted under the Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Class A Common Stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Class A Common Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Class A Common Stock on the date of grant. The maximum term of all SARs granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of Class A Common Stock, cash, or any combination thereof. Prior to exercise, participants with SARs will generally not have any rights of a stockholder.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Class A Common Stock (including dividend equivalents) may be granted under the Incentive Plan. Any dividend or dividend equivalent awarded under the Incentive Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Class A Common Stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Class A Common Stock or cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Stock bonuses payable in fully vested shares of Class A Common Stock and cash awards that are payable solely in cash may also be granted under the Incentive Plan.

Change in Control

In the event that a “change in control” (as such term is defined in the Incentive Plan) occurs, any outstanding award will be treated in accordance with the applicable award agreement. If the applicable award agreement does not specify the treatment of the award in a change in control, the award will be treated as determined by the administrator in its sole discretion, and the administrator will not be obligated to treat all outstanding awards similarly.

Withholding Taxes

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Incentive Plan, as determined by the Company. Twenty One Capital has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have the Company withhold from delivery of shares of Class A Common Stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Class A Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Twenty One Capital may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy Twenty One Capital’s withholding obligation with respect to any award.

Right to Offset

The Company will have the right to offset against its obligation to deliver shares of Class A Common Stock (or other property or cash) under the Incentive Plan or any award agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to Twenty One Capital pursuant to tax equalization, housing, automobile or other employee programs) that the participant then owes to the Company and any amounts the plan administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement, except if such offset could subject the participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding award.

Amendment, Termination and Clawback Provisions

The Incentive Plan provides the Company Board with the authority to amend, alter or terminate the Incentive Plan, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

All awards will be subject to the provisions of any clawback policy implemented by the Company as in effect from time to time, and will be further subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement.

Term

No award will be granted pursuant to the Incentive Plan on or after the tenth anniversary of the Effective Date (as such term is defined in the Incentive Plan), but awards theretofore granted may extend beyond that date.

Transferability

Until they are fully vested and/or exercisable, awards under the Incentive Plan are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant.

Director Compensation

Each non-employee director will receive a quarterly cash retainer of $2,000, commencing on the later of December 8, 2025 or the date such director begins service.

Description of Securities

The following description summarizes the material terms of the Organizational Documents, but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Texas law and the Organizational Documents. We urge you to read our Organizational Documents in their entirety for a complete description of the rights and preferences of our Company Stock, and the Indenture for the Convertible Notes.

Authorized Capital Stock

The authorized capital stock of Twenty One Capital consists of 5,501,000,000 shares of common stock, which include 1,000,000 shares of Preferred Stock, par value $0.01 per share, 5,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock. As of the date of this prospectus, there was 346,548,153 share of Class A Common Stock and 304,842,759 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All outstanding shares of Twenty One Capital stock are fully paid and non-assessable.

Company Stock

Dividend Rights. Holders of shares of Class A Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company Board from time to time out of any assets or funds of Twenty One Capital legally available therefore and shall share equally on a per share basis in such dividends and distributions. Holders of shares of Class B Common Stock shall not be entitled to dividends or distributions.

Voting Rights. Holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Class A Common Stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction. Immediately at such time, when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of Twenty One Capital or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Twenty One Capital. The Amended and Restated Bylaws expressly prohibit cumulative voting.

The Company Board will be elected annually, and each director shall hold office for one year or until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal, pursuant to the terms and conditions set forth in the Organizational Documents and the Governance Agreement.

Transferability. Shares of Class A Common Stock will be freely transferable, subject to any restrictions pursuant to the TBOC and applicable federal securities laws. Transfer of shares of Class A Common Stock (i) held by Tether, Bitfinex and SoftBank are subject to the lock-up restrictions pursuant to their respective Lock-Up Agreements and (ii) received by the Sponsor pursuant to the CEP Merger and the Cantor F&F Sale will be subject to the lock-up restrictions pursuant to the Insider Letter, as amended. Subject to the Organizational Documents, shares of Class B Common Stock will not be freely transferable, except to Affiliates. If Tether, Bitfinex or SoftBank transfers any of their shares of Class A Common Stock to third parties other than their respective affiliates, then an equal number of shares of Class B Common Stock will be canceled.

Liquidation and Dissolution Rights. Subject to applicable law, upon voluntary or involuntary liquidation, dissolution or winding-up of Twenty One Capital’s affairs, after payment or provision for payment of the debts and other liabilities of Twenty One Capital, and subject to the rights of the holders of Preferred Stock in respect thereof, holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of Twenty One Capital available for distribution to its shareholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Notwithstanding anything to the contrary in the Organizational Documents, holders of shares of Class B Common Stock shall not entitled to any assets or distributions upon the liquidation, dissolution or winding-up of Twenty One Capital.

Election and Appointment of Directors. Under Texas law and the Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

The Company’s Certificate of Formation provides that holders of Class A Common Stock shall not have the right to vote in the election of directors. Each holder of Class B Common Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors. Immediately at such time when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of the Company or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of the Company.

The Company’s Amended and Restated Bylaws provide that the directors of the Company are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of the shareholders at which a quorum is present. Directors need not be shareholders of the Company or residents of the State of Texas.

Vacancies on the Board of Directors. As provided in Amended and Restated Bylaws and the Governance Agreement, any vacancies occurring on the Company Board (apart from a vacancy created by the death, disability, retirement or removal of a director appointed by Tether or SoftBank) may be filled at an annual or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office, even when the majority of the remaining directors constitute less than a quorum of the Company Board. Any director so chosen shall hold office for the remainder of the unexpired term of such director’s predecessor in office.

Amended and Restated Bylaws state that any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of the shareholders called for that purpose, or may be filled by the Company Board for a term of office continuing only until the next election of one or more directors by the shareholders. No more than two directorships vacant by reason of an increase in the number of directors may be filled by the Company Board in the time period between two consecutive annual meetings.

In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, or resignation or removal of any director appointed by Tether, Bitfinex or SoftBank, then Tether, Bitfinex or SoftBank, as applicable, will be entitled to designate for nomination an individual to fill such nominating shareholder’s vacancy. The Company Board shall take all necessary action to elect such nominee.

Removal of Directors. Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

The Amended and Restated Bylaws provide that any director or the entire Company Board may be removed with or without cause, by a vote of holders of a majority of the shares then entitled to vote at an election of the director or directors, at any meeting of shareholders called expressly for that purpose. The Governance Agreement provides that directors nominated by Tether or SoftBank may be removed from the Company Board only upon the written request or consent of Tether or SoftBank, as applicable.

Amendments to the Organizational Documents. The Amended and Restated Certificate of Formation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment with all shares voting as a single class (without providing any separate vote to nonvoting shares).

The Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide that the Company Board may amend or repeal Company’s bylaws, or adopt new bylaws unless (a) the Amended and Restated Certificate of Formation or the laws of the State of Texas reserves the power exclusively to the shareholders in whole or part; or (2) the shareholders, in amending, repealing or adopting a particular bylaw, expressly provide that the Company Board may not amend or repeal such bylaw. Furthermore, unless the Amended and Restated Certificate of Formation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of Company’s bylaws, the bylaws of Company may be amended, repealed or adopted with the approval of a majority of the shareholders entitled to vote thereon, even though the bylaws may also be amended, repealed or adopted by the Company Board.

Shareholder Action by Written Consent. Under Texas law, shareholders of a corporation may act without a shareholder meeting by unanimous written consent, without prior notice and without a vote, if the shareholders could otherwise act at a meeting of the shareholders of the corporation under either Texas law or the certificate of formation or bylaws of the corporation.

The Amended and Restated Certificate of Formation provides that while any share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and vote, or, at such time when no share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to Company at its principal office.

Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

Special Meeting of Shareholders. Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed fifty percent (50%) of the shares entitled to vote, or if no percentage is specified, at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting.

The Amended and Restated Bylaws provide that special meetings of the shareholders may be called at any time by the President, by the Company Board, or by the holders of at least thirty percent (30%) of all the shares entitled to vote at the election of directors. The notice of a special meeting shall include the purpose for which the meeting is called and the date and time of the meeting. Business transacted at the special meeting shall be confined only to the purpose or purposes stated in the notice or executed waiver of notice of such special meeting.

Record Date. Under the Amended and Restated Bylaws, the Company Board may set a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, which date may not be more than sixty (60) or less than ten (10) days before the meeting. The record date for determining shareholders entitled to call a special meeting is the date the first eligible shareholder signs the notice of that meeting.

For action by consent without a meeting, the Company Board may fix a record date for the purpose of determining shareholders entitled to consent to that action, which record date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Company Board.

For determining shareholders entitled to receive a distribution by Company (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Company Board may, at the time of declaring the distribution or dividend, set a date no more than sixty (60) days prior to the date of such distribution or dividend. If no record date is fixed for the determination of shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by Company of any of its own shares) or a share dividend, the date on which the resolution of the Company Board declaring the distribution or share dividend is adopted shall be the record date for the determination of shareholders.

Quorum. Pursuant to the terms and conditions of the Governance Agreement, and in accordance with the Amended and Restated Bylaws, a quorum of the Company Board shall be a majority of directors including: (a)(i) at least two (2) directors appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least two (2) individuals to the Company Board or (ii) one (1) director appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least one (1) individual to the Company Board; (b) one (1) director by SoftBank, if SoftBank is entitled to designate for nomination one (1) or more individuals to the Company Board; and (c) one (1) independent director. The act of such directors present at a meeting shall be the act of the Copany Board.

If the quorum of the Company Board is not met pursuant to the above sentence, Company will adjourn the meeting of the Company Board to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met for a second time, Company will adjourn the meeting of the Company Board for an additional seven (7) calendar days provided that any number of directors present at such third meeting representing at least a majority of members of the Company Board will constitute a valid quorum.

The Amended and Restated Bylaws provide that, except as otherwise provided by the Organizational Documents or the TBOC, the presence in person or by proxy of the holders of a majority of the shares entitled to vote in the election of directors constitutes a quorum for a meeting of the shareholders.

Unless otherwise required by the TBOC, or the Organizational Documents the affirmative vote of the holders of a majority of the shares entitled to vote on a matter represented at a meeting at which a quorum is present shall be the act of the shareholders with respect to that matter; and the shareholders represented in person or by proxy at a meeting at which a quorum is present may conduct any business properly brought before the meeting until adjournment, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

If a quorum is not present, the shareholders represented in person or by proxy may adjourn the meeting until a time and place determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the required number of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Notice of Shareholder Actions/Meetings. The Amended and Restated Bylaws provide that Company must give written notice not less than ten (10) and not more than sixty (60) days before the date of the meeting, personally, by electronic transmission (if consented to by a shareholder), or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the share transfer records of the Corporation, with postage prepaid. The notice shall include the place, day and hour of the meeting, the means of any remote communications by which shareholders may be considered present and may vote at the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called.

Notice of a shareholder meeting regarding a fundamental business transaction, as defined by Texas law, must be given to each shareholder of Company not later than twenty-one (21) days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law. Notwithstanding the foregoing, the Corporation will provide notice of any meeting at which proposals properly submitted by shareholders in accordance with Rule 14a-8 under the Exchange Act will be considered, in accordance with applicable law and the rules and regulations thereunder. A written waiver of any notice signed by a Company shareholder or director, before or after the time of the meeting for which notice is to be given, will be deemed equivalent to giving notice to such director or shareholder. Participation or attendance of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, unless where the shareholder or director participates in or attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened.

Advance Notice Requirements for Shareholder Nominations and Other Proposals. The Amended and Restated Bylaws provide that a notice of a shareholder for business (including, but not limited to, director nominations) shall be made in writing and received by the secretary of Company at the principal executive offices of Company not later than the 30th day nor earlier than the 60th day before the first anniversary of the date on which Company first mailed its proxy materials or a notice availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then for notice by the shareholder to be timely, it must be so received by the secretary of Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement (as defined in the Amended and Restated Bylaws) of the date of such annual meeting is first made.

In the event of a special meeting of the shareholders, such notice must be received by the secretary of Company at the principal executive offices of Company not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which the public announcement (as defined in the Amended and Restated Bylaws) is first made of the date of the special meeting and of the nominees proposed by the Company Board to be elected or re-elected at such meeting.

A shareholder’s notice must also comply with the procedural, informational and other requirements, including, but not limited to, Texas law and Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as outlined in the Amended and Restated Bylaws.

Limitation of Liability of Directors and Officers. Texas law provides that the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer; provided, that, as stated in TBOC Section 7.001, the certificate of formation may not exculpate for (1) a breach of the officer’s or director’s duty of loyalty; (2) an act or omission not in good faith that either constitutes a breach of fiduciary duty or involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director or officer received an improper benefit; or (4) an act or omission for which the liability of such director or officer is expressly provided by an applicable statute. Company’s Amended and Restated Certificate of Formation provides that its directors and officers are not personally liable to Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, to the fullest extent permitted by the TBOC. Any amendment, modification, or repeal of the foregoing sentence, unless otherwise required by law, will be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of Company existing at the time of such inconsistent repeal, amendment or adoption of such provision with respect to any act or omission prior to such amendment, modification or repeal. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Indemnification of Directors and Officers. Company’s Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide for mandatory indemnification to the fullest extent allowed by TBOC of any person who was, or is a party to, or is threatened to be a made a party to, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative), including any appeal thereof or any inquiry or investigation that could lead to such a proceeding, because such person (or a person of whom he or she is the legal representative) (a) is or was a director or officer of Company or (b) while a director or officer of Company is or was serving at the request of Company as a partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another entity, organization, or an employee benefit plan, against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. However, such indemnitee must have acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Company, and for any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful.

The right to indemnification also includes the right to be paid by Company reasonable expenses incurred by an indemnitee in defending any such proceeding in the foregoing paragraph in advance of its final disposition. However, such payment of expenses shall only be made upon delivery to Company of a (a) written affirmation by such indemnitee of his or her good-faith belief that he or she met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking, by or on behalf of such person, to repay all advanced amounts if determined such indemnitee has not met such required standard of conduct set forth in the TBOC or that such indemnification is prohibited by the TBOC.

The Amended and Restated Bylaws and Amended and Restated Certificate of Formation permit indemnification of any officer, employee or agent of Company (and any other persons to which the TBOC permits Company to provide indemnification) to the fullest extent and manner provided by the TBOC and the Amended and Restated Bylaws.

The Amended and Restated Bylaws provide that Company may purchase and maintain insurance, at its expense, to protect itself and any present or former director, officer employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss regardless of whether Company would have the power to indemnify such person against that expense, liability or loss under the TBOC.

Rights of Dissenting Shareholders. Under Texas law, a shareholder of Company has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion or sale of all or substantially all assets. However, under Texas law, a shareholder may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (a) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (b) the shareholder is not required by the terms of the plan of merger, conversion or exchange to accept for the shareholder’s ownership interest any consideration other than (i) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (A) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance or (B) held of record by at least 2,000 owners; (ii) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (iii) any combination of such ownership interests and cash.

Exclusive Forum. The Amended and Restated Certificate of Formation provide that unless Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of Company, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director, officer or other employee of Company to Company or Company’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (c) any action asserting a claim against Company or any current or former director or officer or other employee of Company arising pursuant to any provision of the TBOC or Company’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving Company governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas). This exclusive forum section does not apply, for the avoidance of doubt, to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

Stock Ownership Requirement for Derivative Suits; Waiver of Jury Trial. As permitted by the TBOC, the Amended and Restated Certificate of Formation provides that no shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of Company against any director and/or officer of Company in his or her official capacity, unless the shareholder or group of shareholders, at the time such derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent (3%) of the outstanding shares of Company, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by Company or its shareholders.

The Amended and Restated Certificate of Formation provides that unless Company consents in writing to a jury trial, Company and each shareholder, director and officer irrevocably and unconditionally waives any right to jury trial for all “internal entity claims” (as that term is defined in Section 2.115 of the TBOC), and each shareholder has agreed that such shareholder’s holding or acquisition of shares of stock of Company or, to the extent permitted by law, options or rights to acquire shares of stock of Company following the adoption of the Amended and Restated Certificate of Formation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

Waiver of Corporate Opportunities. The Amended and Restated Certificate of Formation explicitly waives corporate opportunities for Tether, SoftBank and their affiliated companies, as well as the successors, partners, principals, directors, officers, members, managers of Tether, SoftBank and their affiliated companies, including any of the foregoing who serve as officers or directors of Company, subject to certain exceptions.

Other. Company Stock has no preemptive, subscriptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

The authorized share capital of the Company following Closing includes 1,000,000 shares of Preferred Stock, par value $0.01 per share. In accordance with the terms and conditions set forth in the Amended and Restated Certificate of Formation, the Company Board may issue Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by Company Board (authority to do so being hereby expressly vested in the Company Board). As of the date of this prospectus, there were no shares of Preferred Stock issued and outstanding. The Company Board is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. As of the date of this prospectus, the Company Board has not designated or established any series of preferred stock.

Registration Rights

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Twenty One Capital, the Sponsor, each Seller and SoftBank entered into the Amended and Restated Registration Rights Agreement that amended and restated the registration rights agreement entered into between CEP and the Sponsor at the time of the CEP IPO, and pursuant to which the Company (i) assumed the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Class A Common Stock and (ii) provided registration rights with respect to the resale of shares of Class A Common Stock held by the Sponsor, each Seller and SoftBank.

309,182,606 shares of Class A Common Stock are subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement, representing approximately 88% of the total issued and outstanding shares of Class A Common Stock and assuming, among other things, that no Convertible Notes are converted into shares of Class A Common Stock and that no shares of Class A Common Stock are issued pursuant to the Incentive Plan.

Convertible Notes Subscription Agreements

Pursuant to the Convertible Notes Subscription Agreements, Twenty One Capital has agreed to certain obligations to register and maintain the registration of the Convertible Notes and the shares of Class A Common Stock underlying the Convertible Notes including that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) the Resale Registration Statement registering the resale of the Convertible Notes and the shares of Class A Common Stock underlying the Convertible Notes, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved.

Equity PIPE Subscription Agreements

Pursuant to the Equity PIPE Subscription Agreements, CEP and the Company have agreed to use commercially reasonable efforts to cause the shares of Class A Common Stock into which the Equity PIPE Shares will be converted upon consummation of the CEP Merger to be registered on the Form S-4 Registration Statement. To the extent that any such shares of Class A Common Stock are unable to be included on the Form S-4 Registration Statement, the Company has agreed to certain obligations to register and maintain the registration of the Equity PIPE Shares, including that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Equity PIPE Shares, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved. The Equity PIPE Shares were registered on the Form S-4 Registration Statement.

Anti-Takeover Provisions

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

The Amended and Restated Certificate of Formation and Amended and Restated Bylaws, both of which are subject to the Governance Agreement, contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Twenty One Capital’s shareholders to change management or receive a premium for their shares. These non-exclusive provisions:

●	authorize the Company Board to issue shares pursuant to a resolution or resolutions for such issue of one or more series of Preferred Stock, the terms of which, including voting power, are set by the Company Board, without shareholder approval;

●	limit the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 30% of the shares of Company Stock entitled to vote at such meeting;

●	permit the Company Board to alter, amend, or repeal the Amended and Restated Bylaws or to adopt new bylaws;

●	provide that any director or the entire Company Board may only be removed from, with or without cause by a vote of the holders of a majority of the shares then entitled to vote;

●	require shareholders who wish to bring business before Twenty One Capital’s annual meeting of shareholders or nominate candidates for election as directors at Twenty One Capital’s annual meeting of shareholders to provide timely notice of their intent in writing;

●	provide that vacancies on the Company Board, including vacancies occurring by reason of removal or increase in membership, may be filled by the affirmative vote of a majority of the remaining directors, and such elected director shall be elected for the unexpired term of such director’s predecessor in office;

●	require (a) any derivative action or proceeding brought on behalf of Twenty One Capital, (b) any action asserting a claim for or based on a breach of fiduciary duty, (c) any action asserting a claim against the Company or any current or former director, officer or employee of Twenty One Capital pursuant to any provision of the TBOC or the Organizational Documents, (d) any action asserting a claim governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court in the Eighth Business Court Division of the State of Texas (provided that if such Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Fort Worth Division or, if the such federal court lacks jurisdiction, the state district court of Tarrant County, Texas);

●	waive the right to trial by jury for any internal entity claim;

●	limit the ability of a shareholder or group of shareholders to institute or maintain a derivative proceeding against any director or officer of Twenty One Capital to an ownership threshold of at least three percent (3%) of the outstanding shares of Twenty One Capital, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by the Corporation or its shareholders; and

●	prohibit cumulative voting in the election of directors.

Texas Law

A number of provisions of Texas law, Amended and Restated Certificate of Formation and Amended and Restated Bylaws could have an anti-takeover effect and make more difficult the acquisition of Twenty One Capital by means of a tender offer, a proxy contest or otherwise and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Twenty One Capital to negotiate first with its board of directors.

The Company is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which is referred to herein as the “Texas Business Combination Law.” This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person or an affiliate or associate of that person, who is an “affiliated shareholder”. For purposes of the Texas Business Combination Law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three (3) years, the beneficial owner of twenty percent (20.0%) or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year (3) period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if (a) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (b) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six (6) months after the affiliated shareholder became an affiliated shareholder.

As of the date of this prospectus, the Company has more than 100 shareholders. Therefore, the Company is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

●	The business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contains a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds (2/3) of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for eighteen (18) months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

●	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year (3) period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

●	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

●	a business combination of an issuing public corporation with its wholly owned Texas subsidiary, if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither the Amended and Restated Certificate of Formation or Amended and Restated Bylaws contain any provision expressly providing that the Company will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such a merger or combination would be beneficial to Twenty One Capital’s shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for Company Stock is Continental Stock Transfer & Trust Company.

Listing

Shares of Class A Common Stock are traded on NYSE under the symbol “XXI.”

Convertible Notes

This prospectus relates to the resale by the Selling Securityholders of up to $486,500,000 in aggregate principal amount of Convertible Notes, which includes (i) $340,200,000 in aggregate principal amount of Convertible Notes issued to Convertible Note Investors pursuant to the Convertible Notes Subscription Agreements, (ii) $100,000,000 in aggregate principal amount of the Option Notes issued pursuant to the Option, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (pursuant to the Sponsor Convertible Notes Subscription Agreement (as defined below)) and (iii) $46,300,000 in aggregate principal amount of Convertible Notes issued to the Sponsor at Closing pursuant to the Securities Exchange Agreement and the PIPE Engagement Letter.

The Convertible Notes are governed by the Indenture executed at Closing by the Company, the Collateral Agent and U.S. National Bank, N.A., as the Trustee.

The registered holder of a Convertible Note (the “Holder”) will be treated as its owner for all purposes.

The following summary of certain material terms and provisions of the Convertible Notes and the Indenture does not purport to be a complete description of the Convertible Notes and the Indenture, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Convertible Notes and the Indenture.

Maturity and Interest

The Convertible Notes will mature on December 1, 2030 (the “Maturity Date”) unless earlier converted, redeemed or repurchased.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semi-annually in arrears, until conversion, redemption or repurchase. Interest accrues from the issue date or from the most recent date on which interest has been paid. Interest on the Convertible Notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Additional interest will be payable upon the occurrence of an Event of Default (as defined below).

Ranking

The Convertible Notes are general senior secured obligations of Twenty One Capital and:

●	are secured on a first-priority lien basis by the Collateral; and

●	are effectively senior to all of Twenty One Capital’s unsecured senior indebtedness to the extent of the value of the Collateral.

Security

The Convertible Notes are secured by a first-priority security interest in the Collateral. The Collateral will be pledged pursuant to the Security Agreement executed at Closing by the Company and the Collateral Agent.

The “Collateral” consists of, collectively, whether now existing or hereafter from time to time arising and whether now owned or hereafter from time to time acquired by the Company: (i) the segregated accounts established by Anchorage (the “Collateral Accounts”); (ii) all Crypto Assets at any time on deposit in any Collateral Account, including all income, deposits, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing; (iii) any property into which any of the foregoing is converted, whether cash or non-cash proceeds; (iv) any and all other amounts paid or payable under or in connection with any of the foregoing; (v) all “security entitlements” (as defined in Section 8-102(a)(17) of the NYUCC) of Twenty One Capital in any and all of the foregoing; (vi) and all rights, claims and causes of action, if any, that Twenty One Capital may have against any person in respect of the foregoing.

The book value of assets comprising the Collateral may not be indicative of the fair market value of such assets, which could be substantially lower. Moreover, the value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the particular assets and availability of competing assets, general economic conditions, and the ability to realize on the Collateral as part of a going concern and in an orderly fashion to available and willing buyers and not under distressed circumstances. By its nature, large portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. Further, the ability of the Holders of the Convertible Notes to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

As such, there is no assurance that a foreclosure or other exercise of remedies after an Event of Default will result in proceeds of Collateral that are sufficient to repay the Convertible Notes, or that the amount of such proceeds so available would not be substantially less than amounts owing under the Convertible Notes. If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Convertible Notes, the Holders of the Convertible Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of Twenty One Capital. See “Risk Factors – Risks Related to the Convertible Notes – There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture.”

Use and Release of Collateral

Use of Collateral

Subject in each case to the terms of the Indenture and the Security Agreement (including the release of Collateral in compliance with the terms of the Indenture and the Security Agreement, the incurrence of Permitted Liens on the Collateral and the disposition of assets permitted under the Indenture or the Security Agreement), the Collateral Agent shall retain exclusive control of the Collateral and Anchorage shall only transfer the Collateral held in the Collateral Accounts pursuant to the instructions of the Collateral Agent made in accordance with the terms of the Security Agreement.

Release of Collateral

The Indenture and the Security Agreement provide that the liens on all or a portion of the Collateral securing the Convertible Notes will automatically be released without the need for further action by any person under any one or more of the following circumstances:

●	as of the end of each calendar quarter, if the Average Bitcoin Price is greater than the Qualifying Bitcoin Price, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Average Closing Bitcoin Price and multiplied by (y) the Collateralized Bitcoin Amount, divided by (2) the Average Closing Bitcoin Price, will be automatically and irrevocably released (each such release, a “Bitcoin Price Collateral Release”). For each calendar quarter subsequent to a Bitcoin Price Collateral Release, additional Bitcoin Price Collateral Releases will occur only to the extent that the Average Bitcoin Price calculated as of the end of such quarter exceeds the highest Average Bitcoin Price at which any previous Bitcoin Price Collateral Release occurred (the “Prior Average Bitcoin Price”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Prior Average Bitcoin Price multiplied by (y) the Collateralized Bitcoin Amount divided by (2) the Average Closing Bitcoin Price will be automatically and irrevocably released;

●	as of the end of each calendar quarter, if the Public Float is greater than the Qualifying Public Float, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Qualifying Public Float, divided by (2) the Average Closing Bitcoin Price, will be automatically and irrevocably released (each such release, a “Public Float Collateral Release”). For each calendar quarter subsequent to a Public Float Collateral Release, additional Public Float Collateral Releases will occur only to the extent that the Public Float calculated as of the end of such quarter exceeds the highest Public Float at which any previous Public Float Collateral Release occurred (the “Prior Public Float”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Prior Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released;

●	upon the full and final payment and performance of the obligations under the Indenture, the Convertible Notes and the Security Agreement;

●	in applicable part, upon the conversion, the repurchase or the redemption of any Convertible Notes pursuant to the terms of the Indenture;

●	upon satisfaction and discharge of the Indenture; and

●	with the written consent of the Holders of at least 66-2/3% in aggregate principal amount of the outstanding Convertible Notes.

Certain Limitations on the Collateral

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Twenty One Capital prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. However, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any prior liens) is not sufficient to repay all amounts due on the Convertible Notes and any other indebtedness that shares equally in the Collateral, the Holders of the Convertible Notes and such other indebtedness would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. In such event, the secured claims of the Holders of the Convertible Notes would be limited to the value of the collateral. Other consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the Holders of the Convertible Notes to receive post-petition interest, fees, and expenses and a lack of entitlement on the part of the unsecured portion of the Convertible Notes to receive “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Convertible Notes.

In addition, if the Company were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances, including the issuance of the Convertible Notes and the granting of any Collateral. Specifically, under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the issuance of the Convertible Notes (or the grant of Collateral securing such obligations) could be voided as a fraudulent transfer or conveyance if the Company or any entity providing Collateral, as applicable, (a) issued the Convertible Notes and/or granted the Collateral with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Convertible Notes and/or granting the Collateral and, in the case of (b) only, one of the following is also true at the time thereof:

●	The Company or any entity issuing the Convertible Notes or providing Collateral, as applicable, was insolvent or rendered insolvent by reason of the issuance of the Convertible Notes or the grant of Collateral;

●	the issuance of the Convertible Notes or the grant of Collateral left the Company or any of the entities issuing the Convertible Notes or providing Collateral, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

●	the Company or any entity issuing the Convertible Notes or providing Collateral, as applicable, intended to, or believed that we or such entity, would, incur debt beyond Twenty One Capital’s or such entity’s ability to pay as they mature.

If a court were to find that the issuance of the Convertible Notes or the grant of security was a fraudulent conveyance or was voidable for another reason, the court could void the payment obligations under the Convertible Notes or void the grant of collateral, or further subordinate the Convertible Notes to presently existing and future indebtedness of Twenty One Capital or grantor of Collateral or require the holders of the Convertible Notes to repay any amounts received with respect to the Convertible Notes.

Conversion

General

The Convertible Notes will be convertible into cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock, at Twenty One Capital’s election. Prior to the close of business on the Business Day immediately preceding the date that is six (6) months prior to the Maturity Date, the Convertible Notes will be convertible at the option of Holders only upon the satisfaction of certain conditions and during certain periods. Thereafter, holders of the Convertible Notes may convert their Convertible Notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the Maturity Date. The initial conversion rate was determined based on the formula set forth in the Indenture as calculated at the Closing, of 72.0841 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”). The conversion price (the “Conversion Price”) is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten (10) consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten (10) consecutive days prior to April 22, 2025, and is subject to a 30% premium.

A Holder may convert fewer than all of such Holder’s Convertible Notes so long as the principal amount of Convertible Notes to be converted is an integral multiple of $1,000.

Conversion Based on Measurement Period

Prior to the close of business on the business day immediately preceding the date that is six (6) months prior to the Maturity Date, a Holder may surrender all or any portion of its Convertible Notes for conversion at any time during the five business day period immediately after any five consecutive Trading Day (as defined below) period (the “Measurement Period”) in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price of the Class A Common Stock, as determined pursuant to the Indenture, on each such trading day and the Conversion Rate on each such trading day. “Trading Day” for purposes of determining amounts due upon conversion means a day on which (x) there is no Market Disruption Event (as defined in the Indenture) and (y) trading in the Class A Common Stock generally occurs on Nasdaq.

Conversion Based on Reported Sale Price

Prior to the close of business on the business day immediately preceding the date that is six (6) months prior to the Maturity Date, a Holder may surrender all or any portion of its Convertible Notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable trading day.

Conversion Upon Certain Distributions

If, prior to the close of business on the Business Day immediately preceding June 1, 2030, the Company elects to:

(A) issue to all or substantially all holders of the Class A Common Stock any rights, options or warrants (other than in connection with a shareholder rights plan so long as such rights have no separated from the shares of the Class A Common Stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Class A Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B) distribute to all or substantially all holders of the Class A Common Stock the Company’s assets, securities or rights to purchase securities of the Company (other than pursuant to a shareholder rights plan so long as such rights have not separated from the shares of the Class A Common Stock), which distribution has a per share value, as reasonably determined by the Company in good faith, exceeding 10% of the Last Reported Sale Price of the Class A Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify in writing all Holders of the Convertible Notes, the Trustee and the conversion agent for the Convertible Notes (if other than the Trustee) at least 25 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution (subject to further conditions as set forth in the Indenture), a Holder may surrender all or any portion of its Convertible Notes for conversion at any time until the earlier of (1) the close of business on the business day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the Convertible Notes are not otherwise convertible at such time. Notwithstanding the foregoing, Holders may not convert their Convertible Notes under if they participate at the same time and upon the same terms as holders of the Class A Common Stock and solely as a result of holding the Convertible Notes, in any of the transactions described above without having to convert their Convertible Notes as if they held a number of shares of Class A Common Stock equal to the then-effective Conversion Rate multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such Holder.

Conversion Upon Corporate Event

If a Fundamental Change or Make-Whole Fundamental Change occurs at any time prior to the close of business on the business day immediately preceding the date that is six months prior to the Maturity Date, or if the Company is party to a Share Exchange Event (subject to certain exceptions) that occurs prior to the close of business on the business day immediately preceding the date that is six months prior to the Maturity Date (each such Fundamental Change, Make-Whole Fundamental Change or Share Exchange Event, a “Corporate Event”), all or any portion of a Holder’s Convertible Notes may be surrendered for conversion at any time from or after the effective date of such Corporate Event until the earlier of (x) 35 Trading Days after the effective date of such Corporate Event (or, if the Company gives notice after the effective date of such Corporate Event, until 35 trading days after the date Twenty One Capital gives notice of such Corporate Event) or, if such Corporate Event also constitutes a Fundamental Change (subject to certain exceptions), until the close of business on the business day immediately preceding the related Fundamental Change Repurchase Date and (y) the close of business on the second scheduled trading day immediately preceding the Maturity Date.

Conversion Upon Call for Redemption

If Twenty One Capital calls any or all of the Convertible Notes for redemption pursuant prior to the close of business on the Business Day immediately preceding the date that is six months prior to the Maturity Date, then a Holder may surrender all or any part of such of its Convertible Notes as called for redemption for conversion at any time prior to the close of business on the second scheduled trading day prior to the Redemption Date, even if the Convertible Notes are not otherwise convertible at such time. After that time, the right to convert such Convertible Notes will expire, unless Twenty One Capital defaults in the payment of the Redemption Price, in which case a Holder of Convertible Notes may convert its Convertible Notes until the close of business on the scheduled trading day immediately preceding the date on which the Redemption Price has been paid or duly provided for. If Twenty One Capital elects to redeem fewer than all of the outstanding Convertible Notes for Optional Redemption, and the Holder of any Convertible Note is reasonably not able to determine, prior to the close of business on the 24th scheduled trading day immediately before the relevant Redemption Date (or if the Company delivers a notice with respect to an Optional Redemption, in accordance with the provisions of the Indenture (“Redemption Notice”), electing Physical Settlement not less than 10 nor more than 45 scheduled trading days prior to the related Redemption Date, then prior to close of business on the 9th scheduled trading day immediately before the relevant Redemption Date), whether such Convertible Note is to be redeemed pursuant to such Optional Redemption (and, as a result thereof, convertible on account of the related Redemption Notice in accordance with the provisions of the Indenture), then such Holder will be entitled to convert such Convertible Note at any time before the close of business on the scheduled trading day prior to such Redemption Date, unless Twenty One Capital defaults in the payment of the Redemption Price, in which case such Holder will be entitled to convert such Convertible Note until the close of business on the scheduled trading day immediately preceding the date on which the Redemption Price has been paid or duly provided for, and each such conversion will be deemed to be of a Convertible Note called for Optional Redemption, and such Convertible Note or beneficial interest will be deemed called for Optional Redemption solely for the purposes of such conversion (“Deemed Redemption”). If a Holder elects to convert Convertible Notes called for Optional Redemption or subject to a Deemed Redemption pursuant to the terms of the Indenture (“Called Notes”) during the related Redemption Period, the Company will, under certain circumstances, increase the Conversion Rate for such Called Notes pursuant to the terms of the Indenture. Accordingly, if the Company elects to redeem fewer than all of the outstanding Convertible Notes, Holders of the Convertible Notes that are not Called Notes will not be entitled to convert such Convertible Notes in the manner provided for Called Notes and will not be entitled to an increase in the Conversion Rate on account of the Redemption Notice for conversions of such Convertible Notes during the related Redemption Period.

Increased Conversion Rate Upon Make-Whole Fundamental Changes and Redemption Notice

If (i) a Make-Whole Fundamental Change occurs prior to the Maturity Date or (ii) the Company issues a Redemption Notice with respect to any or all of the Convertible Notes and, in each case, a Holder elects to convert its Convertible Notes “in connection with” such Make-Whole Fundamental Change or a Redemption Notice, as applicable, the Company will, under certain circumstances described in the Indenture, increase the Conversion Rate for the Convertible Notes so surrendered for conversion by a number of additional shares of Class A Common Stock (the “Additional Shares”).

A conversion of notes will be deemed to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the effective date of the Make-Whole Fundamental Change up to, and including, the business day immediately prior to the related Fundamental Change repurchase date (or, in the case of certain exempted events, up to the 35th trading day following the effective date of such Make-Whole Fundamental Change). Similarly, a conversion will be deemed to be “in connection with” a redemption if the relevant Conversion Date for conversions of notes called for redemption occurs during the period from, and including, the date Twenty One Capital provides the Redemption Notice up to, and including, the business day immediately prior to the related redemption date.

The number of Additional Shares, if any, by which the Conversion Rate will be increased will be determined by reference to a table set out in the Indenture, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective, or the date of the Redemption Notice, as the case may be, and the price paid, or deemed to be paid (as determined pursuant to the Indenture), per share of the Class A Common Stock in the Make-Whole Fundamental Change or determined with respect to the Optional Redemption, as the case may be.

Conversion Procedures

Upon conversion of any Convertible Note, and subject to the below procedures, the Company will pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Convertible Notes being converted, cash (“Cash Settlement”), shares of Class A Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Class A Common Stock (“Physical Settlement”) or a combination of cash and shares of Class A Common Stock (“Combination Settlement”), at Twenty One Capital’s election, subject to the terms set forth in the Indenture.

 As further set out in the Indenture, subject to the Company’s irrevocable election of a Settlement Method (as defined in the Indenture) pursuant to the Indenture, if, in respect of any Conversion Date, the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company, shall deliver such Settlement Notice to the Trustee, the Conversion Agent (as defined in the Indenture) and the converting Holders no later than the close of business on the Trading Day immediately following the relevant Conversion Date. If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement with respect to the relevant Conversion Date (or such period, as the case may be) and the Company shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation (as defined in the Indenture), and the Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Notes shall be equal to $1,000.

Before any Holder shall be entitled to convert a Convertible Note, such Holder must comply with the following requirements, among others set out in the Indenture:

●	in the case of a Global Note, comply DTC’s in effect at that time and, if required, pay funds equal to interest payable on the next interest payment date to which such Holder is not entitled and, if required, pay all transfer or similar taxes, if any; and

●	in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice as set forth in the Indenture (a “Notice of Conversion”), (2) surrender such Convertible Notes, duly endorsed to the Company or in blank, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next interest payment date to which such Holder is not entitled and (5) if required, pay all transfer on similar taxes, if any.

A Convertible Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth above and in the Indenture.

If a Holder has already delivered a repurchase notice in connection with the events described below under “—Repurchase at the Option of Holders” with respect to a Convertible Note, the Holder may not surrender such Convertible Note for conversion until the Holder has withdrawn the notice in accordance with the Indenture.

Once a Convertible Note is converted in accordance with the Indenture, such Convertible Note will no longer have the benefit of any security interest in the Collateral.

Twenty One Capital shall not issue any fractional share of common stock upon conversion of the Convertible Notes and shall instead pay cash in lieu of delivering any fractional share of common stock issuable upon conversion.

The Company’s settlement of the full conversion obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date.

Conversion Rate Adjustments

The Conversion Rate will be adjusted according to the terms of the Indenture upon the occurrence of certain events, as described below and in the Indenture, except that the Company will not make any adjustments to the Conversion Rate if Holders of the Convertible Notes participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of the Class A Common Stock and solely as a result of holding the Convertible Notes, in any of the transactions described below, without having to convert their Convertible Notes, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such Holder.

Dividends or distributions

Pursuant to Section 14.04(a) of the Indenture, if the Company exclusively issues shares of Class A Common Stock as a dividend or distribution on shares of the Class A Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date (before giving effect to any such dividend, distribution, split or combination); and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to such dividend, distribution, share split or share combination, as applicable, will become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described above is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Company Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Issuance of rights, options or warrants

Pursuant to Section 14.04(b) of the Indenture, if the Company issues to all or substantially all holders of the Class A Common Stock any rights, options or warrants (other than in connection with a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made pursuant to any such rights, options or warrants shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Class A Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For the purposes of adjustments pursuant to any rights, options or warrants described above, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Class A Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company Board.

Other distributions

Pursuant to Section 14.04(c) of the Indenture, if the Company distributes shares of its capital stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of the Class A Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Sections 14.04(a) or 14.04(b) of the Indenture above, (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04 (d) of the Indenture shall apply, (iii) except as otherwise set forth below, rights issued pursuant to shareholder rights plan of the Company, (iv) any dividends or distributions of Reference Property (as defined in the Indenture) in exchange for Class A Common Stock in connection with a transaction described in the Indenture and (v) Spin-Offs (as defined below) as to which the provisions set forth below shall apply (any of such shares of capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire capital stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined by the Company Board) of the Distributed Property with respect to each outstanding share of the Class A Common Stock on the Ex-Dividend Date for such distribution.

Any increase made based on the above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Convertible Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Class A Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Class A Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company Board determines the “FMV” (as defined above) of any distribution for purposes of the adjustment described above by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to Section 14.04(c) of the Indenture, where there has been a payment of a dividend or other distribution on the Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Last Reported Sale Price under the Indenture as if references therein to Class A Common Stock were to such capital stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that (x) in respect of any conversion of Convertible Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of the Convertible Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period (as defined in the Indenture) for such conversion and within the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, as of the date the Company Board determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of Section 14.04(c) of the Indenture (and subject in all respect to Section 14.11 of the Indenture regarding shareholder rights plans), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of Section 14.04(c) of the Indenture (and no adjustment to the Conversion Rate under Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under Section 14.04(c).

Cash dividend or distribution

Pursuant to Section 14.04(d) of the Indenture, if any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

Tender or Exchange Offer

Pursuant to Section 14.04(e) of the Indenture, if the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date of such tender or exchange offer to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day.

If the Company or one of its Subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer described in Section 14.04(e) of the Indenture but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or any such purchase is rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made in respect of the purchases that have been effected.

General

Notwithstanding Section 14.04 or any other provision of the Indenture or the Convertible Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) of the Indenture based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The Indenture also provides that except as stated in Section 14.04, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of Section 14.04 of the Indenture, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

Notwithstanding anything to the contrary in Article 14 of the Indenture, the Conversion Rate shall not be adjusted:

i.	upon the issuance of any shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clause (a), (b) or (c) of Section 14.04 of the Indenture;

ii.	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

iii.	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

iv.	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued (other than any rights plan as described under Section 14.04(c) of the Indenture);

v.	upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 14.04(e) of the Indenture;

vi.	solely for a change in the par value of the Common Stock; or

vii.	for accrued and unpaid interest, if any.

Notwithstanding Section 14.04 or any other provision of this Indenture or the Convertible Notes, the Company shall not be required to make an adjustment pursuant to Section 14.04 of the Indenture unless such adjustment would result in a change of at least 1% in the then-effective Conversion Rate. However, the Company shall carry forward any adjustments that the Company would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (1) in connection with any subsequent adjustment to the Conversion Rate of at least 1% (when all such carried-forward adjustments not yet made are aggregated and taken into account), (2) (x) on the Conversion Date for any Convertible Notes (in the case of Physical Settlement) and (y) on each Trading Day of any Observation Period (in the case of Cash Settlement or Combination Settlement), (3) on the Effective Date of any Fundamental Change and/or Make-Whole Fundamental Change and (4) on or after June 1, 2030 unless the adjustment has already been made. All calculations and other determinations under Article 14 of the Indenture shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder.

Exchange in Lieu of Conversion.

Pursuant to the Indenture, when a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent in writing to surrender, on or prior to the second Business Day immediately following the relevant Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to timely pay and/or deliver, in exchange for such Notes, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, that would otherwise be due upon conversion. If the Company makes an Exchange Election, the Company shall, by the close of business on the Business Day immediately following the relevant Conversion Date, notify in writing the Holder surrendering its Notes for conversion, the Trustee and Conversion Agent (if other than the Trustee) in writing that the Company has made the Exchange Election and the Company shall notify the designated institution of the Settlement Method the Company has elected with respect to such conversion and the relevant deadline for payment and/or delivery of the Conversion Consideration. If the designated institution accepts any such Notes, it shall pay and/or deliver, as the case may be, the cash, shares of Common Stock or a combination thereof due upon conversion to the Conversion Agent, and the Conversion Agent shall pay and/or deliver such cash and/or shares of Common Stock to such Holder on the third Business Day immediately following the relevant Conversion Date. Any Notes exchanged by the designated institution will remain outstanding, subject to applicable DTC procedures. If the designated institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the related Conversion Consideration, or if such designated institution does not accept the Notes for exchange, the Company shall pay and/or deliver the relevant Conversion Consideration as if the Company had not made an Exchange Election.

Recapitalizations, Reclassifications and Changes of the Common Stock

In the case of:

●	any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination or change of par value or to no par value),

●	any consolidation, merger or combination involving the Company,

●	any sale, lease or other transfer to a third party of the consolidated assets of Twenty One Capital and its subsidiaries substantially as an entirety, or

●	any statutory share exchange,

in each case as a result of which the common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “Share Exchange Event”), then, at the effective time of the Share Exchange Event, the right to convert a Convertible Note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such Share Exchange Event. If the Share Exchange Event causes the Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Convertible Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A Common Stock that affirmatively make such an election. Twenty One Capital has agreed in the Indenture not to become a party to any such Share Exchange Event unless its terms are consistent with the foregoing provisions.

Repurchase at the Option of Holders

General

Each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash on the date that is three (3) years as of the date of issuance of the Convertible Notes (the “Repurchase Date”), all or a portion of such Holder’s Notes at a repurchase price that is equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date (provided that any such accrued and unpaid interest will be paid not to the Holders submitting the Convertible Notes for repurchase on the Repurchase Date but instead to the Holders of such Convertible Notes at the close of business on the record date immediately preceding the Repurchase Date, as specified in the Indenture).

Fundamental Change Repurchase

If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Convertible Notes, or any portion thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 business days or more than 35 business days following the date of notice by the Company of a Fundamental Change at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (unless the Fundamental Change Repurchase Date falls after a record date but on or prior to the interest payment date to which such record date relates, as specified in the Indenture, in which case the Company will instead pay the full amount of accrued and unpaid interest to Holders of record as of such record date, and the Fundamental Change Repurchase Price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased).

“Fundamental Change” means the occurrence of any of the following:

(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than the Company, its direct or indirect wholly owned subsidiaries and the employee benefit plans of Twenty One Capital and its direct or indirect wholly owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Company Stock representing more than 50% of the voting power of the Company Stock;

(2)	the consummation of (A) any recapitalization, reclassification or change of the Company Stock (other than changes resulting from a subdivision or combination) as a result of which the Company Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Twenty One Capital pursuant to which the Company Stock will be converted into cash, securities or other property or assets; or (C) any sale, conveyance, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Twenty One Capital and its subsidiaries, taken as a whole, to any person other than one or more of Twenty One Capital’s direct or indirect wholly owned subsidiaries; provided, however, that neither (i) a transaction described in clause (A) or (B) in which the holders of all classes of the Twenty One Capital’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (ii) any merger of Twenty One Capital solely for the purpose of changing Twenty One Capital’s jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of the Company Stock solely into shares of common stock of the surviving entity that is “listed stock” (as defined below) and such “listed stock” becomes the reference property for the Convertible Notes, is a Fundamental Change pursuant to this clause (2);

(3)	the shareholders of Twenty One Capital approve any plan for the liquidation or dissolution of the Company; or

(4)	the Company Stock (or other common stock underlying the Convertible Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (1) or clause (2) above do not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the holders of Company Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock or other common equity that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights (subject to certain conversion provisions).

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to clause (i) of the proviso in clause (2) above).

On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, pursuant to the Indenture, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent and the Paying Agent a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time.

Repurchases of Notes upon a Fundamental Change shall be made, at the option of the Holder thereof, upon:

(i)  delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”), if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)  delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the address of the Paying Agent set forth in the Fundamental Change Company Notice, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

Optional Redemption by the Company

The Convertible Notes are not redeemable by the Company prior to the date that is three (3) years from the issue date of the Convertible Notes. On or after such date and prior to the 21st scheduled trading day immediately preceding the Maturity Date, Twenty One Capital may redeem (an “Optional Redemption”) for cash all or any portion of the Convertible Notes (subject to the Partial Redemption Limitation), at the price that is 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of record of such Notes as of the close of business on such Regular Record Date on, or at the Company’s election, before, such Interest Payment Date and the Redemption Price will be equal to 100% of the principal amount of such Notes) (such price, the “Redemption Price”), if the last reported sale price of the Company Stock has been at least 130% of the Conversion Price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Twenty One Capital provides a Redemption Notice, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Twenty One Capital provides the Redemption Notice.

In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes, it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Trustee not less than 5 Scheduled Trading Days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such Optional Redemption (a “Redemption Notice”) not less than 30 nor more than 40 Scheduled Trading Days (as defined in the Indenture) prior to the Redemption Date to each Holder of Notes so to be redeemed as a whole or in part; provided, however, that, if the Company shall give such notice, it shall also give written notice of the Redemption Date to the Trustee and the Paying Agent (if other than the Trustee).

If Twenty One Capital elects to redeem fewer than all of the outstanding Convertible Notes, at least $25,000,000 aggregate principal amount of Convertible Notes must be outstanding and not subject to Optional Redemption as of the time the Company delivers, and after giving effect to the delivery of, the Redemption Notice (such requirement, the “Partial Redemption Limitation”). If fewer than all of the outstanding Convertible Notes are to be redeemed and the Convertible Notes to be redeemed are Global Notes, the Convertible Notes to be redeemed will be selected by DTC in accordance with the applicable procedures of DTC. If fewer than all of the outstanding Convertible Notes are to be redeemed and the Convertible Notes to be redeemed are not Global Notes, the Trustee will select the Convertible Notes or portions thereof to be redeemed by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate. If any Convertible Note selected for partial redemption by the Trustee (or DTC, with respect to Global Notes) is submitted for conversion in part after such selection, the portion of the Convertible Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption, subject, in the case of Convertible Notes represented by a Global Note, to DTC’s applicable procedures.

Certain Covenants

The Convertible Notes are subject to various covenants that restrict Twenty One Capital’s ability to, among other things:

●	take certain actions that would have the result of materially impairing the security interest with respect to the Collateral;

●	incur, assume or guarantee any indebtedness secured by a lien over the Collateral; and

●	merge or consolidate with other companies or transfer all or substantially all of Twenty One Capital’s assets.

Impairment of Security Interest

Twenty One Capital may not, and may not permit any of its subsidiaries to, knowingly take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Holders, and Twenty One Capital may not, and may not permit any of its subsidiaries to, grant to any person other than the Collateral Agent, for the benefit of the Trustee, the Collateral Agent and the Holders, any interest in the Collateral; provided that the foregoing will not prohibit the release of Collateral in compliance with the terms of the Indenture, the incurrence of Permitted Liens (as defined in the Indenture) on the Collateral, the disposition of assets otherwise permitted or not prohibited under the Indenture, any amendment, extension, renewal, restatement, supplement or modification of the Security Agreement in accordance with their terms or any other action or inaction that is otherwise permitted or not prohibited by the Indenture. Twenty One Capital may not sell, transfer or otherwise dispose of any Collateral except in the limited circumstances permitted by the Indenture or the Security Agreement.

Limitation on Debt Secured by the Collateral

Twenty One Capital may not, and may not permit any of its subsidiaries to incur, assume or guarantee any indebtedness (including any additional Convertible Notes issued pursuant to the Indenture) secured by a lien (other than (i) any Permitted Lien and (ii) the Convertible Notes (excluding any additional Convertible Notes issued pursuant to the Indenture)) on the Collateral.

Merger, Consolidation or Sale of Assets

Twenty One Capital may not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another person (other than any such sale, conveyance, transfer or lease to one or more of the Twenty One Capital’s direct or indirect wholly owned subsidiaries), unless:

●	the Company is the surviving corporation (in the case of a consolidation or merger) or the resulting, surviving or transferee person, if not the Company, will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or under the laws of the Cayman Islands or Bermuda, and the successor company (if not the Company) will expressly assume all of the obligations of Twenty One Capital under the Convertible Notes, the Indenture and the Security Agreement; and

●	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture.

Event of Default

Each of the following events shall be an “Event of Default” with respect to the Convertible Notes:

●	default in any payment of interest on the Convertible Notes when due and payable, and the default continues for a period of 30 calendar days;

●	default in the payment of principal of the Convertible Notes when due and payable on the maturity date, upon any Optional Redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

●	failure by the Company to comply with its obligation to convert the Convertible Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such failure continues for a period of five business days;

●	failure by the Company to issue (i) required notices in respect of a Make-Whole Fundamental Change or a Fundamental Change when due, and such failure continues for a period of five business days or (ii) required notices with respect to certain corporate events, and such failure continues for a period of three business days;

●	failure by the Company to comply with certain of its obligations under the Indenture, including relating to consolidation, merger and sale of assets, the maintenance of security interest in the Collateral and limitation on debt secured by the Collateral;

●	failure by the Company for 60 calendar days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Convertible Notes then outstanding has been received by the Company to comply with any other covenants and obligations of Twenty One Capital contained in the Indenture or the Convertible Notes;

●	default by the Company or any significant subsidiary, or solely with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75,000,000 (or the foreign currency equivalent thereof) in the aggregate of Twenty One Capital or any significant subsidiary (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default is not cured or waived, or such acceleration is not rescinded within 30 days after written notice to the Company and the Trustee by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding determined in accordance with the Indenture;

●	the Company or any significant subsidiary commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Twenty One Capital or any significant subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Twenty One Capital or any significant subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

●	an involuntary case or other proceeding has been commenced against the Company or any significant subsidiary seeking liquidation, reorganization or other relief with respect to Twenty One Capital or significant subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Twenty One Capital or significant subsidiary or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive calendar days;

●	(i) any material provision of the Security Agreement at any time after its execution and delivery, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture and the Security Agreement, (ii) Twenty One Capital contests the validity or enforceability of the Indenture or the Security Agreement or (iii) Twenty One Capital denies in writing that it has any further liability under the Indenture or the Security Agreement, other than in accordance with the terms of the Indenture and the Security Agreement; or

●	any lien purported to be created under any Collateral Document ceases to be a valid lien on any material portion of the Collateral except (A) to the extent that any such lien is not required to be maintained pursuant to the Indenture and the Security Agreement, (B) to the extent such failure results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file UCC continuation statements, (C) to the extent such deficiency arose through no fault of Twenty One Capital and such deficiency is corrected with reasonable diligence promptly upon Twenty One Capital obtaining knowledge thereof or (D) to the extent any such failure results from acts or omissions of any secured party or from the application of applicable law.

If an Event of Default occurs, the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Convertible Notes, the whole amount then due and payable on the Convertible Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Convertible Notes at such time (to the extent such interest on overdue principal and interest is permitted by law), and, in addition thereto, such further amount as sufficient to cover any amounts due to the Trustee under the Indenture. If Twenty One Capital fails to pay such amounts upon demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Convertible Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of Twenty One Capital or any other obligor upon the Convertible Notes, wherever situated.

Subject to certain exceptions, the Holders of a majority of the aggregate principal amount of the Convertible Notes at the time outstanding determined in accordance with the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Convertible Notes; provided, however, that (a) such direction is not in conflict with any rule of law or with the Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no obligation to make such determination). Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification or security satisfactory to it against loss, liability and expense.

The Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding (determined in accordance with the Indenture and including waivers obtained in connection with a repurchase or, or tender or exchange offer for, Convertible Notes) may direct the Trustee and/or the Collateral Agent in connection with any action required or permitted by the Indenture and the Security Agreement and may on behalf of the Holders of all of the Convertible Notes waive any past Default or Event of Default under the Indenture and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price, any Repurchase Price and any Fundamental Change Repurchase Price) of, the Convertible Notes when due that has not been cured pursuant to the provisions the Indenture, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Convertible Notes or (iii) a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder of an outstanding Convertible Note affected.

Modification and Amendment

The Indenture and the Security Agreement may be amended with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Convertible Notes then outstanding. However, without the consent of each Holder of an outstanding Convertible Note affected, no amendment may, among other things:

(i) reduce the amount of Convertible Notes whose Holder must consent to an amendment; (ii) reduce the rate of or extend the stated time for payment of interest on the Convertible Notes; (iii) reduce the principal of or extend the Maturity Date of the Convertible Notes; (iv) except as required by the Indenture, make any change that adversely affects the conversion rights relating to the Convertible Notes; (v) release any of the Collateral, except as expressly permitted under the Indenture and the Security Agreement; (vi) reduce the Redemption Price, the Repurchase Price or the Fundamental Change Repurchase Price of any Convertible Note or amend or modify in any manner adverse to the Holders Twenty One Capital’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; (vii) make any Convertible Note payable in a currency, or at a place of payment, other than that stated in the Convertible Note; (viii) change the ranking of the Convertible Notes in any manner adverse to Holders; (ix) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; (x) make certain changes with respect to provisions relating to supplemental indentures that require each Holder’s consent or in the waiver provisions in the Indenture; (xi) contractually subordinate the Convertible Notes in right of payment or contractually subordinate the liens securing the Convertible Notes to liens securing other indebtedness; or (xii) amend or modify the amendment provisions of the Indenture or any other provision specifying the number or percentage of Holders required to waive, amend or modify any rights under this Indenture.

Twenty One Capital may amend the Indenture and the Security Agreement without prior notice to or consent of any Holder for a number of customary purposes, including (but not limited to): to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor company of the obligations of Twenty One Capital under the Indenture, the Security Agreement and the Convertible Notes; to add guarantees; to make, complete or confirm any grant or release of Collateral; to add to the covenants or Event of Default for the benefit of Holders or surrender any right or power conferred upon Twenty One Capital; to make any change that does not adversely affect the rights of any Holder as determined by the Company in good faith; to comply with the rules of DTC; to add additional assets as Collateral; to appoint a successor trustee; to increase the Conversion Rate; to provide for the acceptance of appointment by a successor trustee, collateral agent, registrar, paying agent, bid solicitation agent or conversion agent; to irrevocably elect or eliminate one of the Settlement Methods and/or irrevocably elect a maximum cash amount per $1,000 principal amount of Notes to be received upon conversion, to the extent that no election or deemed election has been effected in those respects; to comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder; or to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

Governing Law

The Indenture, the Convertible Notes and the Security Agreement are governed by, and construed in accordance with, the laws of the State of New York.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Common Stock for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Class A Common Stock then outstanding; or

●	the average weekly reported trading volume of Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Beneficial Ownership of Securities

The following table and accompanying footnotes set forth information regarding as of the date of this prospectus beneficial ownership of shares of Company Stock.

This ownership information is provided in respect of:

●	each person that is a beneficial owner of more than 5% of the issued and outstanding shares of Company Stock after the completion of the Business Combination and the Cantor F&F Sale;

●	each of Twenty One Capital’s current executive officers and directors; and

●	all of Twenty One Capital’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Company Stock owned by such shareholders.

	Class A Common Stock (non-voting)		Class B Common Stock (voting)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Named Executive Officers and Directors(4)
Jack Mallers	—	—	—	—
Steven Meehan	—	—	—	—
Paolo Ardoino	—	—	—	—
Zachary Lyons	—	—	—	—
Robert “Bo” Hines	—	—	—	—
Raphael Zagury	—	—	—	—
Jared Roscoe	—	—	—	—
Vikas J. Parekh	—	—	—	—
All officers and directors as a group (8 individuals)	—	—	—	—
Other 5% Shareholders
Tether Investments, S.A. de C.V.(1)	156,331,512	45.1%	156,331,512	51.3%
iFinex, Inc.(2)	59,404,499	17.1%	59,404,499	19.5%
Stellar Beacon LLC(3)	89,106,748	25.7%	89,106,748	29.2%

(1)	The principal business address of Tether Investments, S.A. de C.V. is Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador. The shares reported herein will be directly owned by Tether Investments, S.A. de C.V., a wholly owned subsidiary of Tether Holdings, S.A. de C.V. Mr. Giancarlo Devasini, individually and through entities controlled by Mr. Devasini, holds a greater than 50% voting interest in Tether Holdings, S.A. de C.V. and thus indirectly holds voting and dispositive power with respect to the securities held by Tether Holdings, S.A. de C.V., including securities held by Tether Investments, S.A. de C.V., its wholly owned subsidiary. As such, each of Tether Holdings, S.A. de C.V. and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by Tether Investments, S.A. de C.V. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(2)	The principal business address of iFinex, Inc. is c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, British Virgin Islands. The shares reported herein will be directly owned by iFinex, Inc. Mr. Giancarlo Devasini, individually and through Digfinex Inc. (BVI), which owns a majority interest in iFinex, Inc., holds a greater than 50% voting interest in iFinex, Inc. Each of Digfinex Inc. (BVI), and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by iFinex, Inc. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)	The shares reported herein will be directly owned by Stellar Beacon LLC. SoftBank Group Corp., a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SoftBank Group Overseas GK, which is the sole member of Stellar Beacon LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Stellar Beacon LLC. The principal business address of Stellar Beacon LLC is 300 El Camino Real, Menlo Park, CA 94025, United States of America. The principal business address of each of SoftBank Group Corp. and SoftBank Group Overseas GK is 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537 Japan.
(4)	Unless otherwise noted the business address of each of the following individuals is 111 Congress Avenue, Suite 500 Austin, Texas 78701.

Selling Securityholders

This prospectus relates to the resale by the Selling Securityholders of up to $486,500,000 in aggregate principal amount of Convertible Notes.

This prospectus also relates to the resale or disposition from time to time by the Selling Securityholders of up to 35,068,912 shares of Class A Common Stock issuable upon conversion of the Convertible Notes.

The Selling Securityholders may from time to time offer and sell any or all of the securities as set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Convertible Notes or the Class A Common Stock other than through a public sale.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The Securityholders may sell or otherwise transfer all, some or none of such shares in this offering. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part. Any such prospectus supplement or post-effective amendment may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Convertible Notes or Class A Common Stock registered on its behalf. See “Plan of Distribution.” We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Convertible Notes and Class A Common Stock Underlying the Convertible Notes

The following table sets forth the names of the Securityholders, the aggregate principal amount of Convertible Notes held by each Securityholder and that may be sold by each Securityholder under this prospectus and the number of Convertible Notes and shares of Class A Common Stock underlying the Convertible Notes that each Securityholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after termination of this offering none of the Convertible Notes or the shares of common stock issuable upon the conversion of the Convertible Notes and covered by this prospectus will be beneficially owned by the Securityholders and (ii) the Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Beneficial Ownership prior to this offering				Beneficial Ownership after this offering
Name of Selling Note holder	Principal Amount of Convertible Notes ($)(1)	Percentage	Principal Amount of Convertible Notes to be sold in this offering ($)	Shares of Common Stock Issuable Upon Conversion of the Principal Amount of Convertible Notes That May be Sold(2)	Number	Percentage
Anson East Master Fund LP(3)	11,726,000	2.4	11,726,000	845,258	—	—
Anson Investments Master Fund LP(3)	41,966,000	8.6	41,966,000	3,025,082	—	—
Anson North Star Tactical Equity Fund LP(3)	2,571,000	0.5	2,571,000	185,328	—	—
Anson Opportunities Master Fund LP(3)	8,023,000	1.6	8,023,000	578,330	—	—
GRAF Investments (4)	35,000,000	7.2	35,000,000	2,522,944	—	—
LMR CCSA Master Fund Limited(5)	19,286,000	4.0	19,286,000	1,390,214	—	—
LMR Multi-Strategy Master Fund Limited(5)	19,286,000	4.0	19,286,000	1,390,214	—	—
Pantera Blockchain Fund LP(6)	38,572,000	7.9	38,572,000	2,780,428	—	—
Hypersphere Atlas Master Fund Ltd. (7)	34,715,000	7.1	34,715,000	2,502,400	—	—
Jane Street Global Trading, LLC(8)	32,143,000	6.6	32,143,000	2,316,999	—	—
Jain Global Master Fund Ltd(9)	28,929,000	5.9	28,929,000	2,085,321	—	—
Sculptor Special Funding, LP (10)	27,000,000	5.5	27,000,000	1,946,271	—	—
MMCAP International Inc. SPC (11)	24,686,000	5.1	24,686,000	1,779,468	—	—
Healthcare of Ontario Pension Plan Trust Fund(12)	25,715,000	5.3	25,715,000	1,853,643	—	—
Graham Macro Strategic Ltd. (13)	13,661,000	2.8	13,661,000	984,741	—	—
Graham Credit Opportunities Ltd. (13)	2,411,000	0.5	2,411,000	173,794	—	—
BH Digital Liquid Directional Master Fund I, LP (14)	12,858,000	2.6	12,858,000	926,857	—	—
Funds managed by Weiss Asset Management LP (15)	12,858,000	2.7	12,858,000	926,856	—	—
CSS LLC (16)	9,643,000	2.0	9,643,000	695,107	—	—
YA II PN, Ltd. (17)	7,715,000	1.6	7,715,000	556,129	—	—
Harraden Circle Investors, LP (18)	3,536,000	0.7	3,536,000	254,889	—	—
Harraden Circle Special Opportunities, LP (18)	3,536,000	0.7	3,536,000	254,889	—	—
Harraden Circle Concentrated, LP (18)	643,000	0.1	643,000	46,350	—	—
Funicular Funds, LP (19)	6,429,000	1.3	6,429,000	463,428	—	—
Alyeska Master Fund, L.P. (20)	3,215,000	0.7	3,215,000	231,750	—	—
Republic Digital Opportunistic Digital Assets Master Fund, Ltd (21)	1,286,000	0.3	1,286,000	92,700	—	—
Cantor EP Holdings, LLC (22)	59,091,000	12.1	59,091,000	4,259,522	—	—
Total	$486,500,000	100.0	$486,500,000	35,068,912	—	—

(1)	The number of Convertible Notes owned prior to this offering includes both the outstanding Convertible Notes and the maximum amount of Convertible Notes that can or will be issued in the future in respect of additional in-kind interest payments on the currently outstanding Convertible Notes through their maturity date.
(2)	Calculated based on an initial conversion rate of of 72.0841 shares of Pubco Class A Stock per $1,000 principal amount of Convertible Notes.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, Anson East Master Fund LP, Anson Opportunities Master Fund LP, Anson North Star Tactical Equity Fund LP (“Anson”), hold voting and dispositive power over the Convertible Notes held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Convertible Notes except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The mailing address of Ansen is 181 Bay Street, Suite 4200, Toronto, Ontario, M5J 2T3.

(4)	The beneficial owner is Fabio Frontini and the registered business address of GRAF Investments is L’Astoria, 26 Bis Boulevard Princesse Charlotte, Monaco, Monaco, 98000.

(5)	Investment discretion of LMR CCSA Master Fund Limited, including, but not limited to, the voting and dispositive power of the Convertible Notes, has been delegated to LMR Partners AG and certain of its affiliates. LMR Partners AG and its affiliates disclaim beneficial ownership of the securities. Investment discretion of LMR Multi-Strategy Fund Limited, including, but not limited to, the voting and dispositive power of the Convertible Notes, has been delegated to LMR Partners AG and certain of its affiliates. LMR Partners AG and its affiliates disclaim beneficial ownership of the securities. The address for LMR Partners AG is Ground Floor, Glärnischstrasse 8, 8002 Zürich, Switzerland.

(6)	Pantera Blockchain Fund LP is under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as investment advisor to Pantera Blockchain Fund LP and has control and discretion over the Convertible Notes held by Pantera Blockchain Fund LP. As such, PCP LP may be deemed the beneficial owner of the Convertible Notes held by Pantera Blockchain Fund LP. PCP LP disclaims any beneficial ownership of the reported Convertible Notes other than to the extent of any pecuniary interest therein. The registered business address of Pantera Blockchain Fund LP is 600 Montgomery St. 45th Floor, San Francisco, CA 94111.

(7)	Pursuant to an Investment Management Agreement, Hypersphere Atlas Management Ltd. has voting and investment control over the Convertible Notes held by Hypersphere Atlas Master Fund Ltd., and the registered business address of Hypersphere Atlas Master Fund Ltd. is c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbor Place, 103 Church Street, Grand Cayman, Cayman Islands, KY1-1002.

(8)	Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Turner Batty and Matthew Berger are the members of Jane Street Group’s Management Committee who exercise dispositive power over the securities of the Company. Each of these individuals will disclaim beneficial interest of the securities of the Company, except to the extent of his or her pecuniary interest. The registered business address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.

(9)	Jain Global LLC is the investment manager for Jain Global Master Fund Ltd. Jain Holdings is the sole member of Jain Global LLC. Robert Jain is the Chief Executive Officer and Chief Investment Officer of Jain Global LLC, and owns a controlling interest in Jain Holdings. Each of Jain Global LLC, Jain Holdings, and Robert Jain disclaims any beneficial ownership of the reported securities, except to the extent of their individual pecuniary interests therein. The address of Jain Global Master Fund Ltd and Jain Global LLC is c/o Jain Global LLC, 9 West 57th Street, 39th Floor, New York, New York 10019.

(10)	Sculptor Special Funding, LP (“NRMD”), a Cayman Islands company is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager of SCMD. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of NRMD. The registered business address of NRMD is 9 West 57th Street, 40th Floor, New York, New York 10019.

(11)	The registered business address of MMCAP International Inc. SPC is c/o Mourant Governance Service (Cayman) Ltd, 94 Solaris Ave, Camana Bay, BO 1348, Grand Cayman, Cayman Islands KY1-1108.

(12)	The registered business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, ON M5J 0B6.

(13)	Kenneth Tropin is the beneficial owner of Graham Macro Strategic Ltd. and Graham Credit Opportunities Ltd (“Graham”) and the registered business address of Graham is c/o Graham Capital Management, L.P., 40 Highland Avenue, Rowayton, CT 06853.

(14)	The Board of Directors of Brevan Howard General Partner Limited, the general partner of BH Digital Liquid Directional Master Fund I, LP. has voting and investment control of the securities held by BH Digital Liquid Directional Master Fund I, LP. The Board of Directors of Brevan Howard General Partner Limited, however, disclaim any beneficial ownership of the securities held by BH Digital Liquid Directional Master Fund I, LP. The registered business address of BH Digital Liquid Directional Master Fund I, LP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(15)	Consists of (i) $7,072,000 aggregate principal amount of convertible notes held by Brookdale Global Opportunity Fund (“BGO”), convertible into up to 509,778 shares of common stock; and (ii) $5,786,000 aggregate principal amount of convertible notes held by Brookdale International Partners, L.P. (“BIP”), convertible into up to 417,078 shares of common stock. Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the Convertible Notes held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(16)	The registered business address of CSS LLC is One N. Wacker Dr, Ste 3075, Chicago, IL 60606.

(17)	Mr. Mark Angelo makes investment decisions for YA II PN, Ltd. and the registered business address of YA II PN, Ltd is 1012 Springfield Avenue, Mountainside, NJ 07092.

(18)	Frederick V. Fortmiller, Jr., Managing Member of Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP and Harraden Circle Concentrated (“Harraden Circle”), has voting and investment control of the Convertible Notes held by Harraden Circle and may be deemed to be the beneficial owner of such Convertible Notes. Frederick V. Fortmiller, Jr. disclaims any beneficial ownership of such securities. The registered business address of Harraden Circle is 885 Third Avenue, Suite 2600B, New York, NY 10022.

(19)	The general partner of Funicular Funds, LP is Cable Car Capital, LP and Jacob Ma-Weaver, who is the managing member. The registered business address of Funicular Funds, LP is 601 California Street, Suite 1151, San Francisco, CA 94108.

(20)	Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. has voting and investment control of the Convertible Notes held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such Convertible Notes. Mr. Parekh, however, disclaims any beneficial ownership of the Convertible Notes held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(21)	Republic Digital Fund Manager LLC (“Republic Digital”) serves as the investment manager to Republic Digital Opportunistic Digital Assets Master Fund, Ltd. Joseph Naggar is the Chief Executive Officer and Chief Investment Officer of Republic Digital and, in such capacity, holds voting and investment power over the Convertible Notes held by the Republic Digital Opportunistic Digital Assets Master Fund, Ltd. Accordingly, Republic Digital and Mr. Naggar may each be deemed to be the beneficial owner of the Convertible Notes held by the Republic Digital Opportunistic Digital Assets Master Fund, Ltd. Each of Republic Digital and Mr. Naggar disclaims beneficial ownership of such Convertible Notes except to the extent of their pecuniary interest therein. The address for the Republic Digital Opportunistic Digital Assets Master Fund, Ltd. is 149 5th Avenue, 10th Floor, New York, NY 10010.

(22)	Cantor EP Holdings, LLC is the record holder of such Convertible Notes. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of the Cantor EP Holdings, LLC. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor and controls Cantor. Mr. Brandon G. Lutnick is the controlling trustee of the trusts owning all of the voting shares of CFGM and the Chairman and Chief Executive Officer of Cantor and CFGM. As such, each of Cantor, CFGM and Mr. Brandon G. Lutnick may be deemed to have beneficial ownership of the securities held directly by Cantor EP Holdings, LLC. Each such entity or person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The principal business address of the Cantor EP Holdings, LLC is 110 East 59th Street, New York, NY 10022.

Material Relationships with Selling Securityholders

See “Certain Relationships and Related Party Transactions”.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Persons Transactions

The Company Board adopted a written conflicts policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of Twenty One Capital’ executive officers or directors;

●	any person who is known by the Company to be the beneficial owner of more than 5% of Twenty One Capital voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Twenty One Capital’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Twenty One Capital’s voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in Company Stock.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

PIPE Engagement Letter

On April 22, 2025, Twenty One Capital and CEP entered into the PIPE Engagement Letter with CF&Co., which was amended by the amendment thereto dated as of June 25, 2025, pursuant to which they engaged CF&Co. as the exclusive placement agent for the PIPE Investments and Twenty One Capital engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. For the services provided thereto, CF&Co. received a cash fee at the Closing equal to approximately $19,900,000, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by the Company and CEP pursuant to the April PIPE Investments, and (iii) 2.0% of the gross proceeds received by the Company and CEP pursuant to the June Equity PIPE. Additionally, it was agreed that based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. will also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by the Company and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. CF&Co. did not receive any Engagement Letter Notes at Closing. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Twenty One Capital may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

Sponsor Convertible Note Subscription Agreement

On May 22, 2025, Twenty One Capital, CEP and the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Note Subscription Agreements, as described above, pursuant to which, the Sponsor purchased Option Notes with an aggregate principal amount of $12,791,000 at the Closing.

Sponsor Support Agreement

On April 22, 2025, Twenty One Capital, CEP and the Sponsor entered into the Sponsor Support Agreement and, pursuant thereto, at Closing, the Sponsor and the Company entered into the Securities Exchange Agreement. Pursuant to the Securities Exchange Agreement, the Sponsor exchanged 4,630,000 Exchange Shares for Exchange Notes in the principal amount of $46,300,000, being equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Class A Common Stock issuable upon conversion thereof have the same registration rights as set forth in the Convertible Notes Subscription Agreements.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Twenty One Capital, the Sponsor, each Seller and SoftBank entered into the Amended and Restated Registration Rights Agreement that amended and restated the registration rights agreement entered into between CEP and the Sponsor at the time of the CEP IPO, and pursuant to which the Company (i) assumed the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Class A Common Stock and (ii) provides registration rights with respect to the resale of shares of Class A Common Stock held by the Sponsor, each Seller and SoftBank. Pursuant to the Amended and Restated Registration Rights Agreement, at least once in any 12-month period, Significant Specified Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25 million. Twenty One Capital has also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement provides that Twenty One Capital will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

309,182,606 shares of Class A Common Stock are subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement.

Lock-Up Agreements

Concurrently with the Closing, each of the Sellers and SoftBank entered into a Lock-Up Agreement with the Company, pursuant to which each Seller and SoftBank agreed that the shares of Class A Common Stock received by each Seller and the shares of Class A Common Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Class A Common Stock held by each Seller and SoftBank will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date the Resale Registration Statement is declared effective by the SEC and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Twenty One Capital’s shareholders having the right to exchange their shares of Company Stock for cash, securities or other property.

Services Agreement

Concurrently with the Closing, the Company and Tether entered into the Services Agreement. Under the Services Agreement, Tether will provide Twenty One and its subsidiaries with access to select services. The services will include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services. These services will be available on an as-needed basis and will be administered under customary commercial terms for such services. The Services Agreement is designed to enhance Twenty One’s operational efficiency and reduce overhead costs during early growth stages. The Services Agreement will remain in effect unless and until terminated by either Tether or Twenty One Capital by providing 30 days’ prior written notice.

Business Combination Agreement

See “Twenty One’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Business Combination.”

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the ownership and disposition of the Convertible Notes, and Class A Common Stock issuable upon a conversion of such Convertible Notes, by holders that acquire Convertible Notes from the Selling Securityholders pursuant to this prospectus. This summary is based on the Code, treasury regulations promulgated thereunder (“Treasury Regulations”), rulings, official pronouncements, and judicial decisions, all as in effect on the date of this offering memorandum and all of which are subject to change and differing interpretations, possibly with retroactive effect.

This summary addresses tax considerations only for holders that purchase the Convertible Notes pursuant to this offering and that hold the Convertible Notes and/or any Class A Common Stock as “capital assets” as defined in the Code (generally, property held for investment). Moreover, this summary does not address all of the tax consequences that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws (such as financial institutions or financial services entities; insurance companies; regulated investment companies or real estate investment trusts; tax-exempt entities; broker-dealers; taxpayers that are subject to the mark-to-market accounting rules; expatriates or former long-term residents of the United States; entities or arrangements treated as partnerships for U.S. federal income tax purposes; controlled foreign corporations; passive foreign investment companies; governments or agencies or instrumentalities thereof; persons that own, directly or indirectly, actually or constructively, 5% or more of our voting shares or 5% or more of the total value of all classes of our shares; persons that hold their Convertible Notes or Class A Common Stock as part of a straddle, hedge, conversion transaction or other integrated or similar investment; persons whose functional currency is not the U.S. dollar; and persons subject to any alternative minimum tax), all of whom may be subject to tax rules that differ significantly from those summarized below. The discussion below does not address U.S. federal estate and gift tax considerations, the Medicare tax or the effect of any state, local or non-U.S. tax law. There can be no assurance that the Internal Revenue Services (the “IRS”) will not take, or that a court will not sustain, a contrary position with respect to the U.S. federal income tax considerations described herein.

Prospective Investors Should Consult Their Tax Advisors as to the Tax Consequences to Them of the Ownership and Disposition of the Convertible Notes and the Ownership and Disposition of Class A Common Stock, If Any, Issuable Upon Conversion of the Convertible Notes, as Well as the Applicability of U.S. Federal, State or Local Tax Laws, Non-U.S. Tax Laws or Income Tax Treaties.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Convertible Notes and/or Class A Common Stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Convertible Notes and/or Class A Common Stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Convertible Notes or Class A common stock, the U.S. federal income tax treatment of its partners will generally depend upon the status of the partners and the activities of such partnership. A partnership holding the Convertible Notes or Class A Common Stock and each of its partners should consult their tax advisors as to the tax consequences of holding and disposing of Convertible Notes or Class A Common Stock in light of their particular circumstances.

General

Pre-Acquisition Accrued Interest

A portion of the price paid for the Convertible Notes may be allocable to interest that accrued prior to the date the Convertible Notes are purchased (the “pre-acquisition accrued interest”). In this case, a portion of the stated interest received in an amount equal to the pre-acquisition accrued interest will be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on the Convertible Notes. Amounts treated as a return of pre-acquisition accrued interest is generally not taxable when received, and pre-acquisition accrued interest is generally excluded from a holder’s adjusted tax basis in the Convertible Notes. All prospective investors in the Convertible Notes should consult their tax advisors regarding the tax treatment of pre-acquisition accrued interest.

U.S. Holders

Ownership and Disposition of Convertible Notes

Payments of Interest on the Convertible Notes

Subject to the discussion of above in “—General—Pre-acquisition Accrued Interest,” interest paid on the Convertible Notes will generally be includible in a U.S. Holder’s gross income as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of tax accounting for U.S. federal income tax purposes.

Market Discount

A U.S. Holder will be considered to have purchased a Convertible Note with market discount to the extent that the sum of the face amount of the Convertible Note and the pre-acquisition accrued interest exceeds the purchase price paid for the Convertible Note by at least a statutorily defined de minimis amount. A U.S. Holder will generally be required to treat any principal payment and any gain recognized on the sale, exchange, retirement or other taxable disposition of a Convertible Note with market discount as ordinary interest income to the extent of the accrued market discount not previously included in income. In addition, a U.S. Holder may be required to defer, until the maturity of the Convertible Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of such U.S. Holder’s interest expense on any indebtedness incurred or maintained to purchase or carry the Convertible Note.

Alternatively, a U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield basis), in which case the preceding rules will not apply. The adjusted tax basis of a Convertible Note subject to such an election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or other taxable disposition of the Convertible Note. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Bond Premium

A U.S. Holder will be considered to have purchased a Convertible Note at a premium to the extent that the purchase price paid for the Convertible Note exceeds the sum of the face amount of the Convertible Note and the pre-acquisition accrued interest. The U.S. Holder may elect to amortize any such premium as an offset to interest income, using a constant yield method, over the remaining term of the Convertible Note. If a U.S. Holder makes this election, the election will generally apply to all taxable debt instruments held by the U.S. Holder during or after the taxable year for which the election is made. In addition, a U.S. Holder may not revoke the election without the consent of the IRS. If a U.S. Holder elects to amortize the premium, the U.S. Holder will be required to reduce its tax basis in the Convertible Note by the amount of the premium amortized during the U.S. Holder’s holding period. If a U.S. Holder does not elect to amortize the premium, the amount of the premium will be included in the U.S. Holder’s tax basis in the Convertible Note and will decrease the gain or increase the loss otherwise recognized upon a disposition of the Convertible Note. A U.S. Holder that does not elect to amortize the premium and that holds the Convertible Note to maturity will generally recognize a capital loss when the Convertible Note matures.

Sale, Exchange, Redemption, Retirement, or other Taxable Disposition of Convertible Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a Convertible Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the disposition (except to the extent attributable to accrued but unpaid interest, which will be subject to tax as described above under “—Payments of Interest on the Convertible Notes”) and (ii) such holder’s adjusted tax basis in the Convertible Note. A U.S. Holder’s adjusted tax basis in its Convertible Notes will generally be equal to the U.S. Holder’s cost of the Convertible Notes, increased by the amount of any constructive distribution treated as a dividend for U.S. federal income tax purposes as described below under “—Adjustments to Conversion Rate”. Any gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Convertible Note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period in the Convertible Note exceeds one year. Long-term capital gains recognized by individuals and other non-corporate U.S. Holders will generally be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Conversion of Convertible Notes Solely into Cash

If a U.S. Holder’s Convertible Note is converted solely into cash, such conversion will be treated as a taxable sale or exchange of the Convertible Note and such holder will recognize gain or loss as described above under “—Sale, Exchange, Redemption, Retirement, or other Taxable Disposition of Convertible Notes.”

Conversion of Convertible Notes Solely into Class A Common Stock

A U.S. Holder that receives solely Class A Common Stock (or solely Class A Common Stock and cash in lieu of a fractional share of Class A Common Stock) upon conversion of a Convertible Note will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share, which will be subject to tax as gain or loss from the sale or exchange of Convertible Notes (as described above under “—Sale, Exchange, Redemption, Retirement, or other Taxable Disposition of Convertible Notes”), and except to the extent of the fair market value of Class A Common Stock received with respect to accrued but unpaid interest, which will be subject to tax as interest income (as discussed above under “—Payments of Interest on the Convertible Notes”) to the extent not previously included in income by the U.S. Holder.

A U.S. Holder’s tax basis in the Class A Common Stock received upon a conversion (other than Class A Common Stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value at the time of receipt) will equal the tax basis in the Convertible Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. Holder’s holding period for Class A Common Stock received will generally include the period during which the U.S. Holder held the Convertible Notes, except that the holding period of any Class A Common Stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the Convertible Note that is allocable to the fractional share. Any gain recognized on conversion will generally be capital gain and will be long-term capital gain if, at the time of the conversion, the U.S. Holder’s holding period in the Convertible Note exceeds one year.

Conversion of Convertible Notes into Cash and Class A Common Stock

The U.S. federal income tax treatment of the conversion of a Convertible Note into cash and Class A Common Stock is unclear and subject to different characterizations. We intend to treat such conversion as a recapitalization for U.S. federal income tax purposes to the extent permissible under applicable law at the time of the conversion. If the conversion is treated as a recapitalization, then, except with respect to cash received in lieu of a fractional share and cash or Class A Common Stock received with respect to accrued but unpaid interest (each discussed below), a U.S. Holder should generally recognize gain, but not loss, equal to the lesser of (i) the amount of cash received and (ii) the excess of the amount of cash and the fair market value of Class A Common Stock received (and any fractional shares deemed received) at the time of the conversion over the U.S. Holder’s adjusted tax basis in the Convertible Notes. Any such gain should generally be capital gain and will be long-term capital gain if, at the time of the conversion, the U.S. Holder’s holding period in the Convertible Note exceeds one year.

A U.S. Holder’s adjusted tax basis in Class A Common Stock received in the recapitalization (other than any such stock received with respect to accrued but unpaid interest and any fractional share deemed received) should generally equal the holder’s tax basis in the Convertible Note reduced by the amount of cash received (excluding cash attributable to accrued interest and cash received in lieu of a fractional share) and increased by the amount of any taxable gain recognized on the conversion (other than with respect to a fractional share), reduced by the basis allocable to the fractional share of Class A Common Stock deemed received.

If the receipt of cash and Class A Common Stock on the conversion of a Convertible Note is not treated as a recapitalization, such conversion could be treated as a sale of a portion of the Convertible Note solely for cash and as an exchange of a portion of the Convertible Note solely for Class A Common Stock. In such event, a U.S. Holder should generally be subject to the tax treatment described above under “—Sale, Exchange, Redemption, Retirement, or other Taxable Disposition of Convertible Notes” with respect to the portion of the Convertible Note treated as sold solely for cash (other than cash attributable to accrued but unpaid interest or received in lieu of a fractional share) and should generally not be subject to tax on the receipt of Class A Common Stock, except to the extent such stock is received with respect to accrued but unpaid interest.

Although the law on this point is not entirely clear, if the conversion is treated as described in the immediately preceding paragraph, a U.S. Holder’s basis in the Class A Common Stock received in such conversion (other than any such stock received with respect to accrued interest) should generally equal a proportionate part of the basis of the surrendered Convertible Note (based on the relative fair market values of such stock and the amount of cash received in the conversion (other than cash attributable to accrued but unpaid interest, but including any cash received in lieu of a fractional share)).

Cash received in lieu of a fractional share will generally be treated as a payment in exchange for the fractional share. The amount of gain or loss on the deemed sale of a fractional share will be equal to the difference between the amount of cash such U.S. Holder receives in respect of such fractional share and the portion of such U.S. Holder’s adjusted tax basis in the shares treated as received that is allocable to the fractional share. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such deemed sale, the U.S. Holder’s holding period in the Convertible Note exceeds one year.

Any cash and the fair market value of any Class A Common Stock received with respect to accrued but unpaid interest will be subject to tax as described above under “—Payments of Interest on the Convertible Notes.” The U.S. Holder’s tax basis in such shares will be equal to their fair market value when received.

A U.S. Holder’s holding period for Class A Common Stock received in a conversion described in this section will generally include the period during which the holder held the Convertible Notes, except that the holding period of any Class A Common Stock received with respect to accrued interest should commence on the day after the receipt of such stock.

Adjustments to Conversion Rate

The conversion rate of the Convertible Notes is subject to adjustment in certain circumstances as described above under “Description of Securities—Conversion.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in assets or earnings of the Company may in some circumstances cause the U.S. Holder to have received a constructive distribution of, or with respect to, Class A Common Stock even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Convertible Notes will generally not be considered to result in a constructive distribution. Certain of the possible adjustments to the conversion rate (including adjustments in respect of taxable dividends to our shareholders) do not qualify as made pursuant to a bona fide reasonable adjustment formula. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or in connection with a notice of redemption may be treated as a constructive distribution. If such adjustments are made, we intend to take the position that you have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. A U.S. Holder’s adjusted tax basis in its Convertible Notes would be increased by the amount of any such constructive distribution, with the other tax consequences of the receipt of such a distribution generally as described below under “Ownership and Disposition of Class A Common Stock—Dividends and Distributions.” However, it is not entirely clear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. The U.S. Holder’s adjusted tax basis in a Convertible Note will generally be increased to the extent of any constructive distribution that is treated as a dividend. In certain circumstances, the failure to make an adjustment to the conversion rate may result in a taxable distribution to holders of the Convertible Notes if, as a result of such failure, the proportionate interest of the Convertible Note holders in the assets or earnings and profits of the Company is effectively increased.

Prospective investors should consult their tax advisors with respect to the tax consequences of any adjustment (or the absence of any adjustment) to the conversion rate and any resulting deemed distribution.

Ownership and Disposition of Class A Common Stock

Dividends and Distributions

Distributions with respect to Class A Common Stock will generally be includible in a U.S. Holder’s gross income as ordinary dividends for U.S. federal income tax purposes to the extent of the Company’s current or accumulated earnings and profits. Distributions to the extent in excess of such current or accumulated earnings and profits will be treated as a return of capital that reduces the U.S. Holder’s adjusted tax basis in its Class A Common Stock (but not below zero). Any remainder will be treated as gain realized on the sale or other disposition of such stock subject to tax as described under “—Sale or Other Taxable Disposition of Class A Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders will generally qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be entitled to a dividends received deduction in respect of dividends received on Class A Common Stock, subject to applicable limitations.

Sale or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of Class A Common Stock in an amount equal to the difference between the holder’s adjusted tax basis in such stock and the amount realized on the disposition. Any such gain or loss will generally be capital gain or loss and will be long-term if, at the time of the sale or other disposition, the U.S. Holder’s holding period for such stock exceeds one year. Long-term capital gains recognized by individuals and other non-corporate U.S. Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

Payments of Interest on the Convertible Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the Convertible Notes (including any Class A Common Stock received on a conversion of the Convertible Notes that is attributable to accrued but unpaid interest on the Convertible Notes); provided that (i) such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty so requires, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. holder in the United States), (ii) such holder certifies as to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below) on IRS Form W-8BEN or W-8BEN-E (or other applicable form).

Interest on the Convertible Notes that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such interest will generally be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to U.S. Holders and, in the case of corporate Non-U.S. Holders, may also be subject to branch profits tax at a rate of 30% (or lower rate under an applicable income tax treaty).

A Non-U.S. Holder that does not satisfy any of the requirements described above will generally be subject to U.S. federal withholding tax on payments of interest on the Convertible Notes at a rate of 30%. Under certain treaties, the U.S. federal withholding tax on such payments of interest may be reduced or eliminated provided that the Non-U.S. Holder certifies as to its eligibility for treaty benefits (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E).

Dividends and Distributions on Class A Common Stock

Dividends received by a Non-U.S. Holder with respect to Class A Common Stock (including any constructive distributions resulting from an adjustment to the conversion rate as described above under “—U.S. Holders—Ownership and Disposition of Convertible Notes—Adjustments to Conversion Rate” that are treated as dividends) will generally be subject to U.S. federal withholding tax at a rate of 30% unless the Non-U.S. Holder provides proper certification of its eligibility for a reduced rate under an applicable income tax treaty (generally on IRS Form W-8BEN or W-8BEN-E). Distributions (including constructive distributions) will constitute dividends for U.S. federal income tax purposes to the extent of the Company’s current or accumulated earnings and profits as determined under the Code. Distributions to the extent in excess of such current or accumulated earnings and profits will be treated as a return of capital that reduces the Non-U.S. Holder’s basis in its Class A Common Stock (but not below zero). Any remainder will be treated as gain realized on the sale or other taxable disposition of Class A Common Stock and will be treated as described under “—Sale or Other Disposition of Convertible Notes or Class A Common Stock” below.

Notwithstanding the foregoing, Non-U.S. Holders should expect that the gross amount of any actual or constructive distributions with respect to Class A Common Stock will generally be subject to U.S. federal withholding tax, unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. Because constructive distributions will not give rise to cash from which any applicable U.S. federal withholding tax can be satisfied, any applicable withholding tax may be withheld from cash payments of interest or from cash or Class A Common Stock otherwise deliverable to a holder upon a conversion, exchange, redemption, retirement, or repurchase of a Convertible Note.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates generally applicable to U.S. Holders and, in the case of corporate Non-U.S. Holders, may also be subject to a branch profits tax at a rate of 30% (or lower rate under an applicable income tax treaty).

Sale or Other Disposition of Convertible Notes or Class A Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Convertible Notes (including upon a conversion or exchange) or Class A Common Stock, unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to U.S. Holders and, in the case of corporate Non-U.S. Holders, may also be subject to branch profits tax at a rate of 30%;

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or lower rate under an applicable income tax treaty) and may be offset by U.S. source capital losses in certain circumstances; or

●	we are or have been a “United States real property holding corporation” (a “USRPHC”), as defined in the Code, at any time during the shorter of the five-year period ending on the date of the sale, exchange, redemption, conversion, or other disposition of the Convertible Notes or Class A Common Stock, and the period that the Non-U.S. Holder held the Convertible Notes or Class A Common Stock, and certain other conditions are met, in which case the gain will generally be subject to tax on a net income basis as gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States as described in the first bullet above.

A corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not a USRPHC, have not been a USRPHC at any point during the last five years, and do not anticipate becoming a USRPHC in the foreseeable future.

Any amounts (including Class A Common Stock) that a Non-U.S. Holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a Convertible Note that are attributable to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income or withholding tax in accordance with the rules described above under “—Payments of Interest on the Convertible Notes.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the ownership and disposition of the Convertible Notes or Class A Common Stock and the effects of any applicable income tax treaties.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of 30% will generally be required on payments of interest on the Convertible Notes and dividends in respect of Class A Common Stock (including constructive dividends) held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which exchanged such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of Convertible Notes and dividends in respect of Class A Common Stock, in each case, held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which an investor holds the Convertible Notes or Class A Common Stock will affect the determination of whether withholding under the rules described in this paragraph is required. No additional amounts will be paid to holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the Convertible Notes and the Class A Common Stock into which such Convertible Notes may be converted.

Plan of Distribution

This prospectus relates to the resale by the Selling Securityholders of up to $486,500,000 in aggregate principal amount of Convertible Notes.

This prospectus also relates to the resale or disposition from time to time by the Selling Securityholders of up to 35,068,912 shares of Class A Common Stock issuable upon conversion of the Convertible Notes.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership or limited liability company distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus, as applicable:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Securityholders that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

To the extent required, the securities to be sold, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the Selling Securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge our securities to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock is listed on NYSE under the ticker symbol “XXI”. The Convertible Notes will not be listed on any securities exchange.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Notwithstanding the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) such Selling Securityholders cease to hold any of the registrable securities issued under such Subscription Agreements or, (ii) the first date all such registrable securities may be sold without restriction under Rule 144 without limitation on volume and manner of sale which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2).

Legal Matters

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

Experts

The financial statements of CEP as of and for the year ended December 31, 2024 and 2023 appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Twenty One as of April 30, 2025, and for the period from April 17, 2025, through April 30, 2025, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Twenty One to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Twenty One Capital as of June 30, 2025, and for the period from March 7, 2025, through June 30, 2025, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Twenty One Capital to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits.

In addition, we have or will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at ww.sec.gov.

We make available, free of charge, annual, quarterly and current reports, proxy statements and other information. All information contained in this document relating to Twenty One Capital has been supplied by the Company.

If you would like copies of our annual, quarterly and current reports, proxy statements and other information, you should contact via phone or in writing:

Twenty One Capital, Inc.
111 Congress Avenue, Suite 500
Austin, Texas 78701
Attention: Steven Meehan
Tel. 206 552 9859

Index to Financial Statements

Cantor Equity Partners Inc.

Twenty One Assets, LLC

FINANCIAL STATEMENTS	Page
Condensed Balance Sheets as of September 30, 2025 (unaudited) and April 30, 2025	F-44
Condensed Statements of Operations for the Three Months Ended September 30, 2025 and for the Period from April 17, 2025 (Inception) to September 30, 2025 (unaudited)	F-45
Condensed Statements of Changes in Members’ Deficit for the Three Months Ended September 30, 2025 and for the Period from April 17, 2025 (Inception) to September 30, 2025 (Unaudited)	F-46
Condensed Statements of Cash Flows for the Period from April 17, 2025 (Inception) to September 30, 2025 (Unaudited)	F-47
Notes to the Unaudited Condensed Financial Statements.	F-48

Report of Independent Registered Public Accounting Firm	F-52
Balance Sheet as of April 30, 2025	F-53
Statement of Operations for the Period from April 17, 2025 (Inception) to April 30, 2025	F-54
Statement of Changes in Members’ Equity for the Period from April 17, 2025 (Inception) to April 30, 2025	F-55
Statement of Cash Flows for the Period from April 17, 2025 (Inception) to April 30, 2025	F-56
Notes to Financial Statements	F-57

Twenty One Capital, Inc.

FINANCIAL STATEMENTS	Page
Condensed Consolidated Balance Sheet as of September 30, 2025 (Unaudited) and June 30, 2025	F-61
Condensed Consolidated Statement of Operations for the Three Months Ended September 30, 2025 and for the Period from March 7, 2025 (Inception) to September 30, 2025 (Unaudited)	F-62
Condensed Statements of Changes in Members’ Deficit for the Three Months Ended September 30, 2025 and for the Period from March 7, 2025 (Inception) to September 30, 2025 (Unaudited)	F-63
Condensed Statements of Cash Flows for the Period from March 7, 2025 (Inception) to September 30, 2025 (Unaudited)	F-64
Notes to the Unaudited Condensed Financial Statements.	F-65

Report of Independent Registered Public Accounting Firm	F-74
Consolidated Balance Sheet as of June 30, 2025	F-75
Consolidated Statement of Operations for the Period from March 7, 2025 (Inception) to June 30, 2025	F-76
Consolidated Statement of Changes in Stockholder’s Deficit for the Period from March 7, 2025 (Inception) to June 30, 2025	F-77
Consolidated Statement of Cash Flows for the Period from March 7, 2025 (Inception) to June 30, 2025	F-78
Notes to Consolidated Financial Statements	F-79

CANTOR EQUITY PARTNERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	218,208	228,250
Receivable from related party	11,200	—
Total Current Assets	254,408	253,250
Available-for-sale debt securities held in Trust Account, at fair value (amortized cost $105,286,044 and $101,881,727 as of September 30, 2025 and December 31, 2024, respectively)	105,301,074	101,976,363
Forward sale securities asset	1,559,663	—
Other assets	105	139,904
Total Assets	$107,115,250	$102,369,517

Liabilities and Shareholders’ Deficit:
Current Liabilities:
Accrued expenses	$1,111,688	$109,344
Note payable – related party	904,335	332,992
Payable to related party	—	763
Total Liabilities	2,016,023	443,099

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 10,000,000 shares issued and outstanding at redemption value of $10.68 and $10.35 per share as of September 30, 2025 and December 31, 2024, respectively	106,801,179	103,476,372

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of both September 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 300,000 shares issued and outstanding (excluding 10,000,000 shares subject to possible redemption) as of both September 30, 2025 and December 31, 2024	30	30
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,500,000 shares issued and outstanding as of both September 30, 2025 and December 31, 2024	250	250
Additional paid-in capital	—	—
Accumulated deficit	(1,717,262)	(1,644,870)
Accumulated other comprehensive income	15,030	94,636
Total Shareholders’ Deficit	(1,701,952)	(1,549,954)

Total Liabilities, Commitments and Contingencies and Shareholders’ Deficit	$107,115,250	$102,369,517

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTOR EQUITY PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2025	2024		2025	2024

General and administrative costs	$605,837	$134,547		$1,621,662	$169,892
Administrative expenses – related party	30,000	16,452		90,000	16,452
Loss from operations	(635,837)	(150,999)		(1,711,662)	(186,344)
Interest income on investments held in the Trust Account	1,132,342	627,245		3,404,414	627,245
Change in fair value of forward sale securities	1,559,663	—		1,559,663	—
Net income	$2,056,168	$476,246		$3,252,415	$440,901

Weighted average number of ordinary shares outstanding:
Class A – Public shares	10,000,000	5,217,391		10,000,000	1,751,825
Class A – Private placement	300,000	156,522		300,000	52,555
Class B – Ordinary shares	2,500,000	2,500,000	(1)	2,500,000	2,500,000	(1) (2)
Basic and diluted net income per share:
Class A – Public shares	$0.16	$0.06		$0.25	$0.10
Class A – Private placement	$0.16	$0.06		$0.25	$0.10
Class B – Ordinary shares	$0.16	$0.06		$0.25	$0.10

(1)	On August 14, 2024, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration (See Note 7).
(2)	This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTOR EQUITY PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024

Net income	$2,056,168	$476,246	$3,252,415	$440,901
Other comprehensive income (loss):
Change in unrealized appreciation (depreciation) of available-for-sale debt securities	2,096	177,761	(79,606)	177,761
Total other comprehensive income (loss)	2,096	177,761	(79,606)	177,761
Comprehensive income	$2,058,264	$654,007	$3,172,809	$618,662

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTOR EQUITY PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

For the Three and Nine Months Ended September 30, 2025

	Ordinary Shares				Additional		Accumulated Other	Total
	Class A		Class B		Paid-In	Accumulated	Comprehensive	Shareholders ’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balance – December 31, 2024	300,000	$30	2,500,000	$250	$—	$(1,644,870)	$94,636	$(1,549,954)
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—	—	—	(1,086,298)	—	(1,086,298)
Other comprehensive loss	—	—	—	—	—	—	(74,300)	(74,300)
Net income	—	—	—	—	—	717,494	—	717,494
Balance – March 31, 2025	300,000	$30	2,500,000	$250	$—	$(2,013,674)	$20,336	$(1,993,058)
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—	—	—	(1,104,072)	—	(1,104,072)
Other comprehensive loss	—	—	—	—	—	—	(7,402)	(7,402)
Net income	—	—	—	—	—	478,753	—	478,753
Balance – June 30, 2025	300,000	$30	2,500,000	$250	$—	$(2,638,993)	$12,934	$(2,625,779)
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—	—	—	(1,134,437)	—	(1,134,437)
Other comprehensive income	—	—	—	—	—	—	2,096	2,096
Net income	—	—	—	—	—	2,056,168	—	2,056,168
Balance – September 30, 2025	300,000	$30	2,500,000	$250	$—	$(1,717,262)	$15,030	$(1,701,952)

For the Three and Nine Months Ended September 30, 2024

	Ordinary Shares						Additional		Accumulated Other	Total
	Class A		Class B				Paid-In	Accumulated	Comprehensive	Shareholders ’
	Shares	Amount	Shares		Amount		Capital	Deficit	Income	Deficit
Balance – December 31, 2023	—	$—	2,875,000	(1)	$288	(1)	$24,712	$(320,041)	$—	$(295,041)
Net loss	—	—	—		—		—	(20,555)	—	(20,555)
Balance – March 31, 2024	—	$—	2,875,000		$288		$24,712	$(340,596)	$—	$(315,596)
Net loss	—	—	—		—		—	(14,790)	—	(14,790)
Balance – June 30, 2024	—	$—	2,875,000		$288		$24,712	$(355,386)	$—	$(330,386)
Sale of Class A ordinary shares to Sponsor in private placement	300,000	30	—		—		2,999,970	—	—	3,000,000
Surrender of Class B ordinary shares by Sponsor at $0.0001 par value	—	—	(375,000)		(38)		38	—	—	—
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—		—		(3,024,720)	(1,691,254)	—	(4,715,974)
Other comprehensive income	—	—	—		—		—	—	177,761	177,761
Net income	—	—	—		—		—	476,246	—	476,246
Balance – September 30, 2024	300,000	$30	2,500,000		$250		$—	$(1,570,394)	$177,761	$(1,392,353)

(1)	The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTOR EQUITY PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$3,252,415	$440,901
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party	485,580	—
Interest income on investments held in Trust Account	(3,404,414)	(627,245)
Change in fair value of forward sale securities	(1,559,663)	—
Changes in operating assets and liabilities:
Prepaid expenses	95,043	(220,000)
Receivable from related party	(11,200)	—
Other assets	139,799	(189,848)
Accrued expenses	1,002,344	2,146
Payable to related party	—	456,452
Net cash used in operating activities	(96)	(137,594)

Cash flows from investing activities:
Maturity of available-for-sale debt securities held in Trust Account	206,389,300	—
Purchase of available-for-sale debt securities held in Trust Account	(206,389,204)	(99,999,991)
Net cash provided by (used in) investing activities	96	(99,999,991)

Cash flows from financing activities:
Proceeds received from initial public offering	—	100,000,000
Proceeds received from private placement	—	3,000,000
Offering costs paid	—	(2,369,200)
Deferred offering costs paid by related party	—	(41,768)
Payment on Note payable – related party	—	(182,434)
Proceeds from Note payable – related party	571,343	—
Payment on Payable to related party	(571,343)	—
Net cash provided by financing activities	—	100,406,598

Net change in Cash	—	269,013
Cash – beginning of the period	25,000	—
Cash – end of the period	$25,000	$269,013

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CANTOR EQUITY PARTNERS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Cantor Equity Partners, Inc. (the “Company”) was incorporated on November 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2025, the Company had not commenced operations. All activity through September 30, 2025 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the three and nine months ended September 30, 2025, the Company used the net proceeds derived from the Initial Public Offering and the Private Placement (as defined below) to generate non-operating income in the form of interest income from direct investments in U.S. government debt securities. During the three and nine months ended September 30, 2025, the Company also recognized changes in the fair value of the forward sale securities (as further described below) as other income.

The Company’s sponsor is Cantor EP Holdings, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on August 12, 2024. On August 14, 2024, the Company consummated the Initial Public Offering of 10,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares” and such Class A ordinary shares issued in the Initial Public Offering, the “Public Shares”) at a purchase price of $10.00 per Public Share, generating gross proceeds of $100,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Class A ordinary shares (the “Private Placement Shares”) to the Sponsor at a price of $10.00 per Private Placement Share in a private placement (the “Private Placement”), generating gross proceeds of $3,000,000, as described in Note 4.

The net proceeds of the Private Placement were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $2,400,000, consisting of $2,100,000 of underwriting fees and approximately $300,000 of other costs.

Following the closing of the Initial Public Offering and the Private Placement on August 14, 2024, an amount of $100,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the Private Placement Shares (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account were initially held in an account at J.P. Morgan Chase Bank, N.A. and on August 15, 2024, were transferred to an account at CF Secured, LLC (“CF Secured”), an affiliate of the Sponsor. The Trust Account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or held as cash or cash items (including in demand deposit accounts) at a bank, as determined by the Company, until the earlier of: (i) the completion of the Business Combination or (ii) the distribution of the Trust Account, as described below.

Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating the Business Combination. There is no assurance that the Company will be able to complete the Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete the Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (which was initially $10.15 per Public Share, inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note (as defined below) in the applicable Redemption Event (as defined below)). The Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with the Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (as may be amended, the “Amended and Restated Memorandum and Articles”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing the Business Combination. If, however, shareholder approval of the Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination, or if they vote at all. If the Company seeks shareholder approval in connection with the Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination). In addition, the Sponsor and the Company’s directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 25% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete the Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Business Combination Agreement — On April 22, 2025, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among (i) the Company, (ii) Twenty One Capital, Inc., a Texas corporation (“Pubco”), (iii) Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), (iv) Twenty One Merger Sub D, a Cayman Islands exempted company (“SPAC Merger Sub”), (v) Tether Investments, S.A. de C.V., an El Salvador Sociedad anónima de capital variable (“Tether”), (vi) iFinex, Inc., a British Virgin Islands company (“Bitfinex”), and (vii) with respect to certain sections specified in the Business Combination Agreement, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Business Combination Agreement, (a) the Company will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”) and Company shareholders receiving one share of Pubco Class A common stock for each Class A ordinary share held by such shareholder; and (b) Twenty One will merge with and into CEP Merger Sub C, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Twenty One Merger Sub”), with Twenty One Merger Sub continuing as the surviving company (the “Twenty One Merger” and, together with the SPAC Merger, the “Mergers”) and with the members of Twenty One receiving shares of Pubco common stock in exchange for their membership interests in Twenty One. As a result of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), SPAC Merger Sub and Twenty One Merger Sub will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Contemporaneously with the execution of the Business Combination Agreement, the Company and Pubco entered into (i) subscription agreements (the “Convertible Note Subscription Agreements”) with certain investors (the “Convertible Note Investors”), pursuant to which the Convertible Note Investors agreed to acquire, in a private placement, 1.00% convertible senior secured notes of Pubco (the “Convertible Notes”) in an aggregate principal amount of $340,200,000 (the “Subscription Notes”), which number excludes the option (the “Option”) granted to the Convertible Note Investors to purchase additional Convertible Notes up to an aggregate principal amount of $100,000,000 included in the Convertible Note Subscription Agreements, which Option was exercised in full by certain of the Convertible Note Investors and the Sponsor on May 22, 2025 (the Convertible Notes to be issued pursuant to the Option, the “Option Notes” and the purchase and sale of the Subscription Notes and Option Notes, the “Convertible Notes PIPE”), (ii) subscription agreements (the “April Equity PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors”), pursuant to which April Equity PIPE Investors agreed to purchase, in a private placement, 20,000,000 Class A ordinary shares (the “April Equity PIPE Shares”), for an aggregate purchase price of $200,000,000 ($10.00 per share), payable in either cash or Bitcoin, with April Equity PIPE Investors having elected to purchase an aggregate of 2,950,000 April Equity PIPE Shares for 347.6168 Bitcoin and 17,050,000 April Equity PIPE Shares for cash (the “April Equity PIPE”), (iii) that certain sponsor support agreement with the Sponsor, as amended by the Sponsor Support Agreement Amendment (as defined below), the “Sponsor Support Agreement”), pursuant to which, among other matters, Pubco and the Sponsor agreed to enter into a Securities Exchange Agreement at the closing of the Transactions (the “Closing”), pursuant to which the Sponsor will exchange a number of its shares of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”), in exchange for Convertible Notes (such exchanged Convertible Notes, the “Exchange Notes”) and (iv) the PIPE Engagement Letter (as defined in Note 4) with Cantor Fitzgerald & Co. (“CF&Co.”), pursuant to which, among other matters, CF&Co. may be entitled to receive Convertible Notes on the terms set forth therein (the “Engagement Letter Notes”). In connection with the exercise of the Option, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Note Subscription Agreement (as defined in Note 4) on substantially the same terms as the Convertible Note Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On June 19, 2025, the Company and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements” and, together with the April Equity PIPE Subscription Agreements, the “Equity PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors”), pursuant to which the June Equity PIPE Investors agreed to purchase, in a private placement, 7,857,143 Class A ordinary shares (the “June Equity PIPE Shares” and, together with the April Equity PIPE Shares, the “PIPE Shares”) for an aggregate purchase price of $165,000,000 ($21.00 per share), payable in either cash or Bitcoin, with June Equity PIPE Investors having elected to purchase an aggregate of 676,191 June Equity PIPE Shares for 132.9547 Bitcoin and 7,180,952 June Equity PIPE Shares for cash (the “June Equity PIPE” and, together with the April Equity PIPE and the Convertible Notes PIPE, the “PIPE Investments”).

On June 25, 2025, the Company, Pubco and the Sponsor entered into Amendment No. 1 to Sponsor Support Agreement (the “Sponsor Support Agreement Amendment”), which amends the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement Amendment, the Sponsor has agreed that it may, subject to the conditions specified therein, forfeit a number of Class A ordinary shares it receives upon conversion of its Class B ordinary shares of the Company, par value $0.0001 per share (“Class B ordinary shares”), pursuant to the anti-dilution provisions of the Company’s amended and restated memorandum and articles of association pursuant to the formula set forth therein. In addition, the form of Securities Exchange Agreement to be entered into by the Sponsor and Pubco immediately after the Closing has been amended and restated in the form attached to the Sponsor Support Agreement Amendment to modify the formula used to determine the number of shares of Pubco Class A Stock that the Sponsor will exchange for Exchange Notes.

On July 26, 2025, the Company entered into Amendment No. 1 to the Business Combination Agreement by and among, Pubco, Twenty One, SPAC Merger Sub, Tether, Bitfinex and SoftBank (the “BCA Amendment”) in order to amend the price of Bitcoin used to determine the number of shares of Pubco Stock (as defined in the Business Combination Agreement) to be received by Tether in exchange for the sale of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Pubco at the Closing.

Certain existing agreements of the Company will be amended or amended and restated in connection with the Transactions.

For more information regarding the Transactions, refer to the Company’s and Pubco’s filings with the SEC, including the Current Reports on Form 8-K filed by the Company with the SEC on April 23, 2025, April 28, 2025, May 29, 2025, June 20, 2025, June 27, 2025, and July 29, 2025, Pubco’s Registration Statement on Form S-4 (File No. 333-290246), initially filed with the SEC on September 12, 2025, as amended, the Company’s definitive proxy statement filed with the SEC on November 6, 2025, and the other filings the Company and Pubco may make from time to time with the SEC.

Forward Sale Securities — As described above, in connection with the Business Combination Agreement, the April Equity PIPE Investors committed, pursuant to the April Equity PIPE Subscription Agreements, to purchase in a private placement 20,000,000 Class A ordinary shares for an aggregate purchase price of $200,000,000 ($10.00 per share), payable in either cash or Bitcoin, with April Equity PIPE Investors having elected to purchase an aggregate of 2,950,000 April Equity PIPE Shares for 347.6168 Bitcoin and 17,050,000 April Equity PIPE Shares for cash. For the April Equity PIPE Investors that elected to pay the purchase price in Bitcoin, the number of Bitcoin to be paid to the Company equals (a) the purchase price agreed to by such April Equity PIPE Investor divided by (b) $84,863.57. Further, as described above, pursuant to the June Equity PIPE, the June Equity PIPE Investors committed to purchase in a private placement 7,857,143 Class A ordinary shares for an aggregate purchase price of $165,000,000 ($21.00 per share), payable in either cash or Bitcoin, with June Equity PIPE Investors having elected to purchase an aggregate of 676,191 June Equity PIPE Shares for 132.9547 Bitcoin and 7,180,952 June Equity PIPE Shares for cash. For the June Equity PIPE Investors that elected to pay the purchase price in Bitcoin, the number of Bitcoin to be paid to the Company equals (a) the purchase price agreed to by such June Equity PIPE Investor divided by (b) $106,803.38. The PIPE Shares are referred in the Company’s condensed consolidated financial statements and the footnotes as the forward sale securities.

Failure to Consummate the Business Combination — The Company has until August 14, 2026, or until such earlier liquidation date as the Company’s board of directors may approve or such later date as the Company’s shareholders may approve pursuant to the Amended and Restated Memorandum and Articles (the “Combination Period”), to consummate the Business Combination. If the Company is unable to complete the Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights from the Trust Account with respect to the Founder Shares and the Private Placement Shares held by them if the Company fails to complete the Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors and officers acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 per share (inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note) initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.15 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm and the underwriters of the Initial Public Offering), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of both September 30, 2025 and December 31, 2024, the Company had $25,000 of cash in its operating account. As of September 30, 2025 and December 31, 2024, the Company had a working capital deficit of approximately $1,762,000 and approximately $190,000, respectively. As of September 30, 2025 and December 31, 2024, approximately $5,301,000 and approximately $1,976,000, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

The Company’s liquidity needs through September 30, 2025 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $287,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the sale of the Private Placement Shares not held in the Trust Account and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor agreed to loan the Company up to $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination (the “Sponsor Loan”), of which approximately $904,000 and approximately $333,000 has been drawn by the Company as of September 30, 2025 and December 31, 2024, respectively. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of both September 30, 2025 and December 31, 2024, the Company did not have any borrowings under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The unaudited condensed consolidated financial statements are presented in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2025 and the results of operations, comprehensive income and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year or any future period. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 28, 2025. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Principles of Consolidation

The unaudited condensed consolidated financial statements of the Company include its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in ASC 205-40 Presentation of Financial Statements–Going Concern, the Company has until August 14, 2026 to consummate the Business Combination. The Company’s mandatory liquidation date, if the Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed above, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (which was initially $10.15 per Public Share, inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any, divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the forward sale securities. Such estimates may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments (if any) with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account or the Trust Account as of both September 30, 2025 and December 31, 2024.

Available-for-Sale Debt Securities

The Company’s investments held in the Trust Account as of both September 30, 2025 and December 31, 2024 comprised of a direct investment in U.S. government treasury bills.

The Company accounts for its investment in debt securities in accordance with the guidance in ASC 320, Investments — Debt and Equity Securities. When the Company has the ability and positive intent to hold debt securities until maturity, such securities are classified as held-to-maturity and carried at amortized cost. None of the Company’s debt securities met the criteria for held-to-maturity classification as of both September 30, 2025 and December 31, 2024. As the Company does not have the ability or positive intent to hold its debt securities until maturity, the securities are classified as available-for-sale. Unrealized gains and losses from available-for-sale debt securities carried at fair value are reported as a separate component of Accumulated other comprehensive income in shareholders’ deficit. Interest income recognized on the unaudited condensed consolidated statements of operations reflects accretion of discount. Investments in debt securities are recorded on a trade-date basis.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000 and investments in the U.S. government debt securities held in the Trust Account. For both the three and nine months ended September 30, 2025 and 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Under ASC 820, Fair Value Measurement (“ASC 820”), “fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820 approximates the carrying amounts presented in the condensed consolidated balance sheets, primarily due to their short-term nature, with the exception of the available-for-sale debt securities and the forward sale securities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal and other fees incurred in connection with the preparation for the Initial Public Offering. These costs amounted to approximately $2,400,000 and were charged against the carrying value of the Public Shares upon the completion of the Initial Public Offering.

Forward Sale Securities

The Company accounts for the forward sale securities as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Equity PIPE Subscription Agreements using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the forward sale securities are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the forward sale securities are indexed to the Company’s own shares. This assessment, which requires the use of professional judgment, is conducted at the time of the execution of the Equity PIPE Subscription Agreements and as of each subsequent quarterly period-end date while the forward sale securities are outstanding. The forward sale securities that do not meet all the criteria for equity classification are required to be recorded at their initial fair value at the time of the execution of the Equity PIPE Subscription Agreements and on each balance sheet date thereafter. Changes in the estimated fair value of the forward sale securities are recognized on the unaudited condensed consolidated statements of operations in the period of the change.

The Company accounts for the forward sale securities in accordance with guidance in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, pursuant to which the forward sale securities do not meet the criteria for equity classification and must be recorded as liabilities or assets. See Note 8 for further discussion of the methodology used to determine the fair value of the forward sale securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of both September 30, 2025 and December 31, 2024, 10,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A ordinary shares. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A ordinary shares also resulted in charges against Additional paid-in capital and Accumulated deficit.

As of September 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption, as presented in the accompanying condensed consolidated balance sheets, are reconciled in the following table:

Gross proceeds	$100,000,000
Less:
Issuance costs allocated to Class A ordinary shares subject to possible redemption	(2,410,968)
Plus:
Accretion of carrying value to redemption value	5,887,340
Class A ordinary shares subject to possible redemption, December 31, 2024	$103,476,372
Plus:
Accretion of carrying value to redemption value	3,324,807
Class A ordinary shares subject to possible redemption, September 30, 2025	$106,801,179

Net Income Per Ordinary Share

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income per ordinary share is computed by dividing net income applicable to shareholders by the weighted average number of ordinary shares outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income pro rata to Class A ordinary shares subject to possible redemption, nonredeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value is not in excess of the fair value.

The following tables reflect the calculation of basic and diluted net income per ordinary share:

	For the Three Months Ended			For the Three Months Ended
	September 30, 2025			September 30, 2024
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$1,606,382	$48,191	$401,595	$315,569	$9,467	$151,210
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	10,000,000	300,000	2,500,000	5,217,391	156,522	2,500,000
Basic and diluted net income per ordinary share	$0.16	$0.16	$0.16	$0.06	$0.06	$0.06

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2025			September 30, 2024
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$2,540,950	$76,228	$635,237	$179,441	$5,383	$256,077
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	10,000,000	300,000	2,500,000	1,751,825	52,555	2,500,000
Basic and diluted net income per ordinary share	$0.25	$0.25	$0.25	$0.10	$0.10	$0.10

Income Taxes

Income taxes are accounted for using the asset and liability method as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Management is required to determine whether a tax position is more likely than not to be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Because significant assumptions are used in determining whether a tax benefit is more likely than not to be sustained upon examination by tax authorities, actual results may differ from management’s estimates under different assumptions or conditions.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. As of both September 30, 2025 and December 31, 2024, the Company has not recorded any amounts related to uncertain tax positions.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company recorded no income tax provision for the periods presented.

Segment Reporting

The Company has one reportable segment. See Note 9–Segment Information for additional information.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on the required effective date for the financial statements issued for the annual reporting periods beginning on January 1, 2024 and applies the guidance for the interim periods beginning on January 1, 2025. The adoption of the new guidance did not have an impact on the Company’s unaudited condensed consolidated financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements. The Conceptual Framework establishes concepts that the FASB considers in developing standards. The ASU was issued to remove references to the Conceptual Framework in the Codification. The FASB noted that references to the Concepts Statements in the Codification could have implied that the Concepts Statements are authoritative. Also, some of the references removed were to Concepts Statements that are superseded. The Company adopted the standard on the required effective date beginning on January 1, 2025 using a prospective transition method for all new transactions recognized on or after the effective date. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The new guidance will become effective for the Company’s consolidated financial statements issued for annual reporting periods beginning on January 1, 2025, will require prospective presentation with an option to apply it retrospectively for each period presented, and early adoption is permitted. Management is continuing its implementation effort of the new guidance, including drafting new financial statement disclosures required by the standard and developing appropriate internal controls. The adoption of the new guidance is not expected to have an impact on the Company’s unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard improves financial reporting and responds to investor input that additional expense detail is fundamental to understanding the performance of an entity, assessing its prospects for future cash flows, and comparing its performance over time and with that of other entities. The new guidance requires public business entities to disclose in the notes to financial statements specified information about certain costs and expenses at each interim and annual reporting period. Specified expenses, gains or losses that are already disclosed under existing U.S. GAAP will be required by the ASU to be included in the disaggregated income statement expense line item disclosures, and any remaining amounts will need to be described qualitatively. The new guidance will become effective for the Company’s consolidated financial statements issued for annual reporting periods beginning on January 1, 2027 and interim reporting periods beginning on January 1, 2028, will require either prospective or retrospective presentation, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed consolidated financial statements.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The standard revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. The amendments differ from current U.S. GAAP because, for certain transactions, they replace the requirement that the primary beneficiary of a VIE is always the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The ASU does not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The new guidance will become effective for interim and annual reporting periods beginning on January 1, 2027, will require a prospective transition method for business combinations that occur after the initial adoption date, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed consolidated financial statements.

SEC Rule on Climate-Related Disclosures

In March 2024, the SEC adopted final rules relating to The Enhancement and Standardization of Climate-Related Disclosures for Investors, that would require registrants to provide climate-related disclosures in a note to their audited financial statements. The disclosures under the final rules would include certain effects of severe weather events and other natural conditions, including the aggregate amounts and where in the financial statements they are presented. If carbon offsets or renewable energy credits or certificates (“RECs”) are deemed a material component of the registrant’s plans to achieve its disclosed climate-related targets, registrants would be required to disclose information about the offsets and RECs. Registrants would also be required to disclose whether and how (1) exposures to risks and uncertainties associated with, or known impacts from, severe weather events and other natural conditions and (2) any disclosed climate-related targets or transition plans materially impacted the estimates and assumptions used in preparing the financial statements. Finally, registrants would be required to disclose additional contextual information about the above disclosures, including how each financial statement effect was derived and the accounting policy decisions made to calculate the effects, for the most recently completed fiscal year and, if previously disclosed or required to be disclosed, for the historical fiscal year for which audited consolidated financial statements are included in the filing. In April 2024, the SEC released an order staying the rules pending judicial review of all of the petitions challenging the rules and in March 2025, the SEC voted to end its defense of the rules. Absent these developments, the rules would have been effective for the Company upon its registration under the Exchange Act on August 12, 2024 and phased in starting in 2027. Management is continuing to monitor the developments pertaining to the rules and any resulting potential impacts on the Company’s unaudited condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's unaudited condensed consolidated financial statements.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Class A ordinary shares at a price of $10.00 per share. In connection with the underwriter advising the Company that it would not be exercising the over-allotment option, the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares).

Note 4—Related Party Transactions

Founder Shares

In November 2020, the Sponsor purchased 14,375,000 Class B ordinary shares (the “Founder Shares”) for a purchase price of $25,000. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination and are subject to certain transfer restrictions, as described in Note 7.

On August 14, 2024, due to the underwriter advising the Company that it would not be exercising the over-allotment option, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares), resulting in 2,500,000 Class B ordinary shares issued and outstanding and held by the Sponsor.

The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Pursuant to the Sponsor Support Agreement, in connection with the Closing, the Company, Pubco and the Sponsor will enter into an amendment to the transfer restrictions above to amend clause (A) above to be six months after the completion of the Business Combination and to remove clause (B)(x) above.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 300,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($3,000,000 in the aggregate) in the Private Placement. The net proceeds from the Private Placement were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Sponsor has agreed to waive its redemption rights with respect to the Private Placement Shares in connection with the completion of the Business Combination or otherwise. The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the Business Combination.

Investments Held in the Trust Account

Starting on August 15, 2024, the Company’s investments in U.S. government treasury bills have been held in the Trust Account that is custodied by CF Secured with Continental acting as trustee.

Underwriter

CF&Co., the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of the Business Combination.

Sponsor Convertible Note Subscription Agreement

On May 22, 2025, the Company, the Sponsor and Pubco entered into a subscription agreement (the “Sponsor Convertible Note Subscription Agreement”) on substantially the same terms as the Convertible Note Subscription Agreements, as described in Note 1, pursuant to which, the Sponsor has agreed to purchase Option Notes with an aggregate principal amount of $12,791,000 at the Closing.

Sponsor Support Agreement and Sponsor Support Agreement Amendment

On June 25, 2025, the Company, the Sponsor, and Pubco entered into the Sponsor Support Agreement Amendment, which amends the Sponsor Support Agreement dated April 22, 2025, as described in Note 1.

M&A Engagement Letter

On April 22, 2025, the Company entered into a letter agreement with CF&Co. (the “M&A Engagement Letter”), pursuant to which the Company engaged CF&Co. as its exclusive financial advisor for the Transactions. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

PIPE Engagement Letter

On April 22, 2025, the Company entered into a letter agreement with Pubco and CF&Co. (as amended on June 25, 2025, the “PIPE Engagement Letter”), pursuant to which CF&Co. agreed to provide placement agent services in connection with each of the PIPE Investments and certain future capital markets advisory and other non-financial advisory services to Pubco. Pursuant to the PIPE Engagement Letter, CF&Co. may receive a cash fee at the Closing equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the contribution agreement they entered into with Twenty One on April 22, 2025 (the “Contribution Agreement”), (ii) 0.5% of the gross proceeds received by the Company and Pubco pursuant to the April Equity PIPE and the Convertible Notes PIPE (assuming that all April Equity PIPE Investors and Convertible Note Investors fund their commitments in the April Equity PIPE Subscription Agreements and the Convertible Note Subscription Agreements) and (iii) 2.0% of the gross proceeds received by the Company and Pubco pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in the June Equity PIPE Subscription Agreements).

Additionally, pursuant to the PIPE Engagement Letter, CF&Co. may also receive the Engagement Letter Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement and (ii) 1.5% of the gross proceeds received by the Company and Pubco pursuant to the April Equity PIPE and the Convertible Notes PIPE, subject to certain adjustments.

Related Party Loans

On May 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to the Pre-IPO Note, which was amended and restated on June 12, 2023 and on May 31, 2024. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $287,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon completion of the Initial Public Offering.

In order to finance transaction costs in connection with the Business Combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor. The Sponsor Loan does not bear interest and is repayable by the Company to the Sponsor upon consummation of the Business Combination; provided that, pursuant to an amended and restated promissory note, at the Sponsor’s option, at any time beginning 60 days after the date of the Initial Public Offering, all or any portion of the amount outstanding under the Sponsor Loan may be converted into Class A ordinary shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account. As of September 30, 2025 and December 31, 2024, the Company had approximately $904,000 and approximately $333,000, respectively, outstanding under the Sponsor Loan. Pursuant to the Sponsor Support Agreement, the Sponsor has elected to have the amount outstanding under the Sponsor Loan as of the Closing, other than with respect to certain expenses incurred by the Company with respect to the SEC and Nasdaq as further described in the Sponsor Support Agreement, be repaid in Class A ordinary shares at the Closing.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both September 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.

In addition, the Sponsor has agreed to lend the Company up to $1,500,000 pursuant to a promissory note (the “Sponsor Note”) in connection with the consummation of the Business Combination, an extension of time for the Company to consummate the Business Combination or the Company’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by the Company at the closing of the Business Combination. If the Company is unable to consummate the Business Combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payable to related party on the Company’s condensed consolidated balance sheets. As of September 30, 2025 and December 31, 2024, the Company had $0 and approximately $1,000, respectively, as payable outstanding to the Sponsor for such expenses paid on the Company’s behalf. In addition, any accrued but unpaid balances are included in Receivable from related party in the Company’s condensed consolidated balance sheets. As of September 30, 2025 and December 31, 2024, the Company had approximately $11,000 and $0, respectively, as receivable outstanding from the Sponsor.

Administrative Services Agreement

The Company has agreed to pay $10,000 a month to the Sponsor for office space, administrative and shared personnel support services. Services commenced on August 13, 2024, the date the Class A ordinary shares were first listed on the Nasdaq Stock Market and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. During the three months ended September 30, 2025 and 2024, the Company incurred $30,000 and $16,000, respectively, for these services. During the nine months ended September 30, 2025 and 2024, the Company incurred $90,000 and $16,000, respectively, for these services.

Note 5—Commitments and Contingencies

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on August 12, 2024, the holders of Founder Shares (only after conversion of such shares to Class A ordinary shares), the Private Placement Shares and any Class A ordinary shares issued upon conversion of up to $1,750,000 of the Sponsor Loan are entitled to registration rights. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 1,500,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 14, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter advised the Company that it would not be exercising the over-allotment option.

CF&Co. was paid a cash underwriting discount of $2,000,000 in connection with the Initial Public Offering. The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination (see Note 4).

M&A Engagement Letter

The Company has engaged CF&Co. as its exclusive financial advisor for the Transactions (see Note 4).

PIPE Engagement Letter

The Company has engaged CF&Co. to provide placement agent services in connection with each of the PIPE Investments (see Note 4).

Independent Directors Compensation

Commencing on August 12, 2024, the Company compensates its independent directors through cash payments for their services on the Company’s board of directors. As a result, during the three months ended September 30, 2025 and 2024, the Company recognized approximately $32,000 and approximately $13,000, respectively, of compensation expense on its unaudited condensed consolidated statements of operations. During the nine months ended September 30, 2025 and 2024, the Company recognized approximately $82,000 and approximately $13,000, respectively, of compensation expense on its unaudited condensed consolidated statements of operations. The corresponding accrued compensation payable recognized on the Company’s condensed consolidated balance sheets was approximately $32,000 and approximately $23,000 as of September 30, 2025 and December 31, 2024, respectively.

Risks and Uncertainties

The Company’s results of operations and its ability to complete the Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s results of operations and its ability to consummate the Business Combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, fluctuations in interest rates, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. Management continues to evaluate the impact of these factors and has concluded that while it is reasonably possible that these factors could have an effect on the Company’s financial position, results of its operations and completion of the Business Combination, the specific impact is not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6—Available-for-Sale Debt Securities

The following tables present the amortized cost, gross unrealized gains (losses), fair value and other information for the available-for-sale debt securities held in the Trust Account:

September 30, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1) (2)	$105,286,044	$33,801	$(18,771)	$105,301,074

December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1) (2)	$101,881,727	$177,761	$(83,125)	$101,976,363

(1)	Contractual maturities are one year or less.
(2)	No debt securities were in an unrealized loss position.

The Company did not have any sales of its available-for-sale debt securities during the three and nine months ended September 30, 2025 and 2024.

Note 7—Shareholders’ Deficit

Class A Ordinary Shares – The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of both September 30, 2025 and December 31, 2024, there were 300,000 Class A ordinary shares issued and outstanding, excluding 10,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares – The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In November 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. Information contained in the consolidated financial statements has been retroactively adjusted for the surrenders and cancellations. In connection with the underwriter advising the Company that it would not be exercising the over-allotment option, on August 14, 2024 the Sponsor surrendered, for no consideration 375,000 Class B ordinary shares, so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares). As a result, 2,500,000 Class B ordinary shares were issued and outstanding as of both September 30, 2025 and December 31, 2024.

Prior to the consummation of the Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment and removal of directors and be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of the Company approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Other than as described above, holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination or at any time and from time to time at the option of the holder thereof, on a one-for-one basis, subject to adjustment. Class A ordinary shares issued in connection with the conversion of Class B ordinary shares issued prior to the consummation of the Business Combination are subject to the same restrictions as applied to Class B ordinary shares prior to such conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination.

In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preference Shares – The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both September 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Note 8—Fair Value Measurement on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

●	Level 1 measurements – unadjusted observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2 measurements – inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3 measurements – unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024, and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

September 30, 2025

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$105,301,074	$—	$—	$105,301,074
Forward sale securities asset	—	—	1,559,663	1,559,663
Total	$105,301,074	$—	$1,559,663	$106,860,737

December 31, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$101,976,363	$—	$—	$101,976,363
Total	$101,976,363	$—	$—	$101,976,363

As of September 30, 2025 and December 31, 2024, Level 1 assets include a direct investment in the U.S. government treasury bills classified as available-for-sale debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Forward Sale Securities

The fair value of the forward sale securities to be issued under the Equity PIPE Subscription Agreements is based on the fair value of Bitcoin as of the measurement date. The excess (asset) or deficit (liability) of the fair value of the forward sale securities to be issued as of September 30, 2025, as compared to the fair value of Bitcoin stipulated under the Equity PIPE Subscription Agreements, is discounted to derive present value and then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the forward sale securities is the probability of consummation of the Business Combination. As of September 30, 2025, the probability assigned to the consummation of the Business Combination was 15.8%. The probability was determined based on observed success rates of business combinations for special purpose acquisition companies.

The following table presents the changes in the fair value of the forward sale securities for the three and nine months ended September 30, 2025:

Forward Sale Securities
Fair value at inception	$—
Change in valuation inputs or other assumptions(1)	—
Fair value as of June 30, 2025	$—
Change in valuation inputs or other assumptions(1)	1,559,663
Fair value as of September 30, 2025	$1,559,663

(1)	Changes in valuation inputs or other assumptions are recognized in Change in fair value of forward sale securities in the unaudited condensed consolidated statements of operations.

Note 9—Segment Information

The Company has not yet commenced operations, thus all activity for the three and nine months ended September 30, 2025 and 2024 relates to the Company’s formation, the Initial Public Offering, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company has identified its Chairman and Chief Executive Officer as the chief operating decision maker (the “CODM”). The Company consists of one reportable segment, because the resource allocation and assessment of performance of the entity’s business activities by the CODM are performed using the entity-wide operating results. The net income (loss) is the measure of segment profit (loss) most consistent with U.S. GAAP that is regularly reviewed by the CODM to allocate resources and assess financial performance.

The Company does not have operating income and therefore, it does not have any operating revenues. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the three months ended September 30, 2025 and 2024, the Company earned approximately $1,132,000 and $627,000, respectively, of interest income on investments held in the Trust Account. During the nine months ended September 30, 2025 and 2024, the Company earned approximately $3,404,000 and $627,000, respectively, of interest income on investments held in the Trust Account. The Company’s significant segment expenses were general and administrative expenses, which were approximately $606,000 and approximately $135,000 for the three months ended September 30, 2025 and 2024, respectively, and approximately $1,622,000 and approximately $170,000 for the nine months ended September 30, 2025 and 2024, respectively. The other segment expenses were administrative expenses paid to the Sponsor, which amounted to $30,000 and approximately $16,000 for the three months ended September 30, 2025 and 2024, respectively, and $90,000 and approximately $16,000 for the nine months ended September 30, 2025 and 2024, respectively. The other segment income for the three and nine months ended September 30, 2025 was the gain from the change in fair value of the forward sale securities, which amounted to approximately $1,560,000 for each period. Refer to the Company’s unaudited condensed consolidated statements of operations for additional information.

As of September 30, 2025 and December 31, 2024, the Company had total assets of approximately $107,115,000 and approximately $102,370,000, respectively. See the Company’s condensed consolidated balance sheets for additional information.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued and determined that, other than as described below, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

On November 5, 2025, Pubco’s Registration Statement on Form S-4 (File No. 333-290246) became effective.

On November 6, 2025, the Company filed with the SEC its definitive proxy statement with respect to its extraordinary general meeting of shareholders to approve the Transactions.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Cantor Equity Partners, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cantor Equity Partners, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, statements of comprehensive income (loss), changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 28, 2025

PCAOB Number 100

CANTOR EQUITY PARTNERS, INC.
BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets:
Current Assets:
Cash	$25,000	$—
Prepaid expenses	228,250	—
Total Current Assets	253,250	—
Available-for-sale debt securities held in Trust Account, at fair value (amortized cost $101,881,727)	101,976,363	—
Other assets	139,904	—
Total Assets	$102,369,517	$—

Liabilities and Shareholders’ Deficit:
Current Liabilities:
Accrued expenses	$109,344	$112,607
Notes payable – related party	332,992	182,434
Payable to related party	763	—
Total Liabilities	443,099	295,041

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 10,000,000 and 0 shares issued and outstanding at redemption value of $10.35 and $0 per share as of December 31, 2024 and 2023, respectively	103,476,372	—

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of both December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 300,000 shares issued and outstanding (excluding 10,000,000 shares subject to possible redemption) as of December 31, 2024 and no shares issued or outstanding as of December 31, 2023	30	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,500,000(1) and 2,875,000(2) shares issued and outstanding as of December 31, 2024 and 2023, respectively	250 (1)	288 (2)
Additional paid-in capital	—	24,712
Accumulated deficit	(1,644,870)	(320,041)
Accumulated other comprehensive income	94,636	—
Total Shareholders’ Deficit	(1,549,954)	(295,041)
Total Liabilities, Commitments and Contingencies and Shareholders’ Deficit	$102,369,517	$—

(1)	The number of shares and the amount reflect 375,000 Class B ordinary shares surrendered by the Sponsor for no consideration on August 14, 2024 (See Note 7).

(2)	The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2024	Year Ended December 31, 2023
General and administrative costs	$297,816	$252,866
Administrative expenses – related party	46,129	—
Loss from operations	(343,945)	(252,866)
Interest income on investments held in the Trust Account	1,881,736	—
Net income (loss)	$1,537,791	$(252,866)

Weighted average number of ordinary shares outstanding:
Class A – Public shares	3,825,137	—
Class A – Private placement	114,754	—
Class B – Ordinary shares(1)	2,500,000	2,500,000
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.24	$—
Class A – Private placement	$0.24	$—
Class B – Ordinary shares	$0.24	$(0.10)

(1)	On August 14, 2024, 375,000 Class B ordinary shares were shares surrendered by the Sponsor for no consideration. This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net income (loss)	$1,537,791	$(252,866)
Other comprehensive income:
Change in unrealized appreciation of available-for-sale debt securities	94,636	—
Total other comprehensive income	94,636	—
Comprehensive income (loss)	$1,632,427	$(252,866)

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

									Accumulated
	Ordinary Shares						Additional		Other	Total
	Class A		Class B				Paid-In	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares		Amount		Capital	Deficit	Income	Deficit
Balance – December 31, 2022	—	$—	2,875,000	(1)(2)	$288	(1)(2)	$24,712	$(67,175)	$—	$(42,175)
Net loss	—	—	—		—		—	(252,866)	—	(252,866)
Balance – December 31, 2023	—	$—	2,875,000	(1)	$288	(1)	$24,712	$(320,041)	$—	$(295,041)
Sale of Class A ordinary shares to Sponsor in private placement	300,000	30	—		—		2,999,970	—	—	3,000,000
Surrender of Class B ordinary shares by Sponsor at $0.0001 par value	—	—	(375,000)		(38)		38	—	—	—
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—		—		(3,024,720)	(2,862,620)	—	(5,887,340)
Other comprehensive income	—	—	—		—		—	—	94,636	94,636
Net income	—	—	—		—		—	1,537,791	—	1,537,791
Balance – December 31, 2024	300,000	$30	2,500,000		$250		$—	$(1,644,870)	$94,636	$(1,549,954)

(1)	On August 14, 2024, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration (See Note 7). The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

(2)	The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 7,906,250 Class B ordinary shares in June 2023 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net income (loss)	$1,537,791	$(252,866)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party	87,517	—
Interest income on investments held in the Trust Account	(1,881,736)	—
Changes in operating assets and liabilities:
Deferred offering costs	—	190,800
Prepaid expenses	122,105	—
Accrued expenses	(3,263)	28,559
Net cash used in operating activities	(137,586)	(33,507)

Cash flows from investing activities:
Cash deposited in Trust Account	(9)	—
Purchase of available-for-sale debt securities held in Trust Account	(99,999,991)	—
Net cash used in investing activities	(100,000,000)	—

Cash flows from financing activities:
Proceeds received from initial public offering	100,000,000	—
Proceeds received from private placement	3,000,000	—
Offering costs paid	(2,369,200)	—
Deferred offering costs paid by related party	(41,768)	—
Proceeds from Notes payable – related party	150,558	33,507
Payment on Payable to related party	(577,004)	—
Net cash provided by financing activities	100,162,586	33,507

Net change in cash	25,000	—
Cash – beginning of the period	—	—
Cash – end of the period	$25,000	$—

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Cantor Equity Partners, Inc. (the “Company”) was incorporated on November 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced operations. All activity through December 31, 2024 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the year ended December 31, 2024, the Company has generated non-operating income in the form of interest income from direct investments in U.S. government debt securities from the net proceeds derived from the Initial Public Offering and the Private Placement (as defined below).

The Company’s sponsor is Cantor EP Holdings, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on August 12, 2024. On August 14, 2024, the Company consummated the Initial Public Offering of 10,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares” and such Class A ordinary shares issued in the Initial Public Offering, the “Public Shares”) at a purchase price of $10.00 per Public Share, generating gross proceeds of $100,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Class A ordinary shares (the “Private Placement Shares”) to the Sponsor at a price of $10.00 per Private Placement Share in a private placement (the “Private Placement”), generating gross proceeds of $3,000,000, as described in Note 4.

The net proceeds of the Private Placement were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $2,400,000, consisting of $2,100,000 of underwriting fees and approximately $300,000 of other costs.

Following the closing of the Initial Public Offering and the Private Placement on August 14, 2024, an amount of $100,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the Private Placement Shares (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account were initially held in an account at J.P. Morgan Chase Bank, N.A. and on August 15, 2024, were transferred to an account at CF Secured, LLC (“CF Secured”), an affiliate of the Sponsor. The Trust Account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or held as cash or cash items (including in demand deposit accounts) at a bank, as determined by the Company, until the earlier of: (i) the completion of the Business Combination or (ii) the distribution of the Trust Account, as described below.

Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating the Business Combination. There is no assurance that the Company will be able to complete the Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete the Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (which was initially $10.15 per Public Share, inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note (as defined below) in the applicable Redemption Event (as defined below)). The Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with the Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (as may be amended, the “Amended and Restated Memorandum and Articles”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing the Business Combination. If, however, shareholder approval of the Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination, or if they vote at all. If the Company seeks shareholder approval in connection with the Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination). In addition, the Sponsor and the Company’s directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 25% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete the Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Failure to Consummate the Business Combination — The Company has until August 14, 2026, or until such earlier liquidation date as the Company’s board of directors may approve or such later date as the Company’s shareholders may approve pursuant to the Amended and Restated Memorandum and Articles (the “Combination Period”), to consummate the Business Combination. If the Company is unable to complete the Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights from the Trust Account with respect to the Founder Shares and the Private Placement Shares held by them if the Company fails to complete the Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors and officers acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 (inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note ) per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.15 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm and the underwriters of the Initial Public Offering), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2024 and 2023, the Company had $25,000 and $0, respectively, of cash in its operating account. As of December 31, 2024 and 2023, the Company had a working capital deficit of approximately $190,000 and approximately $295,000, respectively. As December 31, 2024 and 2023, approximately $1,976,000 and $0, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

The Company’s liquidity needs through December 31, 2024 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $287,000 from the Sponsor pursuant to the Pre-IPO Note (see Note 4), the proceeds from the sale of the Private Placement Shares not held in the Trust Account and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor agreed to loan the Company up to $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination (the “Sponsor Loan”), of which approximately $333,000 has been drawn by the Company as of December 31, 2024. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of December 31, 2024, the Company did not have any borrowings under the Working Capital Loans.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments (if any) with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account or the Trust Account as of both December 31, 2024 and 2023.

Available-for-Sale Debt Securities

The Company’s investments held in the Trust Account as of December 31, 2024 comprised of a direct investment in U.S. government treasury bills.

The Company accounts for its investment in debt securities in accordance with the guidance in ASC 320, Investments — Debt and Equity Securities. When the Company has the ability and positive intent to hold debt securities until maturity, such securities are classified as held-to-maturity and carried at amortized cost. None of the Company’s debt securities met the criteria for held-to-maturity classification as of December 31, 2024. As the Company does not have the ability or positive intent to hold its debt securities until maturity, the securities are classified as available-for-sale. Unrealized gains and losses from available-for-sale debt securities carried at fair value are reported as a separate component of Accumulated other comprehensive income in shareholders’ deficit. Interest income recognized on the statements of operations reflects accretion of discount. Investments in debt securities are recorded on a trade-date basis.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000 and investments in the U.S. government debt securities held in the Trust Account. For both the years ended December 31, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Under ASC 820, Fair Value Measurement (“ASC 820”), “fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820 approximates the carrying amounts presented in the balance sheets, primarily due to their short-term nature, with the exception of the available-for-sale debt securities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the Public Shares upon the completion of the Initial Public Offering.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2024 and 2023, 10,000,000 and 0, Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity outside of the shareholders’ deficit section of the Company’s balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A ordinary shares. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A ordinary shares also resulted in charges against Additional paid-in capital and Accumulated deficit.

As of December 31, 2024 and 2023, the Class A ordinary shares subject to possible redemption, as presented in the accompanying balance sheets, are reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2023	$—
Gross proceeds	100,000,000
Less:
Issuance costs allocated to Class A ordinary shares	(2,410,968)
Plus:
Accretion of carrying value to redemption value	5,887,340
Class A ordinary shares subject to possible redemption, December 31, 2024	$103,476,372

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to shareholders by the weighted average number of ordinary shares outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro rata to Class A ordinary shares subject to possible redemption, nonredeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Year Ended December 31, 2024			For the Year Ended December 31, 2023
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$913,410	$27,402	$596,979	$—	$—	$(252,866)
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	3,825,137	114,754	2,500,000	—	—	2,500,000
Basic and diluted net income (loss) per ordinary share	$0.24	$0.24	$0.24	$—	$—	$(0.10)

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are accounted for using the asset and liability method as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Management is required to determine whether a tax position is more likely than not to be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Because significant assumptions are used in determining whether a tax benefit is more likely than not to be sustained upon examination by tax authorities, actual results may differ from management’s estimates under different assumptions or conditions. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statements of operations.

No amounts were accrued for the payment of interest and penalties as of both December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. As of both December 31, 2024 and 2023, the Company has not recorded any amounts related to uncertain tax positions.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company recorded no income tax provision for the periods presented.

Segment Reporting

The Company has one reportable segment. See Note 9 — Segment Information for additional information.

Recently Adopted Accounting Pronouncement

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on the required effective date for the financial statements issued for the annual reporting periods beginning on January 1, 2024 and will apply the guidance for the interim periods beginning on January 1, 2025. The adoption of the new guidance did not have an impact on the Company’s financial statements.

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning on January 1, 2025, will require prospective presentation with an option to apply it retrospectively for each period presented, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements. The Conceptual Framework establishes concepts that the FASB considers in developing standards. The ASU was issued to remove references to the Conceptual Framework in the Codification. The FASB noted that references to the Concepts Statements in the Codification could have implied that the Concepts Statements are authoritative. Also, some of the references removed were to Concepts Statements that are superseded. The new guidance became effective for the Company beginning on January 1, 2025 and will be applied prospectively to all new transactions recognized on or after the adoption date. The adoption of the new guidance is not expected to have a material impact on the Company’s financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard improves financial reporting and responds to investor input that additional expense detail is fundamental to understanding the performance of an entity, assessing its prospects for future cash flows, and comparing its performance over time and with that of other entities. The new guidance requires public business entities to disclose in the notes to financial statements specified information about certain costs and expenses at each interim and annual reporting period. Specified expenses, gains or losses that are already disclosed under existing U.S. GAAP will be required by the ASU to be included in the disaggregated income statement expense line item disclosures, and any remaining amounts will need to be described qualitatively. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning on January 1, 2027 and interim reporting periods beginning on January 1, 2028, will require either prospective or retrospective presentation, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

SEC Rule on Climate-Related Disclosures

In 2024, the SEC adopted final rules relating to The Enhancement and Standardization of Climate-Related Disclosures for Investors, that would require registrants to provide climate-related disclosures in a note to their audited financial statements. The disclosures under the final rules would include certain effects of severe weather events and other natural conditions, including the aggregate amounts and where in the financial statements they are presented. If carbon offsets or renewable energy credits or certificates (“RECs”) are deemed a material component of the registrant’s plans to achieve its disclosed climate-related targets, registrants would be required to disclose information about the offsets and RECs. Registrants would also be required to disclose whether and how (1) exposures to risks and uncertainties associated with, or known impacts from, severe weather events and other natural conditions and (2) any disclosed climate-related targets or transition plans materially impacted the estimates and assumptions used in preparing the financial statements. Finally, registrants would be required to disclose additional contextual information about the above disclosures, including how each financial statement effect was derived and the accounting policy decisions made to calculate the effects, for the most recently completed fiscal year and, if previously disclosed or required to be disclosed, for the historical fiscal year for which audited consolidated financial statements are included in the filing. Subsequent to the issuance of the final rules, the SEC has released an order staying the final rules pending judicial review of all of the petitions challenging the rules. Absent the stay, the rules would have been effective for the Company upon its registration under the Exchange Act on August 12, 2024 and phased in starting in 2027. Management is currently monitoring the developments pertaining to the final rules and any resulting potential impacts on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Class A ordinary shares at a price of $10.00 per share. In connection with the underwriter’s advising the Company that it would not be exercising the over-allotment option, the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares of the Company, par value $0.0001 per share (“Class B ordinary shares”), so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

In November 2020, the Sponsor purchased 14,375,000 Class B ordinary shares (the “Founder Shares”) for a purchase price of $25,000. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination and are subject to certain transfer restrictions, as described in Note 7.

On August 14, 2024, due to the underwriter advising the Company that it would not be exercising the over-allotment option, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares), resulting in 2,500,000 Class B ordinary shares issued and outstanding and held by the Sponsor.

The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 300,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($3,000,000 in the aggregate) in the Private Placement. The net proceeds from the Private Placement have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Sponsor has entered into a letter agreement with the Company pursuant to which it has agreed to waive its redemption rights with respect to the Private Placement Shares in connection with the completion of the Business Combination or otherwise. The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the Business Combination.

Available-for-Sale Debt Securities Held in the Trust Account

As of December 31, 2024, the fair value of the Company’s investments in U.S. government treasury bills held in the Trust Account at CF Secured was approximately $101,976,000. As of December 31, 2023, the Company did not have any investments.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of the Business Combination.

Related Party Loans

On May 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “Original Note”). On June 12, 2023, the Company entered into an amended and restated Original Note (the “A&R Note”). On May 31, 2024, the Company entered into a second amended and restated Original Note (the “Pre-IPO Note”). Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $287,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon completion of the Initial Public Offering. As of December 31, 2024 and 2023, the Company had $0 and approximately $182,000, respectively, outstanding under the Pre-IPO Note.

In order to finance transaction costs in connection with the Business Combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor. The Sponsor Loan does not bear interest and is repayable by the Company to the Sponsor upon consummation of the Business Combination; provided that, pursuant to an amended and restated promissory note, at the Sponsor’s option, at any time beginning 60 days after the date of the Initial Public Offering, all or any portion of the amount outstanding under the Sponsor Loan may be converted into Class A ordinary shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account. As of December 31, 2024 and 2023, the Company had approximately $333,000 and $0, respectively, outstanding under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both December 31, 2024 and 2023, the Company had no borrowings under the Working Capital Loans.

In addition, the Sponsor has agreed to lend the Company up to $1,500,000 pursuant to a promissory note (the “Sponsor Note”) in connection with the consummation of the Business Combination, an extension of time for the Company to consummate the Business Combination or the Company’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by the Company at the closing of the Business Combination.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

If the Company is unable to consummate the Business Combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payable to related party on the Company’s balance sheets. As of December 31, 2024 and 2023, the Company had approximately $1,000 and $0, respectively, as payable outstanding to the Sponsor for such expenses paid on the Company’s behalf.

Administrative Support Agreement

The Company has agreed to pay $10,000 a month to the Sponsor for office space, administrative and shared personnel support services. Services commenced on August 13, 2024, the date the Class A ordinary shares were first listed on the Nasdaq Stock Market, and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. During the years ended December 31, 2024 and 2023, the Company incurred approximately $46,000 and $0, respectively, for these services.

Independent Directors Compensation

Commencing on August 12, 2024, the Company compensates its independent directors through cash payments for their services on the Company’s board of directors. As a result, during the year ended December 31, 2024, the Company recognized approximately $23,000 of compensation expense on its statement of operations. The corresponding accrued compensation payable recognized on the Company’s balance sheet was approximately $23,000 as of December 31, 2024.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on August 12, 2024, the holders of Founder Shares (only after conversion of such shares to Class A ordinary shares), the Private Placement Shares and any Class A ordinary shares issued upon conversion of up to $1,750,000 of the Sponsor Loan are entitled to registration rights. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 1,500,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 14, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter advised the Company that it would not be exercising the over-allotment option.

CF&Co. was paid a cash underwriting discount of $2,000,000 in connection with the Initial Public Offering. The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the military conflicts in Ukraine and the Middle East on the financial markets and on the industry, and has concluded that while it is reasonably possible that the conflicts could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Available-for-Sale Debt Securities

The following table presents the amortized cost, gross unrealized gains (losses), fair value and other information for the available-for-sale debt securities held in the Trust Account:

December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1)(2)	$101,881,727	$177,761	$(83,125)	$101,976,363

(1)	Contractual maturities are one year or less.

(2)	No debt securities were in an unrealized loss position.

The Company did not have any sales of its available-for-sale debt securities during the year ended December 31, 2024.

Note 7 — Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2024 and 2023, there were 300,000 and 0 Class A ordinary shares issued and outstanding, respectively, excluding 10,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In November 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. Information contained in the financial statements has been retroactively adjusted for the surrenders and cancellations. In connection with the underwriter’s advising the Company that it would not be exercising the over-allotment option, on August 14, 2024 the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares, so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares). As a result, 2,500,000 Class B ordinary shares were issued and outstanding as of December 31, 2024.

Prior to the consummation of the Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment and removal of directors and be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of the Company approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Other than as described above, holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholders’ Deficit (cont.)

The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination or at any time and from time to time at the option of the holder thereof, on a one-for-one basis, subject to adjustment. Class A ordinary shares issued in connection with the conversion of Class B ordinary shares issued prior to the consummation of the Business Combination are subject to the same restrictions as applied to Class B ordinary shares prior to such conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination.

In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

●	Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2024, and indicates the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

December 31, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$101,976,363	$—	$—	$101,976,363
Total	$101,976,363	$—	$—	$101,976,363

As of December 31, 2024, Level 1 assets include a direct investment in the U.S. government treasury bills classified as available-for-sale debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 9 — Segment Information

The Company has not yet commenced operations, thus all activity for the years ended December 31, 2024 and 2023 relates to the Company’s formation and the Initial Public Offering. The Company has identified its Chairman and Chief Executive Officer as the chief operating decision maker (“CODM”). The Company consists of one reportable segment, because the resource allocation and assessment of performance of the entity’s business activities by the CODM are performed using the entity-wide operating results. The net income (loss) is the measure of segment profit (loss) most consistent with U.S. GAAP that is regularly reviewed by the CODM to allocate resources and assess financial performance.

The Company does not have operating income and therefore, it does not have any operating revenues. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the years ended December 31, 2024 and 2023, the Company earned approximately $1,882,000 and $0, respectively, of interest income on investments held in the Trust Account. The Company’s significant expenses were general and administrative expenses, which were approximately $298,000 and $253,000 for the years ended December 31, 2024 and 2023, respectively. The other expenses were administrative expenses paid to the Sponsor, which amounted to approximately $46,000 and $0 for the years ended December 31, 2024 and 2023, respectively. Refer to the Company’s statements of operations for additional information.

As of December 31, 2024 and 2023, the Company had total assets of approximately $102,370,000 and $0, respectively. See the Company’s balance sheets for additional information.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

TWENTY ONE ASSETS, LLC

CONDENSED BALANCE SHEETS

	September 30, 2025	April 30, 2025
	(Unaudited)
ASSETS
Current assets
Cash	$808,230	$-
Due from affiliate	15,600	-
Total current assets	823,830	-
TOTAL ASSETS	$823,830	$-

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$47,300	$-
Accrued expenses	639,982	51,800
Total current liabilities	687,282	51,800
TOTAL LIABILITIES	687,282	51,800

COMMITMENTS AND CONTINGENCIES (NOTE 5)

MEMBERS’ EQUITY (DEFICIT)
Member interest units, 1 Class A member unit issued and outstanding as of September 30, 2025 and April 30, 2025	-	-
Subscription receivable	-	(200,000)
Additional paid in capital	1,200,000	200,000
Accumulated deficit	(1,063,452)	(51,800)
TOTAL MEMBERS’ EQUITY (DEFICIT)	136,548	(51,800)
TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$823,830	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC

CONDENSED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended	For the Period from April 17, 2025 (Inception) to
	September 30, 2025	September 30, 2025

OPERATING EXPENSES
General and administrative	$581,070	$980,152
Sales and Marketing	75,000	83,300
Loss from operations	(656,070)	(1,063,452)
Net Loss	$(656,070)	$(1,063,452)

Weighted average member unit, basic and diluted	1	1
Net loss per member unit, basic and diluted	$(656,070)	$(1,063,452)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

	Member’s Units		Subscription	Additional paid in	Accumulated	Total Member’s Equity
	Units	Amount	Receivable	Capital	Deficit	(Deficit)
Balance at April 17, 2025 (inception)	-	$-	$-	$-	$-	$-
Issuance of member unit	1,000	-	(200,000)	200,000	-	-
Net loss	-	-	-	-	(51,800)	(51,800)
Balance at April 30, 2025	1,000	-	(200,000)	200,000	(51,800)	(51,800)
Subscription proceeds received	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	(355,582)	(355,582)
Balance at June 30, 2025 (unaudited)	1,000	-	-	200,000	(407,382)	(207,382)
Capital contribution from member	-	-	-	1,000,000	-	1,000,000
Net loss	-	-	-	-	(656,070)	(656,070)
Balance at September 30, 2025 (unaudited)	1,000	$-	$-	$1,200,000	$(1,063,452)	$136,548

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

For the Period from April 17, 2025 (Inception) to
September 30, 2025
Cash flows from investing activities
Net loss	$(1,063,452)
Adjustments to reconcile net loss to cash used in operating activities
Changes in operating assets and liabilities:
Accounts payable	47,300
Accrued expenses	639,982
Due from affiliate	(15,600)
Net cash used in operating activities	(391,770)

Cash flows from financing activities
Receipt of subscription proceeds	200,000
Proceeds received from contributed capital	1,000,000
Net cash from financing activities	1,200,000

Net change in cash	808,230
Cash, beginning of period	-
Cash, end of period	$808,230

The accompanying notes are an integral part of these unaudited condensed financial statements.

Note 1 — Description of Organization and Business Operations

Twenty One Assets, LLC (the “Company” or “Twenty One”) was incorporated in Delaware as a limited liability company on April 17, 2025. The Company will be focused exclusively on Bitcoin-related business lines.

On April 22, 2025, the Company, Twenty One Capital, Inc., a Texas corporation (“Pubco”), Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1 to the Business Combination Agreement”) which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price (as defined in the Business Combination Agreement) used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Pubco at the Closing and the number of shares of Pubco Stock (as defined in the Business Combination Agreement) to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Note 2 — Liquidity and Capital Resources

The Company reported a loss from operations of $1,063,452 for the for the period from April 17, 2025 (inception) to September 30, 2025. As of September 30, 2025, the Company had an aggregate cash balance of $808,230, a net working capital of $136,548 and an accumulated deficit of $1,063,452.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional member units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these unaudited condensed financial statements were issued. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying unaudited condensed financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating expenses which comprises mainly of general and administrative expenses and cash flows as the primary measures to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit (“FDIC limit”). At September 30, 2025, the cash balance of $808,230 was under the FDIC limit. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2025 and April 30, 2025, there were no cash equivalents.

Net Loss per Member Unit

Basic net loss per member unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net loss per member unit is computed similar to basic net loss per member unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive.

For the three months ended September 30, 2025 and for the period from April 17, 2025 (inception) to September 30, 2025, the Company’s diluted weighted-average member units outstanding is equal to the basic weighted-average member units, as there are no potentially dilutive securities currently issued and outstanding at September 30, 2025.

Income Taxes

The Company is a single member limited liability company treated as a disregarded entity for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying unaudited condensed financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Related Party Transactions

From time to time, the Company covers the costs of operating expenses on behalf of an affiliate company. For the three ended September 30, 2025 and the period from April 17, 2025 (inception) to September 30, 2025, the Company advanced $15,600 on behalf of the affiliate company. As September 30, 2025 and April 30, 2025, $15,600 and $0, respectively, is outstanding and included in due from affiliate on the accompanying balance sheets. The balance is due on demand.

Note 5 — Members’ Equity (Deficit)

The Company is authorized to issue an unlimited amount of Class A member units and Class B member units (collectively the “Member Units”). Class A member units and Class B member units are identical in all respects. As of September 30, 2025 and April 30, 2025, there was 1 Class A member unit issued and outstanding.

For the period from April 17, 2025 (inception) through September 30, 2025, the Company received capital contributions in the amount of $1.2 million.

Note 6 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s unaudited condensed financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 7 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the unaudited condensed statement of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews operating expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period ( less than a year). The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. All of the Company’s operating expenses, which consists of general and administrative expenses and sales and marketing expenses, relate to this single operating segment as reported on the statement of operations, and are the significant segment expenses provided to the CODM on a regular basis.

	For the Three Months Ended	For the Period from April 17, 2025 (Inception) to
	September 30, 2025	September 30, 2025
	(Unaudited)	(Unaudited)
OPERATING EXPENSES
General and administrative	581,070	980,152
Sales and Marketing	75,000	83,300
TOTAL OPERATING EXPENSES	656,070	1,063,452

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Twenty One Assets, LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Twenty One Assets, LLC (the “Company”) as of April 30, 2025, and the related statements of operations, changes in members’ equity, and cash flows for the period from April 17, 2025 (inception) to April 30, 2025, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2025, and the results of its operations and its cash flows for the period from April 17, 2025 (inception) to April 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring and expected future losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Twenty One Assets, LLC’s auditor since 2025.

East Brunswick, New Jersey

July 2, 2025

TWENTY ONE ASSETS, LLC
BALANCE SHEET
APRIL 30, 2025

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$51,800
Total current liabilities	51,800
TOTAL LIABILITIES	51,800

COMMITMENTS AND CONTINGENCIES (NOTE 5)

MEMBERS’ EQUITY
Member interest units, 1 Class A member unit issued and outstanding as of April 30, 2025	—
Contributed Capital Receivable	(200,000)
Additional paid in capital	200,000
Accumulated deficit	(51,800)
TOTAL MEMBERS’ EQUITY	(51,800)
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$—

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

OPERATING EXPENSES
General and administrative	$51,800
Loss from operations	(51,800)
Net loss	$(51,800)

Weighted average participating member units, basic and diluted	1
Net loss per participating member units, basic and diluted	$(51,800.00)

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

	Member Units		Contributed Capital	Additional paid in	Accumulated	Members’
	Units	Amount	Receivable	Capital	Deficit	Equity
Balance, April 17, 2025 (inception)	—	$—	$—	$—	$—	$—
Issuance of member units	1	—	(200,000)	200,000	—	—
Net loss	—	—	—	—	(51,800)	(51,800)
Balance, April 30, 2025	1	$—	$(200,000)	$200,000	$(51,800)	$(51,800)

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Cash flows used in operating activities
Net loss	$(51,800)
Adjustments to reconcile net loss	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	51,800
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

Non-cash investing and financing activities:
Sale of member units via a contributed capital receivable	$200,000

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 1 — Description of Organization and Business Operations

Twenty One Assets, LLC (the “Company” or “Twenty One”) was incorporated in Delaware as a limited liability company on April 17, 2025. The Company will be focused exclusively on Bitcoin-related business lines.

Note 2 — Liquidity and Capital Resources

The Company reported loss from operations of $51,800 for the for the period from April 17, 2025 (inception) to April 30, 2025. As of April 30, 2025, the Company had an aggregate cash balance of $0, a net working capital deficit of $51,800 and accumulated deficit of $51,800.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional member units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at April 30, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At April 30, 2025, there were no cash and cash equivalents.

Net Loss per Participating Member Unit

Basic net loss per participating member unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net loss per participating member unit is computed similar to basic net loss per participating member unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive.

For the period from April 17, 2025 (inception) to April 30, 2025, the Company diluted weighted-average member units outstanding is equal to basis weighted-average member units, due to the Company’s net loss position. Hence, no member unit equivalents were included in the computation of diluted net loss per participating member unit since such inclusion would have been antidilutive. At April 30, 2025, there are no potentially dilutive securities currently issued and outstanding.

Income Taxes

The Company is a single member limited liability company treated as a disregarded entity for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Members’ Equity

The Company is authorized to issue an unlimited amount Class A member units and Class B member units (collectively the “Member Units”). Class A member units and Class B member units are identical in all respects. At April 30, 2025, there were 1 Class A member units issued and outstanding.

Note 5 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 6 — Related Party Transactions

For the period from April 17, 2025 (inception) to April 30, 2025, there were no related party transactions other than the initial contribution from the members which had not been paid as of April 30, 2025 so is shown as Contributed Capital Receivable on the accompanying balance sheet.

Note 7 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating officer decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 7 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses. to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (ie less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

For the period from April 17, 2025 (inception) to April 30, 2025
General and administrative	$51,800

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

As of June 30, 2025, the Company received $200,000 for the issuance of member interest units as recorded as Contributed Capital Receivable on the accompanying balance sheet.

TWENTY ONE CAPITAL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	June 30, 2025
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$49,954	$7,756
Due to affiliate	15,600	-
Total current liabilities	65,554	7,756
TOTAL LIABILITIES	65,554	7,756

COMMITMENTS AND CONTINGENCIES (NOTE 6)

Stockholder's Deficit
Class A Common stock, $0.01 par value; 1,000 shares authorized and 1 share issued and outstanding at September 30, 2025 and June 30, 2025	-	0.0
Additional paid in capital	-	-
Accumulated deficit	(65,554)	(7,756)
Total Stockholder's Deficit	(65,554)	(7,756)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TWENTY ONE CAPITAL, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months ended	For the Period from March 7, 2025 (inception) to
	September 30, 2025	September 30, 2025
OPERATING EXPENSES
General and administrative	$57,798	$65,554
Loss from operations	(57,798)	(65,554)
Net loss	(57,798)	$(65,554)

Weighted average Class A common shares outstanding, basic and diluted	1	1
Net loss per Class A common share, basic and diluted	$(57,798)	$(65,554)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TWENTY ONE CAPITAL, INC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

(UNAUDITED)

	Common Stock			Additional Paid in	Accumulated	Total Stockholder’s
	Shares	Amount		Capital	Deficit	Deficit
Balance at March 7, 2025 (inception)	-		$-	$-	$-	$-
Issuance of Class A common stock	1		-	-	-	-
Net loss	-		-	-	(7,756)	(7,756)
Balance at June 30, 2025	1		-	-	(7,756)	(7,756)
Net loss	-		-	-	(57,798)	(57,798)
Balance at September 30, 2025	1	$		$-	$(65,554)	$(65,554)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TWENTY ONE CAPITAL, INC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

(UNAUDITED)

Period from March 7, 2025 (inception) to

September 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(65,554)
Adjustments to reconcile net loss to cash used in operating activities
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	49,954
Due to affiliate	15,600
Net cash used in operating activities	-

Net change in cash	-
Cash, beginning of period	-
Cash, end of period	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Note 1 — Description of Organization and Business Operations

Twenty One Capital, Inc (the “Company” or “Pubco”) was incorporated in Texas on March 7, 2025. The Company will be focused exclusively on Bitcoin-related business lines. The Company had four wholly owned subsidiaries that were incorporated: Twenty One Merger Sub A, Inc., Twenty One Merger Sub B, Inc. and Twenty One Merger Sub C, Inc. were incorporated in Delaware and dissolved on September 9, 2025 and Twenty One Merger Sub D, Inc. was incorporated in the Caymans Islands.

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) (See Note 4).

Note 2 — Liquidity and Capital Resources

The Company reported a loss from operations of $65,554 for the period from March 7, 2025 (inception) to September 30, 2025. As of September 30, 2025, the Company had an aggregate cash balance of $0, a net working capital deficit of $65,554 and an accumulated deficit of $65,554.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements were issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

Principles of consolidation

These condensed consolidated financial statements include the accounts of the Company, all wholly owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating expenses and cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit (“FDIC limit”). Any loss incurred or a lack of access to funds held at financial institutions could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows. At September 30, 2025, the Company had an aggregate cash balance of $0.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of  September 30, 2025 and June 30, 2025, there were no cash and cash equivalents.

Fair value measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

●	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

●	Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common share equivalents had been issued and if the additional common shares were dilutive. Loss per share excludes all potential dilutive shares of common shares if their effect is anti-dilutive.

For the three months ended September 30, 2025 and for the period from March 7, 2025 (inception) to September 30, 2025, the Company diluted weighted-average shares outstanding is equal to basis weighted-average shares, as there were no potentially dilutive securities currently issued and outstanding at September 30, 2025.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses” (“DISE”) (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Business Combination Agreement

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving entity (such surviving entity, the “CEP Surviving Subsidiary,” such transaction, the “CEP Merger”), as a result of which CEP Shareholders will receive one share of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”) for each Class A ordinary share of CEP, par value $0.0001 per share (“CEP Class A Ordinary Shares”) held by such CEP Shareholder, and (ii) Twenty One will merge with and into a Delaware corporation to be formed by a to-be-formed indirect subsidiary of CEP (“Company Merger Sub”), with Company Merger Sub continuing as the surviving company (such surviving company, the “Company Surviving Subsidiary,” such transaction, the “Company Merger” and the Company Merger together with the CEP Merger, the “Mergers”), as a result of which the Sellers will receive shares of Pubco Class A Stock and Class B common stock of Pubco, par value $0.01 per share (“Pubco Class B Stock”) in exchange for their membership interests in the Company. Immediately following completion of the Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

In addition, on April 22, 2025, Pubco and CEP entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Note Investors”), who have agreed to make a private investment in Pubco by purchasing 1.0% convertible senior notes due 2030 (the “Convertible Notes”) with an aggregate principal amount of $340.2 million (the “Subscription Notes” and such subscription, the “Initial Convertible Notes PIPE” and together with the option for the Option Notes (as defined below), the exchange for the Exchange Notes (as defined below) and any issuance of the Engagement Letter Notes (as defined below), the “Convertible Notes PIPE”). Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase up to an aggregate of $100 million additional principal amount of Convertible Notes (the “Option Notes”) at any time before May 22, 2025 (the “Option Period”) on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (the “Option”). In connection therewith, on May 22, 2025, the Sponsor entered into a subscription agreement (the “Sponsor Convertible Notes Subscription Agreement”) on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP also entered into subscription agreements (the “April Equity PIPE Subscription Agreements,” and, together with the Convertible Notes Subscription Agreements, the “April PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors” and together with the Convertible Note Investors, the “April PIPE Investors”), who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares (the “April Equity PIPE Shares”) for $200 million in the aggregate, which includes the value of an aggregate of 347.6168 Bitcoin (the “April In-Kind PIPE Bitcoin”) invested by certain April Equity PIPE Investors instead of cash (the “April Equity PIPE” and together with the Convertible Notes PIPE, the “April PIPE Investments”). On June 19, 2025, CEP and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements” and, together with the April PIPE Subscription Agreements and the Sponsor PIPE Subscription Agreement, the “PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors,” together with the April Equity PIPE Investors and the Convertible Note Investors, the “PIPE Investors”), pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A ordinary shares (the “June Equity PIPE Shares”) for an aggregate purchase price of $165 million ($21.00 per share), which includes the value of an aggregate of 132.9547 Bitcoin (the “June In-Kind PIPE Bitcoin” and together with the April In-Kind PIPE Bitcoin, the “In-Kind PIPE Bitcoin”) invested by certain June Equity PIPE Investors instead of cash (the “June Equity PIPE,” together with the April Equity PIPE, the “Equity PIPEs,” and collectively with the Convertible Notes PIPE, the “PIPE Investments”). The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Pursuant to the Business Combination Agreement, (i) Tether has purchased 4,812.220927 Bitcoin (the “Initial PIPE Bitcoin”) for an aggregate purchase price of $458.7 million (the “Initial PIPE Net Proceeds”), being equal to the aggregate gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a holdback of $52 million, and, at Closing, Tether will sell the Initial PIPE Bitcoin to Pubco for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased 917.47360612 Bitcoin (the “Option PIPE Bitcoin”) for an aggregate purchase price of $99.5 million (the “Option PIPE Net Proceeds”), being equal to the gross proceeds of the Option Notes less a holdback of $500,000, and, at Closing, Tether will sell the Option PIPE Bitcoin to Pubco at a purchase price equal to the Option PIPE Net Proceeds, in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into a sale and purchase agreement (the “June PIPE Bitcoin Sale and Purchase Agreement”), pursuant to which Tether has purchased 1,381.15799423 Bitcoin (the “June PIPE Bitcoin” and together with the Initial PIPE Bitcoin and the Option PIPE Bitcoin, the “PIPE Bitcoin”) for an aggregate purchase price of approximately $147.5 million (the “June PIPE Net Proceeds”) being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million. At the closing of the Business Combination and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

At the Closing and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

The sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to Pubco are referred to herein as the “PIPE Bitcoin Sale.” Pursuant to the Business Combination Agreement, Tether agreed to purchase a number of Bitcoin equal to the Additional PIPE Bitcoin, if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. Tether has purchased the Additional PIPE Bitcoin and immediately prior to Closing, Tether will contribute such amount of Bitcoin to Pubco at Closing (such contribution, the “Additional PIPE Bitcoin Sale”) in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for an aggregate contribution of 31,500 Bitcoin and (i) in the case of Tether, 208 class A common membership interests of the Company (“Company Class A Interests”) and 208 class A common membership interests of the Company (“Company Class B Interests”), and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Pubco and Cantor EP Holdings, LLC (the “Sponsor”) entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Pubco and Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which Sponsor will exchange a number of its shares of Pubco Class A Stock as determined in accordance with the Securities Exchange Agreement (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”) equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Pubco, CEP and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an engagement letter (as amended by the amendment thereto, dated as of June 25, 2025, the “PIPE Engagement Letter”), pursuant to which, among other matters, CF&Co. may receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement (as defined below), (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Assuming no redemptions of any Public Shares (as defined below) and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor would exchange 4,630,000 shares of Pubco Class A Stock for Exchange Notes with an aggregate principal amount of $46,300,000 and CF&Co. will not receive any Engagement Letter Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

The Sponsor Support Agreement also provides that, among other things, (i) the Sponsor will vote its CEP Class A Ordinary Shares, and its Class B ordinary shares of CEP, par value $0.0001 per share (“CEP Class B Ordinary Shares” and, together with the CEP Class A Ordinary Shares, the “CEP Ordinary Shares”) in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CEP Shareholders at the Meeting (the “CEP Shareholder Approval Matters”), (ii) the Sponsor will vote its CEP Ordinary Shares against any alternative transactions, (iii) the Sponsor will comply with the restrictions imposed by the letter agreement, dated as of August 12, 2024, by and among CEP, the Sponsor and the then current directors and executive officers of CEP (the “Insider Letter”), including with respect to the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Business Combination, (iv) prior to the Closing, the Sponsor will amend the Insider Letter to reduce the post-Closing lock-up period applicable to the shares of Pubco Class A Stock received by the Sponsor in exchange for its CEP Class B Ordinary Shares (the “Founder Shares”) from 12 months to six months, and (v) subject to and conditioned upon the Closing, any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the amended and restated promissory note, dated November 5, 2024, and effective as of August 12, 2024 (the “Sponsor Loan”), the aggregate amount owed by CEP, as set forth on the pre-Closing statement to be delivered by CEP prior to the Closing (the “CEP Pre-Closing Statement”), will be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan will be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs or expenses of the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq pursuant to the Business Combination Agreement will be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other loans of the Sponsor to CEP, all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement, will be repaid in cash at the Closing in accordance the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into a sale and purchase agreement, as amended and restated on June 23, 2025, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, and SoftBank will pay Tether consideration calculated based on a formula described thereunder.

On April 22, 2025, along with the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms upon which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. Pursuant to the Governance Agreement, Pubco will issue two (2) classes of shares of Pubco Stock, with different voting and economic rights attached to them. The shares of Pubco Class A Stock will have no voting rights other than as required by applicable law, until all shares of Pubco Class B Stock are canceled, whereas, holders of shares of Pubco Class B Stock will be entitled to one vote per share. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Holders of Pubco Class A Stock will be entitled to receive distributions in proportion to the number of shares of Pubco Class A Stock held by them, whereas, holders of Pubco Class B Stock will not have any economic rights. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements, the Insider Letter and any restrictions pursuant to applicable laws. The shares of Pubco Class B Stock will not be listed or freely transferable, except to Affiliates. The parties agreed to take all necessary action so that effective as of the Closing, the board of directors of Pubco will consist of seven individuals, six of which are to be designated by the Sellers and SoftBank, with the final director to be the chief executive officer of Pubco.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be $84,863.57, which is equal to the average Bitcoin price for the ten-day period ending April 21, 2025, the day prior to the date of the Business Combination Agreement (the “Signing Bitcoin Price”), rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Concurrently with the Closing, Tether, Bitfinex and SoftBank will each enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into an Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement, dated as of August 12, 2024, by and between CEP and the Sponsor.

Concurrently with the Closing, Pubco and Tether will enter into a Services Agreement, pursuant to which Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Twenty One Capital, Inc. 2025 Incentive Award Incentive Plan, as amended from time to time, to become effective upon the Closing (the “Incentive Plan”), (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank will own, pursuant to the respective agreements, shares of the issued and outstanding shares of Pubco Class A and Class B Common Stock.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the Texas Business Organizations Code (“TBOC), until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the acquired company for financial reporting purposes, and Twenty One will be the accounting acquirer. Accordingly, the Business Combination was treated as the equivalent of Twenty One issuing stock for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Twenty-One.

If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.” The CEP Class A Ordinary Shares will not trade after the Closing.

Note 5 — Related Party Transactions

During the three months ended September 30, 2025, an affiliate of the Company advanced a total of $15,600 to cover operating costs. These amounts were due on demand. At September 30, 2025, the balance of $15,600 to this affiliate is reported in due to affiliate on the accompanying condensed consolidated balance sheet.

Note 6 — Stockholder’s Deficit

The Company is authorized to issue 1,000 shares of Class A common stock. As of September 30, 2025 and June 30, 2025, there was 1 Class A common share issued and outstanding.

Note 7 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews operating expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period ( less than a year). The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. All of the Company’s operating expenses, which consists of general and administrative expenses, relate to this single operating segment as reported on the statement of operations, and are the significant segment expenses provided to the CODM on a regular basis.

	For the Three Months ended	For the Period from March 7, 2025 (inception) to
	September 30, 2025	September 30, 2025
OPERATING EXPENSES
General and administrative	57,798	65,554
Loss from operations	(57,798)	(65,554)
Net loss	(57,798)	(65,554)

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Twenty One Capital, Inc:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Twenty One Capital, Inc (the “Company”) as of June 30, 2025, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from March 7, 2025 (inception) to June 30, 2025, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from March 7, 2025 (inception) to June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring and expected future losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Twenty One Capital, Inc’s auditor since 2025.

East Brunswick, New Jersey

September 9, 2025

TWENTY ONE CAPITAL, INC
CONSOLIDATED BALANCE SHEET
JUNE 30, 2025

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$7,756
Total current liabilities	7,756
TOTAL LIABILITIES	7,756

COMMITMENTS AND CONTINGENCIES (NOTE 5)

Stockholder’s Deficit
Class A common stock, $0.01 par value; 1,000 shares authorized and 1 share issued and outstanding at June 30, 2025	—
Additional paid in capital	—
Accumulated deficit	(7,756)
TOTAL STOCKHOLDER’S DEFICIT	(7,756)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

OPERATING EXPENSES
General and administrative	$7,756
Loss from operations	(7,756)
Net loss	$(7,756)

Weighted average Class A common shares outstanding, basic and diluted	1
Net loss per Class A common share, basic and diluted	$(7,756)

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

	Common Stock		Additional paid in	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit
Balance, March 7, 2025 (inception)	—	$—	$—	$—	$—
Issuance of Class A common stock	1	—	—	—	—
Net loss	—	—	—	(7,756)	(7,756)
Balance, June 30, 2025	1	$—	$	$(7,756)	$(7,756)

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Cash flows from operating activities
Net loss	$(7,756)
Adjustments to reconcile net loss to cash provided by operating activities	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	7,756
Net cash provided by operating activities	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 1 — Description of Organization and Business Operations

Twenty One Capital, Inc (the “Company” or “Pubco”) was incorporated in Texas on March 7, 2025. The Company will be focused exclusively on Bitcoin-related business lines. The Company has four wholly owned subsidiaries that were incorporated: Twenty One Merger Sub A, Inc., Twenty One Merger Sub B, Inc. and Twenty One Merger Sub C, Inc. were incorporated in Delaware and Twenty One Merger Sub D, Inc. was incorporated in the Caymans Islands.

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) (See Note 4).

Note 2 — Liquidity and Capital Resources

The Company reported loss from operations of $7,756 for the period from March 7, 2025 (inception) to June 30, 2025. As of June 30, 2025, the Company had an aggregate cash balance of $0, a net working capital deficit of $7,756 and accumulated deficit of $7,756.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements were issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The consolidated financial statements have been prepared assuming the Company will continue as a going concern.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Principles of consolidation

These consolidated financial statements include the accounts of the Company, all wholly owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating expenses and cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit (“FDIC limit”). At June 30, 2025, the Company had a cash balance of $0. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2025, there were no cash and cash equivalents.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair value measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

●	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

●	Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common share equivalents had been issued and if the additional common shares were dilutive. Loss per share excludes all potential dilutive shares of common shares if their effect is anti-dilutive.

For the period from March 7, 2025 (inception) to June 30, 2025, the Company diluted weighted-average shares outstanding is equal to basis weighted-average shares, as there were no potentially dilutive securities currently issued and outstanding at June 30, 2025.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving entity (such surviving entity, the “CEP Surviving Subsidiary,” such transaction, the “CEP Merger”), as a result of which CEP Shareholders will receive one share of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”) for each Class A ordinary share of CEP, par value $0.0001 per share (“CEP Class A Ordinary Shares”) held by such CEP Shareholder, and (ii) Twenty One will merge with and into a Delaware corporation to be formed by a to-be-formed indirect subsidiary of CEP (“Company Merger Sub”), with Company Merger Sub continuing as the surviving company (such surviving company, the “Company Surviving Subsidiary,” such transaction, the “Company Merger” and the Company Merger together with the CEP Merger, the “Mergers”), as a result of which the Sellers will receive shares of Pubco Class A Stock and Class B common stock of Pubco, par value $0.01 per share (“Pubco Class B Stock”) in exchange for their membership interests in the Company. Immediately following completion of the Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

In addition, on April 22, 2025, Pubco and CEP entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Note Investors”), who have agreed to make a private investment in Pubco by purchasing 1.0% convertible senior notes due 2030 (the “Convertible Notes”) with an aggregate principal amount of $340.2 million (the “Subscription Notes” and such subscription, the “Initial Convertible Notes PIPE” and together with the option for the Option Notes (as defined below), the exchange for the Exchange Notes (as defined below) and any issuance of the Engagement Letter Notes (as defined below), the “Convertible Notes PIPE”). Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase up to an aggregate of $100 million additional principal amount of Convertible Notes (the “Option Notes”) at any time before May 22, 2025 (the “Option Period”) on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (the “Option”). In connection therewith, on May 22, 2025, the Sponsor entered into a subscription agreement (the “Sponsor Convertible Notes Subscription Agreement”) on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP also entered into subscription agreements (the “April Equity PIPE Subscription Agreements,” and, together with the Convertible Notes Subscription Agreements, the “April PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors” and together with the Convertible Note Investors, the “April PIPE Investors”), who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares (the “April Equity PIPE Shares”) for $200 million in the aggregate, which includes the value of an aggregate of 347.6168 Bitcoin (the “April In-Kind PIPE Bitcoin”) invested by certain April Equity PIPE Investors instead of cash (the “April Equity PIPE” and together with the Convertible Notes PIPE, the “April PIPE Investments”). On June 19, 2025, CEP and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements” and, together with the April PIPE Subscription Agreements and the Sponsor PIPE Subscription Agreement, the “PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors,” together with the April Equity PIPE Investors and the Convertible Note Investors, the “PIPE Investors”), pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

Class A ordinary shares (the “June Equity PIPE Shares”) for an aggregate purchase price of $165 million ($21.00 per share), which includes the value of an aggregate of 132.9547 Bitcoin (the “June In-Kind PIPE Bitcoin” and together with the April In-Kind PIPE Bitcoin, the “In-Kind PIPE Bitcoin”) invested by certain June Equity PIPE Investors instead of cash (the “June Equity PIPE,” together with the April Equity PIPE, the “Equity PIPEs,” and collectively with the Convertible Notes PIPE, the “PIPE Investments”). The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Pursuant to the Business Combination Agreement, (i) Tether has purchased 4,812.220927 Bitcoin (the “Initial PIPE Bitcoin”) for an aggregate purchase price of $458.7 million (the “Initial PIPE Net Proceeds”), being equal to the aggregate gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a holdback of $52 million, and, at Closing, Tether will sell the Initial PIPE Bitcoin to Pubco for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased 917.47360612 Bitcoin (the “Option PIPE Bitcoin”) for an aggregate purchase price of $99.5 million (the “Option PIPE Net Proceeds”), being equal to the gross proceeds of the Option Notes less a holdback of $500,000, and, at Closing, Tether will sell the Option PIPE Bitcoin to Pubco at a purchase price equal to the Option PIPE Net Proceeds, in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into a sale and purchase agreement (the “June PIPE Bitcoin Sale and Purchase Agreement”), pursuant to which Tether has purchased 1,381.15799423 Bitcoin (the “June PIPE Bitcoin” and together with the Initial PIPE Bitcoin and the Option PIPE Bitcoin, the “PIPE Bitcoin”) for an aggregate purchase price of approximately $147.5 million (the “June PIPE Net Proceeds”) being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million. At the closing of the Business Combination and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds. At the Closing and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

The sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to Pubco are referred to herein as the “PIPE Bitcoin Sale.” Pursuant to the Business Combination Agreement, Tether agreed to purchase a number of Bitcoin equal to the Additional PIPE Bitcoin, if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. Tether has purchased the Additional PIPE Bitcoin and immediately prior to Closing, Tether will contribute such amount of Bitcoin to Pubco at Closing (such contribution, the “Additional PIPE Bitcoin Sale”) in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for an aggregate contribution of 31,500 Bitcoin and (i) in the case of Tether, 208 class A common membership interests of the Company (“Company Class A Interests”) and 208 class A common membership interests of the Company (“Company Class B Interests”), and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Pubco and Cantor EP Holdings, LLC (the “Sponsor”) entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Pubco and Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which Sponsor will exchange a number of its shares of Pubco Class A Stock as determined in accordance with the Securities Exchange Agreement (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”) equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Pubco, CEP and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an engagement letter (as amended by the amendment thereto, dated as of June 25, 2025, the “PIPE Engagement Letter”), pursuant to which, among other matters, CF&Co. may receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement (as defined below), (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Assuming no redemptions of any Public Shares (as defined below) and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor would exchange 4,630,000 shares of Pubco Class A Stock for Exchange Notes with an aggregate principal amount of $46,300,000 and CF&Co. will not receive any Engagement Letter Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

The Sponsor Support Agreement also provides that, among other things, (i) the Sponsor will vote its CEP Class A Ordinary Shares, and its Class B ordinary shares of CEP, par value $0.0001 per share (“CEP Class B Ordinary Shares” and, together with the CEP Class A Ordinary Shares, the “CEP Ordinary Shares”) in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CEP Shareholders at the Meeting (the “CEP Shareholder Approval Matters”), (ii) the Sponsor will vote its CEP Ordinary Shares against any alternative transactions, (iii) the Sponsor will comply with the restrictions imposed by the letter agreement, dated as of August 12, 2024, by and among CEP, the Sponsor and the then current directors and executive officers of CEP (the “Insider Letter”), including with respect to the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Business Combination, (iv) prior to the Closing, the Sponsor will amend the Insider Letter to reduce the post-Closing lock-up period applicable to the shares of Pubco Class A Stock received by the Sponsor in exchange for its CEP Class B Ordinary Shares (the “Founder Shares”) from 12 months to six months, and (v) subject to and conditioned upon the Closing, any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the amended and restated promissory note, dated November 5, 2024, and effective as of August 12, 2024 (the “Sponsor Loan”), the aggregate amount owed by CEP, as set forth on the pre-Closing statement to be delivered by CEP prior to the Closing (the “CEP Pre-Closing Statement”), will be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan will be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs or expenses of the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq pursuant to the Business Combination Agreement will be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other loans of the Sponsor to CEP, all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement, will be repaid in cash at the Closing in accordance the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into a sale and purchase agreement, as amended and restated on June 23, 2025, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, and SoftBank will pay Tether consideration calculated based on a formula described thereunder.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

On April 22, 2025, along with the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms upon which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. Pursuant to the Governance Agreement, Pubco will issue two (2) classes of shares of Pubco Stock, with different voting and economic rights attached to them. The shares of Pubco Class A Stock will have no voting rights other than as required by applicable law, until all shares of Pubco Class B Stock are canceled, whereas, holders of shares of Pubco Class B Stock will be entitled to one vote per share. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Holders of Pubco Class A Stock will be entitled to receive distributions in proportion to the number of shares of Pubco Class A Stock held by them, whereas, holders of Pubco Class B Stock will not have any economic rights. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements, the Insider Letter and any restrictions pursuant to applicable laws. The shares of Pubco Class B Stock will not be listed or freely transferable, except to Affiliates. The parties agreed to take all necessary action so that effective as of the Closing, the board of directors of Pubco will consist of seven individuals, six of which are to be designated by the Sellers and SoftBank, with the final director to be the chief executive officer of Pubco.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on $84,863.57, which is equal to the average Bitcoin price for the ten-day period ending April 21, 2025, the day prior to the date of the Business Combination Agreement (the “Signing Bitcoin Price”), rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Concurrently with the Closing, Tether, Bitfinex and SoftBank will each enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into an Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement, dated as of August 12, 2024, by and between CEP and the Sponsor.

Concurrently with the Closing, Pubco and Tether will enter into a Services Agreement, pursuant to which Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Twenty One Capital, Inc. 2025 Incentive Award Incentive Plan, as amended from time to time, to become effective upon the Closing (the “Incentive Plan”), (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank will own, pursuant to the respective agreements, shares of the issued and outstanding shares of Pubco Class A and Class B Common Stock.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the Texas Business Organizations Code (“TBOC”), until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the acquired company for financial reporting purposes, and Twenty One will be the accounting acquirer. Accordingly, the Business Combination was treated as the equivalent of Twenty One issuing stock for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Twenty-One.

If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.” The CEP Class A Ordinary Shares will not trade after the Closing.

Note 5 — Stockholder’s Deficit

The Company is authorized to issue 1,000 shares of Class A common stock. At June 30, 2025, there was 1 Class A common share issued and outstanding.

Note 6 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 7 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 7 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews operating expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period ( less than a year). The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. All of the Company’s operating expenses, which consists of general and administrative expenses and sales and marketing expenses, relate to this single operating segment as reported on the statement of operations, and are the significant segment expenses provided to the CODM on a regular basis.

For the period from March 7, 2025 (inception) to June 30, 2025
General and administrative	$7,756
Total Operating expenses	$7,756

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1 to the Business Combination Agreement”), which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price (as defined in the Business Combination Agreement) used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Pubco at the Closing and the number of shares of Pubco Stock (as defined in the Business Combination Agreement) to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Part II: Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$67,185.65
Accounting fees and expenses		$100,000	†
Legal fees and expenses		$250,000	†
Printing expenses		$10,000	†
Transfer agent fees and expenses	$	*
Miscellaneous expenses	$	*
Total		$427,185.65

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

†	Estimated solely for purposes of this section. Actual expenses may vary.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

Item 14. Indemnification of Directors and Officers.

The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of that person’s duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner such person reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed that their conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors or officers to the corporation or its shareholders for conduct in performance of such director’s or officer’s duties. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits or otherwise, in the defense of the proceeding. Twenty One Capital’s Amended and Restated Certificate of Formation provides that a director or officer will not be liable to Twenty One Capital or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, as applicable, except that there will be no limitation of liability to the extent the director or officer has been found liable under applicable law for: (i) a breach of the director’s or officer’s duty of loyalty owed to Twenty One Capital or Twenty One Capital’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director or officer to Twenty One Capital or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director or officer received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s or officer’s duties; or (iv) an act or omission for which the liability of the director or officer is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the stockholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the stockholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

The Company has also entered into, concurrently with the Closing, indemnification agreements with each of its directors and executive officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by the TBOC and Twenty One Capital’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws against (i) any and all liabilities and reasonable expenses, including damages, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement of any claim with the Company’s approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred arising out of, relating to or resulting from the indemnitee’s acting on behalf of the Company in connection with the operation, administration or maintenance of the employee benefit plan or any related trust or funding mechanism. The indemnification agreements provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and Twenty One Capital’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws or the terms of the indemnification agreements.

Twenty One Capital’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that Twenty One Capital must indemnify its directors and officers to the fullest extent authorized by law. The Company is also expressly required to advance certain expenses to its directors and officers. Twenty One Capital may also purchase and maintain insurance, at its expense, on behalf of any person existing or former director, officer, employee or agent of Twenty One Capital, or is serving at the request of Twenty One Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss, whether or not the corporation would otherwise have the power to indemnify such person against such expense, liability or loss under the TBOC. Twenty One Capital’s directors and officers will be covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

As of the consummation of the Business Combination, in connection with the Business Combination and the PIPE Investments, Twenty One Capital issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) under the Securities Act. No underwriters were involved in these issuances of securities.

Convertible Notes Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Company and CEP entered into the Convertible Note Subscription Agreements and with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase $340 million aggregate principal amount of 1.00% convertible senior secured notes due 2030, the Convertible Notes and such subscriptions, the Convertible Notes PIPE, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Note Subscription Agreements, Twenty One Capital has agreed to grant the Convertible Note Investors an option to purchase additional Convertible Notes in an aggregate amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Convertible Note PIPE, the “Option Convertible Notes.

Item 16. Exhibits and Financial Statements.

2.1(1)†	Business Combination Agreement, dated as of April 22, 2025, by and among CEP, CEP Merger Sub, Twenty One Capital, Twenty One, the Sellers and, for certain limited purposes, SoftBank (incorporated by reference to Exhibit 2.1 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025)
2.2	Amendment No. 1 to the Business Combination Agreement, dated as of July 26, 2025, by and among CEP, CEP Merger Sub, Twenty One Capital, Twenty One, the Sellers and, for certain limited purposes, SoftBank (incorporated by reference to Exhibit 2.2 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025)
2.3	Plan of Merger, dated December 4, 2025, between Twenty One Merger Sub D, Cantor Equity Partners, Inc. and the Company (incorporated by reference to Exhibit 2.3 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025)
3.1	Amended and Restated Certificate of Formation of Twenty One Capital (incorporated by reference to Exhibit 3.1 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025).
3.2	Amended and Restated Bylaws of Twenty One Capital (incorporated by reference to Exhibit 3.2 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025).
4.1**	Indenture, dated December 8, 2025, by and among the Company, the Trustee and the Collateral Agent.
4.2**	Form of Convertible Note (included in Exhibit 4.1 hereto).
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1†	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.2(1)	Sponsor Support Agreement, dated April 22, 2025, by and among CEP, Sponsor and Twenty One Capital (incorporated by reference to Exhibit 10.2 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.3(1)	Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, by and among the Sponsor, CEP and Twenty One Capital (incorporated by reference to Exhibit 10.15 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.4(1)†	Form of Convertible Notes Subscription Agreement, dated as of April 22, 2025, by and among CEP, Twenty One Capital and certain investors party thereto (incorporated by reference to Exhibit 10.4 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025)
10.5†	Security Agreement, dated December 8, 2025, by and between the Company and Anchorage Digital Bank, N.A. (incorporated by reference to Exhibit 10.9 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025).
10.6†	Form of Equity PIPE Subscription Agreement, dated as of April 22, 2025, by and among CEP, Twenty One Capital and certain investors party thereto (incorporated by reference to Exhibit 10.6 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.7(1)	Services Agreement, dated December 8, 2025, by and between Tether and Twenty One Capital (incorporated by reference to Exhibit 10.8 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025).

10.8	Contribution Agreement, dated as of April 22, 2025, by and among Tether, Bitfinex and Twenty One (incorporated by reference to Exhibit 10.8 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.9	Securities Exchange Agreement, dated December 8, 2025, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to Twenty One Capital’s Form 8-K filed with the SEC on December 12, 2025).
10.10†	Form of June Equity PIPE Subscription Agreement, dated as of June 19, 2025, by and among CEP, Twenty One Capital and certain investors party thereto (incorporated by reference to Exhibit 10.13 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.11(1)	June PIPE Bitcoin Sale and Purchase Agreement, dated as of June 23, 2025, by and among Twenty One Capital, Tether, SoftBank and CEP (incorporated by reference to Exhibit 10.10 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
10.12	Amended and Restated Registration Rights Agreement, dated December 8, 2025, by and among Twenty One Capital, CEP, the Sponsor, the Sellers and SoftBank (incorporated by reference to Exhibit 10.7 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025).
10.13	Insider Letter, dated August 14, 2024, by and among the Company, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to Twenty One Capital’s Form 8-K filed with the SEC on December 11, 2025).
10.14	Amendment to Insider Letter, by and among Tether, Sponsor and CEP (incorporated by reference to Exhibit 10.2 to Twenty One Capital’s Form 8-K filed with the SEC on December 11, 2025).
10.15	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025).
10.16	Twenty One Capital, Inc. 2025 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025)
10.17	Employment Agreement between the Company and Jack Mallers, dated December 8, 2025 (incorporated by reference to Exhibit 10.12 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025)
10.18	Employment Agreement between the Company and Steven Meehan, dated December 8, 2025 (incorporated by reference to Exhibit 10.13 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025)
10.19†	Governance Agreement, dated December 8, 2025, by and among the Company, Tether, Bitfinex and SoftBank (incorporated by reference to Exhibit 10.18 to the Twenty One Capital’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025).
21.1	List of Subsidiaries of Twenty One Capital (incorporated by reference to Exhibit 21.1 to Twenty One Capital’s Form S-4 Registration Statement filed with the SEC on September 15, 2025).
23.1**	Consent of WithumSmith+Brown, PC (with respect to Cantor Equity Partners, Inc.).
23.2**	Consent of WithumSmith+Brown, PC (with respect to Twenty One Assets, LLC).
23.3**	Consent of WithumSmith+Brown, PC (with respect to Twenty One Capital, Inc.)
23.4**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
25.1**	Form T-1 Statement of Eligibility and Qualification respecting the Indenture.
99.1†	SoftBank Purchase Agreement, dated as of April 22, 2025, by and between Tether and SoftBank ((incorporated by reference to Exhibit 10.9 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
99.2(1)†	Amended and Restated SoftBank Sale and Purchase Agreement, dated as of June 23, 2025, by and among Tether and SoftBank (incorporated by reference to Exhibit 10.10 to the Twenty One Capital’s Registration Statement on Form S-4 filed with the SEC on September 12, 2025).
99.3(1)	Cantor Sale and Purchase Agreement, dated as of October 16, 2025, by and between Tether and Sponsor (incorporated by reference to Exhibit 99.12 to Twenty One Capital’s Form S-4 Registration Statement filed with the SEC on October 17, 2025).
107**	Filing fee table.

*	Previously filed.

**	Filed herewith.
***	To be filed by amendment.

(1)	Certain schedules, exhibits and similar attachments have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

†	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

ii.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

iii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iv.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Barbara, State of California, on the 5th day of January, 2026.

Twenty One Capital, Inc.

By:	/s/ Jack Mallers
	Name:	Jack Mallers
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jack Mallers, Steven Meehan and James Cong Hoan Nguyen his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Mallers	Chief Executive Officer	January 5, 2026
Jack Mallers	(Principal executive officer)

/s/ Steven Meehan	Chief Financial Officer	January 5, 2026
Steven Meehan	(Principal financial officer)

/s/ Paolo Ardoino	Director	January 5, 2026
Paolo Ardoino

/s/ Zachary Lyons	Director	January 5, 2026
Zachary Lyons

/s/ Robert “Bo” Hines	Director	January 5, 2026
Robert “Bo” Hines

/s/ Raphael Zagury	Director	January 5, 2026
Raphael Zagury

/s/ Jared Roscoe	Director	January 5, 2026
Jared Roscoe

/s/ Vikas J. Parekh	Director	January 5, 2026
Vikas J. Parekh